Exhibit 10.8

$2,040,000,000 Term Loan Facility
$200,000,000 Revolving Facility
CREDIT AND GUARANTY AGREEMENT
among
TFP INTERMEDIATE HOLDINGS I LIMITED,
as Holdings,
TFP FINANCING BERMUDA LIMITED,
as the Bermuda Borrower,
TFP US FINANCING LLC,
as the U.S. Borrower,
The Other Loan Parties from time to time Parties Hereto,
The Several Lenders from time to time Parties Hereto,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as Collateral Agent
Dated as of August 20, 2026

MORGAN STANLEY SENIOR FUNDING, INC.
and
BARCLAYS BANK PLC,
as Joint Bookrunners
MORGAN STANLEY SENIOR FUNDING, INC.,
BARCLAYS BANK PLC,
THE BANK OF NOVA SCOTIA,
DEUTSCHE BANK SECURITIES INC.,
and
LLOYDS BANK PLC,
as Joint Lead Arrangers

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3.8.	Letters of Credit Issued for Subsidiaries	129

SECTION 4. COMMITMENT FEES; FEES; REDUCTIONS OF COMMITMENTS		130

4.1.	Fees	130
4.2.	Voluntary Reduction or Termination of Total Revolving Loan Commitments	131
4.3.	Mandatory Reduction of Commitments	131

SECTION 5. PREPAYMENTS; PAYMENTS; TAXES		132

5.1.	Voluntary Prepayments	132
5.2.	Mandatory Repayments	133
5.3.	Repayment of Revolving Excess, etc.	137
5.4.	Method and Place of Payment	137
5.5.	Net Payments	138

SECTION 6. REPRESENTATIONS AND WARRANTIES		141

6.1.	Financial Condition	141
6.2.	No Change	142
6.3.	Existence; Compliance with Law	142
6.4.	Power; Authorization; Enforceable Obligations	142
6.5.	Consents	142
6.6.	No Legal Bar	142
6.7.	Litigation	143
6.8.	No Default	143
6.9.	Ownership of Property; Liens	143
6.10.	Intellectual Property	143
6.11.	Taxes	143
6.12.	Federal Regulations	144
6.13.	Labor Matters	144
6.14.	ERISA	144
6.15.	Investment Company Act; Other Regulations	145
6.16.	Subsidiaries	145
6.17.	Environmental Matters	145
6.18.	Accuracy of Information, etc.	146
6.19.	Security Documents.	146
6.20.	Solvency	147
6.21.	Patriot Act; FCPA; OFAC; Anti-Corruption Laws and Sanctions	147
6.22.	Status as Senior Indebtedness	147
6.23.	Centre of Main Interests and Establishments	148

SECTION 7. CONDITIONS PRECEDENT		148

7.1.	Conditions to Initial Extensions of Credit	148
7.2.	Conditions to Each Post-Closing Extension of Credit	149

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SECTION 8. AFFIRMATIVE COVENANTS		150

8.1.	Financial Statements	150
8.2.	Certificates; Other Information	151
8.3.	Payment of Taxes	153
8.4.	Maintenance of Existence; Compliance	154
8.5.	Maintenance of Property; Insurance	154
8.6.	Inspection of Property; Books and Records; Discussions	154
8.7.	Notices	155
8.8.	Additional Collateral, etc.	155
8.9.	Lender Calls	157
8.10.	Further Assurances	158
8.11.	Designation of Unrestricted Subsidiaries	158
8.12.	Post-Closing Matters	158
8.13.	ERISA	159
8.14.	Use of Proceeds	159
8.15.	Centre of Main Interest and Establishments	159
8.16.	Similar Businesses	159
8.17.	Anti-Corruption	159
8.18.	Transactions with Affiliates	160

SECTION 9. NEGATIVE COVENANTS		162

9.1.	Financial Covenant	163
9.2.	Limitations on Restricted Payments	163
9.3.	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	172
9.4.	Limitations on the Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock	175
9.5.	Asset Sales	186
9.6.	[Reserved]	187
9.7.	Liens	187
9.8.	Fundamental Changes	187
9.9.	Sanctions	190
9.10.	Changes in Fiscal Periods	191
9.11.	Negative Pledge Clauses	191

SECTION 10. GUARANTEE		191

10.1.	The Guarantee	191
10.2.	Obligations Unconditional	192
10.3.	Reinstatement	193
10.4.	No Subrogation	193
10.5.	Remedies	193
10.6.	Continuing Guarantee	193
10.7.	General Limitation on Guaranteed Obligations	193
10.8.	Release of Guarantors and Pledges	194
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10.9.	Right of Contribution	194
10.10.	Keepwell	194
10.11.	Guarantee Limitation.	195

SECTION 11. EVENTS OF DEFAULT		195

11.1.	Events of Default	195
11.2.	Action in Event of Default	198
11.3.	Right to Cure	199
11.4.	Application of Proceeds	200

SECTION 12. THE AGENTS		201

12.1.	Appointment; Nature of Duties	201
12.2.	Exculpatory Provisions	202
12.3.	Lack of Reliance on Agents	205
12.4.	Certain Rights of Agent	205
12.5.	Reliance	206
12.6.	Indemnification	206
12.7.	Each Agent in Its Individual Capacity	207
12.8.	Holders	207
12.9.	Resignation by Agents	207
12.10.	Collateral Matters	209
12.11.	Covenant to Pay the Collateral Agent	212
12.12.	Delivery of Information	213
12.13.	Withholding Taxes	213
12.14.	Intercreditor Agreement	213
12.15.	Administrative Agent May File Proofs of Claim; Credit Bidding.	214
12.16.	Certain ERISA Matters	215
12.17.	Erroneous Payments	216
12.18.	Reliance on Administrative Agent’s Customer Identification Program.	218
12.19.	English Security Documents.	218

SECTION 13. MISCELLANEOUS		218

13.1.	Payment of Expenses; Limitation on Liability, etc.	218
13.2.	Right of Setoff	220
13.3.	Notices	221
13.4.	Benefit of Agreement; Assignments; Participations	224
13.5.	No Waiver; Remedies Cumulative	230
13.6.	Payments Pro Rata	230
13.7.	Acknowledgment Regarding any Supported QFCs	231
13.8.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	232
13.9.	Counterparts	233
13.10.	Effectiveness	234
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13.11.	Headings Descriptive	234
13.12.	Amendment or Waiver; etc.	234
13.13.	Survival	237
13.14.	Domicile of Loans	237
13.15.	Register	237
13.16.	Confidentiality	238
13.17.	Patriot Act	239
13.18.	Interest Rate Limitation	240
13.19.	Judgment Currency.	240
13.20.	Publicity	241
13.21.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	241
13.22.	Electronic Execution	241
13.23.	No Advisory or Fiduciary Responsibility	241
13.24.	Severability	242
13.25.	Integration	242
13.26.	Financing Statement Authorization	242
13.27.	Co-Borrowers	242
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SCHEDULES:

Schedule I	Lenders and Commitments
Schedule 1.1(f)	Existing Investments
Schedule 1.1(g)	Existing Liens
Schedule 3.1(a)	Existing Letters of Credit
Schedule 6.16	Subsidiaries
Schedule 6.19	Security Documents
Schedule 7.1(h)	Other Loan Party Requirements
Schedule 8.12	Post-Closing Matters
Schedule 8.18	Existing Affiliate Transactions
Schedule 9.4	Existing Indebtedness
Schedule 9.11	Existing Restrictive Agreements
Schedule 13.3	Addresses for Notices

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Financial Statements Certificate
Exhibit C	Form of Global Intercompany Note
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E	Form of U.S. Security Agreement
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Term Note
Exhibit H	Form of Revolving Note
Exhibit I	Reserved
Exhibit J	Form of Notice of Conversion/Continuation
Exhibit K	Form of Letter of Credit Request
Exhibit L	Reserved
Exhibit M	Form of Solvency Certificate
Exhibit N	Security and Guarantee Principles
Exhibit O	Reserved
Exhibit P	Form of Co-Borrower Request and Assumption Agreement
Exhibit Q	Form of Co-Borrower Notice
Exhibit R-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit R-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit R-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit R-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
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CREDIT AND GUARANTY AGREEMENT, dated as of August 20, 2026, by and among TFP Intermediate Holdings I Limited, an exempted company limited by shares incorporated in Bermuda (“Closing Date Holdings”), TFP Financing Bermuda Limited, an exempted company limited by shares incorporated in Bermuda (the “Bermuda Borrower”), TFP US Financing LLC, a Delaware limited liability company (the “U.S. Borrower”), the Subsidiary Guarantors (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time party hereto, the several banks, financial institutions, institutional investors and other entities from time to time parties to this Agreement as lenders or holders of the Loans and issuers of Letters of Credit and Morgan Stanley Senior Funding, Inc., as Administrative Agent and as Collateral Agent.
W I T N E S S E T H:
WHEREAS, the Borrowers have requested that, immediately upon the satisfaction in full or waiver of the conditions precedent set forth in Section 7.1, (a) the Term Lenders lend to the Borrowers $2,040,000,000 in the form of Initial Term Loans and (b) the Revolving Lenders make available to the Borrowers a $200,000,000 revolving credit facility for the making of Revolving Loans and the issuance of Letters of Credit from time to time; and
WHEREAS, proceeds received by the Borrowers from the initial funding of the Facilities will be used, directly or indirectly, on the Closing Date, (i) to fund the repayment in full of all outstanding indebtedness under that certain Credit and Guaranty Agreement, dated as of December 3, 2022, among Holdings, TFP Financing Limited, an exempted company limited by shares incorporated in Bermuda, as borrower, the subsidiary guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time parties thereto as lenders or holders of the loans and issuers of letters of credit thereunder, Wilmington Trust, National Association, as administrative agent, PNC Bank, National Association, as collateral agent, and Wilmington Trust, National Association, as revolving administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Refinancing”), (ii) to pay fees and expenses incurred in connection with the entry into the Facilities and the Refinancing (such fees and expenses, collectively, the “Transaction Costs”) and (iii) for working capital and general corporate purposes.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
SECTION 1.
DEFINITIONS
1.1.    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“5% Test” shall have the meaning set forth in the definition of “Immaterial Subsidiary.”
“10% Threshold” shall have the meaning set forth in the definition of “Immaterial Subsidiary.”
“Acceptable Intercreditor Agreement” shall mean an intercreditor agreement reasonably satisfactory to the Administrative Borrower, the Administrative Agent and the Collateral Agent.
“Acceptable Price” shall have the meaning set forth in the definition of “Dutch Auction.”

“Accepting Lenders” shall have the meaning set forth in Section 2.16(a).
“Accounting Changes” shall have the meaning set forth in Section 1.5(a).
“Additional Lender” shall mean, at any time, any bank or other financial institution that agrees to provide any portion of any (a) New Revolving Loan Commitment, Revolving Loan Commitment Increase or Incremental Term Loans in accordance with Section 2.15 or (b) Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.18; provided that (i) the Administrative Agent and, in respect of each New Revolving Loan Commitment, Revolving Loan Commitment Increase or Other Revolving Loan, each Issuing Lender shall have consented (such consents not to be unreasonably withheld or delayed) to such Additional Lender if such consent would be required under Section 13.4 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Additional Lender, (ii) the Administrative Borrower shall have consented to such Additional Lender and (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 13.4(a)(iv).
“Additional Security Documents” shall mean the documents granting to the Collateral Agent, for the benefit of the Secured Parties, security interests in such assets of the Borrowers and the other Loan Parties as are not covered by the Security Documents delivered on the Closing Date pursuant to Section 7.1 or after the Closing Date pursuant to Section 8.12, in each case, subject to and consistent with the Security and Guarantee Principles.
“Adjustment Date” shall mean the date that is two (2) Business Days after the receipt by the Agents of a Financial Statements Certificate pursuant to Section 8.2(b) that contains a certification of the Total First Lien Net Leverage Ratio as of the last day of the applicable fiscal quarter or fiscal year of Holdings, as the case may be.
“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Facilities and certain other administrative matters hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.9.
“Administrative Borrower” shall have the meaning set forth in Section 2.19(a) hereto.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliated Lender” shall mean, at any time, any Lender that is an equity holder of Holdings or any parent company thereof at such time.

“Agent Parties” shall have the meaning assigned to such term in Section 13.3(d).
“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent; each an “Agent”.
“Agreed Currencies” shall mean Dollars and each Alternate Currency.
“Agreement” shall have the meaning set forth in the recitals hereto, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
“Alternate Currency” shall mean Euros, Pounds Sterling and any other freely transferable currency reasonably acceptable to the Revolving Lenders and the Administrative Agent.
“Alternate Currency Equivalent” shall mean, at any time for the determination thereof, the amount of the applicable Alternate Currency as determined by the Administrative Agent (or the applicable Issuing Lender, as the case may be) based on the Spot Currency Exchange Rate (determined in respect of the most recent Revaluation Date) in accordance with Section 1.5(d).
“Alternate Currency Letter of Credit Outstandings” shall mean all Letter of Credit Outstandings in respect of Letters of Credit denominated in an Alternate Currency.
“Alternate Currency Loan” shall mean a Loan denominated in an Alternate Currency, which shall include each Revolving Alternate Currency Loan.
“Alternate Currency Rate” shall mean (a) in respect of Euro Denominated Loans, the EURIBOR Rate, (b) in respect of Loans denominated in Pounds Sterling, the SONIA Rate, and (c) in respect of Loans denominated in an Alternate Currency other than Dollars, Euros and Pounds Sterling, a rate agreed to by the Administrative Borrower, the Administrative Agent and the Revolving Lenders at the time that such Alternate Currency is approved in accordance with the definition thereof.
“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Bribery Act 2016 of Bermuda, and any other laws, rules, and regulations of any jurisdiction applicable to Holdings and its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Law” shall mean any law in force or hereinafter enacted in any jurisdiction applicable to Holdings and its Restricted Subsidiaries related to terrorism or money laundering, including the applicable provisions of the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., as amended by the USA PATRIOT Act (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001), as amended from time to time, (“the Patriot Act”), 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b, the Anti-Terrorism (Financial and Other Measures) Act 2004 of Bermuda, and the Proceeds of Crime Act 1997 of Bermuda.
“Applicable Asset Sale Sweep Threshold” shall mean, with respect to any fiscal year of Holdings, an amount equal to (I) the greater of $45,600,000 and 10.0% of LTM EBITDA (calculated at the time of determination) plus (II) for each prior fiscal year of Holdings, commencing with the fiscal year of Holdings containing the Closing Date, the excess of the Applicable Asset Sale Sweep Threshold for such fiscal year over the aggregate amount (as calculated pursuant to Section 5.2(c)) for such fiscal year which would have been required to prepay the Initial Term Loans without giving effect to the Applicable Asset

Sale Sweep Threshold, calculated in the aggregate for all such prior fiscal years (which amount shall not be less than $0 for any fiscal year).
“Applicable Discount” shall have the meaning set forth in the definition of “Dutch Auction.”
“Applicable Excess Cash Flow Threshold” shall mean, with respect to any Excess Cash Flow Period, an amount equal to (I) the greater of (x) $114,000,000 and (y) 25.0% of LTM EBITDA plus (II) for each prior Excess Cash Flow Period, the excess of the Applicable Excess Cash Flow Threshold for such Excess Cash Flow Period over the amount (as calculated pursuant to Section 5.2(b)) for such Excess Cash Flow Period which would have been required to prepay the Initial Term Loans without giving effect to Section 5.2(b)(ix) calculated in the aggregate for all such prior Excess Cash Flow Periods (which amount shall not be less than $0 for any Excess Cash Flow Period).
“Applicable Indebtedness” shall have the meaning set forth in Section 5.2(b)(i).
“Applicable Margin” shall mean (a) in the case of Revolving Loans , (x) prior to the first Adjustment Date, in the case of Revolving Loans maintained as (i) Base Rate Loans, 1.75% per annum, and (ii) Fixed Rate Loans (and SONIA Rate Loans), 2.75% per annum, and (y) from and after the first Adjustment Date, the Applicable Margin shall be based on the next succeeding paragraph of this definition, (b) in the case of Initial Term Loans maintained as (i) Base Rate Loans, 1.75% per annum, and (ii) Fixed Rate Loans, 2.75% per annum, (c) with respect to Incremental Term Loans or Incremental Revolving Loans, the rate per annum specified in the Incremental Amendment establishing such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments in respect of such Incremental Term Loans or Incremental Revolving Loans, as the case may be, (d) with respect to Other Term Loans or Other Revolving Loans, the rate per annum specified in the Refinancing Amendment establishing such Loans and (e) with respect to any Term Loan or Revolving Loan modified pursuant to a Loan Modification Agreement, as set forth in the Loan Modification Agreement relating to such Loan.
From and after the first Adjustment Date, the Applicable Margin for the Revolving Loans shall be the applicable rate per annum set forth below under the caption “Fixed Rate Margin” or “Base Rate Margin”, as the case may be, based upon the Total First Lien Net Leverage Ratio as of last day of the last Test Period:

Level	Total First Lien Net Leverage Ratio	Fixed Rate Margin	Base Rate Margin

I	Greater than 3.75 to 1.00	2.75%	1.75%

II	Less than or equal to 3.75 to 1.00	2.50%	1.50%

The Applicable Margin for the Revolving Loans from and following the first Adjustment Date shall be adjusted on each Adjustment Date based upon the Total First Lien Net Leverage Ratio reflected in the related Financial Statements Certificate received by the Agents (in accordance with Section 8.2(b)) in accordance with the applicable table above; provided that, if the financial statements are not delivered when required pursuant to Section 8.1 (and the applicable Financial Statements Certificate with respect to such financial statements is not delivered when due pursuant to Section 8.2(b)), the “Applicable Margin” shall be the rate per annum set forth above in Level I above until two (2) Business Days after such financial statements and applicable Financial Statements Certificate are received by the Agents in accordance with Section 8.1 and Section 8.2(b)) (and thereafter the pricing level otherwise determined in accordance with this paragraph and the table immediately above (i.e., Levels I or II, as applicable) shall apply).
Notwithstanding the foregoing, the Applicable Margin for the Revolving Loans and Initial Term Loans shall be automatically reduced by 0.25% per annum following a Qualified Public Offering (and notification by the Administrative Borrower to the Administrative Agent that a Qualified Public Offering has occurred).
“Applicable Requirements” shall mean in respect of any Indebtedness, Disqualified Stock or Preferred Stock, that such Indebtedness, Disqualified Stock or Preferred Stock satisfies the following requirements:
(a)    subject to the Permitted Earlier Maturity Indebtedness Exception, (i) such Indebtedness, Disqualified Stock or Preferred Stock (other than revolving credit facilities) shall not mature earlier than the Term Loan Maturity Date and shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans and (ii) such Indebtedness constituting revolving credit facilities does not mature earlier than the Revolving Loan Maturity Date;
(b)    to the extent secured by a Lien on the Collateral, (i) such Indebtedness shall not be secured by any property or assets other than the Collateral (other than the Collateral Exclusions) and (ii) it shall be subject to an Acceptable Intercreditor Agreement;
(c)    to the extent such Indebtedness is Incurred by a Loan Party, it is not guaranteed by any Person other than any Loan Party; and
(d)    the interest rate margin applicable to such Indebtedness or Preferred Stock complies with the provisions of Section 2.15(a)(x).
“Appointed Representative” shall mean a person appointed by a regulated entity pursuant to s.39 of the Financial Services and Markets Act 2000 or pursuant to the equivalent statutes under the applicable jurisdictions.
“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” shall mean:
(a)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including pursuant to a Division) outside the ordinary course of business (including by way of a Sale Leaseback Transaction) of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “Disposition”); or
(b)    the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of Holdings, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries of Holdings issued in compliance with Section 9.2);

in each case, other than:
(i)    any Disposition of Cash Equivalents or obsolete, damaged, unnecessary, unsuitable or worn out equipment or of assets no longer used in the business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of products, services or inventory held for sale in the ordinary course of business;
(ii)    the Disposition of all or substantially all of the assets of Holdings or any of its Restricted Subsidiaries in a manner permitted pursuant to Section 9.8;
(iii)    the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 9.2;
(iv)    other Dispositions (other than any Dispositions of Material Intellectual Property by Holdings or any of its Restricted Subsidiaries to any Person other than a Loan Party) in an aggregate amount taken together with all other Dispositions made pursuant to this clause (iv) not to exceed the greater of $171,000,000 and 37.5% of LTM EBITDA (calculated at the time of determination);
(v)    any Disposition of property or assets or issuance of securities by a Restricted Subsidiary of Holdings to Holdings or by a Restricted Subsidiary of Holdings to another Restricted Subsidiary of Holdings;
(vi)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(vii)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(viii)    foreclosures, condemnations, nationalizations or any similar actions on assets;
(ix)    Sale Leaseback Transactions in an aggregate amount not to exceed the greater of $228,000,000 and 50.0% of LTM EBITDA (calculated at the time of determination);
(x)    grants, licenses or sublicenses of software, technology, patents, trademarks, copyrights, know-how, trade secrets, and any other Intellectual Property (other than exclusive grants, licenses or sublicenses to Material Intellectual Property) or other intangibles in the ordinary course of business;
(xi)    the creation of any Lien permitted under the Loan Documents;
(xii)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(xiii)    the surrender or waiver of contract rights or settlement, compromise, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;
(xiv)    sales, transfers, dispositions and discounts of accounts receivable in connection with a Permitted Receivables Financing in an aggregate amount not to exceed the greater of

$182,400,000 and 40.0% of LTM EBITDA (calculated at the time of determination) or the compromise, settlement or collection thereof in the ordinary course of business, including dispositions of accounts receivable in factoring or similar transactions on a non-recourse basis, other than limited recourse customary in such transactions;
(xv)    the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other assets held for sale in the ordinary course of business, the settlement or write-off of accounts receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;
(xvi)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset;
(xvii)    the abandonment or cancellation of Intellectual Property (other than any Material Intellectual Property) that Holdings or the Administrative Borrower, in its reasonable business judgment, deems no longer useful to maintain;
(xviii)    the unwinding of any Swap Agreements;
(xix)    Dispositions of Investments in joint ventures that are permitted under Section 9.2 or the definition of “Permitted Investments” to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xx)    Dispositions of property, plant and equipment to the extent that such property is exchanged for credit against the purchase price of similar replacement property;
(xxi)    consummation of the Transactions;
(xxii)    (A) the termination of leases in the ordinary course of business and (B) the expiration of any option agreement in respect of real or personal property;
(xxiii)    Dispositions of property or assets in Holdings and its Restricted Subsidiaries, which consist of leasehold interests in the premises of any office of Holdings or such Restricted Subsidiary, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office;
(xxiv)    the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;
(xxv)    Dispositions of letters of credit or bank guarantees (or the rights thereunder) consisting of the cancellation thereof in the ordinary course of business in exchange for cash or Cash Equivalents;
(xxvi)    Dispositions of property or assets acquired with the proceeds of equity contributions after the Closing Date or assets contributed to Holdings after the Closing Date;

(xxvi)    Dispositions of property or assets not in excess of the greater of $34,200,000 and 7.5% of LTM EBITDA per transaction (or series of related transactions) or in excess of the greater of $91,200,000 and 20.0% of LTM EBITDA in the aggregate per fiscal year;
(xxvii)    the issuance and/or sale of equity of Holdings or any Restricted Subsidiary pursuant to bona fide management compensation plans, equity incentive programs or similar arrangements;
(xxviii)     so long as no Event of Default shall have occurred and be continuing, Dispositions in an unlimited amount if the Total Net Leverage Ratio at the time of determination based on the most recently ended Test Period, on a Pro Forma Basis, would be less than or equal to 0.50 to 1.00 less than the Closing Date Total Net Leverage Ratio; and
(xxix)    to the extent constituting Dispositions, Permitted Intercompany Activities,
provided, notwithstanding the foregoing and not including any non-exclusive license of any Material Intellectual Property, no Loan Party shall cause, make or suffer to exist any Disposition in respect of Material Intellectual Property to any Affiliate of such Loan Party that is not a Loan Party (including, for the avoidance of doubt, any Unrestricted Subsidiary), in each case, (i) if the primary purpose of such Disposition is to (x) incur new financing at such Person that is not a Loan Party or (y) cause a release of the Lien created pursuant to the Security Documents on such Material Intellectual Property (in each case as determined by the Administrative Borrower in good faith), or (ii) if there is no bona fide business purpose for such transfer, sale, assignment, disposal or grant (as determined by the Administrative Borrower in good faith).
“Asset Sale Sweep Percentage” shall mean 100%.
“Assignee” shall have the meaning set forth in Section 13.4(a)(i).
“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit A, or such other form as accepted by the Administrative Agent.
“Auction Agent” shall mean any financial institution or advisor employed by Holdings, any Borrower, or any Subsidiary to act as an arranger in connection with any Dutch Auction pursuant to Section 13.4(a); provided, further, that neither Holdings nor any of its Subsidiaries may act as the Auction Agent.
“Auction Purchase” shall mean a purchase of Term Loans pursuant to a Dutch Auction (x) in the case of a Permitted Eligible Assignee, in accordance with the provisions of Section 13.4(a)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 13.4(a)(iv).
“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the directors of Holdings or the Administrative Borrower to deliver such notices pursuant to this Agreement so designated in a notice to the Agents or any other officer, director, company secretary or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Agents, (ii) delivering financial information and manager’s or officer’s certificates pursuant to this Agreement (including Section 8.7), the chief financial officer, the treasurer or the principal accounting officer or, if such position does not exist, a manager or director (as applicable) of the applicable Loan Party, and (iii) any other matter in connection with this Agreement or any other Loan

Document, any officer, any director or company secretary (or a person or persons so designated by any such officer) of the applicable Loan Party.
“Available Amount” shall have the meaning set forth in Section 9.2(a).
“Available Currency” shall mean (i) with respect to Initial Term Loans, Dollars, (ii) with respect to Revolving Loans and Letters of Credit, Dollars and any Alternate Currency and (iii) with respect to Incremental Term Loans and Incremental Revolving Loan Commitments, Dollars, any Alternate Currency as specified in the respective Incremental Amendment, and any other currency as may be agreed upon by the Administrative Borrower and the Lenders providing such Incremental Term Loans or Incremental Revolving Loan Commitments, as applicable (provided that such other currency shall be reasonably acceptable to (and administratively feasible for) the Administrative Agent).
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Term Benchmark, as applicable, any tenor for such Term Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period for such Term Benchmark and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to this Agreement.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (b) in relation to any state other than such EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation; and (c) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.
“Base Rate” shall mean for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1.00% and (c) the Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, in each case, if the Base Rate shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, the Term SOFR Rate or Daily Simple SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, the Term SOFR Rate, or Daily Simple SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11), then the

Base Rate shall be the greater of clauses (I)(a) and (b) above and shall be determined without reference to clause (I)(c) above or the greater of clauses (II)(a) and (b) above and shall be determined without reference to clause (II) (c) above, as applicable. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Term SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Rate, following written notice to the Borrowers, the Base Rate shall be determined without regard to clause (I)(b) or (c), as applicable, until the circumstances giving rise to such inability no longer exist.
“Base Rate Loan” shall mean each Dollar Denominated Loan designated or deemed designated as such by the Administrative Borrower at the time of the incurrence thereof or conversion thereto.
“Benchmark” shall mean, initially, with respect to any SONIA Rate Loan or Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11.
“Benchmark Replacement” shall mean the first alternative set forth in the order below that (x) can be determined by the Administrative Agent and (y) is administratively feasible for the Administrative Agent, in each case for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternate Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:
(1)    in the case of Term SOFR, Daily Simple SOFR; provided that if at any time the Administrative Borrower and the Administrative Agent determine that syndicated loans in the US market are being incurred or converted into a term rate (whether or not based on SOFR), at their option, Daily Simple SOFR Borrowings may be converted into Borrowings based on such term rate as if clause (2) below were applicable thereto even if no Benchmark Transition Event has occurred to the Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Administrative Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above with respect to the applicable Loans, together with the applicable Benchmark Replacement Adjustment, would be less than the Floor, the sum of the Benchmark Replacement and the Benchmark Replacement Adjustment for such Loans will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Administrative Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time; provided that, in each case, the Benchmark Replacement Adjustment is administratively feasible for the Administrative Agent.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Administrative Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration (x) as the Administrative Agent decides (in consultation with the Administrative Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents and (y) that is administratively feasible as determined by the Administrative Agent).
“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator permanently or indefinitely ceases to provide with respect to any Term Benchmark, all Available Tenors of such Benchmark (or the published component used in the calculation thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) with respect to any Term Benchmark, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide with respect to any Term Benchmark, such Benchmark (or such component thereof) with respect to all Available Tenors, in each case, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide with respect to any Term Benchmark, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide with respect to any Term Benchmark, all Available Tenors of such Benchmark (or such component thereof), in each case, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide with respect to any Term Benchmark, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that with respect to any Term Benchmark, all Available Tenors of such Benchmark (or such component thereof), in either case, are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Term Benchmark only if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.
“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.
“Beneficial Ownership Certification” shall mean a certification in the form published by the Loan Syndications and Trading Association regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230 (as amended from time to time).
“Beneficially Own” shall have the meaning assigned to such term in Rule 13d-3 (other than sub-section (b) of Rule 13d-3) and Rule 13d-5 under the Securities Exchange Act. The terms “Beneficially Owned,” “Beneficial Ownership” and similar derivations shall have a corresponding meaning.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Bermuda Borrower” shall have the meaning set forth in the preamble hereto.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocking Law” shall mean:
(a)    any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom);
(b)    section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung); or
(c)    any similar blocking or anti-boycott law in the United Kingdom.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” and “Borrowers” shall mean (a) as of the Closing Date, the U.S. Borrower and the Bermuda Borrower and (b) thereafter, the U.S. Borrower and the Bermuda Borrower, unless any such

Borrower is released in accordance with the terms hereof, and any Co-Borrowers, in each case of the preceding clauses (a) and (b), individually and collectively, as the context may require.
“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Fixed Rate Loans, the same Interest Period; provided that Base Rate Loans which are Revolving Loans made pursuant to Section 2.11 shall be considered part of the related Borrowing of Term SOFR Rate Loans and Base Rate Loans which are Term Loans made pursuant to Section 2.11 shall be considered part of the related Borrowing of Term SOFR Rate Loans.
“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, Bermuda, Luxembourg or London, England, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Term SOFR Rate Loans, any day that is a U.S. Government Securities Business Day and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Denominated Loans and Sterling Denominated Loans, any day that is not a Saturday or Sunday and that is also (a) a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and (b) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer 2 (TARGET 2) System is open.
“Cancellation” or “Cancelled” shall mean the cancellation, termination and forgiveness by Permitted Eligible Assignee of all Term Loans acquired in connection with an Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 13.4(a)(iii)(C) and the definition of “Eligible Assignee.”
“Capital Lease Obligations” shall mean at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (as in effect on December 31, 2017) (it being understood that any changes to GAAP after December 31, 2017 shall be disregarded in making this determination and that any obligation that would not be characterized as a capital lease obligation but for such changes, shall for all purposes of this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capital Lease Obligations or Indebtedness).
“Capital Stock” shall mean:
(a)    in the case of a corporation or company, corporate shares or stock;
(b)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate shares or stock;
(c)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(d)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” shall have the meaning set forth in the definition of “Collateralize.”
“Cash Equivalents” shall mean:
(a)    Dollars;
(b)    (i) Euros, or any national currency of any participating member of the EMU, (ii) Pounds Sterling or (iii) in the case of Holdings or any Restricted Subsidiary organized outside of the United States or Europe, such local currencies held by it from time to time in the ordinary course of business;
(c)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;
(d)    marketable direct EEA Government Obligations with maturities of twenty-four (24) months or less from the date of acquisition;
(e)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000;
(f)    repurchase obligations for underlying securities of the types described in clauses (c), (d) and (e) above entered into with any financial institution meeting the qualifications specified in clause (e) above;
(g)    commercial paper rated at least P-2 by Moody’s or at least A-2- by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof;
(h)    marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within twenty-four (24) months after the date of creation thereof;
(i)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another nationally or internationally recognized ratings agency) with maturities of twenty-four (24) months or less from the date of acquisition;
(j)    securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank, in each case, satisfying the requirements of clause (e) of this definition;
(k)    investment funds investing at least 95.00% of their assets in securities of the types described in clauses (a) through (j) above; and
(l)    in the case of Holdings or any Restricted Subsidiary organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (k) customarily utilized in countries in which Holdings or such Restricted Subsidiary operates.
“Cash Management Obligations” shall mean all obligations, including guarantees thereof, of Holdings or any of its Restricted Subsidiaries to any Person that (x) at the time it enters into an agreement to provide Cash Management Obligations to Holdings or any of its Restricted Subsidiaries or (y) on the Closing Date, is either an Agent, a Lender or an Affiliate of an Agent or a Lender, in each case, in its capacity as a provider of Cash Management Obligations to Holdings or any of its Restricted Subsidiaries or is a Qualified Cash Management Provider that has provided notice to the Agents that it is providing Cash Management Obligations to Holdings or any of its Restricted Subsidiaries which constitute obligations (including guarantees thereof) in respect of (i) overdrafts and related liabilities owed to any such bank or financial institution arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, (ii) foreign exchange and currency management services, (iii) purchase cards, credit cards or similar services or (iv) other cash management arrangements, in each case, arising from transactions in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, to the extent such obligations are primary obligations of a Loan Party or a Restricted Subsidiary or are guaranteed by a Loan Party or a Restricted Subsidiary.
“CEA” shall mean the Commodity Exchange Act, as amended.
“Certificated Securities” shall have the meaning set forth in Section 6.19.
“CFC” shall mean any direct or indirect Subsidiary of Holdings that (i) is not organized in any Covered Jurisdiction and (ii) is a “controlled foreign corporation” as defined in Section 957 of the Code.
“CFC Holdco” shall mean any direct or indirect Subsidiary of Holdings (i) with no material assets other than direct or indirect equity interests (or equity interests and indebtedness) in one or more foreign subsidiaries of Holdings that are CFCs and (ii) that is not organized in any Covered Jurisdiction.
“Change of Control” shall mean, (a) at any time prior to a Qualified Public Offering, the Permitted Holders, in the aggregate, shall fail to Beneficially Own, directly or indirectly, in the aggregate Capital Stock representing at least a majority of the aggregate ordinary voting power of Holdings entitled to vote for the election of directors of Holdings, (b) at any time after a Qualified Public Offering, any “person” or “group,” (within the meaning of Rule 13d-3 (other than sub-section (b) of Rule 13d-3) and Rule 13d-5 under the Securities Exchange Act), other than one or more of the Permitted Holders, individually or cumulatively, shall Beneficially Own Capital Stock of Holdings representing more than 35.0% of the aggregate ordinary voting power of Holdings (provided, that (x) so long as Holdings is a Wholly Owned Subsidiary of any Parent Holding Company (and such Parent Holding Company shall have provided “know your customer” information reasonably requested by any Agent or Lender and such Parent Holding Company is not a Sanctioned Person), no Person or “group” shall be deemed to be or become a beneficial owner of more than 35.0% of the total voting power of the Capital Stock of Holdings unless such Person or “group” shall be or become a beneficial owner of more than 35.0% of the aggregate ordinary voting power of such Parent Holding Company (other than a Parent Holding Company that is a Wholly Owned Subsidiary of another Parent Holding Company) and (y) any voting shares or stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any voting shares or stock of which any such Person or “group” is the beneficial owner), or (c) at any time, Holdings shall cease to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Capital Stock of Intermediate Holdings and each Borrower.

“Charge” shall mean any charge, payment, fee, expense, cost, loss, accrual or reserve of any kind.
“Class” shall mean (a) when used with respect to Lenders, whether such Lenders are Revolving Lenders or Term Lenders, (b) when used with respect to Commitments, whether such Commitments are Initial Revolving Loan Commitments, Initial Term Loan Commitments, Incremental Revolving Loan Commitments, Incremental Term Loan Commitments, Other Revolving Loan Commitments or Other Term Commitments and (c) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are Initial Revolving Loans, Initial Term Loans, Incremental Term Loans, Incremental Revolving Loans, Other Term Loans or Other Revolving Loans. Incremental Revolving Loans, Incremental Term Loans, Other Revolving Loans, Other Term Loans, Incremental Revolving Loan Commitments, Incremental Term Loan Commitments, Other Revolving Loan Commitments and Other Term Commitments made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.
“Closing Date” shall mean August 20, 2026.
“Closing Date First Lien Net Leverage Ratio” shall mean 4.25 to 1.00.
“Closing Date Holdings” shall have the meaning ascribed to it in the preamble or, if applicable, Successor Holdings.
“Closing Date Secured Net Leverage Ratio” shall mean 4.25 to 1.00.
“Closing Date Total Net Leverage Ratio” shall mean 4.25 to 1.00.
“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator selected by the Administrative Agent in its reasonable discretion).
“Co-Borrower” shall have the meaning set forth in Section 13.27(a).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all property and assets with respect to which any security interests have been granted (or purported to have been granted) pursuant to any Security Document to secure the Obligations; provided that the Collateral shall not include any Excluded Assets.
“Collateral Agent” shall mean Morgan Stanley Senior Funding, Inc. in its capacity as Collateral Agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 12.9.
“Collateral Exclusions” shall mean (i) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (ii) Liens on property or assets applicable only to periods after the later of (x) the Latest Maturity Date at the time of incurrence and (y) the satisfaction in full of all outstanding Obligations in respect of the Facilities, (iii) Liens on cash segregated and held in an escrow account and the Liens on such escrow account (but only for so long as such cash is so segregated and held) and (iv) any Liens on property or assets to the extent that a Lien on such property or asset is also granted to the Collateral Agent for the benefit of the Lenders and the other Secured Parties with the same relative priority as the Liens on the existing Collateral for so long as such Liens secure such Indebtedness.

“Collateralize” shall mean to (i) pledge and deposit with or deliver to the Collateral Agent or the Issuing Lenders, for the benefit of the Issuing Lenders and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lender in a form and substance (including as to the identity of the issuer thereof) reasonably satisfactory to the Collateral Agent and the Issuing Lenders, in each case in an amount not less than 103.0% of the outstanding L/C Obligations.
“Commitment” shall mean any of the commitments of any Lender, i.e., a Term Loan Commitment or a Revolving Loan Commitment.
“Commitment Fees” shall have the meaning set forth in Section 4.1(a).
“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is under common control with Holdings, any Borrower or any Restricted Subsidiary within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings, any Borrower or any Restricted Subsidiary and that is treated as a single employer under Section 414 of the Code.
“Compliance Date” shall mean any date on which the aggregate principal amount of all outstanding Revolving Loans exceeds 40.0% of the aggregate amount of the Revolving Loan Commitments at such time (the “Testing Condition”); provided that the principal amount of all of the following Revolving Loans shall be excluded from the calculation thereof: (i) for the first four (4) fiscal quarters commencing after the Closing Date, Revolving Loans drawn on, or outstanding as of, the Closing Date (including rollovers thereof) and (ii) the aggregate amount of Cash Collateralized and undrawn Letters of Credit.
“Consolidated Capital Expenditures” shall mean, as of any date for the applicable Test Period, all capital expenditures of Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period, as determined in accordance with GAAP.
“Consolidated Current Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding (a) cash and Cash Equivalents, (b) amounts related to current or deferred Taxes, (c) assets held for sale, (d) loans to third parties, (e) pension assets, (f) deferred bank fees, (g) deferred tax assets, (h) derivative financial instruments, (i) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Permitted Receivables Financing, as applicable, minus (y) collection by such Person against the amounts sold pursuant to clause (i) and (j) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any Permitted Acquisition or other Investment.
“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness, (b) the current portion of accrued interest except to the extent such accrued interest is past due and unpaid, (c) liabilities relating to current or deferred Taxes, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) any Revolving Extensions of Credit or any other liabilities in respect of Revolving Loans or letter of credit obligations under any revolving credit facility, (g) the current portion of any Capital Lease Obligation, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) escrow account balance, (k) the current portion of any other long-term liabilities, and (l) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any Permitted Acquisition or other Investment.
“Consolidated Depreciation and Amortization Expense” shall mean, with respect to Holdings and its Restricted Subsidiaries for any Test Period, the total amount of depreciation and amortization Charge, including the amortization of deferred financing fees, debt issuance costs, and commissions, fees and expenses, and goodwill and other intangibles, for such Test Period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” shall mean, for any Test Period, an amount determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to Consolidated Net Income, for such Test Period:
(a)    increased by, in the Borrower’s discretion from time to time, and except with respect to clauses (x), (xii), (xiv), (xvi), (xix), (xxi), (xxiv) and (xxvii) below, to the extent deducted (and not added back) in calculating Consolidated Net Income (without duplication):
(i)    (x) provision for Taxes based on income or profits or capital gains, including state, franchise and similar Taxes and foreign withholding Taxes and any stamp duty Taxes of such Person paid or accrued during such Test Period, and (y) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 9.2(b)(xi)(A), which shall be included as though such amounts had been paid as income Taxes directly by such Person; plus
(ii)    Fixed Charges of such Person for such Test Period; plus
(iii)    Consolidated Depreciation and Amortization Expense of such Person for such Test Period; plus
(iv)    the amount of any Charges attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary and any Charges related to start-ups, greenfield projects and other new ventures; plus
(v)    Charges paid in cash during such Test Period to the extent such Charges are reimbursed during such Test Period in cash by third-party Persons not affiliated with Holdings or any of its Restricted Subsidiaries; plus
(vi)    charitable contributions, including contributions related to any charitable foundations established by Holdings or any Restricted Subsidiary and including the Fidelis Foundation; plus
(vii)    Charges realized in connection with or resulting from share or stock appreciation or similar rights, restricted share or stock units, restricted shares or stock, share or stock options or other rights of any present or former director, officer, employee, manager, consultant or independent contractor of Holdings or its Restricted Subsidiaries or any direct or indirect parent of Holdings (including any service provider engaged through a third party employer of record or similar service provider) in each case, whether settled in cash or equity; plus
(viii)    the amount of management, monitoring, consulting and advisory fees and related and similar Charges incurred during such Test Period to the Investors and the amount of any directors’ fees, indemnities or reimbursements (including pursuant to any management agreement), to the extent permitted under Section 9.2; plus
(ix)    Charges as result of Incentive Arrangements resulting from Permitted Acquisitions or Permitted Investments, including any mark to market adjustments; plus
(x)    the amount of pro forma run rate cost savings (including sourcing and supply chain savings), operating expense reductions, other operating and productivity improvements and acquisition synergies projected by Holdings in good faith to be realized during such period (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transactions or any Permitted Acquisitions and other Investments permitted hereunder, Dispositions and other transactions permitted under this Agreement by Holdings or any Restricted Subsidiary, any operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements (including, without limitation, renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)), headcount reductions, synergies, restructurings, cost savings initiatives and other initiatives (including, without limitation, new business and other items of the type described in the definition of “Restructuring Charges”) net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A)(x) such cost savings, operating expense reductions, other operating or productivity improvements and synergies are reasonably expected and factually supportable as determined in good faith by Holdings and (y) such actions are projected by Holdings in good faith to result from actions that have been taken (including prior to the Closing Date), or are expected to be taken, in each case, within 24 months after the consummation of the transaction or operational change, which is expected to result in such cost savings, operating expense reductions, other operating or productivity improvements or synergies, and (B) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause to the extent duplicative of any Charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise; provided, further, that the aggregate amount of adjustments to Consolidated EBITDA permitted to be made for any period pursuant to the foregoing clause (x) shall not exceed 30% of Consolidated EBITDA for such period (calculated after giving effect to such addbacks, exclusions and adjustments); plus
(xi)    Charges incurred in such Test Period in connection with obtaining and maintaining credit ratings; plus
(xii)    positive adjustments and add-backs at any time consistent with the type included in any model, lender presentation related to the Transactions (including, for the avoidance of doubt, positive adjustments for the ramp up of Regulated Subsidiaries, syndicates, multi-capacity arrangements or other side-car structures to reflect a calendar year or annual contractual period commencing within 24 months from the signing of Head of Terms, the signing of legally binding documents or the commencement of operations) without regard to time or amount and/or in any quality of earnings report prepared by independent certified public accountants of internationally recognized standing delivered to the Administrative Agent in connection with any Permitted Acquisition or Investment permitted hereunder, in each case based on the methodology therein; plus
(xiii)    Charges relating to changes in GAAP; plus
(xiv)    at Holdings’ option, the net amount (if positive) or any portion thereof, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries increased during such period, as measured as of the day before the first day of such period and such balance as of the last day of such period (without deduction for the new amount, if any, by which deferred revenues decreased); provided that such deferred revenues shall be calculated (i) without giving effect to the impact of purchasing accounting, (ii) without giving effect to any accounting related changes, (iii) giving effect to any permitted acquisition and intellectual property acquisition or other Permitted Investment consummated during such period, and (iv) giving effect to any changes in billing policy; plus
(xv)    all Charges in connection with the exercise, rollover, adjustment, acceleration, repurchase, or payout of equity or equity based interests (including share or stock appreciation or similar rights, restricted share or stock units, restricted shares or stock, share or stock options or other rights) held by any future, present or former director, officer, employee, manager, consultant or independent contractor of Holdings, its Restricted Subsidiaries or any direct or indirect parent of Holdings and all Charges related to payments made to current or former holders of options, cash or stock-settled appreciation rights, awards under any successor plans of Holdings’, any Restricted Subsidiary’s or any direct or indirect parent of Holdings’ option or equity plans or other derivative equity interests in the equity of such Person or any direct or indirect parent of Holdings in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents or as a result of any other liquidity opportunities being offered to such Persons, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution or as a result of such liquidity opportunity, including Charges in connection with any stock options, restricted stock units and performance based restricted stock units; plus
(xvi)    at Holdings’ option, any adjustments (including pro forma adjustments) (i) consistent with Regulation S-X or (ii) otherwise approved by the Administrative Agent in writing; plus
(xvii)    Charges associated with pension curtailment or modification to pension or post-retirement plans; plus
(xviii)    any (i) severance or relocation costs or expenses, (ii) one-time non-cash compensation charges or (iii) the costs and expenses related to employment of terminated employees; plus
(xix)    any cash actually received (or any netting arrangement resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income in respect of any non-cash gain deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back; plus
(xx)    with respect to any joint venture of such Person or any Restricted Subsidiary thereof that is not a Restricted Subsidiary, an amount equal to (i) such Person’s or such Restricted

Subsidiary’s proportionate share of the net income of such joint venture that is excluded from Consolidated Net Income as a result of clause (e)(i) of the definition of Consolidated Net Income and (ii) the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby; plus
(xxi)    the annual contract value of Recurring Contracts consisting of the amount of incremental contract value of Holdings and its restricted subsidiaries that Holdings in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA contribution from (i) increased pricing or volume initiatives and/or (ii) the entry into binding and effective new agreements with new customers or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers (collectively, “New Contracts”) during such period had such New Contracts been effective as of the beginning of such period as long as such incremental contract value is reasonably identifiable and factually supportable; provided, that such incremental contract value shall be calculated on a Pro Forma Basis as though the full run rate effect of such incremental contract value had been realized as Consolidated EBITDA contributed on the first day of such period; plus
(xxii)    [reserved]; plus
(xxiii)    expenses, charges, costs, accruals, reserves and losses related to Capital Lease Obligations and financing leases to the extent the corresponding liability is included as Funded Debt; plus
(xxiv)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted (and not added back or included) in the calculation of Consolidated EBITDA or Consolidated Net Income pursuant to the below for any previous period and not added back; plus
(xxv)    Restructuring Charges; plus
(xxvi)    any non-cash Charges (including (i) mark-to-market items and timing discrepancies between the time when an item is incurred and when it is recorded under GAAP, due to fluctuations in currency values, (ii) any non-cash Charges reducing Consolidated Net Income for such Test Period; provided, that if any such non-cash Charges represent an accrual or reserve for potential cash items in any future period, (A) Holdings may elect not to add back such non-cash Charge in the current period and (B) to the extent Holdings elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, (iii) any non-cash compensation Charges recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights during such Test Period, (iv) any non-cash compensation Charge realized from employee benefit plans or other post-employment benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting, (v) non-cash income (or Charges) attributable to deferred compensation plans or trusts, (vi) non-cash Charges or income relating to increases or decreases of deferred tax asset valuation allowances) and (vii) the non-cash portion of “straight-line” rent expense; plus
(xxvii)    any after-tax cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date; plus
(xxviii)    all earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus
(xxix)    any payment in the nature of compensation or expense reimbursement made to board members; plus
(xxx)    charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), including any settlements, fines, judgments and orders (in excess of insurance recoveries in respect thereof) incurred during such period;
(b)    decreased by (without duplication) to the extent added (and not deducted) or included in arriving at such Consolidated Net Income (i) non-cash income for such Test Period (other than the accrual of revenue or recording of a receivable); and (ii) the net amount, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries decreased during such period; provided that such deferred revenues shall be calculated (w) without giving effect to the impact of purchasing accounting, (x) without giving effect to any accounting related changes, (y) giving effect to any permitted acquisition and intellectual property acquisition or other Permitted Investment consummated during such period, and (z) giving effect to any changes in billing policy; and
(c)    increased or decreased, as applicable, (without duplication):
(i)    any net gain or loss resulting in such Test Period from obligations under Swap Agreements, plus or minus, as applicable;
(ii)    (x) any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness or resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (y) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies;
(iii)    any net after-tax income (loss) from the early extinguishment of Indebtedness or obligations under Swap Agreements or other derivative, plus or minus, as applicable; and
(iv)    any net loss or reduction or net gain or increase in revenue included in Consolidated Net Income attributable to changes in accounting methodology or principles used by any Person, property, business or asset acquired in connection with an Investment permitted hereunder from the methodology or principles used by such Person, property, business or asset immediately prior to such Investment to the methodology used by Holdings following such acquisition or Investment;
all as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP.
“Consolidated Interest Expense” shall mean, with reference to any Test Period, total interest expense of Holdings and its Restricted Subsidiaries for such Test Period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of Capital Lease Obligations, (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (g) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate or currency risk, net of interest income and gains on such hedging obligations and (h) the interest component of Permitted Receivables Financings), calculated for Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period in accordance with GAAP.
For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
“Consolidated Net Income” shall mean with respect to Holdings and its Restricted Subsidiaries for any Test Period, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such Test Period, on a consolidated basis, including any charges attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, and otherwise determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that without duplication:
(a)    for all purposes other than the calculation of Excess Cash Flow, extraordinary, exceptional, infrequent, non-recurring, special or unusual (collectively, “Non-Recurring”) Charges, any Charge attributable to, and/or any payment of, any legal settlement, fine, judgment, or order, in each case, as determined in good faith by Holdings, shall be excluded;
(b)    at Holdings’ option, the cumulative effect of a change in accounting principles during such Test Period shall be excluded;
(c)    any income (loss) attributable to disposed, abandoned, transferred closed or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;
(d)    any gains or Charges (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by Holdings, shall be excluded;

(e)    (i) the Net Income for such period of any Person that is not Holdings or a Restricted Subsidiary of Holdings or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are paid in or converted into cash (grossed up for any applicable withholding tax) or that, as reasonably determined by a responsible financial or accounting officer of the referenced Person or a Restricted Subsidiary of the referenced Person, could have been paid in or converted into (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (f) below), cash with respect to such equity ownership to the referenced Person or a Restricted Subsidiary thereof in respect of such period; and (ii) without duplication, the Net Income for such Test Period shall include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;
(f)    solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under Section 9.2(a)(v), the Net Income (or loss) for such Test Period of any Restricted Subsidiary (other than any Loan Party) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders or stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such Test Period, to the extent not already included therein;
(g)    the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referenced Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting, including in relation to the Transactions (including any increase in expenses due to purchase accounting associated with the Transactions) and any acquisition consummated before or after the Closing Date (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, net of Taxes, will be excluded;
(h)    any impairment Charge or asset write-ups, write-downs or write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;
(i)    any interest income attributable to intragroup loans or advances shall, at the option of the Administrative Borrower, be excluded;
(j)    for all purposes other than the calculation of Excess Cash Flow, all (i) Charges relating to the Transactions, (ii) transaction Charges incurred (or any amortization thereof) in connection with any contemplated equity issuances, investments, acquisitions (including earn-outs in connection therewith), dispositions, recapitalizations, mergers, amalgamations, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Agreement (including any Refinancing Indebtedness in respect thereof) or any amendments, forbearance, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated), and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(k)    any gains or Charges attributable to the early extinguishment of Indebtedness or Swap Agreements or other derivative agreements (including deferred financing costs written off and premiums paid and any net gain (or loss) from any write-off or forgiveness of Indebtedness) shall be excluded;
(l)    unrealized gains and Charges relating to hedging transactions, foreign exchange transactions (but excluding intercompany transactions) and other investments, fluctuations in currency values in accordance with GAAP and mark-to-market of Indebtedness resulting from the application of GAAP shall be excluded;
(m)    any Charges incurred in connection with the payment of dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, share or stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;
(n)    any Charges incurred by Holdings or a Restricted Subsidiary of Holdings during such Test Period pursuant to any management equity plan or share or stock option plan or any other management or employee benefit plan or agreement or any share or stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings (or its direct or indirect parent) or Holdings or Net Cash Proceeds of an issuance of Equity Interest of Holdings (or its direct or indirect parent) or Holdings (other than Disqualified Stock) shall be excluded;
(o)    for all purposes other than the calculation of Excess Cash Flow, Charges and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and (x) actually reimbursed or otherwise paid to Holdings or a Restricted Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by Holdings or such Restricted Subsidiary in a subsequent calculation period but only to the extent that such amount is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided, that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (o);
(p)    for all purposes other than the calculation of Excess Cash Flow, any Charges that are covered by indemnification or other reimbursement provisions will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);
(q)    accruals and reserves that are established or adjusted within 24 months after the Closing Date that are so required to be established as a result of the Transactions (or within 24 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;
(r)    all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit,

bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;
(s)    all discounts, commissions, fees and other charges (including interest expense) associated with any permitted receivables financing will be excluded; and
(t)    any Public Company Costs will be excluded.
In addition, notwithstanding the foregoing, for the purpose of Section 9.2 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any of its Restricted Subsidiaries, any sale of the share or stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 9.2.
“Consolidated Total Debt” shall mean all Indebtedness of a Person and its Restricted Subsidiaries for borrowed money and debt evidenced by promissory notes, bonds, debentures, or similar instruments. The amount of Consolidated Total Debt for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or, if less, the fair market value of such identified asset. For the avoidance of doubt, Consolidated Total Debt shall not include (i) undrawn letters of credit, (ii) net obligations under any swap contract, (iii) any earn-out obligations (but only until such earn-outs are due and unpaid for a period of more than fifteen (15) Business Days, are required to be reflected as liabilities in accordance with GAAP and at such time are not subject to a bona fide dispute), (iv) any deferred compensation arrangements, (v) any non-compete or consulting obligations, (vi) obligations in respect of purchase cards, credit cards, similar services or other cash management arrangements, (vii) obligations in respect of leaver notes issued to officers, directors, managers or employees of the Borrower, any of its restricted subsidiaries or any of its parent entities, or (viii) other than for purposes of calculating the Financial Covenant pursuant to Section 9.1, amounts drawn under the Revolving Facility for working capital purposes in an aggregate principal amount not in excess of 50% of the aggregate principal amount of all Revolving Loan Commitments (whether or not drawn) outstanding as of the date of determination.
“Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
“Consolidated Working Capital Adjustment” shall mean, for any Test Period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such Test Period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such Test Period.
“Contingent Obligation” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (such obligations, “Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,
(a)    to purchase any such Primary Obligation or any property constituting direct or indirect security therefore,

(b)    to advance or supply funds
(i)    for the purchase or payment of any such Primary Obligation, or
(ii)    to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, or
(c)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation against loss in respect of such Primary Obligation.
provided that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related Primary Obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by an Authorized Officer.
“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.
“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Jurisdiction” shall mean (a) the United States of America (including its States and the District of Colombia), (b) England and Wales, (c) Bermuda, (d) Ireland and (e) any additional jurisdictions designated by the Administrative Borrower, with the consent of the Administrative Agent and the Revolving Lenders.
“Credit Agreement Refinancing Debt” shall mean (a) First Priority Credit Agreement Refinancing Debt, (b) Junior Priority Credit Agreement Refinancing Debt, (c) Unsecured Credit Agreement Refinancing Debt or (d) Indebtedness incurred or Other Revolving Loan Commitments obtained pursuant to a Refinancing Amendment that complies with the Credit Agreement Refinancing Requirements, in each case issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Loan Commitments obtained pursuant to a Refinancing Amendment) Revolving Loan Commitments hereunder

(including any successive Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or refinanced Term Loans, Revolving Loans or Revolving Loan Commitments, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes or relates to any Other Revolving Loan Commitments, the unused portion of such Other Revolving Loan Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt (and, in the case of Refinanced Credit Agreement Debt consisting, in whole or in part, of unused Revolving Loan Commitments or Other Revolving Loan Commitments, the amount thereof) plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount associated therewith), (ii) in the case of Other Revolving Loan Commitments and Other Revolving Loans, there shall be no required repayment thereof (other than in connection with a voluntary reduction of commitments or availability thereunder) prior to the maturity thereof and (iii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained; provided that, to the extent that such Refinanced Credit Agreement Debt consists, in whole or in part, of Revolving Loan Commitments or Other Revolving Loan Commitments (or Revolving Loans or Other Revolving Loans made pursuant to any Revolving Loan Commitments or Other Revolving Loan Commitments), such Revolving Loan Commitments or Other Revolving Loan Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained.
“Credit Agreement Refinancing Requirements” shall mean, with respect to any Indebtedness incurred by any Borrower to Refinance, in whole or part, any other tranche of Indebtedness (such other Indebtedness, “Refinanced Debt”):
(a)    with respect to all such Indebtedness:
(i)    the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms and covenants (x) applicable only to periods after the Latest Maturity Date of any Term Facility (in the case of any Refinancing Term Debt) or Revolving Facility (in the case of any Refinancing Revolving Debt) or (y) that are also made for the benefit of the Lenders) (I) are reasonably satisfactory to the Administrative Agent, (II) are substantially identical to, or (taken as a whole) are no more favorable to the providers of such Indebtedness (in each case, as determined by the Administrative Borrower in good faith) than, those applicable to the Refinanced Debt or (III) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Administrative Borrower in good faith);
(ii)    there shall be no borrower or guarantor in respect of any such Indebtedness that is not a Loan Party, and the borrower or issuer with respect to any such Indebtedness shall be a Borrower;
(iii)    to the extent secured by a Lien on the Collateral, (I) such Indebtedness shall not be secured by any assets that do not constitute Collateral (except the Collateral Exclusions) and (II) a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Acceptable Intercreditor Agreement;

(iv)    the proceeds of such Indebtedness shall be promptly applied to permanently repay (and, in the case of the Revolving Facility, to permanently reduce the commitments thereunder) the outstanding amount of such Refinanced Debt; and
(v)    all Refinancing Term Debt shall be subject to the provisions of Section 2.15(a)(x);
(b)    if such Indebtedness constitutes Refinancing Revolving Debt:
(i)    other than the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness does not mature (or require mandatory prepayment, commitment reductions or amortization) prior to the Latest Maturity Date;
(ii)    such Indebtedness includes provisions providing for the pro rata treatment of payment, repayment, borrowings, participations and commitment reductions of the Revolving Facility and such Indebtedness reasonably acceptable to the Administrative Agent and the Administrative Borrower;
(iii)    to the extent (x) the Liens securing the Refinanced Debt are subordinated to the Liens securing the Initial Term Loans or the Revolving Facility, the Liens securing the applicable Refinancing Revolving Debt in relation thereto shall also be subordinated to the same extent as such Refinanced Debt and (y) the Refinanced Debt is unsecured, the applicable Refinancing Revolving Debt in relation thereto shall also be unsecured; and
(iv)    to the extent that the Refinanced Debt is subordinated in right of payment to the Revolving Facility, the Refinancing Revolving Debt shall also be subordinated to the same extent; and
(c)    if such Indebtedness constitutes Refinancing Term Debt:
(i)    other than the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness does not mature prior to, or have a shorter Weighted Average Life to Maturity than, the Term Loans;
(ii)    such Indebtedness shares not greater than ratably in any voluntary or mandatory prepayments of any Term Loans then outstanding;
(iii)    to the extent (x) the Liens securing the Refinanced Debt are subordinated to the Liens securing the Initial Term Loans or the Revolving Facility, the Liens securing the applicable Refinancing Term Debt in relation thereto shall also be subordinated to the same extent as such Refinanced Debt and (y) the Refinanced Debt is unsecured, the applicable Refinancing Term Debt in relation thereto shall also be unsecured; and
(iv)    to the extent that the Refinanced Debt is subordinated in right of payment to the Initial Term Loans, the Refinancing Term Debt shall also be subordinated to the same extent.
“Customary Bridge Facilities” shall mean customary “bridge” facilities, escrow or other similar arrangements that automatically convert into or are exchanged for permanent financing that does not provide for either (a) an earlier final maturity date than the Latest Maturity Date of all applicable Classes of Term Loan Commitments and Term Loans then in effect or (b) a shorter Weighted Average Life to

Maturity than the remaining Weighted Average Life to Maturity of all applicable Classes of Term Loan Commitments and Term Loans then in effect.
“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), (I) with respect to Term Loans, a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the applicable SOFR was not published by the SOFR Administrator for a SOFR Determination Date, then Daily Simple SOFR for such SOFR Rate Day will be the SOFR as published in respect of the first U.S. Government Securities Business Day preceding such SOFR Determination Date for which SOFR was published by the SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) Business Days prior to such SOFR Determination Date and (II) with respect to Revolving Loans, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “Revolving SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If SOFR for any Revolving SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the second Business Day immediately following such Revolving SOFR Determination Date, then SOFR for such Revolving SOFR Determination Date will be SOFR for the first Business Day preceding such Revolving SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three consecutive SOFR Rate Days. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers or the Lenders.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” shall have the meaning set forth in Section 5.2(f).
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the

Loans is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Loans and/or Commitments and/or the creditworthiness of Holdings, the Borrowers and/or any one or more of the Guarantors (the “Performance References”).
“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Disposition” shall have the meaning set forth in the definition of “Asset Sale.”
“Disqualified Lenders” shall mean (a) those Persons identified in writing by the Administrative Borrower (or one of its Affiliates) to the Administrative Agent prior to the Closing Date and in writing from time to time thereafter, (b) such Person’s sponsors (in the case of competitors) and Affiliates identified by the Administrative Borrower (or one of its Affiliates) to the Administrative Agent in writing or reasonably identifiable as such solely on the basis of their names, but excluding (except to the extent specifically elected by the Administrative Borrower) any Affiliate that is a bona fide debt fund or investment vehicle that has the principal purpose of investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course and that exercises investment discretion independent from the private equity business of such Person (and not a Disqualified Lender pursuant to clause (c) herein), (c) any funds or investment vehicles that are “distressed debt” funds or are otherwise engaged in the making, purchasing, holding or otherwise investing in distressed commercial loans, bonds and other similar extensions of credit in the ordinary course, (d) any Affiliates of any Person that are engaged as principals primarily in private equity, asset management, mezzanine financing or venture capital and (e) any Lender (other than a Regulated Bank or an institution holding Revolving Credit Commitments on the Closing Date) with a Net Short position in respect of the Term Loans; provided that (i) updates to the Disqualified Lender schedule after a relevant trade date shall not retroactively disqualify a Lender that was not a Disqualified Lender on such trade date and (ii) to the extent the Administrative Borrower has consented (in writing in its sole and absolute discretion), a Person will not be considered a Disqualified Lender. The list of Disqualified Lenders shall be made available to any Lender at all times, at the request of such Lender. The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to post the list of Disqualified Lenders provided by the Administrative Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public-side” Lenders. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Distressed Person” shall have the meaning set forth in the definition of “Lender-Related Distress Event.”
“Dividing Person” shall have the meaning set forth in the definition of “Division.”
“Division” shall mean the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar Denominated Loan” shall mean each Loan denominated in Dollars, which shall include each Initial Term Loan, each Incremental Term Loan denominated in Dollars and each Dollar Denominated Revolving Loan.
“Dollar Denominated Revolving Loan” shall mean each Revolving Loan denominated in Dollars.
“Dollar Equivalent” shall mean, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in an Alternate Currency as of any date of determination, the Spot Currency Exchange Rate determined by the Administrative Agent (or the applicable Issuing Lender, as the case may be) (determined in respect of the most recent Revaluation Date).
“Dollar For Dollar ECF Deductions” have the meaning set forth in Section 5.2(b).
“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated in, or organized under the laws of, the United States, any state thereof or the District of Columbia.
“Drawing” shall have the meaning set forth in Section 3.5(b).
“Dutch Auction” shall mean one or more purchases (each, a “Purchase”) by a Permitted Eligible Assignee or an Affiliated Lender (either, a “Purchaser”) of Term Loans pursuant to Section 13.4(a)(iii) or 13.4(a)(iv); provided that each such Purchase is made on the following basis:
(a)    (i) the Purchaser will notify the Auction Agent in writing (a “Purchase Notice”) (and the Auction Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Term Lender or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices or Term Loan Purchase Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (ii) at the time of delivery of the Purchase Notice to the Auction Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice); and (iii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Auction Agent shall not be less than $10,000,000 in the aggregate;
(b)    such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);
(c)    based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Auction Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount the highest Acceptable Price that is less than or equal to the Offer Price;
(d)    such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;
(e)    such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;
(f)    the Purchase shall be consummated pursuant to and in accordance with Section 13.4 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Auction Agent and the Administrative Agent (to the extent not acting as the Auction Agent) (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than five (5) Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);
(g)    upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 13.4 and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Auction Agent; and
(h)    purchases by a Permitted Eligible Assignee of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.
“ECF Percentage” shall mean 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Total First Lien Net Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to 0.25 to 1.00 less than the Closing Date First Lien Net Leverage Ratio but greater than 0.50 to 1.00 less than the Closing Date First Lien Net Leverage Ratio and (ii) 0% if the Total First Lien Net Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to 0.50 to 1.00 less than the Closing Date First Lien Net Leverage Ratio; provided for purposes of determining the applicable ECF Percentage above, the Total First Lien Net Leverage Ratio will be calculated to give pro forma effect to all such prepayments, Investments, expenditures and Restricted Payments that are made after the end of the applicable fiscal year but prior to the making of such Excess Cash Flow prepayment.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Government Obligation” shall mean direct non-callable obligations of the United Kingdom and any EMU member for the payment of which obligations the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 13.4(a)(i) and (a)(ii)(B) (subject to such consents, if any, as may be required under Section 13.4(a)(i)); provided that “Eligible Assignee” shall (x) include Permitted Eligible Assignees, subject to the provisions of Section 13.4(a)(iii), but solely to the extent that any such Person purchases or acquires Term Loans and effects a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent, (y) include Affiliated Lenders, subject to the provisions of Section 13.4(a)(iv), and (z) not include any natural person, any Defaulting Lenders or any Borrower or any of Holdings’ or the Borrowers’ Affiliates (in each case, other than as set forth in clause (x) or (y) above) or any Disqualified Lenders.
“EMU” shall mean the Economic and Monetary Union as contemplated in the EU Treaty.
“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.
“Engagement Letter” shall mean the Engagement Letter, dated as of June 29, 2026, among Holdings, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC.
“Environmental Laws” shall mean any and all Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, or protection or restoration of the environment.
“Environmental Orders” shall have the meaning set forth in Section 6.17(b).
“Environmental Proceedings” shall have the meaning set forth in Section 6.17(b).
“Equity Cure Period” shall have the meaning set forth in Section 11.3(a).
“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Event” shall have the meaning set forth in Section 6.14(a).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EU Treaty” shall mean the Treaty on European Union.
“EURIBOR Rate” shall mean, with respect to each Borrowing of Euro Denominated Loans, an interest rate per annum determined by the Administrative Agent by dividing (a) the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period. If the EURIBOR Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be equal to the Floor for purposes of this Agreement. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“EURIBOR Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters or Bloomberg as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period; provided, that if by such time the EURIBOR Screen Rate in respect of such day has not been so published, or if such day is not a Business Day, then the EURIBOR Screen Rate for such day will be the EURIBOR Screen Rate as published in respect of the first preceding Business Day for which such EURIBOR Screen Rate was published thereon; provided further that any EURIBOR Screen Rate so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days. If the EURIBOR Screen Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be equal to the Floor for purposes of this Agreement.
“Euro” and “€” shall mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.
“Euro Currency Sublimit” shall mean the amount in Dollars (determining using the Dollar Equivalent if the case of Loans denominated in an Alternate Currency) equal to the total amount of the Revolving Loan Commitment. The Euro Currency Sublimit is part of, and not in addition to, the Revolving Facility.
“Euro Denominated Loan” shall mean each Loan denominated in Euros, which shall include each Incremental Term Loan denominated in Euros and each Revolving Loan denominated in Euros.
“Eurocurrency Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.
“Event of Default” shall have the meaning set forth in Section 11.1.
“Excess Cash Flow” shall mean, for any period, the excess, if any, of:
(a)    the sum, without duplication, of:
(i)    Consolidated Net Income for such period; plus
(ii)    an amount equal to the amount of all non-cash Charges to the extent included or deducted in arriving at such Consolidated Net Income; plus
(iii)    decreases in working capital (other than any such decreases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during such period), plus
(iv)    an amount equal to the aggregate net non-cash loss on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included or deducted in arriving at such Consolidated Net Income; plus

(v)    to the extent not funded with proceeds of Indebtedness (other than revolving loans) and included or deducted in arriving at Consolidated Net Income, cash Restructuring Charges; less
(b)    the sum, without duplication, of:
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges pursuant to indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period); plus
(ii)    cash charges, expenditures and losses added to (or excluded from the determination of) Consolidated Net Income (other than to the extent financed with the proceeds of long term Indebtedness); plus
(iii)    to the extent not funded with proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow period, all mandatory prepayments of the Term Loans pursuant to Section 5.2(c) actually made during such Excess Cash Flow period in cash but only to the extent that the Asset Sale or casualty event giving rise to the obligation to make a mandatory prepayment pursuant to Section 5.2(c) resulted in a corresponding increase in Consolidated Net Income (and any deductions pursuant to this clause (iii) shall not exceed such increase in Consolidated Net Income); plus
(iv)    to the extent not funded with proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow period, the aggregate amount of all regularly scheduled principal amortization and mandatory payments of Indebtedness (including the Applicable Indebtedness) and other payments of any Indebtedness (excluding Applicable Indebtedness) actually made in cash on their due date during such Excess Cash Flow period (including payments in respect of Capital Lease Obligations to the extent excluded or not deducted in the calculation of Consolidated Net Income), including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are excluded or not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness (excluding Applicable Indebtedness) to the extent accompanied by a corresponding permanent reduction in commitments; plus
(v)    cash expenditures made during such Excess Cash Flow period in respect of Swap Agreements or other derivative instruments to the extent excluded or not deducted in determining Consolidated Net Income for such Excess Cash Flow period; plus
(vi)    the amount of Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to letters of credit or Swap Agreements in such period; provided that if such Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the Excess Cash Flow period when such arrangements cease; plus

(vii)    an amount equal to the aggregate net non-cash gain on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income; plus
(viii)    increases in working capital for such period (other than any such increases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries during such period); plus
(ix)    cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are excluded or not deducted in calculating Consolidated Net Income and to the extent not financed with the proceeds of other long-term Indebtedness of Holdings or its Restricted Subsidiaries; plus
(x)    (A) the amount of Taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense included or deducted in determining Consolidated Net Income for such period, and (B) cash payments that such Person or any of its Restricted Subsidiaries will be required to make in respect of Taxes (including distributions to Holdings or any direct or indirect parent of Holdings in respect of Taxes) within 365 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; plus
(xi)    the aggregate amount of Transaction Costs paid in cash during such period to the extent excluded or not deducted in the calculation of Consolidated Net Income and were not financed with the proceeds of long-term Indebtedness of Holdings or its Restricted Subsidiaries; plus
(xii)    to the extent excluded or not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions, any acquisition consummated before or after the Closing Date or any Permitted Investment, equity issuance or debt issuance, dispositions, repayment of indebtedness, refinancing transactions (including any amendments) (whether or not consummated) and any Restricted Payment made to pay any of the foregoing incurred by Holdings; plus
(xiii)    the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent excluded or not deducted in arriving at such Consolidated Net Income; plus
(xiv)    cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are excluded or not deducted in calculating Consolidated Net Income; plus
(xv)    cash expenditures in respect of Swap Obligations during such period to the extent excluded or not deducted in arriving at such Consolidated Net Income; plus
(xvi)    any amounts paid that are used to fund payments pursuant to Section 9.2(b)(xi)(A); plus

(xvii)    to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, Restricted Payments permitted hereunder and actually made in cash during such Excess Cash Flow Period (or, at the option of the Administrative Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due in subsequent Excess Cash Flow Periods); plus
(xviii)    to the extent not funded with proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow period, the aggregate amount of Charges in cash (but, excluding any amounts deducted pursuant to the Dollar For Dollar ECF Deductions) actually made by Holdings or any of its Restricted Subsidiaries during such Excess Cash Flow period.
For purposes of calculating Excess Cash Flow for any Excess Cash Flow period, for each Permitted Acquisition or other similar acquisition consummated during such Excess Cash Flow period, (x) the Consolidated Net Income of a target of any Permitted Acquisition or other similar acquisition shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition or other similar acquisition and (y) for the purposes of calculating working capital, (A) the total assets of a target of such Permitted Acquisition or other similar acquisition (other than cash and Cash Equivalents), as calculated as of the date of consummation of the applicable Permitted Acquisition or other similar acquisition, which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition has been consummated) and (B) the total liabilities of the applicable target of any Permitted Acquisition or other similar acquisition, as calculated as of the date of consummation of the applicable Permitted Acquisition or other similar acquisition, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or other similar acquisition has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be calculated as the difference between the Consolidated Working Capital of the applicable target of any Permitted Acquisition or other similar acquisition at the end of the applicable Excess Cash Flow period from the date of consummation of the Permitted Acquisition or other similar acquisition.
“Excess Cash Flow Application Date” shall have the meaning set forth in Section 5.2(b).
“Excess Cash Flow Period” shall mean each fiscal year of Holdings beginning with the fiscal year of Holdings ending December 31, 2027.
“Excluded Assets” shall mean, subject to and consistent with the Security and Guarantee Principles:
(i)    all parcels of fee-owned Real Property and all parcels of Real Property constituting Leaseholds;
(ii)    (a) commercial tort claims (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law or automatically without any additional filing), (b) any vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law or automatically without any additional filing) and (c) any letter of credit rights (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement or the equivalent under other applicable law or automatically without any additional filing);
(iii)    any assets where the grant of a security interest therein (x) is prohibited by law (including restrictions in respect of Margin Stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or contract permitted hereunder and binding on such property at the time of its acquisition and not entered into in contemplation thereof, or requires governmental or third party consents or obligations that have not been obtained or fulfilled, in each case, after giving effect to applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction and only for so long as such prohibition or restriction remains in effect or (y) results in material adverse Tax consequences as reasonably determined by Holdings in consultation with the Administrative Agent;
(iv)    Margin Stock and (x) more than 65% of the voting Equity Interests of any first-tier CFC or CFC Holdco and (y) Equity Interests of any direct or indirect subsidiary of a CFC or CFC Holdco;
(v)    any assets where the cost of obtaining a security interest in, or perfection of, such assets (including the cost of all applicable legal fees) exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Administrative Borrower in consultation with the Agents);
(vi)    any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction, and only for so long as such prohibition or restriction remains in effect;
(vii)    any lease, license, contract or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement permitted by the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) or otherwise materially adversely amend any rights, benefits or obligations or require the taking of any action that would be materially adverse to any Loan Party, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction;
(viii)    any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law;
(ix)    any assets of, or Indebtedness owned by, any Subsidiary that is not a Loan Party and any assets of Holdings or any Subsidiary to the extent that such assets are held by such Person as agent, trustee or otherwise on behalf of members of a syndicate, side-car structure or other multi-capacity arrangement;
(x)    any property acquired after the Closing Date that is secured by pre-existing Liens permitted by the definition of “Permitted Liens” securing pre-existing secured Indebtedness permitted pursuant to Section 9.4 and not incurred in anticipation of the acquisition by a Borrower or applicable Guarantor of such property, to the extent that the granting of a security interest in such property would be prohibited under the terms of such secured Indebtedness, in each case after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction, and only for so long as such prohibition or restriction remains in effect;
(xi)    Equity Interests in Excluded Subsidiaries, Immaterial Subsidiaries, Unrestricted Subsidiaries, captive insurance companies, joint ventures, special purpose entities and non-Wholly Owned Subsidiaries (but only, with respect to any joint venture or non-Wholly Owned Subsidiary, to the extent the granting of a security interest therein is not permitted by the terms of such Person’s joint venture or organizational documents or would require the consent of one or more third parties that has not been obtained (it being understood that none of Holdings, any of the Restricted Subsidiaries or any of their Affiliates shall have any obligation to seek such consent));
(xii)     (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts, (E) accounts utilized solely to hold amounts on deposit of any party other than a Borrower, a Guarantor or any Restricted Subsidiary thereof, (F) cash collateral accounts securing credit card facilities, merchant accounts and letter of credit facilities, and (G) in the case of clauses (A) through (F) above, the funds or other property held in or maintained in any such account solely for such purposes;
(xiii)    any Transferred Assets securing Permitted Receivables Financings; and
(xiv)    solely with respect to any Foreign Subsidiary, any assets excluded from Collateral pursuant to the Security and Guarantee Principles.
“Excluded Contribution” shall mean Net Cash Proceeds received by Holdings since immediately after the Closing Date from:
(a)    contributions to its common equity capital and
(b)    the sale (other than to a Restricted Subsidiary of Holdings or to any management equity plan or share or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock of Holdings (other than Disqualified Stock), in each case that are excluded from the calculation set forth in Section 9.2(a)(v) and to the extent not otherwise applied.
“Excluded Subsidiary” shall mean (i) any Restricted Subsidiary of Holdings that is not a Wholly Owned Subsidiary if either (a) such entity is no longer a Subsidiary of Holdings or (b)(x) Holdings has adequate Investment capacity to have made an Investment in such entity equal to the fair market value at such time of the Investment that Holdings and its Restricted Subsidiaries hold in such entity, (y) the Disposition or other transaction resulting in such entity becoming an Excluded Subsidiary was otherwise permitted under this Agreement and (z) such Disposition or transaction was made for a bona fide business purpose and not to evade the guarantee requirements under this Agreement and the other Loan Documents, (ii) any Subsidiary of Holdings that is a captive insurance company, not-for-profit Subsidiary or special purpose entity, (iii) any Restricted Subsidiary of Holdings designated as an Unrestricted Subsidiary after the Closing Date in accordance with, and pursuant to, Section 8.11, (iv) any Subsidiary to the extent that the burden or cost of obtaining a guarantee is excessive in relation to the benefit (or potential benefit, taking into account the likelihood of any meaningful recovery under such guarantee) afforded thereby as reasonably determined by the Administrative Borrower and the Administrative Agent, (v) any Subsidiary of Holdings for which the provision of a Guarantee would result in adverse Tax consequences that are not de minimis as reasonably determined by Holdings (it being agreed that as of the Closing Date no Subsidiary constitutes an “Excluded Subsidiary” solely by reference to this clause (v)), (vi) any Regulated Subsidiary, (vii) any Subsidiary not organized, formed or incorporated in a Covered Jurisdiction, (viii) any Subsidiary of Holdings that is (a) a CFC, (v) a CFC Holdco or (c) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC and (ix) any Subsidiary to the extent the provision of a guarantee is otherwise prohibited by the Security and Guarantee Principles or Contractual Obligation existing on the Closing Date (or, if later, on the date such Person became a Subsidiary, if not entered into in contemplation thereof); provided that any Subsidiary that is prohibited by regulation from providing a guaranty shall become a Guarantor upon such prohibition no longer being in effect; provided, further that Holdings, in its sole discretion (in the case of any Foreign Subsidiary, subject to the Administrative Agent’s consent and the provision of local law security documents that are consistent with the Security and Guarantee Principles) may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary to become a Guarantor; provided, further, that (x) neither Intermediate Holdings, any Borrower nor any Co-Borrower shall be an Excluded Subsidiary, and (y) no Intermediate Holding Company shall be an Excluded Subsidiary.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor at any time, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the CEA or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the CEA.
“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Lender, or any other recipient of any payment to be made by or on behalf of any Borrower or any Guarantor hereunder or under any other Loan Document, (i) any Tax imposed on or measured by net income received or receivable (however determined), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it, in each case, (a) under the law of the jurisdiction in which such recipient is incorporated or, if different, the jurisdiction (or jurisdictions) in which such recipient is treated as resident for tax purposes; (b) under the law of the jurisdiction in which such recipient’s principal office or applicable lending office is located in respect of amounts received or receivable in that jurisdiction; or (c) that are Other Connection Taxes; (ii) any withholding Tax that is attributable to the failure on the part of any Lender or Issuing Lender (as applicable) to comply with Section 5.5(d) and (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.14) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (iv) any Tax imposed under FATCA. For the avoidance of doubt, notwithstanding any other provision of this Agreement, withholding tax imposed by the United Kingdom shall not be an “Excluded Tax” with respect to the Bermuda Borrower, the U.S. Borrower, and any other Co-Borrower.
“Existing Liens” shall have the meaning set forth in Section 13.12(a).
“Facility” or “Facilities” shall mean (a) any Term Facility and (b) any Revolving Facility, as the context may require.
“Facing Fee” shall have the meaning set forth in Section 4.1(c).
“fair market value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Administrative Borrower in good faith which determination, if supported by an opinion of an independent valuation or investment banking firm of nationally or internationally recognized standing, shall be conclusive absent manifest error.
“Family Related Parties” shall mean in respect of any Person, (a) any spouse or civil partner of such Person, any one or more of that Person’s children (including step-children and adopted children), any one or more of that Person’s parents and any one or more of that Person’s grandchildren, (b) the estate of such Person or the estate of any other Person under preceding clause (a), (c) any Person who receives a direct or indirect beneficial interest in Holdings from any estate under preceding clause (b) to the extent of such interest, (d) any executor, personal administrator or trustee who holds such direct or indirect beneficial interest in Holdings for the benefit of, or as fiduciary for, any Person under preceding clause (a), (b) or (c) to the extent of such interest, and (e) any corporation, company, partnership, limited liability company, trust or similar entity, directly or indirectly owned or controlled by such Person or any other Person or Persons identified in preceding clause (a), (b), (c) or (d).
“FASB” shall mean the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor thereto.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the Closing Date or any amended or successor version that is substantially comparable (provided that any such amended, or successor version imposes criteria that are not materially more onerous than those contained in such Sections as enacted on the Closing Date), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any U.S. or non-U.S. fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” shall mean, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that (1) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (2) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate of the quotations for the day for such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than the Floor, the Federal Funds Rate shall be deemed to be equal to the Floor
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.1.
“Financial Covenant” shall mean the financial covenant set forth in Section 9.1.
“Financial Covenant Event of Default” shall have the meaning set forth in Section 11.2(b).
“Financial Statements Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.
“First Priority Credit Agreement Refinancing Debt” shall mean any secured Indebtedness incurred by a Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Debt”) or one or more senior secured revolving credit facilities (each, a “First Priority Refinancing Revolving Debt”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Term Loans, (ii) such Indebtedness constitutes Credit Agreement Refinancing Debt and (iii) such Indebtedness complies with the Credit Agreement Refinancing Requirements.
“First Priority Refinancing Revolving Debt” shall have the meaning set forth in the definition of “First Priority Credit Agreement Refinancing Debt.”
“First Priority Refinancing Term Debt” shall have the meaning set forth in the definition of “First Priority Credit Agreement Refinancing Debt.”
“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any date, the ratio of (a) Consolidated EBITDA for the most recently ended Test Period to (b) Fixed Charges of such Person for such period.
“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:
(a)    Consolidated Interest Expense of such Person for such period;
(b)    all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and
(c)    all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Fixed Rate” shall mean and include each of the Term SOFR Rate and each Alternate Currency Rate (other than the SONIA Rate).
“Fixed Rate Loan” shall mean each Term SOFR Rate Loan and each Alternate Currency Loan (other than each SONIA Rate Loan).
“Floor” shall mean 0.00% per annum.
“Foreign Exchange Swap Agreements” shall mean any agreement the purpose of which is mitigating or managing risks and exposures arising from the fluctuation of currency exchange rates.
“Foreign Security” shall mean the security created or expressed to be created in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Foreign Security Documents.
“Foreign Security Documents” shall mean all pledge or other security agreements, debentures, charges, deeds of trust, assignments or other similar agreements or instruments, in each case, governed by the law of any jurisdiction other than the United States (whether executed on or after the Closing Date) in connection with the transactions contemplated hereby, in each case, subject to and consistent with the Security and Guarantee Principles.
“Foreign Subsidiary” shall mean any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to each Issuing Lender, such Defaulting Lender’s pro rata share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Lender other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Collateralized in accordance with the terms hereof.
“Funded Debt” shall mean, with respect to any Person, all Indebtedness of such Person that matures more than one (1) year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of any Borrower, Indebtedness in respect of the Loans.
“Funding Obligations” shall have the meaning set forth in the definition of “Lender Default.”
“GAAP” shall mean generally accepted accounting principles in the United States of America that are in effect from time to time (but subject to Section 1.5(a)).
“Global Intercompany Note” shall mean a note substantially in the form of Exhibit C.
“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial, county, local, or otherwise, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” shall mean Holdings, the Borrowers and the Restricted Subsidiaries.
“Guarantee” shall have the meaning set forth in Section 10.2. The term “Guaranteeing” shall have a correlative meaning.
“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Administrative Borrower in good faith.
“Guaranteed Obligations” shall have the meaning set forth in Section 10.1.
“guaranteeing person” shall have the meaning set forth in the definition of “Guarantee Obligation.”
“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.
“Guarantor Trigger Date” shall mean (i) in respect of a Restricted Subsidiary that ceases to be an Excluded Subsidiary or ceases to be a Non-Guarantor Subsidiary because the jurisdiction or organization of such Subsidiary becomes a Covered Jurisdiction, the date on which such Restricted Subsidiary has ceased to be an Excluded Subsidiary or Non-Guarantor Subsidiary, (ii) in respect of a Restricted Subsidiary that ceases to be an Immaterial Subsidiary as a result of the 5% Test, the date on which the Financial Statements Certificate was (or was required to be) delivered pursuant to Section 8.2(c), showing that such Restricted Subsidiary ceased to be an Immaterial Subsidiary as a result of the 5% Test, (iii) in respect of an Additional Material Subsidiary, the date on which the applicable Restricted Subsidiary was designated as an Additional Material Subsidiary pursuant to Section 8.8(d), (iv) in respect of any other

Restricted Subsidiary designated as a Subsidiary Guarantor, the date of such designation, and (v) in respect of any Restricted Subsidiary (other than a Non-Guarantor Subsidiary) that is established, created or acquired after Closing Date by any Loan Party (including upon the consummation of a Division), the date on which such Restricted Subsidiary is established, created or acquired by such Loan Party. The first Guarantor Trigger Date hereunder shall be the date on which the Financial Statements Certificate with respect to the financial statements for the first fiscal quarter ending after the Closing Date was (or was required to be) delivered pursuant to Section 8.2(c).
“Guarantors” shall mean, collectively, Holdings, the Subsidiary Guarantors and, in the case of Guaranteed Obligations incurred by Loan Parties other than itself, each Borrower.
“Holdings” shall mean (i) on or after the Closing Date, Closing Date Holdings or (ii) after the Closing Date, any other Person (“New Holdings”) that is a direct or indirect parent of Holdings or any Person, in either case, that assumes the obligations of Closing Date Holdings under this Agreement and the other Loan Documents (or the previous New Holdings, as the case may be) (“Previous Holdings”); provided that (a) New Holdings shall directly or indirectly own 100.0% of the Equity Interests of Intermediate Holdings and each Borrower (but only to the extent that each parent entity of the Borrowers that is a Subsidiary or New Holdings is or becomes a Guarantor at the time New Holdings assumes the obligations of Closing Date Holdings), (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (c)(i) all Capital Stock of Intermediate Holdings and the Borrowers and substantially all of the other assets of Previous Holdings shall be contributed or otherwise transferred, directly or indirectly, to New Holdings and pledged to secure the Obligations and (ii) all Capital Stock and all other assets of Intermediate Holding, and the Borrowers and the Subsidiary Guarantors that constituted Collateral prior to such substitution shall remain Collateral and shall remain subject to Liens thereon securing the Obligations that are valid and enforceable to the same extent as such Liens were valid and enforceable prior to such substitution, (d) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of the proposed transaction and Previous Holdings, New Holdings and the Borrower shall promptly and in any event at least three Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer”, Beneficial Ownership Certification and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (e) New Holdings shall be an entity organized or existing under the laws of a Covered Jurisdiction or any other jurisdiction permitted by the Administrative Agent in its reasonable discretion and (f) the Administrative Borrower shall deliver a certificate of an Authorized Officer with respect to the satisfaction of the conditions set forth in this definition; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations as “Holdings” under the Loan Documents and any reference to “Holdings” in the Loan Documents shall refer to New Holdings.
“IASB” shall mean the International Accounting Standards Board or any successor thereto.
“IFRS” shall have the meaning set forth in Section 1.5(a).
“IFRS Election” shall have the meaning set forth in Section 1.5(a).
“Immaterial Subsidiary” shall mean each Restricted Subsidiary of Holdings (other than Intermediate Holdings, any Borrower, any Co-Borrower or any Intermediate Holding Company) that, as of the most recently ended Test Period, contributed less than 5.0% of the total third party revenues of Holdings and its Restricted Subsidiaries for the applicable Test Period (the “5% Test”); provided that the aggregate amount of third party revenues of all Immaterial Subsidiaries (excluding, for the purposes of calculating such revenues for the 10% Threshold, all other Excluded Subsidiaries) shall not exceed 10.0% of the total third party revenues of Holdings and the Restricted Subsidiaries (the “10% Threshold,”) as of the end of any such Test Period.
“Incentive Arrangements” shall mean any (a) contingent earn-out arrangements calculated by reference to the revenues, sales, earnings or operations of the entity or the assets, divisions or product lines acquired, (b) share or stock appreciation rights or share or stock option plans, (c) “phantom” share or stock plans, (d) non-competition agreements, and (e) other incentive and bonus plans entered into by Holdings (or any of its direct or indirect parent companies) or any Restricted Subsidiary for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses in connection with the Transactions or any Permitted Acquisition of such Person or business.
“Incremental Amendment” shall have the meaning set forth in Section 2.15(c).
“Incremental Facility” shall mean each Incremental Revolving Facility and each Incremental Term Facility, as applicable.
“Incremental Loans” shall mean Incremental Revolving Loans and Incremental Term Loans.
“Incremental Revolving Facility” shall mean each Incremental Revolving Loan Commitment and each Incremental Revolving Loan.
“Incremental Revolving Lender” shall have the meaning set forth in Section 2.15(a).
“Incremental Revolving Loan Commitments” shall have the meaning set forth in Section 2.15(a).
“Incremental Revolving Loan Maturity Date” shall mean the date on which an Incremental Revolving Loan matures or related Incremental Revolving Loan Commitment expires as set forth in the Incremental Amendment relating to such Incremental Revolving Loan Commitment.
“Incremental Revolving Loans” shall have the meaning set forth in Section 2.15(a).
“Incremental Term Facility” shall mean each Incremental Term Loan Commitment and each Incremental Term Loan.
“Incremental Term Lender” shall have the meaning set forth in Section 2.15(a).
“Incremental Term Loan Commitments” shall have the meaning set forth in Section 2.15(a), as the same may be terminated pursuant to Section 4.3 or Section 11.
“Incremental Term Loan Maturity Date” shall mean the date on which an Incremental Term Loan matures as set forth in the Incremental Amendment relating to such Incremental Term Loan; provided, that if such date is not a Business Day, the Incremental Term Loan Maturity Date shall be the immediately preceding Business Day.
“Incremental Term Loans” shall have the meaning set forth in Section 2.15(a).

“Incur” or “Incurrence” shall have the meanings set forth in Section 9.4(a).
“Indebtedness” shall mean, with respect to any Person at any date, without duplication:
(a)    any indebtedness (including principal and premium) of such Person, whether or not contingent:
(i)    in respect of borrowed money;
(ii)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(iii)    representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except (x) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith and (y) any earn-out obligations until such obligation becomes due and unpaid by more than fifteen (15) Business Days and a liability on the balance sheet of such Person in accordance with GAAP; or
(iv)    in respect of obligations under any Swap Agreements;
if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations under Swap Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(b)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations (of the type referred to in clause (a) of this definition) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(c)    to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured;
provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (x) Contingent Obligations incurred in the ordinary course of business, (y) Indebtedness the proceeds of which are segregated and held in escrow (and only for so long as such proceeds are so segregated and held) or (z) any obligations under or in respect of operating leases.
“Indemnified Person” shall have the meaning set forth in Section 13.1.
“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b), to the extent not otherwise described in (a), Other Taxes.
“Initial Revolving Loan Commitments” shall have the meaning set forth in Section 2.1(d).

“Initial Revolving Loans” shall have the meaning set forth in Section 2.1(d).
“Initial Term Loan” shall have the meaning set forth in Section 2.1(a).
“Initial Term Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Section 4.3 or Section 11. The aggregate amount of the Initial Term Loan Commitment as of the Closing Date is $2,040,000,000.
“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including copyrights, trademarks, domain names, patents, in any of the foregoing cases whether registered, issued or applied for with a Governmental Authority, trade secrets, rights in know-how, technology, software, data and databases, all rights to past, present or future proceeds and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Determination Date” shall mean, with respect to any Fixed Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Fixed Rate Loan, as the case may be.
“Interest Period” shall have the meaning set forth in Section 2.10.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Intermediate Holding Company” shall mean any Subsidiary of Holdings that directly or indirectly owns Capital Stock of a Borrower (including a Co-Borrower).
“Intermediate Holdings” shall mean TFP Intermediate Holdings II Limited, an exempted company limited by shares incorporated in Bermuda
“Investment Company Act” shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended to the Closing Date and from time to time thereafter.
“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of Indebtedness), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person.
Subject to the immediately following sentence, the amount of any non-cash Investments will be the fair market value thereof at the time made, and the amount of any cash Investment will be the original cost thereof. To the extent any Investment in any Person is made in compliance with Section 9.2 in reliance on a category that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to Holdings or any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, interest, payment, return of capital, repayment, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate Dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). To the extent the category subject to a Dollar-denominated restriction is subject to a restriction based on the greater of a Dollar amount and an amount based on a percentage of LTM EBITDA which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.
“Investors” shall mean (a) the Management Stockholders, (b) each other Person that is a direct or indirect investor in Holdings on the Closing Date or (c) in each case, (x) their Affiliates and affiliated funds or funds advised by the same Person or (y) Family Related Parties, other than, in each case, any portfolio companies of any of the foregoing.
“IPO Entity” has the meaning set forth in the definition of “ Qualified Public Offering.”
“IPO Listco” means a wholly owned Subsidiary of Holdings or any parent entity of Holdings formed in contemplation of any Qualified Public Offering to become an IPO Entity.
“IPO Shell Company” means each of IPO Listco and any IPO Subsidiary.
“IPO Subsidiary” means a wholly owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, a Qualified Public Offering Reorganization Transaction and a Qualified Public Offering.
“Irish Companies Act” means the Companies Act 2014 of Ireland, as amended.
“Irish Loan Party” means any Person that becomes a Loan Party and is incorporated in Ireland.
“IRS” shall mean the U.S. Internal Revenue Service.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lenders” shall mean each of the Revolving Lenders as of the Closing Date or any other Revolving Lenders reasonably acceptable to the Administrative Borrower and the Administrative Agent which agree to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates or branches of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Loan Documents).
“Judgment Currency” shall have the meaning set forth in Section 13.19(a).
“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.19(a).
“Junior Priority Credit Agreement Refinancing Debt” shall mean any secured Indebtedness incurred by a Borrower in the form of one or more series of junior lien secured notes or junior lien secured term loans (each, a “Junior Priority Refinancing Term Debt”) or one or more junior lien revolving credit facilities (each, a “Junior Priority Refinancing Revolving Debt”); provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis (with respect to Liens only) to the Liens on the Collateral securing the Obligations and the obligations in respect of any First Priority

Credit Agreement Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Debt, (iii) the holders of such Indebtedness and the Liens on the Collateral securing such Indebtedness are subject to and bound by an Acceptable Intercreditor Agreement and (iv) such Indebtedness complies with the Credit Agreement Refinancing Requirements.
“Junior Priority Refinancing Revolving Debt” shall have the meaning set forth in the definition of “Junior Priority Credit Agreement Refinancing Debt.”
“Junior Priority Refinancing Term Debt” shall have the meaning set forth in the definition of “Junior Priority Credit Agreement Refinancing Debt.”
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans.
“L/C Disbursement” shall mean an honoring of a drawing by an Issuing Lender pursuant to a Letter of Credit.
“L/C Obligations” shall mean, as of any date of determination, an amount equal to the sum of (a) the aggregate Dollar Equivalent available to be drawn under all outstanding Letters of Credit and (b) the aggregate Dollar Equivalent of the aggregate of all Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participants” shall mean all the Revolving Lenders other than the Issuing Lender.
“L/C Sublimit” shall mean $30,000,000.
“LCT Election” shall have the meaning set forth in Section 1.4.
“LCT Test Date” shall have the meaning set forth in Section 1.4.
“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements or fixtures.
“Legal Reservations” means (a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Statute of Limitations of Ireland 1957 and 1991 and the Statute of Limitations (Amendment) Act of Ireland, 2000 and defences of set-off or counterclaim; (c) the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases; (d) similar principles, rights and remedies under the laws of any relevant jurisdiction; and (e) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Administrative Agent as a condition precedent under this Agreement;
“Lender” shall mean each financial institution listed on Schedule I, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, a Refinancing Amendment

or an Incremental Amendment, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lender” shall include the Issuing Lenders.
“Lender Default” shall mean, with respect to any Lender, (i) the refusal (which must be in writing and which has not been retracted in writing) or failure of such Lender to fund any portion of the Revolving Loans or reimbursement obligations under the Revolving Facility, participations in L/C Obligations (collectively, its “Funding Obligations”) required to be made by it under the Revolving Facility, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure unless such refusal or failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) have not been satisfied, (ii) the failure of such Lender to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (iii) such Lender has notified the Borrowers or the Administrative Agent that it does not intend to comply with its Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations under the Revolving Facility or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (iv) such Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its Funding Obligations under the Revolving Facility, (v) such Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event, (vi) such Lender has, or has a direct or indirect parent company that has, become subject to a Bail-In Action or (vii) that such Lender has failed to make any payment pursuant to Section 12.17.
“Lender Party” shall have the meaning set forth in Section 13.16(a).
“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person has commenced under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred with respect to such Lender solely by virtue of the ownership or acquisition of any Equity Interests in such Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality thereof) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Letter of Credit” shall have the meaning set forth in Section 3.1(a).
“Letter of Credit Back-Stop Arrangements” shall have the meaning set forth in Section 3.3(b).

“Letter of Credit Commitment” shall mean, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 3, as such commitment is set forth on Schedule I or if an Issuing Lender has entered into an Assignment and Assumption, the amount set forth for such Issuing Lender as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.
“Letter of Credit Fee” shall have the meaning set forth in Section 4.1(b).
“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time (taking the Dollar Equivalent of any such Letter of Credit denominated in an Alternate Currency and determined in accordance with Section 1.6) and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time (taking the Dollar Equivalent of any such Letter of Credit denominated in an Alternate Currency).
“Letter of Credit Request” shall have the meaning set forth in Section 3.3(a).
“Leverage Ratios” and “Leverage Ratio” shall have the meaning set forth in Section 1.5(a).
“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Transaction” shall mean (1) any Permitted Acquisition or other Investment permitted hereunder, (2) any incurrence, assumption, issuance, prepayment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or Disqualified Stock, (3) any Restricted Payment, (4) the making of any Disposition or any fundamental change in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“LLC” shall mean any Person that is a limited liability company under the laws of its jurisdiction of formation.
“Loan” shall mean any loan made or maintained by any Lender pursuant to this Agreement.
“Loan Documents” shall mean this Agreement, each Co-Borrower Request and Assumption Agreement, each Co-Borrower Notice, each Guarantor Joinder Agreement, the U.S. Security Agreement, the Foreign Security Documents and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each other Security Document, each Acceptable Intercreditor Agreement, the Global Intercompany Note, each Incremental Amendment, each Refinancing Amendment, and any other document designated as such by the Administrative Agent and the Administrative Borrower.
“Loan Modification Agreement” shall have the meaning set forth in Section 2.16(b).
“Loan Modification Offer” shall have the meaning set forth in Section 2.16(a).
“Loan Parties” shall mean Holdings, each Borrower, each Co-Borrower and each Subsidiary Guarantor.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.
“LTM EBITDA” shall mean the Consolidated EBITDA, calculated on a Pro Forma Basis, as of the last day of the most recently ended Test Period.
“Management Stockholders” shall mean, at any time, the current and former members of management and employees of Holdings, its Subsidiaries or any of its direct or indirect parent companies who are direct or indirect holders of Capital Stock of Holdings or any of its Subsidiaries and their respective Control Investment Affiliates who are indirect holders of Capital Stock of Holdings or any of its Subsidiaries, in each case, at such time.
“Mandatory Prepayment Date” shall have the meaning set forth in Section 5.2(f).
“Margin Stock” shall have the meaning set forth in Regulation U of the Board.
“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the IPO Entity on the date of a Restricted Payment (or in the case of a Restricted Payment of the type described in Section 9.2(a)(i), such date of declaration of Restricted Payment) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of such Restricted Payment (or in the case of a Restricted Payment of the type described in Section 9.2(a)(i), such date of declaration of Restricted Payment).
“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or (iii) the rights and remedies available to, or conferred upon, any Agent, any Lender or any other Secured Party under the Loan Documents.
“Material Intellectual Property” shall mean Intellectual Property owned by, or exclusively licensed to, Holdings or any Restricted Subsidiary that is, in good faith determination of Holdings, material to the ongoing operation of the business of Holdings and its Restricted Subsidiaries, taken as a whole.
“Material Subsidiary” shall mean each Restricted Subsidiary that is not an Immaterial Subsidiary; provided that Intermediate Holdings, each Borrower and each Co-Borrower designated pursuant to Section 13.26 shall constitute a Material Subsidiary.
“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes and toxic or hazardous substances regulated or that can form the basis for liability under Environmental Law, including any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, perfluoroalkyl and polyfluoroalkyl substances, urea-formaldehyde insulation, molds, fungi, mycotoxins, and radioactivity or radiofrequency radiation.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Term Loan Maturity Date, the Revolving Loan Maturity Date, the Incremental Term Loan Maturity Date, the Incremental Revolving Loan Maturity Date or the final stated maturity date of any Other Term Loan or Other Revolving Loan as set forth in the applicable Refinancing Amendment, as the case may be.
“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of:
(a)    an unlimited amount if, on a Pro Forma Basis after giving effect to the Incurrence of such Indebtedness and the intended use of proceeds thereof as of the last day of the most recently ended Test Period, (i) with respect to amounts secured by a Lien on the Collateral on a pari passu basis with the Initial Term Loans, the Total First Lien Net Leverage Ratio is less than or equal to the Closing Date First Lien Net Leverage Ratio, (ii) with respect to amounts secured by a Lien on the Collateral on a junior basis to the Initial Term Loans, either (I) the Total Secured Net Leverage Ratio is less than or equal to either (x) 0.50 to 1.00 greater than the Closing Date Secured Net Leverage Ratio or (y) at the election of the Administrative Borrower, to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (A) 0.50 to 1.00 greater than the Closing Date Secured Net Leverage Ratio and (B) the Total Secured Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Fixed Charge Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Fixed Charge Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder, and (iii) with respect to amounts that are unsecured or secured by a Lien on assets not constituting Collateral, either (I) the Total Net Leverage Ratio is less than or equal to either (x) 1.00 to 1.00 greater than the Closing Date Total Net Leverage Ratio or (y) at the election of the Administrative Borrower, to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (A) 1.00 to 1.00 greater than the Closing Date Total Net Leverage Ratio and (B) the Total Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Fixed Charge Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Fixed Charge Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder; plus
(b)    in the case of an Incremental Facility that serves to effectively extend the maturity or effect the repricing of any Class under any Term Facility, any Revolving Facility or any Indebtedness Incurred pursuant to Section 9.4(b)(ii), (b)(vii) or (b)(xix) (collectively, “Specified Indebtedness”), an amount equal to the portion of the Specified Indebtedness that will be replaced by such Incremental Facility plus any related fees, costs and expenses, including original issue discount and upfront fees and prepayment penalties and premium; provided that if such Indebtedness is secured by a lien on the Collateral that is junior to the lien securing the Obligations or is unsecured (or secured by a Lien on assets not constituting Collateral), such Incremental Facility shall be secured by a lien on the Collateral that is junior to the lien securing the Obligations or unsecured (or secured by a Lien on assets not constituting Collateral), as applicable, plus
(c)    (i) all voluntary prepayments and debt buybacks (which shall include, for the avoidance of doubt, any redemption, open market purchase and offer to purchase including pursuant to any “yank-

a-bank” provision), without duplication of any such increase in capacity pursuant to Section 9.4(b)(vii)(C) (and, for the avoidance of doubt, with no corresponding increase in capacity pursuant to (d) below) (A) with respect to Incremental Facilities that are secured by a Lien on the Collateral that is pari passu with the Lien securing the Initial Term Loans, within any Class of Specified Indebtedness (but limited in the case of any Revolving Facility to prepayments that are accompanied by a voluntary and permanent commitment reduction in respect of the Revolving Loans so prepaid)) secured by a Lien on the Collateral that is pari passu with the Lien securing the Initial Term Loans, (B) with respect to Incremental Facilities that are secured by a Lien on the Collateral on a junior basis to the Initial Term Loans, within any Class of Specified Indebtedness (but limited in the case of any Revolving Facility to prepayments that are accompanied by a voluntary and permanent commitment reduction in respect of the Revolving Loans so prepaid)) secured by a Lien on the Collateral that is pari passu with or junior to the Lien securing the Initial Term Loans, and (C) with respect to Incremental Facilities that are unsecured or secured by a Lien on assets not constituting Collateral, within any Class of Specified Indebtedness (but limited in the case of any Revolving Facility to prepayments that are accompanied by a voluntary and permanent commitment reduction in respect of the Revolving Loans so prepaid)) secured by a Lien on the Collateral that is pari passu with or junior to the Lien securing the Initial Term Loans or is unsecured or is secured by a Lien on assets not constituting Collateral, in each case made prior to the date of any such incurrence, with credit given to the cash payment made in respect of such buybacks, and (ii) without duplication of any prepayment of Revolving Loans pursuant to the preceding clause (i), voluntary and permanent commitment reductions of any Revolving Facilities made prior to the date of any such incurrence, in each case of (i) and (ii), except to the extent financed with proceeds of long-term Indebtedness (other than a revolving facility); provided that to the extent such long-term indebtedness is subsequently prepaid, redeemed, repurchased or otherwise retired not with other long-term indebtedness (other than revolving indebtedness), the principal amount of any such reduction shall be added to this clause (c)), plus
(d)    the sum of (x) the greater of $456,000,000 and 100.0% of LTM EBITDA (calculated at the time of determination) determined on a Pro Forma Basis plus (y) at the option of the Administrative Borrower, unused amounts then available under Section 9.4(b)(xvi), minus the sum of (A) the aggregate principal amount of Incremental Term Loans or Incremental Revolving Loan Commitments Incurred under this clause (d) prior to such date and (B) the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock issued or Incurred pursuant to Section 9.4(b)(vii)(D) prior to such date (in each case, without duplication), which shall be available at all times and not subject to any ratio test.
provided that (w) the Loan Parties may Incur such Indebtedness under any of clauses (a), (b), (c) or (d) above in such order as the Administrative Borrower may elect in its sole discretion, (x) if the Loan Parties intend to Incur Incremental Facilities under clause (a) above, on the one hand, and under clauses (b), (c) or (d) above, on the other hand, in a single transaction or series of substantially simultaneous and related transactions, (I) the Incurrence of the portion of such Incremental Facilities to be incurred under clause (a) above shall first be calculated without giving effect to any portion of such Incremental Facilities to be incurred under clauses (b), (c) or (d) above (but giving pro forma effect to the use of proceeds of all such Incremental Facilities to be Incurred in connection with such transaction or series of substantially simultaneous and related transactions) and (II) thereafter, the Incurrence of the portion of such Incremental Facilities to be incurred under clauses (b), (c) or (d) above shall be calculated, (y) any portion of any Incremental Facilities incurred under clauses (b), (c) or (d) above shall be automatically reclassified as Incurred under the applicable ratio test set forth in clause (a) above if at such time such ratio test set forth in clause (a) above would be satisfied on a Pro Forma Basis (after giving effect to such reclassification) on the last day of the most recently ended Test Period and shall remain so reclassified even if the applicable ratio test ceases to be satisfied at any time thereafter and (z) for the purposes of calculating the applicable ratio test set forth in clause (a) above with respect to Incremental Revolving Loan Commitments and Incremental Term Loans in the form of delayed draw facilities, at the option of the Administrative Borrower, the Administrative Borrower may test any applicable ratio either (i) assuming the Incremental Revolving Loan Commitments and the commitments in respect of such delayed draw facilities are fully drawn at the time of establishment thereof, in which case, any subsequent utilization of such Incremental Revolving Loan Commitments and the commitments in respect of such delayed draw facilities shall not require compliance with any incremental incurrence test or (ii) upon the actual utilization under such facility; provided that unfunded Incremental Revolving Loan Commitments and the commitments in respect of such delayed draw facilities shall be disregarded under all relevant voting provisions hereunder.
“Maximum Rate” shall have the meaning set forth in Section 13.18.
“MFN Exceptions” shall mean any Incremental Term Loan that (i) is incurred (or the commitments in respect thereof become effective) after the date that is six (6) months following the Closing Date, (ii) is not in the form of a broadly syndicated “term B facility”, (iii) is not denominated in Dollars, (iv) is not secured by the Collateral on a pari passu basis with the Initial Term Loans, (v) is not incurred in reliance on clause (a) of the definition of “Maximum Incremental Facilities Amount”, (vi) matures later than six (6) months after the Term Loan Maturity Date, (vii) is in an aggregate principal amount that does not exceed the greater of $228,000,000 and 50.0% of LTM EBITDA (calculated at the time of determination) determined on a Pro Forma Basis, or (ix) constitutes Customary Bridge Facilities.
“Minimum Borrowing Amount” shall mean $1,000,000 or, if denominated in Euros, €1,000,000 or, if denominated in Pounds Sterling, £1,000,000 or if denominated in an Alternate Currency (other than Euros or Pounds Sterling), the amount of 1,000,000 of the Alternate Currency.
“Minimum Extension Condition” shall have the meaning set forth in Section 2.16(c).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Holdings, any Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, and each such plan for the six-year period immediately following the latest date on which Holdings, any Borrower, any Restricted Subsidiary or any Commonly Controlled Entity contributed to or had an obligation to contribute to such plan.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets (other than any Lien pursuant to a Security Document), (iii) Taxes paid and the Administrative Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by Holdings or any Restricted

Subsidiary of Holdings in connection with such Asset Sale or Recovery Event or any other sale of assets, (iv) reserves for any liabilities attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by Holdings or any of its Restricted Subsidiaries in connection therewith (including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction) and that are determined by the Administrative Borrower in good faith as a reserve in accordance with GAAP; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to Holdings or any of its Restricted Subsidiaries from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) Charges reasonably anticipated by Holdings to be incurred in connection with any transition services provided in connection the applicable Asset Sale, Recovery Event or other sale of assets, (vii) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (viii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Short” means, with respect to a Lender or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Loans and/or Commitments plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Borrowers or any Guarantor immediately prior to such date of determination.
“New Revolving Loan Commitments” shall have the meaning set forth in Section 2.15(a).
“Non-Defaulting Lender,” “Non-Defaulting Revolving Lender,” “Non-Defaulting Term Lender” and “Non-Defaulting Incremental Term Lender” shall mean and include each Lender, Term Lender, Revolving Lender or Incremental Term Lender, as the case may be, other than a Defaulting Lender.
“Non-Guarantor Debt Cap” shall mean, as of any time of determination, an amount equal to the greater of (x) $228,000,000 and (y) 50.0% of LTM EBITDA less the aggregate principal amount of Indebtedness, Disqualified Stock or Preferred Stock incurred by Non-Guarantor Subsidiaries in reliance on Sections 9.4(b)(ii), (vi), (vii), (xix), (xxi) or (xxv) on or prior to the time of such determination and outstanding at such time of determination.
“Non-Guarantor Subsidiary” shall mean any Excluded Subsidiary and any Restricted Subsidiary of Holdings that is an Immaterial Subsidiary and any other Subsidiary that is not organized or incorporated in a Covered Jurisdiction; provided that any such Non-Guarantor Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary is no longer a Restricted Subsidiary or an Excluded Subsidiary or Immaterial Subsidiary and is organized in a Covered Jurisdiction, as applicable; provided, further, that, notwithstanding the foregoing, Holdings may in its sole discretion designate any Restricted Subsidiary organized or incorporated in a Covered Jurisdiction as a Subsidiary Guarantor.

“Non-Recourse Indebtedness” shall mean (i) any Indebtedness of any Restricted Subsidiary established in connection with a securitization or structured financing and which is non-recourse to any other Restricted Subsidiary other than with respect to Standard Securitization Undertakings and (ii) any Indebtedness resulting from a transaction in which all or substantially all of the economic value of loans have been sold, transferred or assigned, directly or indirectly through a series of related transactions, by a Restricted Subsidiary of Holdings, which Indebtedness is non-recourse to any other Restricted Subsidiary other than with respect to Standard Securitization Undertakings.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than any government-sponsored plan, including any state-governed social security arrangements or statutory supplemental pension arrangements) established (regardless of whether through direct contributions or through employee withholding), maintained or contributed to outside the United States by Holdings, any Borrower or one or more Restricted Subsidiaries primarily for the benefit of employees of Holdings, such Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment.
“Non-U.S. Plan Event” shall mean with respect to any Non-U.S. Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law or the terms of the Non-U.S. Plan, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Non-U.S. Plan or to appoint a trustee or similar official to administer any Non-U.S. Plan, (d) the incurrence of any liability by Holdings, any Borrower or any Restricted Subsidiary on account of the complete or partial termination of a Non-U.S. Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that could result in Holdings, any Borrower or any Restricted Subsidiary incurring, or the imposition on Holdings, any Borrower or any Restricted Subsidiary of, any material fine, excise tax or penalty resulting from any noncompliance with applicable law.
“Note” shall mean each Term Note and Revolving Note.
“Notice of Borrowing” shall have the meaning set forth in Section 2.3(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be so approved).
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(c).
“Notice of Intent to Cure” shall mean a certificate of an Authorized Officer of the Administrative Borrower delivered to the Administrative Agent, with respect to any fiscal quarter for which a cure right will be exercised, which certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default in accordance with Section 11.3(a).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“Obligation Currency” shall have the meaning set forth in Section 13.19(a).
“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations or Specified Swap

Agreements and interest accruing after the filing of any petition in bankruptcy or examinership, or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to any Borrower or any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all obligations (including reimbursement obligations) in respect of Letters of Credit, and all other obligations and liabilities of any Borrower or any other Loan Party (including with respect to guarantees) to any Agent, any Lender, any other Secured Party or any party to a Specified Swap Agreement or a party providing Cash Management Obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement or any document relating to Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by any Borrower or any Loan Party pursuant to any Loan Document and all fees and expenses accruing after the filing of any petition in bankruptcy, examinership or the commencement of any insolvency, examinership, reorganization or like proceeding, relating to any Borrower or any Loan Party, whether or not a claim for post-filing or post-petition fees or expenses is allowed in such proceeding), guarantee obligations or otherwise (but excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor).
“OFAC” shall have the meaning set forth in the definition of “Sanctioned Person.”
“Offer Price” shall have the meaning set forth in the definition of “Dutch Auction.”
“Organizational Document” shall mean (i) relative to each Person that is a corporation or company, its charter or memorandum or articles of association and its by-laws/bye-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its constitutional documents, certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document), (v) relative to each Irish Loan Party, the certificate of incorporation (including the certificate(s) of incorporation on change of name (if any)) and constitution and (vi) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.
“Other Applicable Indebtedness” shall have the meaning set forth in Section 5.2(e).
“Other Connection Taxes” shall mean any Taxes imposed as a result of a present or former connection between the applicable recipient and the jurisdiction imposing such Tax or any political subdivision thereof or therein (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document).
“Other Revolving Loan Commitments” shall mean revolving credit commitments hereunder or extended Revolving Loan Commitments hereunder that result from a Refinancing Amendment.
“Other Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Revolving Loan Commitment.
“Other Taxes” shall mean all present or future stamp or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies, in each case, arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except to the extent any such Taxes are Other Connection Taxes imposed as a result of an assignment, novation, participation or any other voluntary transfer by a Lender (other than if such transfer is pursuant to the Administrative Borrower’s request under Section 2.14).
“Other Term Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.
“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.
“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent Holding Company” shall mean any direct or indirect parent entity of Holdings which holds directly or indirectly 100.0% of the Capital Stock of Holdings.
“Participant Register” shall have the meaning set forth in Section 13.4(e)(i).
“Participating Member State” shall mean each state as described in any EMU Legislation.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Perfection Requirements” means the making or the procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Foreign Security Document governed by Irish law (and/or any Foreign Security created under it) necessary for the validity, enforceability and/or perfection of that Irish law governed Foreign Security Document;
“Performance References” shall have the meaning set forth in the definition of “ Derivative Instrument.”
“Permitted Acquisition” shall have the meaning set forth in the definition of “Permitted Investments.”
“Permitted Amendment” shall mean an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.16, providing for (a) an extension of the Maturity Date applicable to the Loans or Commitments of the Accepting Lenders and (b) in connection therewith, at the Administrative Borrower’s option, (i) a decrease or increase in the Applicable Margin with respect to the Loans or Commitments of the Accepting Lenders and/or (ii) a decrease or increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.
“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 9.5 and Section 5.2(c).

“Permitted Earlier Maturity Indebtedness Exception” shall mean, with respect to any Incremental Facility, Credit Agreement Refinancing Debt and Indebtedness incurred pursuant to Section 9.4(b)(vii), Indebtedness which may have (x) a maturity date that is earlier than the Latest Maturity Date and (y) a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of any Term Loans outstanding at the time such Indebtedness is Incurred, consisting of (i) Indebtedness in an aggregate principal amount that does not exceed the greater of (x) $228,000,000 and (y) 50.0% of LTM EBITDA (calculated at the time of determination), (ii) Indebtedness Incurred in reliance on clause (b), (c) or (d) of the definition of “Maximum Incremental Facilities Amount,” (iii) Indebtedness Incurred in connection with a Permitted Acquisition or other Investment permitted hereunder or (iv) Customary Bridge Facilities.
“Permitted Eligible Assignee” shall mean Holdings, any Borrower or any of their respective Restricted Subsidiaries.
“Permitted Holders” shall mean, individually or collectively, (a) the Investors (including all Management Stockholders and Family Related Parties from time to time), (b) any other Person that directly or indirectly Beneficially Owns interests in Holdings (or such Permitted Parent) on the Closing Date or acquires such ownership interests within one hundred and eighty (180) days following the Closing Date; provided that such ownership interests acquired after the Closing Date shall not exceed 15.0% of all issued and outstanding ownership interests in Holdings (or such Permitted Parent) for purposes of this clause (b), (c) any person or “group” (within the meaning of Rules 13(d)(3) (other than sub-section (b) of Rule 13(d)(3)) and 13(d)(5), each as in effect on the Closing Date, under the Securities Exchange Act) of which any of the Persons described in clause (a) or (b) above are members, provided, that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a) and (b), collectively, Beneficially Own voting shares or stock representing 50.0% or more of the total voting power of the voting shares or stock of Holdings (or any Permitted Parent) then Beneficially Owned by such group and (d) any Permitted Parent.
“Permitted Intercompany Activities” means any transactions (A) between or among Holdings and its Subsidiaries that are entered into in the ordinary course of business of Holdings and its Subsidiaries and, in the good faith judgment of the Administrative Borrower are necessary or advisable in connection with the ownership or operation of the business of Holdings and its Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements, (B) constituting a Qualified Public Offering Reorganization Transaction or (C) any Permitted Tax Restructuring.
“Permitted Investments” shall mean:
(a)    any Investment by Holdings or any Restricted Subsidiary in Holdings or any other Restricted Subsidiary; provided that the aggregate amount of Investments made by Loan Parties in Non-Loan Parties (other than Investments made for the purpose of repaying the Loans or any other Obligations) shall not exceed at any time outstanding the greater of (i) $456,000,000 and (ii) 100.0% of LTM EBITDA;
(b)    any Investment in cash and Cash Equivalents;
(c)    any Investment in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary, (ii) such Person, in one transaction or a series of related transactions, is merged or consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary or (iii) to the extent Holdings directly or indirectly owned Equity Interests in such Person immediately prior to such Investment, Holdings’ direct or indirect ownership thereof is increased; provided that, in respect of this clause (c), (I) no Significant Event of Default shall have occurred and be continuing or would otherwise result from such Investment and (II) Holdings or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions (if any) required under Section 8.8 in connection therewith (any such Investment under this clause (c) being, a “Permitted Acquisition”);
(d)    Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or consolidates or merges with Holdings, any Borrower or any Restricted Subsidiary of Holdings (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger or amalgamation, and any modification, replacement, renewal, reinvestment or extension thereof;
(e)    any Investment in securities or other assets, including earn-outs, not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 9.5 or any other disposition of assets not constituting an Asset Sale;
(f)    Investments in existence, contemplated, or made pursuant to binding commitments in effect on the Closing Date and described on Schedule 1.1(f); and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by Section 9.2 or this definition of Permitted Investments); provided that any such Investment shall be required to be described on Schedule 1.1(f) only to the extent that such Investment exceeds $25,000,000;
(g)    any Investment acquired by Holdings or any of its Restricted Subsidiaries in compromise of, or in respect of, obligations of, claims against or disputes with, any Person (other than Holdings or any Restricted Subsidiary or Affiliate), including, but not limited to (i) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (ii) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business or (iv) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (B) litigation, arbitration or other disputes;
(h)    Investments consisting of Swap Agreements permitted under Section 9.4(b)(xiv);
(i)    Investments made with the Net Cash Proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock and Specified Equity Contributions) of Holdings, or any of its direct or indirect parent companies; provided that, in each case, such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under Section 9.2(a)(v)(C)(2);
(j)    (I) guarantees of Indebtedness permitted under Section 9.4 and the creation of Liens on the assets of Holdings or any Restricted Subsidiary in compliance with Section 9.7, and (II)

performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice;
(k)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 8.18 (other than those described in clauses (a), (b), (f), (g), (i), (l), (o), (p), and (t)of Section 8.18);
(l)    Investments in (x) Persons engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (x), not to exceed at any time outstanding the greater of (i) $182,400,000 and (ii) 40.0% of LTM EBITDA (calculated at the time of determination), (y) Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (y), not to exceed at any time outstanding the greater of (i) $114,000,000 and (ii) 25.0% of LTM EBITDA (calculated at the time of determination); provided that, notwithstanding anything to the contrary in this Agreement, Investments in Unrestricted Subsidiaries may only be made through this clause (y), and (z) joint ventures in an aggregate amount, taken together with all other Investments made pursuant to this clause (x), not to exceed at any time outstanding the greater of (i) $136,800,000 and (ii) 30.0% of LTM EBITDA (calculated at the time of determination);
(m)    Investments consisting of earnest money deposits made in connection with a letter of intent, purchase agreement or other acquisition;
(n)    Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (n), not to exceed at any time outstanding the sum of (x) the greater of (x) $228,000,000 and (y) 50.0% of LTM EBITDA (calculated at the time of determination) plus (y) unused amounts then available under Sections 9.2(b)(xiv) and (xviii);
(o)    loans and advances to, or guarantees of Indebtedness of, officers, directors, employees and consultants of Holdings (or any of its direct or indirect parent companies) and any of its Restricted Subsidiaries in an amount at any time outstanding not to exceed the greater of (x) $114,000,000 and (y) 25.0% of LTM EBITDA (calculated at the time of determination);
(p)    (i) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice; (ii) loans and advances to employees, officers and directors of Holdings (or any of its direct or indirect parent companies) and any of its Subsidiaries to the extent used to acquire Capital Stock of Holdings (or any of its direct or indirect parent companies) and to the extent such transactions are cashless; and (iii) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to share or stock option plans and employee benefit plans and arrangements in the ordinary course of business;
(q)    advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Holdings or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;
(r)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(s)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;
(t)    so long as no Event of Default shall have occurred and be continuing, Investments made for the purpose of funding a syndicate, side-car structure or other multi-capacity arrangement (including loans made to any parent entity of Holdings for such purpose);
(u)    Investments made by Holdings and its Restricted Subsidiaries with the Net Cash Proceeds of any Asset Sale or Recovery Event to the extent such Net Cash Proceeds are applied in accordance with Section 5.2;
(v)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;
(w)    good faith deposits in the ordinary course of business in connection with Permitted Acquisitions or obligations in respect of surety bonds (other than appeal bonds), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than ninety (90) days overdue or being contested in good faith by appropriate proceedings and for which Holdings and its Restricted Subsidiaries maintain adequate reserves in accordance with GAAP;
(x)    Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;
(y)    Investments made in the ordinary course of business and consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and consistent with past practice;
(z)    advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;
(aa)    the acquisition of assets or Capital Stock solely in exchange for the issuance of common Equity Interests (exclusive of Specified Equity Contributions) of Holdings or any direct or indirect parent of Holdings; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 9.2(a)(v)(C)(2);
(bb)    any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;
(cc)    Investments in any other Indebtedness of Holdings, any Borrower or any Restricted Subsidiary acquired from a Person who is not an Affiliate of Holdings;
(dd)    Investments constituting Permitted Intercompany Activities ;
(ee)    [reserved];

(ff)    intercompany current liabilities owed to, Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries;
(gg)    to the extent constituting an Investment, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business;
(hh)    Investments resulting from pledges and deposits that are Permitted Liens;
(ii)    non-cash Investments made in connection with tax planning and reorganization activities;
(jj)    any Investment in a special purpose vehicle or a Restricted Subsidiary that is a special purpose vehicle in any other Person in connection with a Permitted Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Financing or any related Indebtedness, in an amount at any time outstanding not to exceed the greater of (x) $182,400,000 and (y) 40.0% of LTM EBITDA (calculated at the time of determination); and
(kk)    so long as no Significant Event of Default shall have occurred and be continuing, Investments in an unlimited amount if the Total Net Leverage Ratio at the time of determination based on the most recently ended Test Period, on a Pro Forma Basis, would be less than or equal to 0.50 to 1.00 less than the Closing Date Total Net Leverage Ratio.
For purposes of this definition, any Investment shall be determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value.
“Permitted Liens” shall mean, with respect to any Person:
(a)    pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation (including social security legislation), or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(b)    Liens, imposed by law, constituting carriers’, warehousemen’s, landlords’ and mechanics’ Liens or other like Liens (including any retention of title and extended retention of title arrangements), in each case for sums not yet overdue for a period of more than sixty (60) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(c)    Liens for Taxes (i) not yet overdue for a period of more than thirty (30) days or not subject to penalties for nonpayment or (ii) which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d)    Liens incurred in the ordinary course of business to secure (x) public or statutory obligations, utilities, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or (y) letters of credit, banker’s acceptances or completion guarantees;
(e)    survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(f)    Liens (i) securing Indebtedness permitted to be incurred pursuant to Section 9.4(b)(i), (b)(ii) (to the extent permitted to be so secured pursuant to Section 9.4(b)(ii)), (b)(iv), (b)(vii) (to the extent permitted to be so secured pursuant to Section 9.4(b)(vii)), (b)(viii) (so long as such lien is limited to the subject property or equipment), (b)(xvi), (b)(xvii) (provided such Indebtedness being refinanced in accordance with Section 9.4(b)(xvii) is secured), (b)(xviii) (but such Liens may only extend to the assets acquired in the respective Permitted Acquisition or Investment (provided further such liens were not created in contemplation of such Permitted Acquisition or Investment)), (b)(xix) (to the extent permitted to be so secured pursuant to Section 9.4(b)(xix)), (b)(xxiii) (to the extent the guaranteed Indebtedness may be secured), (b)(xxviii) and (b)(xlii) and (ii) on property and assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of such Restricted Subsidiaries incurred pursuant to Section 9.4;
(g)    Liens existing on the Closing Date and described on Schedule 1.1(g); provided that any such Lien shall be required to be described on Schedule 1.1(g) only to the extent that such Lien secures Indebtedness or other obligations in excess of $25,000,000;
(h)    Liens on property or shares, stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided further that such Liens may not extend to any other property or other assets owned by Holdings or any of its Restricted Subsidiaries;
(i)    Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property or other assets owned by Holdings or any of its Restricted Subsidiaries;
(j)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with Section 9.2;
(k)    Liens incurred in connection with any Non-Recourse Indebtedness; provided that such Liens do not attach to any assets other than the assets of the Subsidiary borrower of such Non-Recourse Indebtedness;
(l)    Liens created pursuant to any Loan Document and Liens for the benefit of the Issuing Lenders and the Lenders in respect of Cash Collateral;

(m)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(n)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries and do not secure any Indebtedness;
(o)    (i) any interest or title of a lessor under any lease entered into by Holdings and its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased, (ii) ground leases in respect of Real Property on which facilities owned or leased by Holdings and its Restricted Subsidiaries are located and (iii) Liens and other matters of record shown on any title policies delivered pursuant to this Agreement;
(p)    Liens arising from UCC financing statement filings (or similar statements or filings in other jurisdictions) regarding operating leases or consignments entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;
(q)    Liens in favor of any Loan Party;
(r)    Liens to secure any Refinancing, refunding, extension, renewal or replacement (or successive Refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (f), (g), (h), (i), (k), (u), (dd) and (gg) of this definition; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (b) to the extent the original Indebtedness is secured by Liens that are subordinated to the Liens securing the Obligations or is subordinated in right of payment, such refinancing Indebtedness is secured by Liens that are subordinated to the Liens securing the Obligations, or is subordinated in right of payment, to the same extent and (c) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (f), (g), (h), (i), (k), (u), (dd) and (gg) of this definition only, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (k), (u), (dd) and (gg) of this definition at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing, refunding, extension, renewal or replacement;
(s)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;
(t)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;
(u)    Liens securing obligations, which obligations, together with any Refinancing thereof, do not exceed at any one time outstanding the greater of (x) $456,000,000 and (y) 100.0% of LTM EBITDA (calculated at the time of determination); provided that, at the Administrative Borrower’s option, such Liens may be secured by Liens on Collateral ranking junior to the Liens on the Collateral securing the Obligations, subject to a Senior Representative duly authorized on behalf of the holders of such Liens and such holders becoming party to an Acceptable Intercreditor Agreement;

(v)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(h);
(w)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;
(x)    Liens consisting of the non-exclusive licensing or sublicensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of Intellectual Property in the ordinary course of business;
(y)    Liens (i) of a collection bank arising under Section 4-210 of the UCC (or any comparable or successor provision) on items in the course of collection and (ii) in favor of banking institutions arising as a matter of law or pursuant to a bank’s general banking conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;
(z)    Liens arising out of conditional sale, title retention (including extended retention of title arrangements), consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC (or any comparable or successor provision) in favor of a reclaiming seller of goods or buyer of goods;
(aa)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.4; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(bb)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(cc)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or netting arrangements of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;
(dd)    Liens arising out of Sale Leaseback Transactions (so long as such liens do not extend to any assets other than the property that is the subject of such Sale Leaseback Transaction);
(ee)    Non-recourse Liens on the Equity Interests of an Unrestricted Subsidiary to secure obligations of such Unrestricted Subsidiary;
(ff)    Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of Holdings or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(gg)    Liens on Transferred Assets granted in connection with a Permitted Receivables Financing to the extent securing the Indebtedness incurred in connection with such Permitted Receivables Financing;
(hh)    Liens arising as a result of the re-characterization as a loan and as a Lien of any transaction permitted pursuant to Section 9.5 (other than sub-clause (xi) of the definition of Asset Sale), including any precautionary financing statement or similar filings in connection therewith;
(ii)    restrictions on dispositions of assets to be disposed of pursuant to merger agreements, share or stock or asset purchase agreements and similar agreements;
(jj)    Liens on equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings’ and its Restricted Subsidiaries’ clients;
(kk)    Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;
(ll)    Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment;
(mm)    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or asset;
(nn)    Liens on cash or Cash Equivalents securing Indebtedness pursuant to Sections 9.4(b)(xiv) and 9.4(b)(xx);
(oo)    Liens on any property or assets of any Restricted Subsidiary that is not a Loan Party and Liens on assets that do not constitute Collateral, in either case, securing Indebtedness of such Restricted Subsidiary permitted under Section 9.4; provided that any such Liens only apply to property or assets of Restricted Subsidiaries that are not Loan Parties; and
(pp)    Liens on cash proceeds of Indebtedness (and related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 9.4.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Permitted Non-Core Asset Sales” shall mean any Dispositions of non-core assets (as determined by the Administrative Borrower in good faith) acquired in connection with Permitted Acquisitions; provided that the aggregate consideration received shall not exceed 30.0% of the aggregate consideration paid in connection with the Permitted Acquisition in which the applicable non-core assets were acquired.
“Permitted Parent” shall mean (a) any direct or indirect parent of Holdings so long as a Permitted Holder pursuant to clause (a), (b) or (c) of the definition thereof holds 50.0% or more of the voting shares or stock of such direct or indirect parent of Holdings and (b) any public company (or wholly owned subsidiary of such public company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a), (b) or (c) of the definition thereof) is deemed to be or become a beneficial owner of voting shares or stock of such public company representing more than 50.0% of the total voting power of the voting shares or stock of such public company.
“Permitted Receivables Financing” shall mean any receivables financing facility or arrangement pursuant to which a special purpose vehicle that is a Restricted Subsidiary or a third party purchases or otherwise acquires accounts receivable of Holdings or any of its Restricted Subsidiaries in an outstanding principal amount not to exceed the greater of $182,400,000 and 40.0% of LTM EBITDA (calculated at the time of determination) (such accounts receivable, together with the right to collections thereon, the “Transferred Assets”).
“Permitted Tax Restructuring” means any reorganizations and other transactions entered into among Holdings (or any direct or indirect parent entity thereof) and/or its Restricted Subsidiaries for Tax planning (as determined by the Administrative Borrower in good faith) so long as such reorganizations and other transactions do not impair the value of the Loan Documents and the Guarantees, taken as a whole, in any material respect.
“Person” shall mean any individual, partnership, joint venture, firm, company, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
“Platform” shall have the meaning set forth in Section 8.2.
“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).
“Pounds Sterling Currency Sublimit” shall mean an amount in Dollars (determined using the Dollar Equivalent in the case of Loans denominated in an Alternate Currency) equal to the total amount of the Revolving Loan Commitment. The Pounds Sterling Currency Sublimit is part of, and not in addition to, the Revolving Facility.
“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Prepayment Premium” shall have the meaning set forth in Section 5.1(b).
“Prepayment Trigger Event” shall mean, other than in connection with a Change of Control or a Transformative Transaction, (i) the direct repayment, prepayment, refinancing, substitution or replacement of all or a portion of any Initial Term Loans as a result of or with (as applicable) the incurrence by Holdings, any Borrower or any Restricted Subsidiary of any broadly syndicated Indebtedness with an effective weighted average yield (with the determinations to be made by the Administrative Borrower in good faith consistent with GAAP, after giving effect to, among other factors, margin, interest rate floors, recurring fees, upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such Indebtedness and (B) four years) shared with all providers of such Indebtedness, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR Rate) that is less than the effective weighted average yield (as determined by the Administrative Borrower on the same basis) of such Initial Term Loans immediately prior to such repayment, prepayment, refinancing, substitution or replacement thereof or (ii) an amendment to this Agreement resulting in an effective weighted average yield with respect to all or any portion of the Initial Term Loans (with the determinations to be made by the Administrative Borrower in good faith consistent with GAAP, after giving effect to, among other factors, margin, interest rate floors, recurring fees, upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such Indebtedness and (B) four years) shared with all providers of such Indebtedness, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR Rate) that is less than the effective weighted average yield (as determined by the Administrative Borrower on the same basis) of such Initial Term Loans immediately prior to such amendment.
“Primary Obligations” shall have the meaning set forth in the definition of “Contingent Obligation.”
“Primary Obligor” shall have the meaning set forth in the definition of “Contingent Obligation.”
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” and “Pro Forma Effect” shall mean, for the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period, Holdings, or subsequent to such Reference Period (in the case of any calculation of Consolidated EBITDA other than with respect to the determination of the Financial Covenant), Holdings or any Restricted Subsidiary of Holdings shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, or subsequent to such Reference Period (in the case of any calculation of Consolidated EBITDA other than with respect to the determination of the Financial Covenant), Holdings or any Restricted Subsidiary of Holdings shall have made an acquisition of the Capital Stock of any Person or of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such acquisition of Capital Stock or assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, occurred on the first day of such Reference Period (including, in each such case, pro forma adjustments (x) arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include expected cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and (y) such other pro forma adjustments relating to a specific transaction or event and reflective of actual or reasonably anticipated synergies and cost savings and reasonably expected to be realized or achieved in the twenty-four (24) months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, treasurer, controller or comptroller of the Administrative Borrower). The term “Disposition” in this definition shall not include dispositions of inventory in the ordinary course of business and other ordinary course dispositions of property. Without limiting the preceding sentence, when calculating any Leverage Ratio or Fixed Charge Coverage Ratio herein on a Pro Forma Basis for purposes of determining the permissibility of the Incurrence of any Indebtedness, such Leverage Ratio or Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to the Incurrence of such Indebtedness, as if such Indebtedness were outstanding on the last day of the applicable Test Period. Notwithstanding anything to the contrary herein, when calculating any Leverage Ratio or Fixed Charge Coverage Ratio in each case on a Pro Forma Basis, Section 1.5(g) shall apply. To the extent any target company does not have financial statements for the applicable Reference Period, the pro forma calculations shall be made based on the financial statements actually available with appropriate adjustments or such other financial information as determined by Holdings in a commercially reasonable manner.
“Pro Forma Entity” shall have the meaning set forth in the definition of “Consolidated EBITDA.”
“Projections” shall have the meaning set forth in Section 8.2(f).
“Properties” shall have the meaning set forth in Section 6.17(a).
“Proposed Modification” shall have the meaning set forth in Section 2.14.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean, as to any Person, Charges in connection with any S-1 registration efforts or relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive Charges, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange).
“Purchase” shall have the meaning set forth in the definition of “Dutch Auction.”
“Purchase Notice” shall have the meaning set forth in the definition of “Dutch Auction.”
“Purchaser” shall have the meaning set forth in the definition of “Dutch Auction.”
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“QFC Credit Support” shall have the meaning set forth in Section 13.7.

“Qualified Cash Management Provider” shall mean a provider of products or services identified in clauses (i), (ii) and (iii) of the definition of “Cash Management Obligations” (other than any Agent, a Lender or an Affiliate thereof) that is designated as a “Qualified Cash Management Provider” by the Administrative Borrower in writing to the Agents, which agrees in a letter delivered to the Agents, in form and substance reasonably satisfactory to the Agents to indemnify the Agents, the Lenders and Affiliates thereof as contemplated by Section 12.6 and in a manner reasonably acceptable to the Collateral Agent with respect to any action taken by it in respect of the Collateral or any breach by it of any Loan Document and, with respect to all other matters covered by Section 12.6 which relate to the Collateral, agrees to undertake a portion of the liability of the Lenders thereunder (without relieving the Lenders of their obligations) determined based on the obligations of Holdings, any Borrower or any of their Restricted Subsidiaries in respect of the products or services provided by the Qualified Cash Management Provider; provided that each Qualified Cash Management Provider is hereby deemed to (i) appoint the Collateral Agent as its agent under the Loan Documents, and (ii) agrees to be bound by the provisions of this Agreement, the other Loan Documents and each Acceptable Intercreditor Agreement.
“Qualified Counterparty” shall mean, with respect to any Specified Swap Agreement, (a) any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was an Agent or a Lender or an Affiliate of any of the foregoing (irrespective of whether such counterparty ceases to be an Agent or a Lender or an Affiliate of any of the foregoing after having entered into such Specified Swap Agreement) and (b) any Qualified Swap Counterparty; provided that no such counterparty to any Specified Swap Agreement shall be considered a Qualified Counterparty or a Secured Party until such time as it (or Holdings or a Borrower) shall have delivered written notice to the Administrative Agent that such counterparty is at the time such Specified Swap Agreement is entered into (or was as of the Closing Date or the Closing Date) a Qualified Counterparty; provided, further, that a Qualified Counterparty may deliver (or the Borrower may deliver on its behalf) one such notice with respect to all Specified Swap Agreements entered into pursuant to a specified ISDA Master Agreement.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.
“Qualified Equity Interests” shall mean any Capital Stock that is not a Disqualified Stock.
“Qualified Public Offering” shall mean any transaction or series of transactions (including as a result of a merger with a SPAC) that results in any common equity interests of Holdings or any direct or indirect parent of Holdings (including an Up-C Entity) or any subsidiary that Holdings will distribute to its direct or indirect parent (including an Up-C Entity) (an “IPO Entity”) being publicly traded on any United States national securities exchange or over the counter market, or any analogous exchange or market in Canada, the United Kingdom or any country of the European Union.
“Qualified Public Offering Reorganization Transactions” means, collectively, the transactions taken prior to and in connection with and reasonably related to consummating a Qualified Public Offering, including (a) the formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of Holdings, its Subsidiaries, its direct or indirect parent entities and/or IPO Shell Companies implementing Qualified Public Offering Reorganization Transactions and certain other reorganization transactions in connection with a Qualified Public Offering so long as after giving effect to such agreement and the transactions contemplated thereby would not reasonably be expected to have a Material Adverse Effect and the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be adversely affected and (ii) customary underwriting agreements in connection with a Qualified Public Offering and any future follow-on underwritten public offerings of common Equity Interests in an IPO Entity, including the provision by IPO Listco and Holdings of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of one or more IPO Subsidiaries with one or more direct or indirect holders of Equity Interests in Holdings with such IPO Subsidiary surviving and holding Equity Interests in Holdings or the dividend or other distribution by Holdings of Equity Interests of IPO Shell Companies or other transfer of ownership to the holder of Equity Interests of Holdings, (d) the amendment and/or restatement of any organizational documents of Holdings and any IPO Subsidiaries in a manner not adverse in any material respect to the Lenders or the Administrative Agent, and with respect to any such transaction involving Holdings or any Restricted Subsidiary, Holdings and such Restricted Subsidiary, as applicable, shall deliver to the Administrative Agent all such necessary amendments, corporate authority documents and other supporting documents to or under this Agreement (including, without limitation, those described in Section 8.8) evidencing any changes made necessary as a result of the consummation of such transaction, (e) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of Holdings in connection with any Qualified Public Offering Reorganization Transactions, (f) the making of Restricted Payments to (or Investments in) an IPO Shell Company or Holdings or any Subsidiaries to permit Holdings to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by Holdings, (g) the repurchase or redemption by IPO Listco of its Equity Interests from Holdings, a Borrower or any Restricted Subsidiary, (h) the entry into an exchange agreement, pursuant to which holders of Equity Interests in Holdings will be permitted to exchange such interests for certain Equity Interests in IPO Listco, (i) any issuance, dividend or distribution of the Equity Interests of the IPO Shell Companies or other disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Equity Interests of Holdings and (j) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing so long as after giving effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be adversely affected.
“Qualified Swap Counterparty” shall mean a counterparty to a Specified Swap Agreement (other than the Administrative Agent, , a Lender or an Affiliate thereof) that is designated as a “Qualified Swap Counterparty” by Holdings or any Borrower in writing to the Administrative Agent which agrees in a letter delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, to indemnify the Administrative Agent, the Collateral Agent and Affiliates thereof as contemplated by Section 12.6 and in a manner reasonably acceptable to the Collateral Agent with respect to any action taken by it in respect of the Collateral or any breach by it of any Loan Document and, with respect to all other matters covered by Section 12.6 which relate to the Collateral, agrees to undertake a portion of the liability of the Lenders thereunder (without relieving the Lenders of their obligations) determined based on net termination liability (if any) of Holdings, the Borrowers or any of Restricted Subsidiaries to the Qualified Swap Counterparty under the applicable Specified Swap Agreement; provided that each Qualified Swap Counterparty is hereby deemed to (i) appoint the Administrative Agent and Collateral Agent as its agents under the Loan Documents, and (ii) agrees to be bound by the provisions of this Agreement and the other Loan Documents (including any Acceptable Intercreditor Agreement).
“Qualifying Lenders” shall have the meaning set forth in the definition of “Dutch Auction.”
“Qualifying Loans” shall have the meaning set forth in the definition of “Dutch Auction.”

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.
“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance (excluding business interruption insurance) claim or any condemnation, eminent domain or similar proceeding relating to any asset of Holdings or any of its Restricted Subsidiaries.
“Recurring Contracts” shall mean, as of any date of determination, any commercial contract of Holdings or any Restricted Subsidiary for the provision of goods or other services that are continuous and not project based.
“Reference Period” shall have the meaning set forth in the definition of “Pro Forma Basis.”
“Reference Time” shall mean, with respect to any setting of the then-current Benchmark (1) if such Benchmark is Term SOFR, 11:00 a.m. (New York City time) on the day that is five (5) U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is the SONIA Rate, five (5) Business Days prior to such setting and (4) if such Benchmark is none of Term SOFR, the EURIBOR Rate or the SONIA Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinanced Credit Agreement Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Debt.”
“Refinanced Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Requirements.”
“Refinancing” shall have the meaning set forth in the recitals hereto.
“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent, (c) the Collateral Agent and (d) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.18.
“Refinancing Indebtedness” shall have the meaning set forth in Section 9.4(b)(xvii).
“Refinancing Revolving Debt” shall mean any First Priority Refinancing Revolving Debt, Junior Priority Refinancing Revolving Debt or Unsecured Refinancing Revolving Debt.
“Refinancing Term Debt” shall mean Indebtedness under any First Priority Refinancing Term Debt, Junior Priority Refinancing Term Debt or Unsecured Refinancing Term Debt.

“Refunding Capital Stock” shall have the meaning set forth in Section 9.2(b)(ii).
“Register” shall have the meaning set forth in Section 13.15.
“Regulated Bank” shall mean any insured depository institution that is regulated by foreign, federal or state banking regulators, including, without limitation, the United States Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board.
“Regulated Subsidiary” shall mean a Restricted Subsidiary of Holdings which has a license, registration, permission or authorisation from a Regulatory Authority to carry on regulated activities (a “regulated entity”) or is acting on behalf of a regulated entity as an Appointed Representative, provided that such licence, registration, permission or authorisation is required in good faith for the operation of the business.
“Regulation” shall have the meaning set forth in Section 6.23.
“Regulatory Authority” shall mean the UK Financial Conduct Authority, UK Prudential Regulation Authority, Central Bank of Ireland, Bermuda Monetary Authority or any other regulatory authority responsible for financial services regulation.
“Reinvestment Period” shall have the meaning set forth in Section 5.2(c).
“Rejection Notice” shall have the meaning set forth in Section 5.2(f).
“Related Person” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, managers, members, employees, agents, trustees and advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York and/or the Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the foregoing or, in each case, any successor thereto.
“Relevant Rate” shall mean (i) with respect to any Revolving Loans and Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, or (iii) with respect to any Borrowing denominated in Sterling, the SONIA Rate.
“Relevant Screen Rate” shall mean (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.
“Replaced Lender” shall have the meaning set forth in Section 2.14.
“Replacement Assets” shall mean (a) substantially all the assets of a business operating or engaged in a Similar Business, (b) Capital Stock in any Person operating or engaged in a Similar Business that results in Holdings or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets used or useful in a Similar Business.
“Replacement Lender” shall have the meaning set forth in Section 2.14.

“Reply Amount” shall have the meaning set forth in the definition of “Dutch Auction.”
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Single Employer Plan, other than those events as to which the thirty-day notice period is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, or .35 of PBGC Regulation Section 4043.
“Required Lenders” shall mean, at any time, Non-Defaulting Lenders holding more than 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Term Lenders at such time, (ii) the Total Revolving Loan Commitments in effect at such time, less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total Letter of Credit Outstandings at such time) and (iii) all outstanding Incremental Term Loans of Non-Defaulting Incremental Term Lenders at such time; provided that, for purposes of this definition the outstanding principal amount of Alternate Currency Loans and the Alternate Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time.
“Required Revolving Lenders” shall mean, at any time, Revolving Lenders holding more than 50% of (x) prior to the termination of all Revolving Loan Commitments, the Total Revolving Loan Commitments at such time and (y) after the termination of all Revolving Loan Commitments, the Total Revolving Extensions of Credit at such time, but excluding, in all cases, the amount of Revolving Loan Commitments and Revolving Extensions of Credit held by Defaulting Lenders; provided that, for purposes of this definition, the outstanding principal amount of Alternate Currency Loans and the Alternate Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time.
“Required Term Lenders” shall mean, at any time, the holders of more than 50% of the total Term Loans at such time, but excluding the amount of Term Loans held by Defaulting Lenders.
“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings and its Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on the consolidated balance sheet of Holdings (unless such appearance is related to the Liens created under the Security Documents or in respect of other Indebtedness permitted hereunder to the extent such Indebtedness is secured by a Lien on the Collateral along with the Facilities), it being understood that cash and Cash Equivalents shall not be deemed “Restricted” as a result of the set-off rights of any Lender under this Agreement.
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Junior Debt Payments” shall have the meaning set forth in Section 9.2(a)(iii).

“Restricted Payments” shall mean all of the payments and other actions set forth in Section 9.2(a)(i) through (iv).
“Restricted Subsidiary” shall mean, with respect to Holdings, any Subsidiary of Holdings (including the Borrowers) other than any Unrestricted Subsidiary.
“Restructuring Charges” shall mean Charges attributable to the undertaking and/or implementation of operating and productivity improvements and enhancements, operating expense reductions, cost savings initiatives and other initiatives, transitions, openings and pre-openings, “greenfield start-up” costs (including customer and “new door” start-up costs, new product investment, start-up or ramp-up of facilities, marketing or rebranding), business and operation optimization, restructurings (including restructuring costs and integration costs incurred in connection with Investments (including Permitted Acquisitions) prior to or after the Closing Date), integration, software development, systems upgrade, closure or consolidation of facilities and properties, curtailments, entry into new markets, strategic initiatives and contracts, consulting fees, compliance with accounting standards, signing or retention Charges, retention or completion bonuses, signing and recruitment Charges for management, moving Charges associated with new offices, expansion and relocation expenses, Charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, Non-Recurring costs related to product safety, product recall and increased warranty claims, contract termination Charges, severance payments, excess pension charges, curtailments or modifications to pension and postretirement employee benefit plans or other post-employment benefit Charges representing amortization of unrecognized prior service Charges, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, change in control payments related to the Transactions or any acquisition or Permitted Investment, systems establishment and conversion costs and new systems design and implementation and project startup Charges, reserves or expenses relating to acquisitions prior to or after the Closing Date, any Non-Recurring expense relating to enhanced accounting function or niche financial solution(s) (including the purchase of and/or initial costs of subscription to an enterprise resource planning (ERP) or to unify accounting applications into a single platform, support multinational accounting and reporting requirements) and Non-Recurring updates to information technology systems and supply chain process, the procurement process, settlement of disputes, expenses in connection with Incentive Arrangements of the type described in clause (e) of the definition thereof, costs associated with becoming a public company, any other Charges resulting from a restructuring of the legal entity or functional organizational structure of Holdings and its Subsidiaries and any other items of a similar nature and other costs (including legal services costs) incurred in connection with any of the foregoing, in each case whether or not consummated.
“Retained Declined Proceeds” shall have the meaning set forth in Section 5.2(f).
“Return Bid” shall have the meaning set forth in the definition of “Dutch Auction.”
“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing denominated in an Alternate Currency, (ii) each date of a continuation of a Loan denominated in an Alternate Currency pursuant to Section 2.7, (iii) the last Business Day of each calendar quarter (to the extent there are Loans denominated in an Alternate Currency) and (iv) the date of any voluntary reduction of a Commitment in respect thereof and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an

Alternate Currency, (ii) each date of an amendment of any such applicable Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternate Currency, (iv) the last Business Day of each calendar quarter (to the extent there are Letters of Credit denominated in an Alternate Currency) and (v) such additional dates as the Administrative Agent, or the applicable Issuing Lender shall determine or the Required Lenders shall require.
“Revolving Alternate Currency Loan” shall mean a Revolving Loan denominated in an Alternate Currency.
“Revolving Excess” shall have the meaning set forth in Section 5.3.
“Revolving Extensions of Credit” shall mean, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate Dollar Equivalent of the principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s RL Percentage of the L/C Obligations then outstanding.
“Revolving Facility” shall mean the Revolving Loan Commitments and the extensions of credit made thereunder, as the context may require.
“Revolving Lender” shall mean each Lender that has a Revolving Loan Commitment or that holds Revolving Loans, together with any of its designated Affiliates or other branches.
“Revolving Loan” shall mean an Initial Revolving Loan, an Incremental Revolving Loan and an Other Revolving Loan, as the context requires.
“Revolving Loan Commitment” shall mean, for each Revolving Lender, the amount set forth opposite such Revolving Lender’s name on Schedule I hereto directly below the column entitled “Revolving Loan Commitment.” In respect of each Revolving Lender that becomes a Revolving Lender after the Closing Date, the initial amount of such Revolving Lender’s Revolving Loan Commitment shall be set forth in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Revolving Lender shall have assumed or established its Revolving Loan Commitment, subject to any increase or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Loan Commitments on the Closing Date is $200,000,000.
“Revolving Loan Commitment Increase” shall have the meaning set forth in Section 2.15(a).
“Revolving Loan Commitment Increase Lender” shall have the meaning set forth in Section 2.15(d).
“Revolving Loan Maturity Date” shall mean the five (5) year anniversary of the Closing Date; provided, in each case, that if such date is not a Business Day, then the applicable Revolving Loan Maturity Date shall be the immediately preceding Business Day.
“Revolving Loan Payment Event of Default” shall have the meaning set forth in Section 11.2(b).
“Revolving Note” and “Revolving Notes” shall have the meaning set forth in Section 2.6(a).
“RL Percentage” shall mean, with respect to any Revolving Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such

Revolving Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the RL Percentage of any Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided further that the RL Percentages of the Revolving Lenders are subject to modification as and to the extent provided in Section 2.17.
“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.
“Sale Leaseback Transaction” shall mean any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“Same Day Funds” shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternate Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Lender (and notified to the Administrative Agent), as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternate Currency.
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the target of any comprehensive, territorial Sanctions (at the time of this Agreement, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, and North Korea).
“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or by the United Nations Security Council, the European Union, or the United Kingdom (“UK”) including by virtue of being named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”, the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions”, the “U.K. Sanctions List”, or other, similar lists; (b) any Person located, organized or resident in a Sanctioned Country and subject to Sanctions; (c) any Person owned 50% or more, or (where relevant under applicable Sanctions) controlled by one of more of any such Person described in clause (a) or (b) above; or (d) a Person that is otherwise the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose laws apply to this Agreement.
“Sanctions” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or the UK (including but not limited to His Majesty’s Treasury).
“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties” shall mean the collective reference to the Agents, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), any Qualified Counterparties, any banks, financial institutions or other Persons that are providing Cash Management Obligations in accordance with the definition of “Cash Management Obligations” and the beneficiaries of the Borrowers’ Obligations under Section 13.1.
“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended to the Closing Date and from time to time hereafter.
“Securities Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended to the Closing Date and from time to time hereafter.
“Security and Guarantee Principles” shall have the meaning set forth in Exhibit N.
“Security Documents” shall mean and include the U.S. Security Agreement, each Foreign Security Document and, after the execution and delivery thereof, each Additional Security Document.
“Senior Representative” shall mean, with respect to any series of First Priority Credit Agreement Refinancing Debt, Junior Priority Credit Agreement Refinancing Debt, Indebtedness Incurred under Section 9.4 that is permitted to be secured by a Lien on the Collateral pursuant to the definition of “Permitted Liens” and any Indebtedness which is not secured by a Lien on the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Settlement Service” shall have the meaning set forth in Section 13.4.
“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.
“Significant Event of Default” shall mean an Event of Default under Section 11.1(a) or (f) (in the case of Section 11.1(f), with respect to a Borrower only).
“Significant Restricted Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary or group of Restricted Subsidiaries of Holdings (a) whose GAAP value of total assets at the last day of the most recent Test Period were equal to or greater than 5.0% of the Total Assets at such date or (b) whose third party gross revenues for the most recently completed Test Period were equal to or greater than 5.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP (it being understood that such calculations shall be determined in the aggregate for all Restricted Subsidiaries of Holdings subject to any of the events specified in Section 11.1(f)).
“Similar Business” shall mean any business conducted or proposed to be conducted by Holdings and its Restricted Subsidiaries on the Closing Date or any business that is similar, ancillary, complementary or related to, or a reasonable extension, development or expansion thereto and other activities that are not material in nature, including the establishment and administration of any managing agent (or similar entity, including any trustee) for syndicates, multi-capacity arrangements or side-car structures.

“Single Employer Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by Holdings, any Borrower, any Restricted Subsidiary or any Commonly Controlled Entity or to which Holdings, any Borrower, any Restricted Subsidiary or a Commonly Controlled Entity has or may have an obligation to contribute, and such plan for the six-year period immediately following the latest date on which Holdings, any Borrower, any Restricted Subsidiary or a Commonly Controlled Entity maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the sum of all debts of such Person and its Subsidiaries on a consolidated basis as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person and its Subsidiaries on a consolidated basis as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person and its Subsidiaries on a consolidated basis does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.
“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Rate” shall mean, for any day (a “SONIA Interest Day”), a rate per annum determined by the Administrative Agent by dividing (a) SONIA for the day that is the fifth Business Day prior (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) to (A) if SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding SONIA Interest Day by (b) a number equal to 1.00 minus the SONIA Reserve Percentage; provided that if the SONIA Rate shall be less than the Floor, the SONIA Rate shall be deemed to be equal to the Floor. The SONIA Rate shall be adjusted automatically as of the effective date of any change in the SONIA Reserve Percentage. Any change in the SONIA Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to any Borrower.
If by 12:00 p.m. (New York time) on the second Business Day immediately following the SONIA Lookback Day, SONIA in respect of such SONIA Lookback Day has not been published on the applicable SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such SONIA Lookback Day will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of the SONIA Rate for no more than three (3) consecutive SONIA Interest Days.
“SONIA Rate Loan” shall mean a Loan bearing interest based on the SONIA Rate.
“Specified Amounts” shall have the meaning set forth in Section 5.2(e).
“Specified Class” shall have the meaning set forth in Section 2.16(a).
“Specified Equity Contribution” shall have the meaning set forth in Section 11.3(a).
“Specified Indebtedness” shall have the meaning set forth in clause (b) of the definition of “Maximum Incremental Facilities Amount.”
“Specified Representations” shall mean the representations and warranties set forth in Sections 6.3(a), 6.4, 6.6 (only with respect to the execution, delivery and performance of the Loan

Documents not violating the Organizational Documents of any Loan Party), 6.12, 6.15, 6.19, 6.20, 6.21(b), 6.22 and, in respect of the use of proceeds only, 6.21(a) and 6.21(c).
“Specified Swap Agreement” shall mean any Swap Agreement entered into (whether before or after the Closing Date) by Holdings or any of its Restricted Subsidiaries, on the one hand, and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into), on the other hand.
“Spot Currency Exchange Rate” shall mean, with respect to any foreign exchange computation date, the rate determined by the Administrative Agent or the applicable Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that such Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternate Currency.
“Standard Securitization Undertakings” shall mean representations, warranties, covenants, pledges and indemnities made or provided by Holdings or any Restricted Subsidiary in connection with Non-Recourse Indebtedness which are customary for the sponsor of a non-recourse financing transaction (in the reasonable determination of the Administrative Borrower). For the avoidance of doubt, the granting and perfection of liens in any applicable servicing account and servicing arrangement in connection with Non-Recourse Indebtedness shall constitute a Standard Securitization Undertaking.
“Stated Amount” shall mean, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.
“Sterling Denominated Loans” and the “£” shall mean each Revolving Loan or Incremental Term Loan denominated in Pounds Sterling at the time of the incurrence thereof.
“Subordinated Indebtedness” shall mean (a) with respect to any Borrower, any Indebtedness for borrowed money that is contractually subordinated in right of payment to the Obligations and (b) with respect to any Guarantor, any Indebtedness for borrowed money that is contractually subordinated in right of payment to its Guarantee, the Guarantee of a Guarantor or the Guarantee Obligations hereunder.
“Subsequent Transaction” shall have the meaning set forth in Section 1.4.
“Subsidiary” shall mean, with respect to any Person, a corporation, company, partnership, limited liability company or other entity of which shares or shares of stock or other Capital Stock having ordinary voting power (other than shares or stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, company, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.
“Subsidiary Guarantor” shall mean other than Excluded Subsidiaries and Immaterial Subsidiaries, (A) each Subsidiary of Holdings that executes this Agreement as a “Guarantor” on the Closing Date, (B) each Subsidiary of Holdings that becomes a Subsidiary Guarantor pursuant to Section 8.8 or Section 8.12 and (C) each other Subsidiary organized or incorporated in a Covered Jurisdiction that is designated as a Subsidiary Guarantor by the Administrative Borrower, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement.
“Successor Borrower” shall have the meaning set forth in Section 9.8(a)(i).
“Successor Holdings” shall have the meaning set forth in Section 9.8(c)(i).
“Successor Person” shall have the meaning set forth in Section 9.8(e)(i).
“Supported QFC” shall have the meaning set forth in Section 13.7.
“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement and any Foreign Exchange Swap Agreement).
“Swap Obligation” shall mean any obligation under any Swap Agreement, including, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the CEA.
“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.
“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other similar charges now or hereafter imposed by any Governmental Authority and all interest, additions to tax or penalties applicable thereto.
“Tax Benefit” shall have the meaning set forth in Section 5.5(e).
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate or the EURIBOR Rate.
“Term Facility” shall mean any Class of Term Loans, as the context may require.

“Term Lenders” shall mean each Lender that has a Term Loan Commitment or that holds a Term Loan.
“Term Loan” shall mean an Initial Term Loan, an Other Term Loan or an Incremental Term Loan, as context requires.
“Term Loan Commitment” shall mean, for each Lender, (i) the Initial Term Loan Commitment, (ii) Incremental Term Loan Commitments, if any, issued after the Closing Date pursuant to Section 2.15 or (iii) the Other Term Commitments, if any, issued after the Closing Date pursuant to Section 2.18, as each may be terminated pursuant to Section 4.3 or Section 11.
“Term Loan Maturity Date” shall mean the seven (7) year anniversary of the Closing Date; provided, that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.
“Term Loan Purchase Amount” shall have the meaning set forth in the definition of “Dutch Auction.”
“Term Notes” shall have the meaning set forth in Section 2.6(a).
“Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR Reference Rate.”
“Term SOFR Rate” shall mean with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, with respect to Term Loans and Revolving Loans, the Term SOFR Reference Rate, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator. The Term SOFR Rate as determined pursuant to the foregoing shall not be less than the Floor.
“Term SOFR Rate Loan” shall mean a Loan bearing interest based on the Term SOFR Rate.
“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day.
“Test Period” shall mean the latest four (4) consecutive fiscal quarters of Holdings for which financial statements have been delivered to the Administrative Agent or for which financial statements were required to be delivered.
“Threshold Amount” shall mean the greater of $228,000,000 and 50.0% of LTM EBITDA (calculated at the time of determination).

“Total Assets” shall mean the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis, as shown on the applicable consolidated balance sheet of Holdings and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Total Assets.
“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.
“Total First Lien Net Leverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt of Holdings and its Restricted Subsidiaries that is secured by a Lien on the assets constituting Collateral of Holdings or its Restricted Subsidiaries on a pari passu basis with the Initial Term Loans over (ii)(A) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date and (B) cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Facilities), in each case with such Unrestricted cash and Cash Equivalents and Restricted cash and Cash Equivalents to be determined in accordance with GAAP), to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending, calculated on a Pro Forma Basis.
“Total Net Leverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt of Holdings and its Restricted Subsidiaries on such day over (ii) an amount equal to (A) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date and (B) cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness along with the Facilities), in each case with such Unrestricted cash and Cash Equivalents and Restricted cash and Cash Equivalents to be determined in accordance with GAAP), to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending, calculated on a Pro Forma Basis.
“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.
“Total Secured Net Leverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day that is secured by a Lien on the assets constituting Collateral of Holdings or its Restricted Subsidiaries over (ii) an amount equal to (A) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date and (B) cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness along with the Facilities), in each case with such Unrestricted cash and Cash Equivalents and Restricted cash and Cash Equivalents to be determined in accordance with GAAP), to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending, calculated on a Pro Forma Basis.
“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches on the Closing Date, i.e., Initial Term Loans and Revolving Loans.
“Transaction Costs” shall have the meaning set forth in the recitals hereto.

“Transactions” shall mean, collectively, (i) the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, (ii) the consummation of the Refinancing and (iii) the payment of all fees and expenses in connection with the foregoing.
“Transferred Assets” has the meaning set forth in the definition of “Permitted Receivables Financing.”
“Transformative Transaction” shall mean a transaction that either (x) is not permitted under this Agreement, (y) is permitted under this Agreement but following the closing date thereof this Agreement would not provide adequate flexibility for Holdings and its Restricted Subsidiaries to operate their business (in the reasonable determination of the Administrative Borrower), or (z) the result of which is that Consolidated EBITDA as of the last day of the most recently completed Test Period, determined on a Pro Forma Basis after giving effect thereto, increases by no less than 20.0%.
“Treasury Capital Stock” shall have the meaning set forth in Section 9.2(b)(ii).
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Term SOFR Rate Loan, a Euro Denominated Loan, a Sterling Denominated Loan or an Alternate Currency Loan denominated in another currency.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” of any Single Employer Plan shall mean the amount, if any, by which the present value of all accrued benefits under such Single Employer Plan (based on those assumptions used to fund such Single Employer Plan), as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits (excluding any accrued but unpaid contributions).
“United States” and “U.S.” shall each mean the United States of America.
“Unpaid Drawing” shall have the meaning set forth in Section 3.5(a).
“Unrestricted” shall mean, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.
“Unrestricted Subsidiary” shall mean (i) any Subsidiary of Holdings designated by the members or Authorized Officers of the Administrative Borrower as an Unrestricted Subsidiary pursuant to Section 8.11 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary, in each case, other than any Borrower, any Co-Borrower or any Intermediate Holding Company.

“Unsecured Credit Agreement Refinancing Debt” shall mean any unsecured Indebtedness incurred by a Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Debt”) or one or more revolving credit facilities (each, an “Unsecured Refinancing Revolving Debt”); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Debt and (ii) such Indebtedness complies with the Credit Agreement Refinancing Requirements.
“Unsecured Refinancing Revolving Debt” shall have the meaning set forth in the definition of “Unsecured Credit Agreement Refinancing Debt.”
“Unsecured Refinancing Term Debt” shall have the meaning set forth in the definition of “Unsecured Credit Agreement Refinancing Debt.”
“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans (taking the Dollar Equivalent of any such Loans denominated in an Alternate Currency) made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time (taking the Dollar Equivalent of any Letters of Credit denominated in an Alternate Currency).
“Up-C Entity” shall mean a Person that owns, directly or indirectly, Capital Stock in Holdings and has control of Holdings, formed for the purpose of facilitating a public offering of indirect Equity Interests in Holdings via a public offering of the Capital Stock of such Person.
“U.S. Borrower” shall have the meaning set forth in the preamble hereto.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Loan Party” shall mean any Loan Party incorporated or organized in the any State of the United States or the District of Columbia.
“U.S. Security Agreement” shall mean the U.S. Pledge and Security Agreement in the form of Exhibit E, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.
“U.S. Special Resolution Regime” shall have the meaning set forth in Section 13.7.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation or company 100% of whose Capital Stock is at the time owned by such Person or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, (x) in the case of a Foreign Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), director’s qualifying shares or other nominal amount of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law and (y) in the case of a Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), any Specified Equity Interests).
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Other Interpretive Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (v) the word “or” is not exclusive and has the meaning represented by the phrase “and/or,” unless the context otherwise requires, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if,” and (vii) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, any Borrower or any other Loan Party shall be construed to include Holdings, such Borrower or such Loan Party as debtor and debtor-in-possession and any receiver, examinership or trustee for Holdings, any Borrower or any other Loan Party, as the case may be, in any insolvency, examinership or liquidation proceeding.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    Any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and all references to the knowledge of any Loan Party or any Subsidiary of any Loan Party or facts known by any such Person shall mean actual knowledge of any Authorized Officer of such Person.
(f)    Any Authorized Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as an Authorized Officer on behalf of the applicable Loan Party and not in any individual capacity.
(g)    The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
1.3.    Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR Rate” or with respect to any comparable or successor rate thereto.
1.4.    Limited Condition Transactions. Notwithstanding anything to the contrary herein, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(a)    determining compliance with any provision of this Agreement (other than the Financial Covenant or for determining any Applicable Margin) which requires the calculation of any financial ratio or test, including the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio and Fixed Charge Coverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in the definition of “Maximum Incremental Facilities Amount”);
(b)    determining compliance with representations and warranties, or a requirement regarding the absence of Defaults or Events of Default or
(c)    testing availability under baskets set forth in this Agreement (including provisions measured as a percentage of LTM EBITDA);
in each case, at the option of the Administrative Borrower made at any time prior to the consummation of such Limited Condition Transaction (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action, condition or requirement is permitted, complied with or satisfied hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into or, in connection with an acquisition to which the United Kingdom City Code on Takeover and Mergers (or any comparable law, rule or regulation in any other jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the a target of an acquisition (or equivalent notice under such comparable law, rule or regulation in such other jurisdiction) is made or, if applicable, the date of delivery of notice, declaration of dividend or similar event (the “LCT Test Date”); provided that (i) the absence of any Default or Event of Default shall be required on the LCT Test Date, (ii) of any Significant Event of Default shall be required on the date any Limited Condition Transaction is consummated, (iii) if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, Holdings or a Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with and (iv) the Specified Representations shall be true and correct in all material respects (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect) on the date any Limited Condition Transaction is consummated, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date. For the avoidance of doubt, if the Administrative Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of Holdings or the Restricted Subsidiaries or of the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Administrative Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the Incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Holdings, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated, definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
1.5.    Calculations; Computations; Latest Maturity Date.
(a)    The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise permitted under Section 8.1); provided that (A) except as otherwise specifically provided below, all computations of Excess Cash Flow, all computations with respect to any basket, standard or term in this Agreement and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenant and in determining the Total First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio and the Total Net Leverage Ratio (collectively, the “Leverage Ratios” and, each, a “Leverage Ratio”) and the Fixed Charge Coverage Ratio, shall utilize GAAP and policies as in effect from time to time, (B) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and the Financial Covenant, the Leverage Ratios and the Fixed Charge Coverage Ratio shall be calculated, in each case, without giving effect to any election under any accounting principle permitting a Person to value its financial liabilities at the fair value thereof and (C) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of any of the computations and definitions (including accounting terms) used in determining any of the items described in clause (A) above, then at the Administrative Borrower’s request or the Administrative Agent’s request, the

Administrative Agent and the Administrative Borrower shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided that (i) no amendment fee shall be payable in connection therewith, (ii) any such amendments that relate to Section 9.1 (and the related definitions for the purpose of Section 9.1 only) shall be subject to the prior written consent of the Required Revolving Lenders (such consent not to be unreasonably withheld or delayed) and not the Required Lenders and (iii) all amendments relating to the Leverage Ratios (other than in connection with Section 9.1) and the Fixed Charge Coverage Ratio (and, in each case, their component definitions) shall be subject to the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). Until such time as such an amendment (whether or not such amendment is or was requested by the Administrative Borrower) shall have been executed and delivered by the parties hereto in accordance with this Section 1.5, all computations of Excess Cash Flow, all computations with respect to any basket, standard or term in this Agreement and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenant and in determining any Leverage Ratio or the Fixed Charge Coverage Ratio shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Section 8.1). “Accounting Changes” refers to changes in, at the Administrative Borrower’s option, specific accounting principles or accounting principles taken as a whole (i) required by the FASB or, if applicable, the SEC, (ii) as a result of a proper IFRS Election or (iii) otherwise proposed by the Administrative Borrower to, and approved by, the Administrative Agent . Notwithstanding anything to the contrary herein, the Administrative Borrower may elect (the “IFRS Election”), by providing a written notice to the Administrative Agent, in connection with the delivery of financial statements and other information hereunder, to adopt the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Administrative Borrower is making such election; provided that (a) any such election, once made, shall be irrevocable and (b) from and after the date of the IFRS Election, (i) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS, (ii) all ratios, financial definitions, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS, (iii) all references herein to GAAP shall be deemed to be references to IFRS, (iv) all references to the FASB shall be deemed to be references to the IASB and (v) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under IFRS; provided that any such term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP as in effect on the Closing Date.
(b)    All computations of interest, Commitment Fees and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the “prime rate,” which shall be based on a year of 365 or 366 days, as applicable, and interest calculated by reference to the SONIA Rate, which shall be based on a year of 365 days) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Fees or Fees are payable.
(c)    For purposes of this Agreement and the other Loan Documents, except as provided in Section 1.5(d), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in

Dollars, any requisite currency translation shall be based on the currency exchange rates used in preparing Holdings’ financial statements corresponding to the Test Period with respect to the applicable date of determination.
(d)    The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in an Alternate Currency, in each case on each Revaluation Date, and each such amount shall, except as provided in the last two sentences of this clause (d), be the Dollar Equivalent of such Borrowing until the next Revaluation Date. The applicable Issuing Lender shall determine the Dollar Equivalent of the LC Obligations in respect of Letters of Credit issued by it denominated in an Alternate Currency as of each Revaluation Date, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next Revaluation Date. In the event the Administrative Agent Lender or applicable Issuing Lender, as applicable, makes any determination of the Dollar Equivalent in respect of a Revolving Loan or Letter of Credit made or issued, as applicable, in an Alternate Currency, the Administrative Agent or such Issuing Lender shall give prompt written notice thereof (by e-mail or facsimile) to the Administrative Agent (it being agreed by each of the parties hereto that the Administrative Agent may conclusively rely on such written notice from the Administrative Agent or Issuing Lender as to the Dollar Equivalent of such Revolving Loan or Letter of Credit for all purposes of the Loan Documents (including, without limitation, for purposes of determining commitments fees payable under Section 4.1(a), Letter of Credit Fees payable under Section 4.1(b), the unused Revolving Loan Commitments and similar calculations)). Notwithstanding anything contained herein or in any other Loan Document to the contrary, the Dollar Equivalent at any time in respect of any Revolving Loan or Letter of Credit issued in any Alternate Currency shall be the Dollar Equivalent of such Revolving Loan or Letter of Credit as most recently notified by the Administrative Agent or applicable Issuing Lender, as applicable, to the Administrative Agent prior to such time.
(e)    For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the currency exchange rates used in preparing Holdings’ financial statements corresponding to the Test Period with respect to the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the currency exchange rates used in preparing Holdings’ financial statements corresponding to the Test Period with respect to the date of such Refinancing such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so Refinanced does not exceed the principal amount of such Indebtedness being Refinanced plus an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rates used in preparing Holdings’ financial statements corresponding to the Test Period with respect to the date of such Refinancing.
(f)    With respect to the provisions of this Agreement (A) that require newly incurred or issued Indebtedness or Capital Stock (or Indebtedness or Capital Stock that is proposed to be incurred or issued) to have a maturity not earlier than the Latest Maturity Date or to have Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of existing Term Loans (including Incremental Term Loans) having the Latest Maturity Date or (B) that otherwise refer to the Latest Maturity Date in respect of any such incurrence or issuance (or proposed incurrence or issuance), such provisions shall be deemed to refer to the Latest Maturity Date in effect at the time of determination.
(g)    For purposes of determining compliance with any of the covenants set forth in Section 8.18 and Section 9 and in connection with any Incremental Facility at any time (whether at the time of incurrence or thereafter), if any Lien, Restricted Payment, Restricted Investment, Permitted Investment, Investment, Indebtedness, Disqualified Stock or Preferred Stock, Asset Sale or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to the applicable covenant set forth in Section 8.18 and Section 9 and any related definitions or provisions used therein (including in connection with any Incremental Facility), the Administrative Borrower (i) shall in its sole discretion determine under which category such Lien (other than Liens with respect to the Initial Term Loans and the Revolving Loans), Investment, Restricted Payment, Restricted Investment, Indebtedness (other than Indebtedness consisting of the Initial Term Loans and the Revolving Loans), Disqualified Stock or Preferred Stock, Asset Sale or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted to make any such determination or redetermination or classification or reclassification within the same covenant at such time and from time to time as it may determine and without notice to the Administrative Agent or any Lender (other than Investments made in reliance on clause (l)(y) of the definition of “Permitted Investments”, which may not be reclassified).
(h)    If Holdings or any Restricted Subsidiary Incurs any Indebtedness, Disqualified Stock or Preferred Stock or takes any other action under a ratio-based basket or exception (or component thereof) under this Agreement on the same date that it Incurs Indebtedness, Disqualified Stock or Preferred Stock or takes any other action under any “fixed,” “freebie” or “starter” basket or exception (or component thereof), compliance with the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, on a Pro Forma Basis will be calculated with respect to such Incurrence or action, as applicable, under the ratio-based basket or exception (or component thereof) without regard to any Incurrence or action, as applicable, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof). Unless the Administrative Borrower elects otherwise, any Incurrence of Indebtedness, Disqualified Stock or Preferred Stock or other action shall be deemed to have been Incurred or taken, as applicable, first, under the ratio-based basket or exception (or component thereof) and, second, under the “fixed,” “freebie” or “starter” basket or exception (or component thereof).
(i)    With respect to any basket in this Agreement that is permitted to be utilized on a per annum basis (including, for the avoidance of doubt any fiscal or calendar year), (i) any unused portion in any year may be utilized in any succeeding year and (ii) fifty percent (50%) of any amount permitted for use in a specific year may be used in the immediately preceding year, with carry forward amounts spent first and carry back amounts spent last.
(j)    With respect to each dollar-based basket (including “general” baskets) in Section 9.2 and/or the definition of “Permitted Investments,” as applicable, Holdings and its Restricted Subsidiaries shall be permitted to convert (i) unused Restricted Payment capacity under Section 9.2(b)(xiv) at such time of determination to Subordinated Indebtedness prepayment capacity and Investment capacity and (ii) Subordinated Indebtedness prepayment capacity under Section 9.2(b)(xviii) at such time of determination to Investment capacity.
1.6.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time;

provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuing document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such times.
1.7.    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in their reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.8.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.9.    Irish Law Limitations. Notwithstanding anything to the contrary contained in this Agreement and any other Loan Document, the obligations and liabilities of any Irish Loan Party under this Agreement (or any other Loan Document) or any guarantees or undertakings granted by an Irish Loan Party under this Agreement (or any other Loan Document) shall not extend to include any obligation or liability to the extent doing so would: (i) constitute financial assistance prohibited by Section 82 of the Irish Companies Act, or (ii) constitute a breach of section 239 of the Irish Companies Act. For the avoidance of doubt, where such Irish Loan Party has complied with the summary approval procedure, in accordance with the Irish Companies Act and accordingly has validated any guarantees, obligations, liabilities or undertakings granted by an Irish Loan Party under this Agreement or any other Loan Document, such obligations and liabilities shall not be excluded hereunder, or from such other Loan Documents.

SECTION 2.
AMOUNT AND TERMS OF CREDIT
2.1.    The Commitments.
(a)    Initial Term Loans. Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Bermuda Borrower, which Initial Term Loans shall (i) be made pursuant to a single drawing on the Closing Date, (ii) be denominated in Dollars, (iii) at the option of the Administrative Borrower, be incurred and maintained as Base Rate Loans or Term SOFR Rate Loans, and (iv) be made by each such Lender in the aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date. Once repaid, prepaid, repurchased, refinanced or replaced, Initial Term Loans made hereunder may not be reborrowed.
(b)    [Reserved].
(c)    [Reserved].
(d)    Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment (the “Initial Revolving Loan Commitments”) severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, an “Initial Revolving Loan” and, collectively, the “Initial Revolving Loans”) to the Borrowers, which Revolving Loans (i) may be made in Dollars or an Alternate Currency, (ii) subject to Section 2.11(a) and except as provided herein, shall, at the option of the Administrative Borrower, be incurred and maintained as Base Rate Loans, Term SOFR Rate Loans or, in the case of Alternate Currency Loans, other Fixed Rate Loans or SONIA Rate Loans, as applicable, or (except in the case of Alternate Currency Loans) converted into Base Rate Loans or Term SOFR Rate Loans; provided that (A) except as otherwise specifically provided in Section 2.11(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type and (B) Base Rate Loans shall only be available in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals the Revolving Loan Commitment of such Lender at such time; provided the amount of Revolving Loans denominated in (A) Euros shall not exceed the Euro Currency Sublimit and (b) Pounds Sterling shall not exceed the Pounds Sterling Currency Sublimit.
2.2.    Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (10) Borrowings of Fixed Rate Loans in the aggregate for each Tranche of Loans.
2.3.    Notice of Borrowing. Whenever the Borrowers desire to incur (x) Fixed Rate Loans or SONIA Rate Loans hereunder, an Authorized Officer of the Administrative Borrower shall give the Administrative Agent at least three (3) Business Days’ prior written notice of each Fixed Rate Loan or

SONIA Rate Loan to be incurred hereunder, and (y) Base Rate Loans hereunder, an Authorized Officer of the Administrative Borrower shall give the Administrative Agent written notice of each Base Rate Loan to be incurred hereunder on the date of such proposed borrowing; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given (x) before 12:00 p.m. (New York time), in the case of any borrowing of a Fixed Rate Loan or SONIA Rate Loan and (y) before 12:00 p.m. (New York time), in the case of any borrowing of a Base Rate Loan. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, in the form of Exhibit F (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be so approved)), appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Class of such Loans, (iv) in the case of Revolving Loans, whether such Revolving Loans will be denominated in Dollars or an Alternate Currency (and if an Alternate Currency, which Alternate Currency), (iv) whether any Dollar Denominated Loans being made pursuant to such Term SOFR Rate Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Term SOFR Rate Loans and, if Term SOFR Rate Loans, the initial Interest Period to be applicable thereto, (v) in the case of Alternate Currency Loans, the initial Interest Period to be applicable thereto and (vi) the wiring information of the Borrowers’ account(s) to which the proceeds of the Borrowing are to be disbursed. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing with an Interest Period of one month. If no Interest Period is specified with respect to any Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
2.4.    Repayment of Loans.
(a)    The principal amount of the Initial Term Loans of each Term Lender shall be repaid (x) on each Quarterly Payment Date (commencing March 31, 2027) in an amount equal to 0.25% of the aggregate principal amount of the Initial Term Loans made on the Closing Date and (y) subject to a Permitted Amendment, on the Term Loan Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(b)    [Reserved].
(c)    [Reserved].
(d)    To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan and (ii) each Other Term Loan shall be due and payable on the Maturity Date of such Other Term Loan set forth in the Refinancing Amendment applicable thereto.
(e)    The Borrowers shall repay (i) all of the outstanding Initial Revolving Loans on the Revolving Loan Maturity Date, together with accrued and unpaid interest on such Initial Revolving Loans, to but excluding the date of payment, (ii) all of the outstanding Incremental Revolving Loans on the Incremental Revolving Loan Maturity Date, together with accrued and unpaid interest on such Incremental Revolving Loans, to but excluding the date of payment, and (iii) all of the outstanding

Other Revolving Loans on the Maturity Date set forth in the Refinancing Amendment applicable thereto, together with accrued and unpaid interest on such Other Revolving Loans, to but excluding the date of payment.
2.5.    Payments Generally; Administrative Agent’s Clawback.
(a)    Disbursement of Funds. No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Borrowings denominated in Euros, no later than 8:30 a.m. (New York City time) on the date specified in the applicable Notice of Borrowing or (y) in the case of Borrowings denominated in Sterling, no later than 10:00 a.m. (New York City time) on the date specified in the applicable Notice of Borrowing), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.8) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars or an Alternate Currency, as applicable, in Same Day Funds, and (in the case of Borrowings being made in Dollars) upon receipt of all requested funds the Administrative Agent will make available by wire transfer to the Borrowers at such account(s) as may be specified in the Notice of Borrowing, or to such other account(s) as the Administrative Borrower may specify in writing, the aggregate of the amounts so made available by the Lenders; provided that if, on the date of a Borrowing of Revolving Loans, there are Unpaid Drawings then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, and second, to the Borrowers as otherwise provided above. Notwithstanding the foregoing, each Revolving Lender shall make each Revolving Loan to be made by it hereunder denominated in Alternate Currency on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by the time specified above directly to the Borrowers by promptly transferring the amounts so received, in like funds, to the account(s) of the Borrowers designated by the Administrative Borrower in the applicable Notice of Borrowing or to such other account(s) as the Administrative Borrower may specify in writing. Promptly upon each funding of a Revolving Loan that is denominated in an Alternate Currency, each Revolving Lender shall provide the Administrative Agent with a written notice (which may be via email) confirming that it has funded its portion of such Revolving Loan and the amount thereof (and the parties hereto hereby acknowledge and agree that (i) the Agents may conclusively rely on such written notice for all purposes of the Loan Documents (including updating the Register to include such Borrowing) and (ii) the Agents shall not have any duty or obligation to inquire into or confirm whether the proceeds of such Borrowing were actually received by the Borrowers).
(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such share available on such date and at such time in accordance with Section 2.5(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice from the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Payments by Borrowers; Presumptions by Agents. Unless the Administrative Agent shall have received written notice from the Administrative Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the appropriate Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice from the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable credit extension set forth in Section 7 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to purchase its participation.
(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder (with amounts being applied to fees then due prior to application of interest then due), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and, in respect of the Revolving Facility, L/C Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and, in respect of the Revolving Facility, L/C Obligations then due to such parties.

2.6.    Notes.
(a)    The Borrowers’ obligations to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit G, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”) and (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit H, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”).
(b)    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrowers’ obligations in respect of such Loans.
(c)    Notwithstanding anything to the contrary contained above in this Section 2.6 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrowers shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
2.7.    Conversions/Continuations.
(a)    The Borrowers shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Denominated Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan; provided that (i) except as otherwise provided in Section 2.11(b), Term SOFR Rate Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Term SOFR Rate Loans shall reduce the outstanding principal amount of such Term SOFR Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Term Lenders (in the case of Term Loans) or Required Revolving Lenders (in the case of Revolving Loans) otherwise agree, Base Rate Loans may not be converted into Term SOFR Rate Loans if the Administrative Agent has notified the Borrowers that a Default or Event of Default has occurred and is continuing and (iii) no conversion pursuant to this Section 2.7 shall result in a greater number of Borrowings of Fixed Rate Loans than is permitted under Section 2.2.
(b)    Any Fixed Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Administrative Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 2.10, of the length of the next Interest Period to be applicable to such Loans; provided that to the extent the Required Term Lenders (in the case of Term Loans) or Required Revolving Lenders (in the case of Revolving Loans), as applicable, provide written notice thereof to the Borrowers (with a copy to the Administrative Agent), no Fixed Rate Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further, that if the Administrative Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans denominated in Dollars shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
(c)    Each such conversion or continuation pursuant to this Section 2.7 shall be effected by the Administrative Borrower by giving the Administrative Agent prior to 11:00 a.m. (New York City time) at least (x) in the case of conversions or continuations of Base Rate Loans into Term SOFR Rate Loans, three (3) Business Days’ prior notice and (y) in the case of conversions or continuations of Term SOFR Rate Loans into Base Rate Loans, written notice on the date of such proposed conversion or continuation (each, a “Notice of Conversion/Continuation”) executed by an Authorized Officer, in each case in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be so approved), appropriately completed to specify the Loans to be so converted or continued, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted or continued into Term SOFR Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Dollar Denominated Loans.
(d)    If by 11:00 a.m. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Fixed Rate Loans, the Administrative Borrower has failed to elect, failed to specify in its Notice of Conversion/Continuation, or is not permitted to elect, a new Interest Period to be applicable to such Fixed Rate Loans as provided above, the Administrative Borrower shall be deemed to have elected (x) if Term SOFR Rate Loans, to select a one-month Interest Period for such Term SOFR Loans and (y) if Alternate Currency Loans, to select a one-month Interest Period for such Alternate Currency Loans, in each case effective as of the expiration date of such current Interest Period.
2.8.    Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata within each Tranche on the basis of their applicable Term Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder (solely to the extent such Lender is so obligated) regardless of the failure of any other Lender to make its Loans hereunder.
2.9.    Interest.
(a)    The Borrowers agree to pay interest in respect of the unpaid principal amount of each Dollar Denominated Loan maintained as a Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Term SOFR Rate Loan pursuant to Section 2.7, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)    The Borrowers agree to pay interest in respect of the unpaid principal amount of each Dollar Denominated Loan maintained as a Term SOFR Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Term SOFR Rate Loan to a Base Rate Loan pursuant to Section 2.7 or 2.11, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Term SOFR Rate for such Interest Period.
(c)    The Borrowers hereby agree to pay interest in respect of the unpaid principal amount of each Alternate Currency Loan (other than SONIA Rate Loans) made to it from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the applicable Alternate Currency Rate for such Interest Period.
(d)    The Borrowers hereby agree to pay interest in respect of the unpaid principal amount of each SONIA Rate Loan made to it from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the SONIA Rate, each as in effect from time to time.
(e)    At any time after the occurrence and during the continuance of a Significant Event of Default, overdue principal shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans. At any time after the occurrence and during the continuance of a Significant Event of Default, all overdue interest (to the extent permitted by law) payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of a rate applicable to Dollar Denominated Revolving Loans that are maintained as Base Rate Loans from time to time (if such rate were to be applicable under this Agreement).
(f)    Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, (ii) in respect of each Fixed Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three (3) month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (iii) in respect of each SONIA Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(g)    Upon each Interest Determination Date, the Administrative Agent shall determine the Fixed Rate for each Interest Period applicable to the respective Fixed Rate Loans and shall promptly notify the Administrative Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
2.10.    Interest Periods. At the time the Administrative Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, or continuation of any Fixed Rate Loan at or prior to 11:00 a.m. (New York City time) at least three (3) Business Days (and in respect of Loans to be funded (i) in Euros, four (4) Business Days and (ii) in any Pounds Sterling or any Alternate Currency other than Dollars or Euros, five (5) Business Days) notice prior to the making of, or the expiration of an Interest Period applicable to, such Fixed Rate Loan, the Administrative Borrower shall have the right to elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation the interest period (each, an “Interest Period”) applicable to such Fixed Rate Loan, which Interest Period shall, at the option of the Administrative Borrower be a one (1), three (3), six (6) months or, to the extent approved by each Lender with Loans or Commitments under the relevant Tranche (and subject to availability), any alternate period applicable to such Fixed Rate Loan that is available; provided that the first Interest Period applicable to the Initial Term Loans borrowed on the Closing Date shall end on September 30, 2026 provided, further, that (in each case):
(a)    all Fixed Rate Loans comprising a Borrowing comprising the same Tranche shall at all times have the same Interest Period;
(b)    the initial Interest Period for any Fixed Rate Loan shall commence on the date of Borrowing of such Fixed Rate Loan (including, in the case of Term SOFR Rate Loans, the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Fixed Rate Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;
(c)    if any Interest Period for a Fixed Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(d)    if any Interest Period for a Fixed Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period for a Fixed Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(e)    no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and
(f)    no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Tranche of Term Loans will be required to be made under Section 2.4(a), if the aggregate principal amount of such Tranche of Term Loans that has Interest Periods that will expire after such date will be in excess of the aggregate principal amount of such Tranche of Term Loans, as the case may be, then outstanding less the aggregate amount of such required repayment.
2.11.    Increased Costs, Illegality, etc.
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11 below, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Rate Borrowing or a EURIBOR Rate Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), as applicable, for the applicable Interest Period; or

(ii)    the Administrative Agent is advised by the Required Revolving Lenders with respect to the Initial Revolving Loan Commitments that prior to the commencement of any Interest Period for a EURIBOR Rate Borrowing, the EURIBOR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their EURIBOR Rate Borrowings (or its EURIBOR Rate Borrowings) included in such Borrowing and for such Interest Period;
then, the Administrative Agent shall give notice thereof to the Borrowers and the applicable Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the applicable Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Administrative Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 2.7 or a new Notice of Borrowing in accordance with the terms of Section 2.3, (A) for Loans denominated in Dollars, any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Conversion/Continuation or a Notice of Borrowing, as applicable and at the election of the Administrative Borrower, for a Borrowing of Base Rate Loans and (B) for Loans denominated in an Alternate Currency, any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrowers and the applicable Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Administrative Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 2.7 or a new Notice of Borrowing in accordance with the terms of Section 2.3, for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, at the election of the Administrative Borrower, a Base Rate Loan on such day.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of any affected Class.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time (in consultation with the Administrative Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to, this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive (subject to the consultation right of the Administrative Borrower, as applicable) and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify (by written notice to the Borrowers and the other Agent, which may be via email) the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Administrative Borrower may revoke any request for a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Administrative Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to a Borrowing of Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(g)    If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency or any change in a Requirement of Law, will have the effect of increasing the amount of capital required or expected to be maintained by the Lenders or any corporation controlling such Lenders based on the existence of such the Lender’s Commitments hereunder or their obligations hereunder, then the Borrowers agree to pay to Lenders, upon their written demand therefor, such additional amounts as shall be required to compensate such Lenders or such other corporation for the increased cost to such Lenders or such other corporation or the reduction in the rate of return to such Lenders or such other corporation as a result of such increase of capital. In determining such additional amounts, the Lenders will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that requests for additional payments due to increased costs due to a market disruption shall be limited to circumstances (i) generally affecting the banking market or (ii) where such requests have been made by Lenders constituting the Required Lenders and, in each case, only to the extent the applicable Lender is imposing such costs on other similarly situated borrowers under comparable syndicated credit facilities. The Lenders, upon determining that any additional amounts will be payable pursuant to this Section 2.11(g), will give prompt written notice thereof to the Borrowers (with a copy to the Administrative Agent), which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.11(g) upon the subsequent receipt of such notice, except to the extent that such Lender’s failure or delay results in prejudice to any Borrower.
(h)    In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that it is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lenders (including any branch, Affiliate or funding office thereof) in respect of any Alternate Currency Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Alternate Currency Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lenders to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Alternate Currency Loans or in Section 2.11(a)(ii), such Lender shall promptly notify the Borrowers (with a copy to the Administrative Agent) in writing specifying the additional amounts required to indemnify such Lender against the actual cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the Borrowers (in the case of Loans owing by it and, in each case, denominated in an Alternate Currency) shall pay to such Lender such specified amounts as additional interest at the time that the Borrowers are otherwise required to pay interest in respect of such Alternate Currency Loan or, if later, on written demand therefor by such Lender.
(i)    Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and CRD IV and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Closing Date in a Requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.11 and Section 3.6); provided that increased costs because of a change in a Requirement of Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and CRD IV may only be requested by the Lenders imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder.
(j)    This Section 2.11 shall not apply to any Indemnified Taxes or Other Taxes (each of which are provided for in Section 5.5) or any Excluded Taxes.
2.12.    [Reserved].
2.13.    Matters Applicable to All Requests for Compensation.
(a)    With respect to any Lender’s claim for compensation for any amounts under Section 2.11 or 3.6, the Borrowers shall not be required to compensate such Lender if such Lender notifies Borrowers of the event that gives rise to such claim more than one hundred and eighty (180) days after such event; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11(a)(ii), Section 2.11(c), Section 2.11(d), Section 3.6 or Section 5.5 with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.13(b) shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.11, 3.6 and 5.5.
2.14.    Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.11(a)(ii), Section 3.6 or Section 5.5 with respect to any Lender which results in the Borrowers being required to pay additional amounts or indemnity payments with respect to such Lender or such Lender charging to the Borrowers increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that requires (or would require) the consent of all Lenders, the consent of all Lenders of a Class or each Lender adversely affected thereby under Section 13.12(a) and that has been approved by the Required Lenders, Required Revolving Lenders or Required Term Lenders, as applicable, as (and to the extent) provided in Section 13.12(a) (a “Proposed Modification”), the Borrowers shall have the right, in accordance with Section 13.4, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:
(i)    at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.4 (and with all fees payable pursuant to said Section 13.4 to be paid by the Replacement Lender or the Replaced Lender (as may be agreed to at such time by and among the Borrowers, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall consent to the Proposed Modification, if applicable, and acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings or (b) the Term Loan Commitments and outstanding Term Loans of any Tranche with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the Term Loan Commitments and outstanding Term Loans of any or all Tranches of Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay (or cause to be paid) to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, and any premium applicable to, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.1, and (y) except in the case of the replacement of only the Term Loan Commitments and outstanding Term Loans of one or more Tranches of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender; and
(ii)    all obligations of any Loan Party then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 5.1(b) or (b) relating to any Tranche of Loans or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.
Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.14, such Replaced Lender shall execute an Assignment and Assumption within two (2) Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to such Replaced Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of such Replacement Lender). If such Replaced Lender does not execute and deliver such Assignment and Assumption within such two (2) Business Day period, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender and the Assignment and Assumption so executed by such Replacement Lender shall be effective for the purposes of this Section 2.14 and Section 13.4. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.11, 3.6, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.14, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.15.    Incremental Credit Extensions.
(a)    The Loan Parties may at any time or from time to time (i) request one or more additional Tranches of term loans or one or more increases to an existing Tranche of Term Loans (the commitments thereof, the “Incremental Term Loan Commitments,” the loans thereunder, the “Incremental Term Loans” and a Lender making such loans, an “Incremental Term Lender”) or (ii) (A) request one or more increases in the amount of the Revolving Loan Commitments (any such increase, a “Revolving Loan Commitment Increase”) or (B) subject to Section 2.1(d), the establishment of one or more new tranches of Revolving Loan Commitments (any such new commitment, a “New Revolving Loan Commitment” and, together with Revolving Loan Commitment Increases, the “Incremental Revolving Loan Commitments” and, such loans thereunder, the “Incremental Revolving Loans” and, a Lender making such a commitment, an “Incremental Revolving Lender”); provided that:
(i)    the aggregate amount of Incremental Facilities Incurred during the term of this Agreement shall not exceed the Maximum Incremental Facilities Amount;
(ii)    the Incremental Facilities will be borrowed by a Loan Party (or a Person that becomes a Loan Party in connection with the incurrence of the applicable Incremental Facilities) and will not be guaranteed by any person that is not a Guarantor or secured by any asset that is not Collateral (except the Collateral Exclusions);
(iii)    no Significant Event of Default has occurred and is continuing or would exist after giving effect thereto at the time that any such Incremental Term Loan or Incremental Revolving Loan is made (and after giving effect thereto);
(iv)    subject to Section 1.4, at the time that any Incremental Loan is made (and after giving effect thereto), the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects);
(v)    Incremental Term Loans or Incremental Revolving Loan Commitments may be denominated in any Available Currency (it being understood that any such Incremental Term Loan or Incremental Revolving Loan Commitment may be utilized in Available Currencies as and to the extent provided in the applicable Incremental Amendment and, in the case of Incremental Term Loans denominated in a currency other than Dollars, the Incremental Amendment in respect thereof will contain such administrative provisions and currency conversion mechanics that are reasonably requested by the Administrative Agent));
(vi)    (I) Incremental Facilities shall rank no greater than pari passu in right of payment and no greater than pari passu in right of security with the Initial Term Loans and the Initial Revolving Loans and, to the extent secured by a Lien on the Collateral, such Indebtedness shall not be secured by any property or assets other than the Collateral (subject to the Collateral Exclusions); and (II) with respect to a secured Incremental Facility, a Senior Representative duly authorized to enter into an Acceptable Intercreditor Agreement on behalf of the providers of such

Indebtedness and the providers of such Indebtedness shall have become party to an Acceptable Intercreditor Agreement;
(vii)    other than the Permitted Earlier Maturity Indebtedness Exception, (A) Incremental Term Loans (1) shall not mature earlier than the Term Loan Maturity Date and (2) shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Initial Term Loans and (B) Incremental Revolving Loans shall not mature earlier than the Revolving Loan Maturity Date;
(viii)    subject to the Permitted Earlier Maturity Indebtedness Exception, (A) the amortization schedule applicable to any such Incremental Term Loans shall be determined by the Administrative Borrower and the applicable Incremental Term Lenders and (B) no such Incremental Revolving Loan Commitment shall have amortization or scheduled mandatory commitment reductions (other than at the maturity thereof);
(ix)     (I) except to the extent permitted by clauses (v), (vii) and (viii) above and clauses (x) and (xi) below, the terms of such Incremental Term Loans (other than any terms (x) applicable after the Latest Maturity Date of the Initial Term Loans or (y) that are also made for the benefit of the Lenders under the Initial Term Loans (which will be documented in an amendment to this Agreement requiring only the consent of the Administrative Borrower and each Agent)) shall (A) be substantially identical to, or no more favorable (taken as a whole) to the lenders providing such Incremental Facility than, the Initial Term Loans (as determined by the Administrative Borrower in good faith), (B) reflect market terms and conditions (as determined by the Administrative Borrower in good faith) at the time of Incurrence thereof (or obtaining of a commitment with respect thereto), or (C) be reasonably satisfactory to the Administrative Agent) and (II) the terms of such Incremental Revolving Loan Commitments (other than any terms that are also made for the benefit of the Lenders under the Initial Revolving Loan Commitments (including in respect of any financial covenant applicable to any Incremental Revolving Loan Commitments) (which will be documented in an amendment to this Agreement requiring only the consent of the Administrative Borrower and the Agents)) shall (A) be substantially identical to the Initial Revolving Loan Commitments (B) reflect market terms and conditions (as determined by the Administrative Borrower in good faith) at the time of Incurrence thereof (or obtaining of a commitment with respect thereto), or (C) be reasonably satisfactory to the Administrative Agent;
(x)    the Applicable Margin applicable to the Incremental Term Loans made hereunder shall be determined by the Administrative Borrower and the Incremental Term Lenders; provided that if the Applicable Margin in respect of such Incremental Term Loans exceeds the Applicable Margin in respect of the Initial Term Loans by more than 0.50%, the Applicable Margin of the Initial Term Loans shall be adjusted such that the Applicable Margin of the Initial Term Loans equals the Applicable Margin of such Incremental Term Loans minus 0.50%, effective upon the making of such Incremental Term Loans; provided, further, that (1) if the applicable Incremental Term Loans include an interest rate floor greater than the applicable interest rate floor under the Initial Term Loans, such differential between the interest rate floors shall be equated to the Applicable Margin for purposes of determining whether an increase to the Applicable Margin under the applicable Initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the applicable Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor or the Applicable Margin, as elected by the Administrative Borrower in its sole discretion, applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors, (2) any amendments to the Applicable Margin in respect of the Initial Term Loans that become effective subsequent to the Closing Date but prior to the time such Incremental Term Loans are borrowed shall also be included in such calculations and (3) this Section 2.15(a)(x) (and any Indebtedness incurred pursuant to any provision in this Agreement that references this Section 2.15(a)(x)) shall not apply to the MFN Exceptions;
(xi)    Incremental Term Loans may participate (i) on a pro rata basis or less than pro rata basis with respect to any voluntary prepayments of the Initial Term Loans and (ii) on a pro rata basis (solely for Incremental Facilities that are secured by a Lien on the Collateral that ranks pari passu with the Liens securing the Initial Term Loans) or less than pro rata basis (and on a greater than pro rata basis with respect to mandatory prepayments of any such Incremental Term Loans (x) incurred pursuant to the Permitted Earlier Maturity Indebtedness Exception or (y) with the proceeds of Credit Agreement Refinancing Debt) with respect to any mandatory prepayments of Initial Term Loans; and
(xii)    the Administrative Borrower may appoint any Person (or Persons) to arrange any Incremental Facility and provide such arranger (or arrangers) any titles to such Incremental Facility as it deems appropriate.
(b)    [Reserved].
(c)    Incremental Term Loans may be made, and Incremental Revolving Loan Commitments may be provided, by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make all or a portion of any Incremental Term Loan or to provide all or a portion of any Incremental Revolving Loan Commitment and there shall be no requirement to offer any Lender the opportunity to provide all or a portion of any Incremental Term Loan or to provide all or a portion of any Incremental Revolving Loan Commitment), in each case on terms permitted in this Section 2.15; provided, that the Administrative Agent and, in respect of any Incremental Revolving Loan Commitments, each Issuing Lender, shall have consented (not to be unreasonably withheld or delayed) to such Lender’s making such Incremental Term Loans or providing such Incremental Revolving Loan Commitments if such consent would be required under Section 13.4 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Incremental Revolving Loan Commitments shall become Commitments (or in the case of a Revolving Loan Commitment Increase elected to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Loan Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement or, in the case of any Incremental Term Loans or Incremental Revolving Loan Commitments that are not secured on a pari passu basis with the Initial Term Loans and the Initial Revolving Loans, pursuant to separate documentation (an “Incremental Agreement” and, together with an Incremental Amendment, “Incremental Documents”) and, as appropriate, the other Loan Documents, executed by Holdings, each Loan Party that is a borrower under such Incremental Facility, each Lender agreeing to provide such Commitment, if any, and each Additional Lender, if any. The Incremental Document may, without the consent of any other Lenders (except that the agent-related provisions shall be reasonably acceptable to the Agents; provided that the Administrative Agent shall receive prior written notice of such Incremental Documents), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Administrative Borrower, to effect the provisions of this Section 2.15, including amendments that do not adversely affect the Lenders, which may include amendments to Sections 2.4(a) and 5.1(b). The Administrative Borrower may agree with the Issuing Lenders to increase the L/C Sublimit in connection with any Incremental Revolving Loan Commitment. Each Loan Party that is a borrower under an Incremental Facility may use the proceeds of Incremental Term Loans or Incremental Revolving Loan Commitments for any purpose not prohibited by this Agreement.
(d)    Upon each increase in the Revolving Loan Commitments pursuant to this Section 2.15, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Loan Commitment Increase (each, a “Revolving Loan Commitment Increase Lender”) in respect of such increase, and each such Revolving Loan Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender (including each such Revolving Loan Commitment Increase Lender) will equal the percentage of the Total Revolving Loan Commitment represented by such Revolving Lender’s Revolving Loan Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Loan Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Loan Commitment Increase Lender (in each case, reflecting such increase in Revolving Loan Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s pro rata share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; provided that any existing Revolving Lender electing not to provide a Revolving Loan Commitment Increase shall not be required to fund amounts in an Alternate Currency in excess of such amounts it would otherwise be required to fund by virtue of the immediately preceding sentence.
(e)    This Section 2.15 shall supersede any provisions in Section 2.8 or 13.12 to the extent they conflict with this Section 2.15.
2.16.    Loan Modification Offers.
(a)    The Borrowers may on one or more occasions, by written notice by the Administrative Borrower to the Agents, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Administrative Borrower; provided that (i) any such offer shall be made by the Borrowers to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans), (ii) no Event of Default shall have occurred and be continuing at the time of any such offer and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Administrative Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) Business Days after the date of such notice, unless otherwise agreed to by the Agents); provided that, notwithstanding anything to the contrary, assignments and participations of Specified Classes shall be governed by the same or, at the Administrative Borrower’s discretion, more restrictive assignment and participation provisions applicable to Loans set forth in

Section 13.4. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.
(b)    A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrowers, each applicable Accepting Lender and the Agents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement shall provide for any extension of a Specified Class in an aggregate principal amount that is less than $10,000,000. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agents and the Administrative Borrower, to give effect to the provisions of this Section 2.16, including any amendments necessary to treat the applicable Loans or Commitments of the Accepting Lenders as a new “Class” of loans or commitments hereunder; provided that no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Loan Party that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory prepayment provisions that do not also apply to all the Loans on a pro rata basis.
(c)    Subject to Section 2.16(b), the Administrative Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Administrative Borrower’s sole discretion and may be waived by the Administrative Borrower) of Loans of any or all applicable Classes be extended.
(d)    This Section 2.16 shall supersede any provisions in Section 2.8 or 13.12 to the contrary.
2.17.    Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:
(a)    if any Letter of Credit Outstandings exist at the time when a Revolving Lender becomes a Defaulting Lender then:
(i)    all or any part of the participating risk in such Letter of Credit Outstandings shall be reallocated among the Revolving Lenders that are Non-Defaulting Revolving Lenders in accordance with their respective RL Percentage but only to the extent (x) the sum of all Revolving Extensions of Credit of all Revolving Lenders that are Non-Defaulting Revolving Lenders does not exceed the aggregate amount of all Revolving Loan Commitments of all Non-Defaulting Revolving Lenders, (y) immediately following the reallocation to a Revolving Lender that is a Non-Defaulting Lender, the Revolving Extensions of Credit of such Revolving Lender do not exceed its Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7.2 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent Collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such

Defaulting Lender’s RL Percentage of all Letter of Credit Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Outstandings exist;
(iii)    no Borrower shall be required to pay any Letter of Credit Fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s RL Percentage of Letter of Credit Outstandings;
(iv)    if the participating risk in Letter of Credit Outstandings of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.17(a), then the Letter of Credit Fees payable to the Revolving Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and
(v)    if any Defaulting Lenders’ RL Percentage of Letter of Credit Outstandings is neither Collateralized nor reallocated pursuant to this Section 2.17(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Revolving Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s RL Percentage of Letter of Credit Outstandings shall be payable to each Issuing Lender until such portion of such Letter of Credit Outstandings is Collateralized or reallocated.
(b)    Notwithstanding anything to the contrary contained in Section 3, so long as any Revolving Lender is a Defaulting Lender (i) no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders or collateral has been provided by the Borrowers in accordance with Section 2.17(a), and (ii) participating interests in any such newly issued or increased Letter of Credit shall be allocated among Revolving Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.17(a) (and Defaulting Lenders shall not participate therein).
(c)    In the event that the Administrative Agent, the Administrative Borrower and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then (i) the risk participations in Letter of Credit Outstandings of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Loan Commitments and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Event of Default then exists, all funds held as Cash Collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrowers. If the Revolving Loan Commitments have been terminated, all other Obligations have been paid in full and no Letters of Credit are outstanding, then, so long as no Event of Default then exists, all funds held as Cash Collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrowers.
(d)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative

Agent from a Defaulting Lender pursuant to Section 13.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Lender hereunder; third, to Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(a)(ii); fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a)(ii); sixth, to the payment of any amounts owing to the Lenders or each Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.2 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.17(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(d)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 4.1(a) or (b) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 4.1(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to its pro rata share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(a).
(iii)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (ii) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.17(a)(i), (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(e)    If the Administrative Borrower, the Administrative Agent and each Issuing Lender (in the case of a Defaulting Lender that is a Revolving Lender) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.17(a)(i)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
2.18.    Refinancing Amendment.
(a)    At any time after the Closing Date, a Loan Party may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Debt in respect of (a) all or any portion of any Tranche of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Loan Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Loan Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Loan Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that the effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 7.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates or reaffirmation agreements consistent with those delivered on the Closing Date under Section 7.1. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrowers or any Restricted Subsidiary of Holdings, pursuant to any Other Revolving Loan Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Loan Commitments and subject to the approval of the Issuing Lender.
(b)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Loan Commitments or Other Term Commitments).
(c)    Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Acceptable Intercreditor Agreement or effect a replacement of any Acceptable Intercreditor Agreement with another Acceptable Intercreditor Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Administrative Borrower, to effect the provisions of this Section 2.18. In addition, if so provided in the relevant Refinancing Amendment and with the consent of the Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Loan Maturity Date shall be reallocated from Lenders holding Revolving Loans Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding revolving commitments, be deemed to be participation interests in respect of such revolving commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.
(d)    Notwithstanding anything to the contrary in this Agreement, this Section 2.18 shall supersede any provisions in Sections 2.8 and 13.12 to the contrary and the Administrative Borrower and the Administrative Agent may amend Section 2.8 to implement any Refinancing Amendment.
2.19.    Administrative Borrower; Joint and Several Liability of the Borrowers.
(a)    Each Borrower hereby irrevocably appoints the Bermuda Borrower as the borrowing agent and attorney-in-fact for the Borrowers (“Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to the Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain the Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
(b)    Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.19), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 2.19 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever. Notwithstanding the foregoing, if, in the reasonable judgment of the Loan Parties, the joint and several liability of any CFC for the Obligations (or any guaranty by any such CFC, or pledge of Equity Interests thereof) hereunder or under any other Loan Documents are reasonably likely to result in material adverse tax consequences to Holdings and its Subsidiaries, except in the case of any Covered Jurisdiction, then the Loan Parties and the Administrative Agent shall negotiate in good faith to restructure such liability in a manner that would avoid such consequences.
SECTION 3.
LETTERS OF CREDIT
3.1.    Letters of Credit.
(a)    Subject to and upon the terms and conditions set forth herein, any Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and before the fifth (5th) day prior to the Revolving Loan Maturity Date, for the account of such Borrower, Holdings or any Subsidiary and for the benefit of (x) any Person, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender and (y) sellers of goods to Holdings or any of its Restricted Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars or an Alternate Currency and shall be issued on a sight basis only.
(b)    Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 5th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of a Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that:
(i)    no Issuing Lender shall be under any obligation to issue any Letter of Credit if:
(A)    the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date or such Letter of Credit shall have been Collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender;
(B)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;
(C)    such Issuing Lender shall have received from the Administrative Borrower, any other Loan Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the third sentence of Section 3.3(b);

(D)    the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally;
(E)    the Letter of Credit is to be denominated in a currency other than Dollars or an Alternate Currency;
(F)    in any instance in which a Revolving Lender is at that time a Defaulting Lender, after giving effect to any automatic reallocation to cover such Defaulting Lender’s Fronting Exposure in accordance with the provisions set forth in Section 2.17(a)(i), such Fronting Exposure is not eliminated; or
(G)    the Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;
(ii)    no Issuing Lender shall amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof;
(iii)    no Issuing Lender shall be under any obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit;
(iv)    each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and issuer documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Lender; and
(v)    no Issuing Lender shall be required to issue a commercial or trade Letter of Credit unless reasonably agreed among such Issuing Bank and the Borrowers.
3.2.    Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) L/C Sublimit (based on the Dollar Equivalent thereof) or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time; provided that if at any time following one or more fluctuations in the Spot Currency Exchange Rate of any Alternate Currency against the Dollar at any Revaluation Date, the issuance, amendment, renewal or extension of a Letter of Credit would cause the Letter of Credit Outstandings to exceed the amounts set forth in subclauses (x) or (y) above, respectively, then (A) if such excess is in an aggregate amount that is greater than or equal to $1,000,000, within two (2) Business Days of notice thereof from the applicable Issuing Lender (with a copy to the Administrative Agent), (B) if such excess is an aggregate amount that is less than $1,000,000 and such excess continues to exist in an aggregate amount less than $1,000,000 for at least five (5) Business Days, within two (2) Business Days of notice thereof from the applicable Issuing Lender (with a copy to the Administrative Agent), or (C) if any Event of Default has occurred and is continuing, immediately, the applicable Borrower shall (I) make the necessary payments or repayments to reduce the applicable Obligations to an amount necessary to eliminate such excess or (II) Collateralize such Letters of Credit to the extent necessary to eliminate such excess (which Cash Collateral shall, unless the applicable Issuing Lender or the Administrative Agent shall have requested that such Cash Collateral be provided in Dollars, be denominated in the currency of the applicable Letter of Credit); provided further that, if such Borrower provides Cash Collateral in Dollars to secure obligations related to Letters of Credit that are denominated in an Alternate Currency and, as a result of fluctuations in the applicable Spot Currency Exchange Rate between Dollars and such Alternate Currency, the Cash Collateral held by the Collateral Agent is less than the specified amount of Cash Collateral so required to be maintained by such Borrower, such Borrower shall, promptly following a request therefor by the Administrative Agent or the applicable Issuing Lender, deposit additional Cash Collateral equal to such shortfall to be held as Cash Collateral; (ii) no Issuing Lender shall be required to issue Letters of Credit with an aggregate Stated Amount in excess of such Issuing Lender’s Letter of Credit Commitment; and (iii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs twelve (12) months after the date of the issuance thereof or such later date as may be acceptable to the applicable Issuing Lender (although any such standby Letter of Credit may be extendible for successive periods of up to twelve (12) months or such later date as may be acceptable to the Issuing Lender, but, in each case, not beyond the third Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to such Issuing Lender) and (y) three (3) Business Days prior to the Revolving Loan Maturity Date.
3.3.    Letter of Credit Requests; Minimum Stated Amount.
(a)    Whenever a Borrower desires that a Letter of Credit be issued for its account, an Authorized Officer of such Borrower shall give the Administrative Agent and the respective Issuing Lender (prior to 1:00 p.m. (New York City time)) at least five (5) Business Days’ (or such shorter period as is acceptable to such Issuing Lender) (including by way of facsimile or other electronic means, including pdf) written notice thereof. Each notice shall be in the form of Exhibit K, appropriately completed (each, a “Letter of Credit Request”).
(b)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.2. Unless the respective Issuing Lender has received notice from such Borrower, any other Loan Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7.2 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.2, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of such Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the applicable Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the L/C Participants, in writing, of such issuance, modification or amendment (and if such notification relates to the issuance of a Letter of Credit denominated in an Alternate Currency, such notice will include the Dollar Equivalent of the Stated Amount of such Letter of Credit as provided by the applicable Issuing Lender). On the first Business Day of each month, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding month. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to any Revolving Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Lender has entered into arrangements satisfactory to it and the applicable Borrower to eliminate such Issuing Lender’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Lender (which arrangements are hereby consented to by the Lenders), including by Collateralizing each Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).
(c)    The initial Stated Amount of each Letter of Credit shall not be less than $100,000 (or, in the case of Letters of Credit denominated in an Alternate Currency, the Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.
3.4.    Letter of Credit Participations.
(a)    Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each L/C Participant, and each L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such L/C Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.14 or 13.4, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.
(b)    In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(c)    In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.5(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such L/C Participant’s RL Percentage of such unreimbursed payment in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency or the Dollar Equivalent) and in Same Day Funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the respective Issuing Lender in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency or the Dollar Equivalent) such L/C Participant’s RL Percentage of the amount of such payment on such Business Day in Same Day Funds.

If and to the extent such L/C Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such L/C Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the Overnight Rate for the first three (3) days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any L/C Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other L/C Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to such Issuing Lender such other L/C Participant’s RL Percentage of any such payment.
(d)    Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the L/C Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such L/C Participant which has paid its RL Percentage thereof, in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency or the Dollar Equivalent) and in Same Day Funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
(e)    Upon the request of any L/C Participant, each Issuing Lender shall furnish to such L/C Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such L/C Participant.
(f)    The obligations of the L/C Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents or any reduction or termination of the Revolving Loan Commitments;
(ii)    the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any L/C Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);
(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(v)    the occurrence of any Default or Event of Default.

3.5.    Agreement to Repay Letter of Credit Drawings.
(a)    The applicable Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent (or, if directed by the Administrative Agent, to such Issuing Lender directly) in Same Day Funds, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by such Borrower, an “Unpaid Drawing”), not later than (x) one (1) Business Day following receipt by such Borrower of notice of such payment or disbursement if such notice is received on or prior to 11:00 a.m. (New York City time) or (y) two (2) Business Days following receipt by such Borrower of notice of such payment or disbursement if such notice is received after 11:00 a.m. (New York City time) (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.1(f) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by such Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the date that is three (3) Business Days following the receipt by such Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.1(f), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by such Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give such Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish such Borrower’s obligations hereunder. In the case of a Letter of Credit denominated in Dollars, the applicable Borrower shall reimburse the applicable Issuing Lender in Dollars. In the case of a Letter of Credit denominated in an Alternate Currency, the applicable Borrower shall reimburse applicable the Issuing Lender in such Alternate Currency, unless (x) such Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (y) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified such Issuing Lender promptly following receipt of the notice of drawing that such Borrower will reimburse such Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternate Currency, the applicable Issuing Lender shall notify the applicable Borrower and the Administrative Agent of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.
(b)    The obligations of each Borrower under this Section 3.5 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that Holdings or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of such Borrower or any waiver by the Issuing Lender which does not in fact materially prejudice such Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternate Currency to Holdings or any Subsidiary or in the relevant currency markets generally; or
(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings or any of its Subsidiaries;
provided that such Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
3.6.    Increased Costs. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any L/C Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i)

impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any L/C Participant, or (ii) impose on any Issuing Lender or any L/C Participant any cost or other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any L/C Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon the delivery of the certificate referred to below to the applicable Borrower by any Issuing Lender or any L/C Participant (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), such Borrower agrees to pay to such Issuing Lender or such L/C Participant such additional amount or amounts as will compensate such Issuing Lender or such L/C Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any L/C Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.6, will give prompt written notice thereof to the applicable Borrower, which notice shall include a certificate submitted to such Borrower by such Issuing Lender or such L/C Participant (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such L/C Participant. The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final and conclusive and binding on the Borrowers. This Section 3.6 shall not apply to any Indemnified Taxes or Other Taxes (each of which are provided for in Section 5.5) or any Excluded Taxes.
3.7.    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the applicable Borrower for, and no Issuing Lender’s rights or remedies against such Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirement of Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
3.8.    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Subsidiary, the Borrowers shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or the Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of Holdings and such Subsidiaries. In the event that a Borrower requests any Letter of Credit to be issued for the benefit or account of Holdings or a Subsidiary, Holdings or such Subsidiary, as applicable, shall deliver documentation (including, without limitation, customary letter of credit requests and reimbursement agreements) as may be reasonably requested by the Administrative Agent or the applicable Issuing Lender.

SECTION 4.
COMMITMENT FEES; FEES; REDUCTIONS OF COMMITMENTS
4.1.    Fees.
(a)    The Borrowers agree to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender a commitment fee for the period from and including the Closing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated), for each such day, computed at a rate per annum equal to (x) prior to the first Adjustment Date, 0.50%, and (y) from and after the first Adjustment Date, the percentage shall be based on the next succeeding sentence of this Section 4.1(a), in each case, of the daily Unutilized Revolving Loan Commitment in respect of such Non-Defaulting Revolving Lender’s Revolving Loan Commitment as in effect from time to time (“Commitment Fees”).  From and after the first Adjustment Date, the percentage set forth in clause (y) above shall be adjusted on each Adjustment Date based upon the Total First Lien Net Leverage Ratio reflected in the related Financial Statements Certificate received by the Agents (in accordance with Section 8.2(b)) as follows: such percentage shall be equal to (i) 0.50% if such Total First Lien Net Leverage Ratio is greater than 0.50 to 1.00 less than the Closing Date First Lien Net Leverage Ratio and (y) 0.375% if such Total First Lien Net Leverage Ratio is less than or equal to 0.50 to 1.00 less than the Closing Date First Lien Net Leverage Ratio. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date, commencing with September 30, 2026, and on the date upon which the Total Revolving Loan Commitment is terminated.
(b)    The Borrowers agree to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender (based on each such Revolving Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Term SOFR Rate Loans plus, at any time after the occurrence and during the continuance of a Significant Event of Default, 2% per annum, on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears in Dollars on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
(c)    The Borrowers agree to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.125% or such other amount as may be agreed by the applicable Issuing Lender on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
(d)    The Borrowers agree to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)    [Reserved].
(f)    The Borrowers agree to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent in connection with the Loan Documents.
(g)    The Borrowers agree to pay to the Lenders such fees as may be separately agreed to in writing by Holdings or any of its Subsidiaries in connection with this Agreement.
4.2.    Voluntary Reduction or Termination of Total Revolving Loan Commitments.
(a)    Upon at least three (3) Business Days’ prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Administrative Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.2(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Revolving Loan Commitment; provided that each such reduction shall apply proportionately to permanently reduce the applicable Revolving Loan Commitment of each Revolving Lender. If such notice of termination indicates that such termination is being made in connection with a Refinancing of the Facility or in the context of a transaction involving a Change of Control or other contingent transaction, such notice of termination may be revoked if such Refinancing or transaction is not consummated.
(b)    In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Revolving Loan Commitments, the Administrative Borrower shall have the right upon five (5) Business Days’ prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), to terminate the entire Revolving Loan Commitment of such Lender (but not any other Commitments or Loans of such Lender that are not proposed to be modified by such Proposed Modification), so long as all Revolving Loans, together with accrued and unpaid interest, Fees and all other amounts owing to such Lender are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is Collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Loans or commitments in respect of Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.11, 3.6, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such repaid Lender.
4.3.    Mandatory Reduction of Commitments.
(a)    The Initial Term Loan Commitment of each Lender shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date).
(b)    [Reserved].
(c)    The Total Revolving Loan Commitment shall terminate in its entirety on, as applicable, (i) the Revolving Loan Maturity Date, (ii) the Incremental Revolving Loan Maturity Date or (iii) the Maturity Date for any Other Revolving Loan set forth in the Refinancing Amendment applicable thereto. Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this

Section 4.3(c) shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Revolving Lender.
SECTION 5.
PREPAYMENTS; PAYMENTS; TAXES
5.1.    Voluntary Prepayments.
(a)    The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, subject to the requirements of Section 5.1(b), upon irrevocable written notice, in a form reasonably acceptable to the Administrative Agent delivered by the Administrative Borrower to the Administrative Agent no later than 11:00 a.m. (New York City time) three (3) Business Days prior thereto, in the case of Fixed Rate Loans or SONIA Rate Loans, and no later than 11:00 a.m. (New York City time) one (1) Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of Term Loans or Revolving Loans and whether the prepayment is of Fixed Rate Loans, SONIA Rate Loans or Base Rate Loans; provided that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facility or in the context of a transaction involving a Change of Control or other contingent transaction, such notice of prepayment may be revoked if such Refinancing or transaction is not consummated. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Prepayments shall be accompanied by a Prepayment Premium to the extent required by Section 5.1(b), if any, and accrued interest. Partial prepayments of Term Loans shall be in an aggregate principal amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $250,000 (or, in the case of Revolving Loans denominated in an Alternate Currency, the Dollar Equivalent thereof) and integral multiples of $100,000 (or, in the case of Revolving Loans denominated in an Alternate Currency, the Dollar Equivalent thereof) in excess of that amount.
(b)    Upon the occurrence of a Prepayment Trigger Event on or prior to the date that is six (6) months after the Closing Date, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, in each case in respect of the aggregate principal amount of the Initial Term Loans affected by such Prepayment Trigger Event, in addition to the aggregate principal amount of the Initial Term Loans being repaid, prepaid or amended, as applicable, a prepayment premium (the “Prepayment Premium”) in an amount equal to 1.0%. No Prepayment Premium shall be payable in respect of any Prepayment Trigger Event that occurs after the date that is six (6) months after the Closing Date.  Such amounts shall be due and payable upon the occurrence of any such Prepayment Trigger Event.
(c)    In the event of the refusal by a Lender to consent to a Proposed Modification with respect to such Lender’s Revolving Loans or Term Loans, as applicable, the Borrowers may, upon five (5) Business Days’ prior written notice by the Administrative Borrower to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), repay all such Revolving Loans or Term Loans, as applicable (but, for the avoidance of doubt, not any other Loans (or Tranches) of such Lender that are not proposed to be modified by such Proposed Modification), including all amounts, if any, owing pursuant to Section 2.11, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including any Prepayment Premium to the extent required by Section 5.1(b)) so long as in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (c), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.2(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders. Each prepayment of Term Loans pursuant to this Section 5.1(c) shall reduce the then remaining scheduled repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such scheduled repayment of the respective Tranche after giving effect to all prior reductions thereto).
(d)    All voluntary prepayments of Term Loans in accordance with this Section 5.1 shall be applied as directed (which may be on a non-pro rata basis among the Term Loans) by the Administrative Borrower, and shall be applied within each such Tranche to the remaining amortization payments thereunder as directed by the Administrative Borrower (or, if the Administrative Borrower has not made such designation, in direct order of maturity); provided that if a Default or Event of Default has occurred and is continuing such voluntary prepayments shall be made on pro rata basis among the Term Loans. If the Term Loans to be prepaid includes both Base Rate Loans and Fixed Rate Loans, absent direction by the Administrative Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Fixed Rate Loans, and in the case of Fixed Rate Loans, in direct order of Interest Period maturities.
5.2.    Mandatory Repayments.
(a)    If any Indebtedness shall be incurred by Holdings or any of its Restricted Subsidiaries (other than any Indebtedness permitted to be incurred in accordance with Section 9.4 (other than Section 9.4(b)(iv) or (b)(v))), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in this Section 5.2.
(b)    If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to (i) the applicable ECF Percentage of such Excess Cash Flow minus (ii) the sum of:
(i)    to the extent not funded with the proceeds of long-term Indebtedness (other than revolving loans), the aggregate amount of all Purchases by any Permitted Eligible Assignee pursuant to a Dutch Auction or open market purchases (in each case, determined by the par value of the Loans purchased by such Permitted Eligible Assignee) and the aggregate amount of all optional prepayments, redemptions or repurchases of Term Loans, Revolving Loans (other than in respect of any Revolving Loans to the extent there is not an equivalent permanent reduction in commitments thereunder), Incremental Loans, Incremental Revolving Loans (other than in respect of any Incremental Revolving Loans to the extent there is not an equivalent permanent reduction in commitments thereunder) or any other Indebtedness, in each case of the foregoing, that is secured by a Lien on the Collateral on a pari passu basis with the Facilities, or any refinancings, replacements or extensions of any of the foregoing (collectively, “Applicable Indebtedness”) in each case to the extent actually made during such Excess Cash Flow Period (or, at the option of the Administrative Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period); plus

(ii)    to the extent not funded with proceeds of Indebtedness (other than revolving loans), the aggregate amount actually paid by Holdings and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the option of the Administrative Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) on account of Consolidated Capital Expenditures, intellectual property development and software development costs; plus
(iii)    to the extent not funded with proceeds of Indebtedness (other than revolving loans), the aggregate amount actually paid by Holdings and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the option of the Administrative Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period) on account of Permitted Acquisitions; plus
(iv)    to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, the aggregate amount of all Investments (other than those of the type set forth in clause (a) (other than Investments made in Regulated Subsidiaries for working capital purposes) or clause (b) of the definition of “Permitted Investments”) made in cash during such Excess Cash Flow Period (or, at the option of the Administrative Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period); plus
(v)    without duplicating any amounts deducted pursuant to clause (vii) below, any amounts paid to fund any Restricted Payment permitted under Section 9.2 in relation to tax obligations, liabilities or payments ; plus
(vi)    to the extent not funded with proceeds of Indebtedness (other than revolving loans) and not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, at the option of the Administrative Borrower, the aggregate consideration reasonably estimated by the Administrative Borrower and certified by an Authorized Officer to be paid by Holdings and its Restricted Subsidiaries in respect of Consolidated Capital Expenditures and software development and capitalized development costs and Permitted Acquisitions and Investments (other than those of the type set forth in clause (a) (other than Investments made in Regulated Subsidiaries for working capital purposes) or clause (b) of the definition of “Permitted Investments”) and Restricted Payments and cash Restructuring Charges in each case that is planned by Holdings or its Restricted Subsidiaries to be paid within 365 days after the date on which the Financial Statements Certificate referred to in Section 8.2(c) for the applicable fiscal year is (or is required to be) delivered (provided that (x) no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period and (y) amounts deducted pursuant to this clause (vi) and not actually paid in such 365-day period shall be added to the amount determined in accordance with Section 5.2(b) in the subsequent Excess Cash Flow Period); plus
(vii)    to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash

Flow Period, Restricted Payments permitted under this Agreement and actually made in cash during such Excess Cash Flow Period; plus
(viii)    to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, cash Restructuring Charges permitted under this Agreement and actually made in cash during such Excess Cash Flow Period (or, at the option of the Administrative Borrower, after the end of such Excess Cash Flow Period if paid prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due pursuant to this Section 5.2(b) in the subsequent Excess Cash Flow Period), plus
(ix)    the Applicable Excess Cash Flow Threshold (the foregoing clauses (i) through (ix), “Dollar For Dollar ECF Deductions”), shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Term Loans as set forth in this Section 5.2; provided that amounts deducted and not actually spent shall be prepaid in the period during which the expenditure was committed or planned to occur. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the date on which the Financial Statements Certificate referred to in Section 8.2(c) for the fiscal year with respect to which such prepayment is made is required to be delivered.
(c)    If, on any date, Holdings or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any non-ordinary course Asset Sale made pursuant to Section 9.5(a)(iii) or any Recovery Event, in each case, in respect of Collateral, resulting in Net Cash Proceeds, in each case, in excess of the Applicable Asset Sale Sweep Threshold, then the applicable Asset Sale Sweep Percentage of the amount of such Net Cash Proceeds in excess of the Applicable Asset Sale Sweep Threshold shall be applied within five (5) Business Days of such date to prepay outstanding Term Loans in accordance with this Section 5.2; provided that Holdings shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest an amount equal to such Net Cash Proceeds within twelve (12) months of receipt thereof (or within eighteen (18) months of receipt thereof if Holdings or a Restricted Subsidiary has committed to reinvest an amount equal to the applicable Net Cash Proceeds within twelve (12) months of receipt thereof) (the “Reinvestment Period”) in assets useful in the business of Holdings and its Restricted Subsidiaries or in connection with a Permitted Acquisition or other Investment permitted hereunder or to prepay Indebtedness of Restricted Subsidiaries; provided, further, that if an amount equal to such Net Cash Proceeds are not so reinvested by the deadline specified above, an amount equal to such Net Cash Proceeds shall be applied, in accordance with Section 5.2(e), to the prepayment of the Term Loans as set forth therein.
(d)    [Reserved].
(e)    All amounts to be applied in connection with prepayments made pursuant to this Section 5.2 ((other than with respect to the prepayment of the Revolving Excess pursuant to Section 5.3)) shall be applied, first to accrued interest and Fees due on the amount of prepayment of the Term Loans, second to the remaining scheduled installments (other than at final maturity) of principal of each Tranche of Term Loans and any Incremental Term Loans (as applicable) in direct order of maturity or as otherwise directed by the Administrative Borrower, third to the final installment of principal of each Tranche of Term Loans and any Incremental Term Loans and Other Term Loans (as applicable) that are secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Term

Loans at maturity on a pro rata basis, fourth at any time after each Tranche of Term Loans and any Incremental Term Loans and Other Term Loans (as applicable) that are secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Term Loans have been repaid or prepaid in full, to prepay any outstanding Revolving Loans (without reducing the Revolving Loan Commitments) and fifth as otherwise directed by the Administrative Borrower; provided that, at the Administrative Borrower’s option, amounts to be applied in prepayment pursuant to Sections 5.2(b) and (c) (the “Specified Amounts”) may be applied to prepay outstanding Indebtedness incurred pursuant to Section 9.4 (to the extent secured by a Lien on the Collateral that is a pari passu basis with a Lien on the Collateral securing (and is pari passu in right of payment with) the Term Loans) (collectively, “Other Applicable Indebtedness”); provided further that any such Specified Amounts may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Excess Cash Flow, Asset Sale or Recovery Event is required under the terms of such Other Applicable Indebtedness (with any remaining Specified Amounts applied to prepay outstanding Term Loans in accordance with the terms hereof) unless, other than in respect of Indebtedness incurred pursuant to the Permitted Earlier Maturity Indebtedness Exception, such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other Applicable Indebtedness at such time) of such Specified Amounts relative to Term Lenders, in which case such Specified Amounts may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased, repaid or prepaid with any such Specified Amounts, the declined amount of such Specified Amounts shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Specified Amounts would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding)).
(f)    The Administrative Borrower shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment required under this Section 5.2 no later than 11:00 a.m. (New York time) than three (3) Business Days prior to the date such prepayment shall be made (or such later date as the Administrative Agent may reasonably agree) (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Loan (or portion thereof) to be prepaid and (iii) the Type of each Loan being prepaid. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Administrative Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(b) or Section 5.2(c) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrowers no later than one (1) Business Day following receipt from the Administrative Agent of the notice of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds may be retained by Holdings and its Restricted Subsidiaries (subject to any prepayment obligations it may have with respect to other Indebtedness, “Retained Declined Proceeds”) and may be used for any purposes permitted under this Agreement.

(g)    Notwithstanding the foregoing, if the Administrative Borrower reasonably determines in good faith that any amounts attributable to Foreign Subsidiaries of Holdings (other than a Loan Party) that are required to be prepaid pursuant to Sections 5.2(b) and (c) would result in adverse Tax consequences that are not de minimis or violate local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by an Authorized Officer of the Administrative Borrower to the Administrative Agent, then Holdings and its Restricted Subsidiaries shall not be required to prepay such amounts as required under Sections 5.2(b) and (c) until such adverse Tax consequences that are not de minimis or local law violation no longer exist.
(h)    With respect to each repayment of Loans required by this Section 5.2, the Administrative Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Fixed Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Fixed Rate Loans were made; provided that: (i) repayments of Fixed Rate Loans pursuant to this Section 5.2 may only be made on the last day of an Interest Period applicable thereto unless all Fixed Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Fixed Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Fixed Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, (x) in the case of Term SOFR Rate Loans, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans and (y) in the case of Alternate Currency Loans, such Borrowing shall be repaid at the end of the then current Interest Period; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Administrative Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion (or in the absence of such direction, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Fixed Rate Loans, and in the case of Fixed Rate Loans, in direct order of Interest Period maturities).
(i)    Notwithstanding anything to the contrary herein, at the Administrative Borrower’s option, prepayments required pursuant to Section 5.2(b) or 5.2(c) may, at the Administrative Borrower’s option, be made on the last day of the applicable Interest Period.
5.3.    Repayment of Revolving Excess, etc. In the event the aggregate amount of outstanding Revolving Loans and L/C Obligations then outstanding (calculated, in the case of Revolving Loans and L/C Obligations denominated in an Alternate Currency, at the Dollar Equivalent thereof) exceeds (the “Revolving Excess”) the Total Revolving Loan Commitments then in effect, the Borrowers shall immediately repay Revolving Loans and Collateralize Letters of Credit, as applicable, to the extent necessary to remove such Revolving Excess; provided that if such Revolving Excess results from fluctuations in the Dollar Equivalent of Revolving Loans or Letters of Credit denominated in an Alternate Currency and such Revolving Excess exceeds 5.0% of the Total Revolving Loan Commitments at such time, such obligation to repay Loans and Collateralize Letters of Credit shall not be effective until five (5) Business Days after the date such Revolving Excess first commenced in an amount greater than 5.0% of the Total Revolving Loan Commitments (and shall not be required to the extent such Revolving Excess has ceased to exist as a result of fluctuations in currency values).
5.4.    Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 p.m. (New York City time), and shall be made in Dollars (or, in respect of Obligations denominated in an Alternate Currency, in such Alternate Currency) in Same Day Funds. The Administrative Agent will promptly distribute to each applicable Lender its pro rata share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s lending office. All payments received by the Administrative Agent after 1:00 p.m. (New York City time) may in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (provided that payments stated to be due on any Maturity Date, if stated to be due on a day which is not a Business Day, shall be deemed to be due on the immediately preceding Business Day) and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
5.5.    Net Payments.
(a)    All payments made by or on behalf of any Borrower or any Guarantor under this Agreement or under any other Loan Document will be made without setoff, counterclaim or other defense. Notwithstanding the generality of the foregoing, all such payments will be made free and clear of, and without deduction or withholding for, any Taxes with respect to such payments, unless required by applicable law. If any such Taxes are so levied or imposed (as determined in good faith by the applicable withholding agent), the applicable withholding agent shall pay, or withhold and remit, to the applicable Governmental Authority the full amount of such Taxes. If the Tax in question is an Indemnified Tax, the applicable Loan Party shall pay such additional amounts as may be necessary so that, after such required deductions or withholdings have been made (including any deductions or withholdings attributable to any payments required to be made under this Section 5.5) the applicable recipient (and in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been made. The applicable withholding agent will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by the applicable withholding agent.
(b)    The Borrowers and Guarantors, jointly and severally, agree to indemnify and hold harmless each Agent and each Lender, and to reimburse such Person upon its written request within ten (10) days of demand therefor, for the amount of any loss, liability or cost which that Person solely determines will be or has been (directly or indirectly) suffered for or on account of any Indemnified Taxes by that Person (including any Indemnified Taxes imposed on or attributable to amounts payable under this Section 5.5), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
(c)    Without limiting the foregoing, the Borrower or applicable Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or if such Other Taxes have been satisfied by the Administrative Agent, timely reimburse it for the payment of any such Other Taxes.
(d)    Each Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or Guarantors, as the case may be, to (i) determine whether or not any payments made under any Loan Document are subject to any deduction or withholding for any Taxes or information reporting requirements; (ii) determine, if applicable, the required rate of deduction or withholding for any Taxes; and (iii) establish such Lender’s entitlement to any available exemption from, or reduction in the rate of, deduction or withholding for any Taxes, in respect of any payments to be made to such Lender by the Borrowers or the Guarantors pursuant to any Loan Document or otherwise establish such Lender’s status for withholding Tax purposes in an applicable jurisdiction. Each Lender and the Borrowers or Guarantors, as applicable, shall co-operate in completing any procedural formalities necessary for such Borrowers or Guarantors to make payments to such Lender without such a deduction or withholding for any Taxes. Without limiting the generality of the foregoing, in the event that any Borrower is a regarded “United States Person” as defined in Section 7701(a)(30) of the Code (a “U.S. Person” for purposes of this Section 5.5(d)),
(i)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Lender that is not a U.S. Person (a “Foreign Lender” for purposes of this Section 5.5(d)) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit R-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN,

IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-2 or Exhibit R-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-4 on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.5(d)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(e)    If any party determines in its reasonable discretion that it has actually received any refund of any Taxes in respect of which it has been indemnified pursuant to this Section 5.5 (or, in lieu of such refund, has applied such amounts as a credit against Taxes) (a “Tax Benefit”), such party shall pay to the indemnifying party the amount of such Tax Benefit, net of all reasonable out of pocket costs and expenses of such party (including any Taxes imposed with respect to such Tax Benefit) and without interest (other than any interest paid by the relevant Governmental Authority); provided, however, that (i) the indemnifying party shall repay to such indemnified party the amount paid over pursuant to this Section 5.5(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the extent such amount is required to repay such refund to such Governmental Authority; (ii) nothing in this Section 5.5(e) shall require any indemnified party to disclose any confidential information to any indemnifying party (including, without limitation, its Tax returns) or any other Person; and (iii) no indemnified party shall be required to pay any amounts pursuant to this Section 5.5(e) the payment of which would place such indemnified party in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(f)    For purposes of this Section 5.5, the terms “applicable law” and “Requirements of Law” include FATCA.
(g)    Each party’s obligations under this Section 5.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 6.
REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and the Lenders to make the Loans and issue or participate in the Letters of Credit, the Loan Parties hereby jointly and severally represent and warrant to each Agent and each Lender, (y) on the Closing Date and (z) on each date on which any extension of credit is made (subject to Section 1.4 and excluding any date on which a Fixed Rate Loan is continued pursuant to Section 2.7), that:
6.1.    Financial Condition.
(a)    The unaudited consolidated balance sheet as of June 30, 2026 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of TFP Group Limited and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2026 present fairly in all material respects the consolidated financial condition of TFP Group Limited and its consolidated Subsidiaries as of June 30, 2026 (in the case of the balance sheet) or for such period ended June 30, 2026 (in the case of the statements of operations, shareholders’ equity and cash flows). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as noted therein and except for any information contained therein with respect to any period (or portion thereof) ending on or prior to December 31, 2025).
(b)    The audited consolidated balance sheet as of December 31, 2025 and the related audited consolidated statements of operations, shareholders’ equity and cash flows, in each case reported on by and accompanied by an unqualified report as to going concern or scope of audit from KPMG Audit Limited, present fairly in all material respects the consolidated financial condition of TFP Group Limited and its consolidated Subsidiaries as of December 31, 2025 (in the case of the balance sheet) and for the fiscal year ended December 31, 2025 (in the case of the statements of operations, shareholders’ equity and cash flows). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
(c)    No Loan Party or Restricted Subsidiary of Holdings has, as of the Closing Date, after giving effect to the Transactions, and excluding obligations under the Loan Documents, any material Guarantee Obligations, contingent liabilities or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivative or swaps, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in paragraphs (a) and (b) of this Section 6.1.
6.2.    No Change. Since the December 31, 2025, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
6.3.    Existence; Compliance with Law. Each Loan Party (a) is duly organized, formed or incorporated, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization or incorporation, (b) has the power, capacity and authority and the legal and beneficial right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, company or other organization and in good standing (to the extent such concept exists) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing (to the extent such concept exists) would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.4.    Power; Authorization; Enforceable Obligations. Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(d), each Loan Party has the power, capacity and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of a Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of a Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and, in the case of an Irish Loan Party, the Legal Reservations and Perfection Requirements.
6.5.    Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which a Loan Party is a party, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 6.19 and (iii) those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions (excluding the Loan Documents), except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 6.19 and (iii) those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
6.6.    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which a Loan Party is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law, any Contractual Obligation of any Loan Party that is material to Holdings and its Restricted Subsidiaries, taken as a whole, or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents). The execution of this Agreement and the consummation of the Transactions on the Closing Date will not (a) violate (x) any Requirement of Law or any Contractual Obligation of any Loan Party, except as would not reasonably be expected to have a Material Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents).
6.7.    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority or Regulatory Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or Restricted Subsidiary of Holdings or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.
6.8.    No Default. No Default or Event of Default has occurred and is continuing.
6.9.    Ownership of Property; Liens. Each Loan Party and each Restricted Subsidiary of Holdings has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 9.7 and except where the failure to have or defects in such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.10.    Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties and the Restricted Subsidiaries of Holdings own, or are licensed to use, all Intellectual Property used in the conduct of the business (which shall include, for the avoidance of doubt, Intellectual Property that Holdings or its Restricted Subsidiaries license to their customers) of Holdings and its Restricted Subsidiaries as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any use by any Loan Party or by a Restricted Subsidiary of Holdings of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Loan Party or of any Restricted Subsidiary of Holdings or alleging that the conduct of business by any Loan Party or by any Restricted Subsidiary of Holdings infringes or violates the rights of any Person, nor does Holdings know of any valid basis for any such claim, except for such claims or allegations that would not reasonably be expected to have a Material Adverse Effect on the operations of the business conducted by Holdings and its Restricted Subsidiaries.
6.11.    Taxes. Each Restricted Subsidiary of Holdings, each Loan Party and each Borrower has filed or caused to be filed all Tax returns that are required to be filed and has paid all Taxes due and payable (including in its capacity as a withholding agent), whether or not shown on such returns, and any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Restricted Subsidiary, Loan Party or Borrower) except to the extent, in each case, that failure to do so is not reasonably expected to have a Material Adverse Effect. No Tax assessment, deficiency or other claim has been filed, and, to the knowledge of any of the Loan Parties and the Borrowers, is being threatened in writing, with respect to any Taxes that has had or could reasonably be expected to have a Material Adverse Effect.
6.12.    Federal Regulations. No Loan Party or Restricted Subsidiary of Holdings is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the Regulation U or X of the Board.
6.13.    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or Restricted Subsidiary of Holdings pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each Loan Party and each Restricted Subsidiary of Holdings have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party or Restricted Subsidiary of Holdings on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party or Restricted Subsidiary of Holdings, as applicable.
6.14.    ERISA.
(a)    Except as, individually or in the aggregate, would not reasonably be expected to result in Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Single Employer Plan or a failure to make a required contribution to a Multiemployer Plan has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Single Employer Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA, (iii) each Single Employer Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (iv) no determination has been made that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) all contributions required to have been made with respect to a Single Employer Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the Closing Date or accrued in the accounting records of the Borrowers,(vi) no termination of a Single Employer Plan has occurred or is reasonably expected to occur, no proceedings have been, or are reasonably expected to be, instituted to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, (vii) neither the Borrower, Holdings nor any Commonly Controlled Entity has had, or reasonably expects to have, a complete or partial withdrawal (including under Section 4062(e) of ERISA) from any Single Employer Plan or Multiemployer Plan, (viii) to the knowledge of Borrower, none of Holdings, the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if Holdings, the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, (ix) to the knowledge of

Borrower, no Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA, and none of Holdings, the Borrower, or any Commonly Controlled Entity has received any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, and (x) none of Holdings, the Borrower or any Commonly Controlled Entity has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Single Employer Plan, and none of Holdings, the Borrower, nor any Commonly Controlled Entity has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) (each of the foregoing events in clauses (i) through (x), an “ERISA Event”). There exists no material Unfunded Pension Liability with respect to any Single Employer Plan that could reasonably be expected to have a Material Adverse Effect.
(b)    In respect of each Single Employer Plan, there are no actions, suits or claims pending against or involving a Single Employer Plan (other than routine claims for benefits) or, to the knowledge of Borrower, threatened, which would reasonably be expected to be asserted successfully and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.
(c)    Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Non-U.S. Plan Event has occurred or is reasonably expected to occur.
6.15.    Investment Company Act; Other Regulations. No Loan Party is an “investment company” as such quoted term is defined in the Investment Company Act. Neither Holdings nor any of its Restricted Subsidiaries is subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.
6.16.    Subsidiaries. As of the Closing Date and after giving effect to the Transactions, Schedule 6.16 sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary of Holdings; (b) the name and jurisdiction of organization or incorporation of each Subsidiary of Holdings that is a Regulated Subsidiary; (c) the name and jurisdiction of organization or incorporation of each Subsidiary of Holdings that is an Immaterial Subsidiary (based on the financial statements referenced in Section 6.1(a)); (d) the name and jurisdiction of organization or incorporation of each Subsidiary of Holdings that is an Unrestricted Subsidiary; and (e) as to each such Subsidiary, the Subsidiary (or if applicable, Holdings) that directly owns the Capital Stock of such Subsidiary and the percentage of the total shares of issued Capital Stock owned by Loan Parties.
6.17.    Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)    Materials of Environmental Concern have not been released, generated, treated, stored or disposed of at, on or under any real properties currently or, to the knowledge of any Loan Party, formerly owned, leased or operated by any Loan Party or any Restricted Subsidiary of Holdings (the “Properties”), or transported or disposed of from the Properties or any real property formerly owned, leased or operated by any Loan Party or any Restricted Subsidiary of Holdings, in violation of, or in a manner that could give rise to liability under, any Environmental Law;

(b)    (i) no judicial proceeding, governmental or administrative action, or notice of violation is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Restricted Subsidiary of Holdings is or will be named as a party with respect to the Properties or the business currently or formerly operated by any Loan Party or any Restricted Subsidiary of Holdings (collectively, “Environmental Proceedings”); (ii) there are no consent decrees, consent orders, administrative orders, or other orders or decrees outstanding under any Environmental Law with respect to the Properties or the business currently or formerly operated by any Loan Party or any Restricted Subsidiary of Holdings (collectively, “Environmental Orders”); and (iii) to the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Properties or the business operated by any Loan Party or any Restricted Subsidiary of Holdings, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any such Environmental Proceeding or Environmental Order against any Loan Party or any Restricted Subsidiary of Holdings or against any person or entity whose liability for any such Environmental Proceeding or Environmental Order any Loan Party or any Restricted Subsidiary of Holdings has retained or assumed either contractually or by operation of law; and
(c)    the Loan Parties, the Restricted Subsidiaries of Holdings, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.
6.18.    Accuracy of Information, etc. No written statement or information (other than the projections specified below, budgets, other forward looking statements and information of a general economic or general industry nature) concerning any Loan Party or Restricted Subsidiary of Holdings contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to any Agent or Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished and after giving effect to all supplements thereto, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (when taken as a whole) not materially misleading in light of the circumstances in which such statements were made or in which such information, document or certificate was so furnished. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount or in a material way and no assurance can be given that any forecast or projections will be realized. As of the Closing Date, the information included in the Beneficial Ownership Certification executed and delivered to Administrative Agent and the Lenders on or prior to the Closing Date is accurate, complete and correct in all material respects.
6.19.    Security Documents. Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided pursuant to Section 7.1(d), each of the Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Foreign Security has or will have the ranking in priority that it is expressed to have in the Foreign Security Documents, subject to, in the case of any Foreign Security governed by Irish law, the Legal Reservations and Perfection Requirements. In the case of (i) the Capital Stock described in the Security Documents that are securities represented by share or stock certificates or otherwise constituting certificated securities under the laws of the jurisdiction of the relevant Loan Party (the “Certificated Securities”), when certificates representing such Capital Stock are delivered to the Collateral Agent (provided that applicable law provides for perfection of a Lien on such Certificated Securities by delivery of such Certificated Securities to a Secured Party), and (ii) the other Collateral not described in clause (i) constituting personal property described in the Security Documents, when financing statements and other filings, agreements and actions specified on Schedule 6.19 in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 6.19, as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Permitted Liens). Other than as set forth on Schedule 6.19, as of the Closing Date, none of the Capital Stock of any Borrower or any Subsidiary Guarantor that is a limited liability company or partnership (organized under the laws of a jurisdiction in the United States) is a Certificated Security.
6.20.    Solvency. As of the Closing Date, Holdings and its Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent.
6.21.    Patriot Act; FCPA; OFAC; Anti-Corruption Laws and Sanctions.
(a)    To the extent applicable, each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with the Patriot Act.
(b)    No part of the proceeds of the Loans or Letters of Credit will be used, directly nor, to the knowledge of Holdings and its Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws, or to the knowledge of Holdings, in any other way that is in violation of applicable Anti-Corruption Laws.
(c)    (I) Holdings has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Holdings, the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and applicable Anti-Corruption Laws, and Holdings, the Borrowers, their respective Subsidiaries and their respective officers and directors and, to the knowledge of Holdings or any Borrower, their respective employees and agents, are in compliance in all material respects with applicable Sanctions, and applicable Anti-Corruption Laws. (II) None of (a) Holdings, any Borrower, any Restricted Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings or any Borrower, any agent, or other representative of Holdings, any Borrower or any Subsidiary, is a Sanctioned Person, provided that nothing in this sub-paragraph (II) shall be prohibited to the extent that it will not result in any Person being in breach of Sanctions.
6.22.    Status as Senior Indebtedness. The Obligations under the Facilities constitute “senior debt,” “senior indebtedness,” “guarantor senior debt,” “senior secured financing” and “designated senior indebtedness” (or any comparable term) for all Subordinated Indebtedness.

6.23.    Centre of Main Interests and Establishments. In respect of any Loan Party whose jurisdiction of incorporation is in a member state of the European Union, its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (the “Regulation”)) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
SECTION 7.
CONDITIONS PRECEDENT
7.1.    Conditions to Initial Extensions of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the extensions of credit requested to be made by it under this Agreement on or after the Closing Date is subject to the satisfaction of each of the Lenders, prior to or concurrently with the Closing Date, of the following conditions precedent:
(a)    The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Loan Parties and each Person listed on Schedule I, (ii) each Security Document listed on Schedule 6.19 executed and delivered by each Loan Party party thereto and (iii) a Notice of Borrowing executed and delivered by the Administrative Borrower in accordance with the requirements hereof.
(b)    The Administrative Agent shall have received in respect of each Loan Party a true and complete copy of the certificate of incorporation, memorandum of association, by-laws/bye-laws, directors & officers register, register of members, specimen signatures of the directors and officers and unanimous written resolutions or minutes of a meeting of the board of directors of such Loan Party approving the entry by such Loan Party into the Loan Documents to which it is a party, each as certified by an Authorized Officer as being in full force and effect on the Closing Date.
(c)    The Administrative Agent shall have received a certificate of compliance in respect of each Loan Party organized under the laws of Bermuda issued by the Bermuda Registrar of Companies, in each case issued no more than three Business Days prior to the Closing Date.
(d)    The Agents shall have received for distribution to the Lenders a customary legal opinion of (i) Willkie Farr & Gallagher LLP, New York counsel to the Loan Parties, and (ii) Conyers Dill & Pearman Limited, Bermuda counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent.
(e)    The Refinancing shall have been, or substantially concurrently with effectiveness of this Agreement will be, consummated.
(f)    The Administrative Agent shall have received, at least three days prior to the Closing Date, all documentation and information as is reasonably requested in writing by the Lenders at least ten Business Days prior to the Closing Date about Holdings and its Subsidiaries that is required by U.S. Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation.
(g)    On the Closing Date, the Administrative Agent and the Lenders shall have received (to the extent a reasonably detailed invoice has been delivered to the Borrowers at least three (3) Business Days prior to the Closing Date), all outstanding costs, fees, expenses (including without limitation legal fees and expenses) and other compensation to the extent agreed in writing with the Administrative

Borrower and the Administrative Agent or any Lender or any of their respective Affiliates, which may be accomplished (except with respect to amounts owing to the Agents) by net-funding the proceeds of the Initial Term Loans funded on the Closing Date, to the extent agreed by the Lenders and the Administrative Borrower.
(h)    The Agents shall have received in respect of each Loan Party organized under the laws of Bermuda the items set forth on Schedule 7.1(h).
(i)    The Collateral Agent shall have received the share certificates (electronic copies (including .pdf) with originals to be provided no later than ten (10) Business Days after the Closing Date) representing the Certificated Securities pledged pursuant to the Security Documents (and all items and documents required to be delivered thereunder), together with an undated share transfer form or stock power (electronic copies (including .pdf) with originals, if required by applicable law, to be provided immediately after the Closing Date) for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof.
(j)    The Agents shall have received a solvency certificate from an authorized officer of Holdings in the form of Exhibit M.
(k)    The Lenders shall have received the financial statements set forth in Section 6.1(a) and Section 6.1(b) (for informational purposes only).
(l)    The Agents shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of Holdings or a Borrower, confirming satisfaction of the conditions set forth in Section 7.1(e) and Sections 7.2(a) and (b).
Without limiting the generality of the provisions of the last paragraph of Section 12.2, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
7.2.    Conditions to Each Post-Closing Extension of Credit. Subject to Section 1.4 (except in respect of Borrowings of Revolving Loans), the agreement of each Lender to make any extension of credit requested to be made by it on any date (other than the Closing Date and any date on which a Fixed Rate Loan is continued pursuant to Section 2.7) is subject to the satisfaction of the following conditions precedent (in each case subject to the provisions of Section 2.15 and Section 2.18):
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects).

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.
(c)    Notice. The Administrative Agent shall have received (as and to the extent required by Section 2 or 3, as applicable) a Notice of Borrowing or a Letter of Credit Request, as applicable, in accordance with the requirements hereof.
Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, a Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 7.2 have been satisfied.
SECTION 8.
AFFIRMATIVE COVENANTS
Holdings and the Borrowers hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations not then due and owing or as to which arrangements reasonably satisfactory to the providers thereof have been made and (iii) obligations under Specified Swap Agreements not then due and owing or as to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the Borrowers shall, and Holdings shall cause each of the Restricted Subsidiaries to:
8.1.    Financial Statements. Furnish to the Agents (who shall promptly furnish to each Lender):
(a)    as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of Holdings ending after the Closing Date (or, at any time following a Qualified Public Offering, such later date as extended or permitted by the SEC with respect to the annual financial statements of the IPO Entity) a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such year and the related audited consolidated statements of operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year (provided, that if Holdings elects to change its fiscal year end pursuant to Section 9.11, such prior year comparative figures included in the first audited financial statements to be delivered subsequent to such election may be unaudited) reported on without a qualification as to “going concern” or the scope of such audit (in each case other than with respect to or resulting from (i) the upcoming maturity of any Indebtedness, (ii) any actual or prospective financial covenant breach, (iii) any matters related to the activities of any Person, other than Holdings or its Restricted Subsidiaries, (iv) any change in accounting policies or practices or (v) a civil or criminal investigative demand, subpoena or other request for information arising from any investigation or inquiry by or on behalf of any Governmental Authority or Regulatory Authority or any claim, complaint, other form of accusation of a potential or actual charge or claim, litigation, investigation, arbitration or any other form of proceeding or inquiry arising from or relating to any of the foregoing), by KPMG Audit Limited or other independent certified public accountants of nationally or internationally recognized standing, it being understood that the inclusion of an exception or explanatory note will not result in an audit being qualified; and

(b)    as soon as available, but in any event not later than sixty (60) days after the end of the first three fiscal quarters of any fiscal year (or, at any time following a Qualified Public Offering, such later date as extended or permitted by the SEC with respect to the quarterly financial statements of the IPO Entity) (beginning with the first fiscal quarter ending after the Closing Date (excluding the fourth fiscal quarter of the fiscal year)), the unaudited consolidated balance sheet of Holdings and its Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of Holdings and its Subsidiaries in accordance with GAAP for the periods covered thereby (subject to normal year end audit adjustments and the absence of footnotes) and accompanied by a customary short-form management’s discussion and analysis.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 8.1 shall be deemed satisfied with (i) the filing of Form 10-K or Form 10-Q, as applicable, or Form 20-F or Form 6-K, as applicable, with the SEC (and/or such equivalent forms) by Holdings or a direct or indirect parent thereof, as applicable or (ii) the delivery of financial statements of a direct or indirect parent of Holdings (so long as such parent does not conduct any material business or operations other than the ownership of shares of Capital Stock of Holdings and any non-operating subsidiaries and any matters incidental to its ownership of such Capital Stock; provided that such parent may engage in transactions in which Holdings may engage hereunder, mutatis mutandis); provided that within five (5) Business Days of the delivery of the financial statements, Holdings shall provide unaudited consolidating information that explains in reasonable detail the differences between the information relating such direct or indirect parent of Holdings, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except to the extent any such inconsistent application of GAAP has been approved by such accountants or an Authorized Officer, as the case may be, and disclosed in reasonable detail therein).
8.2.    Certificates; Other Information. Furnish to the Agents (who shall promptly furnish to each Lender):
(a)    [reserved];
(b)    within five (5) Business Days following the required delivery date of any financial statements pursuant to Section 8.1(a) or (b), (i) a Financial Statements Certificate of an Authorized Officer, which shall, among other things, state that such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such Financial Statements Certificate and (ii) (x) to the extent that compliance with the Financial Covenant was required on the last day of the period covered by such financial statements, a compliance certificate in the form of Exhibit B to the Financial Statements Certificate containing all information and calculations necessary for determining compliance by Holdings with the Financial Covenant as of the last day of the respective fiscal quarter or fiscal year of Holdings, as the case may be; provided that, for the purposes of determining the Applicable Margin, the Administrative Borrower shall deliver a certificate containing all information and calculations necessary for determining the Total First Lien Net Leverage Ratio as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, regardless of whether compliance with the Financial Covenant was required on the last day of the period covered by the related financial statements (which Financial Statements Certificate, for the avoidance of doubt, shall not be used for purposes of determining compliance with the Financial Covenant), and (y) to the extent not previously disclosed to the Administrative Agent, a description in each Financial Statements Certificate of any change in the jurisdiction of organization or incorporation of any Loan Party;
(c)    within five (5) Business Days of the delivery of any financial statements pursuant to Section 8.1(a) or (b), a Financial Statements Certificate of an Authorized Officer (i) beginning with the financial statements delivered with respect to the first fiscal quarter ending after the Closing Date pursuant to Section 8.1(b) or, if earlier, the financial statements with respect to the first fiscal year after the Closing Date delivered pursuant to Section 8.1(a), certifying a list of names of all Immaterial Subsidiaries (other than Guarantors and Excluded Subsidiaries), that each such Restricted Subsidiary satisfies the 5% Test, and whether or not the 10% Threshold was exceeded, (ii) certifying a list of names of all Unrestricted Subsidiaries and (iii) solely in respect of any financial statements delivered pursuant to Section 8.1(a), solely with respect to any fiscal year for which the Total First Lien Net Leverage Ratio as set forth in the applicable Financial Statements Certificate is greater than 0.50 to 1.00 less than the Closing Date First Lien Net Leverage Ratio, setting forth the amount, if any, of Excess Cash Flow for such fiscal year (commencing with the financial statements delivered in respect of the fiscal year ending December 31, 2027) together with the calculation thereof in reasonable detail;
(d)    within five (5) Business Days of the delivery of any financial statements pursuant to Section 8.1(b), a certification by an Authorized Officer stating that the applicable financial statements fairly state in all material respects the financial position of Holdings and its Subsidiaries in accordance with GAAP for the periods covered thereby (subject to normal year end audit adjustments and the absence of footnotes);
(e)    [reserved];
(f)    at any time prior to the consummation of a Qualified Public Offering, no later than the date on which the financial statements for each fiscal year delivered pursuant to Section 8.1(a), a consolidated budget for the following fiscal year in scope and form as determined by the Administrative Borrower (collectively, the “Projections”), which Projections shall be in scope and form as determined by the Administrative Borrower and be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;
(g)    promptly following any Lender’s request therefor (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under (i) applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act and (ii) the Beneficial Ownership Regulation;
(h)    as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, any Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; and
(i)    while any Subsidiary is designated as an Unrestricted Subsidiary, within five (5) Business Days of the delivery of any financial statements pursuant to Section 8.1(a) or (b),

consolidating information that explains in reasonable detail the differences between the information relating to Holdings and its Subsidiaries, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand (which need not be audited).
Notwithstanding anything to the contrary set forth herein, nothing in this Agreement or in any other Loan Document shall require any Loan Party to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv); provided that (x) the Loan Parties shall use commercially reasonable efforts not to enter into confidentiality or similar agreements that will conflict with their disclosure obligations under this Agreement and (y) in the event that any Loan Party does not provide information in reliance on this sentence, to the extent permitted under applicable Law and reasonably feasible, such Loan Party shall provide notice to the Administrative Agent that such information is being withheld and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and none of the foregoing shall be construed to limit any of the representations and warranties of the Loan Parties set forth in the Loan Documents.
The Borrowers hereby acknowledge that (a) the Agents will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive information that is (i) of a type that would be publicly available (or could be derived from publicly available information) if any of the Borrowers were a public reporting company and (ii) material with respect to the Borrowers or any of their respective securities for purposes of United States federal and state securities laws (all such information described in the foregoing, “MNPI”). The Borrowers hereby agree that (w) at any Agent’s request, they will use commercially reasonable efforts to cause all Borrower Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (x) by marking the Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute confidential Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (z) the Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as not being suitable only for posting on a portion of the Platform designated “Public Side Information” (it being understood that Holdings and its Subsidiaries shall not otherwise be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 8.1(a) and (b) and compliance certificates delivered pursuant to Section 8.2(b) shall be deemed to be suitable for posting on a portion of the Platform designated for “Public Side Information”.
8.3.    Payment of Taxes. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, are reasonably expected to become a lien or charge upon any properties except to the extent that failure to do so is not reasonably expected to have a Material Adverse Effect; provided that Holdings, the Borrowers and their Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
8.4.    Maintenance of Existence; Compliance. (a) (i) Other than as permitted by Section 9.8, preserve, renew and keep in full force and effect its organizational existence and registration in the jurisdiction of its incorporation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except, in the case of clause (i) (in respect of Restricted Subsidiaries of Holdings that are not Loan Parties) and (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law (including Environmental Laws) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by each of Holdings, the Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and applicable Anti-Corruption Laws.
8.5.    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, and Intellectual Property used in the conduct of its business (which shall include, for the avoidance of doubt, licenses in connection with Intellectual Property that Holdings or its Restricted Subsidiaries license to their customers), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (c) maintain with financially sound and reputable insurance companies (which may include customary self-insurance), insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in Similar Businesses.
8.6.    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived and (b) permit, at the Borrowers’ expense, representatives of any Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with employees of Holdings and its Restricted Subsidiaries and with the independent certified public accountants of Holdings and its Restricted Subsidiaries; provided that (i) in no event shall there be more than one such visit for the Agents and their representatives as a group per calendar year, and in no event shall Holdings or any Restricted Subsidiary be required to reimburse the Agents or any of their representatives for more than one such visit, except during the continuance of an Event of Default and (ii) the Borrowers shall have the right to be present during any discussions with accountants.

8.7.    Notices. Upon actual knowledge thereof by an Authorized Officer, promptly (and in any event, no later than thirty (30) days thereof), give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:
(a)    the occurrence of any Default or Event of Default; provided that (i) no such notice pursuant to this clause (a) shall be required if the applicable Default or Event of Default has been cured prior to the delivery deadline set forth above and (ii) the Lenders and the Agents hereby agree that any breach of this clause (a) shall be automatically waived and deemed cured upon the cure of the underlying Default or Event of Default giving rise to the delivery requirement relating to such breach, unless any Loan Party has actual knowledge of failure to provide notice of such Default or Event of Default at the time that it failed to timely deliver such notice;
(b)    any litigation, investigation or proceeding that may exist at any time involving Holdings or any Restricted Subsidiary of Holdings, that (i) would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;
(c)    any change in fiscal year end of Holdings or any Borrower; and
(d)    any development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 8.7 shall be accompanied by a statement of an Authorized Officer of the Administrative Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.
8.8.    Additional Collateral, etc.
(a)    Subject to and consistent with the Security and Guarantee Principles, with respect to any property (other than Excluded Assets) acquired (including any acquisition pursuant to a Division) at any time after the Closing Date by any Loan Party (other than any property described in paragraph (b) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, will promptly (and in no event later than ninety (90) days (or such longer period as the Collateral Agent may agree) (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or execute all such documents or do all such acts as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such property, as may be required by the Security Documents or law or as may reasonably be requested by the Collateral Agent.
(b)    Subject to and consistent with the Security and Guarantee Principles, with respect to (A) any Restricted Subsidiary (other than a Non-Guarantor Subsidiary) that is established, created or acquired after the Closing Date by any Loan Party (including upon the consummation of a Division), (B) any Restricted Subsidiary (regardless of when established, created or acquired) that ceases to be an Excluded Subsidiary or a Non-Guarantor Subsidiary or (C) any Restricted Subsidiary that becomes a Co-Borrower, will promptly (and in no event later than ninety (90) days after the Guarantor Trigger Date (or such longer period as the Collateral Agent may agree)) (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Documents or execute all such documents or do all such acts as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the

Capital Stock of such Restricted Subsidiary (to the extent of a type included in the definition of “Collateral”) that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with, subject to having received any consents as may be required under applicable law, undated share transfer forms or stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such Restricted Subsidiary (a) to execute and deliver to the Collateral Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Collateral Agent to become a Subsidiary Guarantor or Co-Borrower, (y) either (A) a joinder agreement to the U.S. Security Agreement, substantially in the form annexed thereto, (B) additional Foreign Security Documents, to the extent applicable, substantially in the same form as the Security Documents governed by the laws of such Restricted Subsidiary’s jurisdiction of organization or incorporation and executed and delivered by other Loan Parties pursuant to this Agreement or (C) a joinder (or equivalent thereto) to the Security Documents governed by the laws of such Restricted Subsidiary’s jurisdiction of organization or incorporation and executed and delivered by other Loan Parties pursuant to this Agreement and (z) a counterpart of the Global Intercompany Note, (b) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Security Documents with respect to such Restricted Subsidiary, including such filings and registrations as may be required by the Security Documents or by law or as may be requested by the Collateral Agent and (c) to deliver to the Collateral Agent (i) a certificate of such Restricted Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments; and (ii) if reasonably requested by the Collateral Agent, a legal opinion from counsel to such Restricted Subsidiary in form and substance reasonably satisfactory to the Collateral Agent.
(c)    Subject to and consistent with the Security and Guarantee Principles, with respect to any Non-Guarantor Subsidiary established, created or acquired after the Closing Date by any Loan Party (including upon the consummation of a Division) to the extent the Capital Stock of such entity is not an Excluded Asset will use commercially reasonable efforts to promptly (and in no event later than ninety (90) days (or such longer period as the Collateral Agent may agree) (i) execute and deliver to the Collateral Agent such amendments to this Agreement, or any Security Document as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any Loan Party and (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with, subject to having received any consents as may be required under applicable law, undated share transfer forms or stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party.
(d)    In the event that the 10% Threshold is exceeded as of the last day of any Test Period (beginning with the Test Period ending on the last day of the first fiscal quarter ending after the Closing Date for which financial statements were (or were required to be) delivered pursuant to Section 8.1(b)), within twenty (20) Business Days of the date on which the Financial Statements Certificate was (or was required to be) delivered pursuant to Section 8.2(c), in respect of such Test Period, the Administrative Borrower shall designate in writing to the Administrative Agent sufficient Restricted Subsidiaries (excluding Excluded Subsidiaries) (the “Additional Material Subsidiaries”) as Material Subsidiaries such that the 10% Threshold is no longer exceeded. Additional Material Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.
(e)    If the Borrowers have failed to comply with Section 8.8(d), the Administrative Agent may designate Restricted Subsidiaries (excluding Excluded Subsidiaries) as Additional Material Subsidiaries so that the 10% Threshold is no longer exceeded.

(f)    At its option in its sole discretion, upon written notice to the Administrative Agent, the Administrative Borrower may, from time to time, release the designation of one or more Restricted Subsidiaries as Additional Material Subsidiaries (and as a result of such release, such Restricted Subsidiaries shall be Immaterial Subsidiaries to the extent the 5% Test is satisfied) and include other Restricted Subsidiaries as Additional Material Subsidiaries, so long as after such revised designations the 10% Threshold is not exceeded.
(g)    Subject to and consistent with the Security and Guarantee Principles, the Loan Parties will not be required, nor will the Collateral Agent be authorized, (a) to perfect security interests in the Collateral located in the United States of America other than by (i) “all asset” filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s); (ii) filings in (A) the United States Patent and Trademark Office with respect to any U.S. issued patents and registered trademarks and U.S. patent and trademark applications and (B) the United States Copyright Office of the Library of Congress with respect to copyright registrations and any exclusive in-bound licenses of registered U.S. copyrights, in the case of each of (A) and (B), constituting Collateral; (iii) in respect of Collateral granted by an Irish Loan Party, filing a Form C1 in the Companies Registration Office of Ireland and (iv) delivery to the Collateral Agent (or a bailee or other agent of the Collateral Agent) to be held in its possession of all Collateral consisting of (A) certificates representing Capital Stock required to be pledged pursuant to the Security Documents, and (B) promissory notes and other instruments constituting Collateral; provided, that promissory notes and instruments having an aggregate principal amount less than $25,000,000 need not be delivered to the Collateral Agent; provided, further, that no other perfection by “control” will be required; (b) to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest with control (other than control by possession of pledged equity and pledged debt as required by clause (a) above); (c) to take any action in any jurisdiction that is not a Covered Jurisdiction to create any security interest in assets located or titled outside of a Covered Jurisdiction (including any intellectual property registered in any jurisdiction that is not a Covered Jurisdiction) or perfect any security interest in such assets or enter into any security agreements or pledge agreements governed by the laws of any jurisdiction that is not a Covered Jurisdiction; or (d) to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, commercial tort claims with a value of less than $25,000,000, chattel paper or assets (including vehicles) subject to a certificate of title or similar statute (in each case, other than, with respect to the Loan Parties, the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters.
(h)    Notwithstanding anything to the contrary herein, the Collateral Agent may make exceptions and waive compliance with any requirement under this Section 8.8 if and to the extent the Administrative Borrower and the Collateral Agent reasonably agree that the cost associated with such compliance would be excessive in relation to the value afforded thereby to the Secured Parties.
8.9.    Lender Calls. With respect to each fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 8.1(a) or (b), hold within thirty (30) days of the date of delivery thereof (or such longer period as the Administrative Agent may agree), upon reasonable notice thereof, at a time to be agreed between the Administrative Borrower and the Administrative Agent, one telephonic conference call with all Lenders who choose to attend such conference call, on which conference call shall be reviewed the financial results of Holdings and its Restricted Subsidiaries for such fiscal year or fiscal quarter, as applicable, and which conference call may, at the option of the

Administrative Borrower, be combined with any similar calls held for holders of any of Holdings or its Restricted Subsidiaries’ other Indebtedness or Equity Interests.
8.10.    Further Assurances. At any time or from time to time upon the written request of any Agent (which may be by email), at the expense of the Borrowers, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as any Agent may reasonably request in writing (including by email) from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, share transfer forms or stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of share or stock certificates and other collateral with respect to which perfection is obtained by possession or where customary in the applicable jurisdiction, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such Loan Parties on a first priority basis (subject to Permitted Liens).
8.11.    Designation of Unrestricted Subsidiaries. Holdings may at any time designate any Restricted Subsidiary of Holdings as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would otherwise result therefrom, (ii) no such Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, any Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated and (iii) such designation complies with Section 9.2, and if such designation is made after the Closing Date, also with Section 9.4 and Section 9.7. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary (but in no event greater than the original principal amount of such Loan Party’s Investment in such Subsidiary (as measured immediately prior to such designation)). Notwithstanding the foregoing, (i) none of any Borrower, any Co-Borrower or any Intermediate Holding Company shall be permitted to be an Unrestricted Subsidiary and (ii) no Subsidiary that owns or has an exclusive license to any Material Intellectual Property may be designated as an Unrestricted Subsidiary, and no Material Intellectual Property may be transferred or contributed to, or exclusively licensed by, an Unrestricted Subsidiary if the primary purpose of such transfer, contribution or exclusive grant is to (x) incur new financing at such Unrestricted Subsidiary or (y) cause a release of the liens created pursuant to the Security Documents on such Material Intellectual Property (in each case, as determined by the Borrower in good faith), or (ii) if there is no bona fide business purpose for such transfer, contribution or grant (as determined by the Borrower in good faith). Notwithstanding anything to the contrary in this Agreement, Investments in Unrestricted Subsidiaries may be made only through usage of clause (l)(y) in the definition of “Permitted Investments”.
8.12.    Post-Closing Matters. Subject to and consistent with the Security and Guarantee Principles, cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 8.12 within the time frames specified on such Schedule 8.12 (as may be extended or waived by the Administrative Agent in its reasonable discretion).
8.13.    ERISA. Holdings and the Borrowers shall, and shall cause each Commonly Controlled Entity to (i) not incur any ERISA Event or Non-U.S. Plan Event, (ii) maintain all Single Employer Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Single Employer Plan, ERISA, the Code and all other applicable laws and (iii) make or cause to be made contributions to all Single Employer Plans and Multiemployer Plans in a timely manner and, with respect to Single Employer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each in clauses (i) through (iii), case except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
8.14.    Use of Proceeds.
(a)    The proceeds of the Initial Term Loans shall be used (i) to effect the Transactions and (ii) for working capital and other general corporate purposes.
(b)    Holdings and its Subsidiaries shall use the proceeds of the Revolving Loans and the Letters of Credit for working capital, Consolidated Capital Expenditures and for other general corporate purposes (including any transactions permitted under Section 8.18 and Section 9); provided that the proceeds of Revolving Loans borrowed on the Closing Date shall be used (w) to repay outstanding indebtedness under any revolving or working capital facility, (x) for working capital and other general corporate purposes (including the financing of Permitted Acquisitions and other Permitted Investments), (y) to replace, backstop or cash collateralize existing letters of credit and (z) to pay fees and expenses related to the Transactions.
8.15.    Centre of Main Interest and Establishments. In respect of any Loan Party whose jurisdiction of incorporation is in a member state of the European Union, such Loan Party shall not deliberately change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation) or have an “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction other than its jurisdiction of incorporation.
8.16.    Similar Businesses. Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any material business, either directly or through any Restricted Subsidiary of Holdings, except for Similar Businesses.
8.17.    Anti-Corruption.
(a)    The Borrowers will not request any Borrowing or Letter of Credit, Holdings and the Borrowers shall not use, and shall procure that their Restricted Subsidiaries and their respective directors, officers and employees not use, and shall use reasonable best efforts to procure that its agents, all to the extent acting on behalf of Holdings, any Borrower or their Subsidiaries, not use, the proceeds of any Borrowing or Letter of Credit directly, or to the knowledge of Holdings, indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, to the extent prohibited by Sanctions, or in any Sanctioned Country, to the extent prohibited by Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b)    Only with respect to any Loan Party that is organized or domiciled in the United Kingdom or any member state of the European Union, any provision of this Section 8.17 or Sections 6.21 or 8.4(d) shall not apply to or in favor of any Person if and to the extent that it would result in a breach, by or in respect of that Person, of any applicable Blocking Law.
8.18.    Transactions with Affiliates. Holdings and the Borrowers shall not, and shall cause their Restricted Subsidiaries to not, directly or indirectly, transact or contract (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate involving aggregate consideration per transaction (or series of related transactions) in excess of the greater of $114,000,000 and 25.0% of LTM EBITDA (calculated at the time of determination), on terms that are materially less favorable to Holdings or its relevant Restricted Subsidiary when taken as a whole than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis (as reasonably determined by the Administrative Borrower), except:
(a)    (i) transactions between or among Holdings or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (ii) any transaction permitted under Section 9.8 to the extent such transaction is solely among Holdings, one or more Restricted Subsidiaries of Holdings or one or more non-operating companies (without any material assets or liabilities) for purposes of a restructuring or other corporate reorganization;
(b)    any Restricted Payment permitted by Section 9.2, the Investments constituting Permitted Investments and any Indebtedness incurred pursuant to Section 9.4(b)(vi), (xi), (xii), (xiii), (xxx), (xxxi), (xxxii), (xxxiii), (xxxvii), (xxxix), (xlii) and (xliii);
(c)    the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provided to, and indemnities and reimbursements and employment and severance arrangements provided to or on behalf of, or for the benefit of, future, present or former employees, officers, directors, managers, consultants, minority investors (or their respective Control Investment Affiliates or Family Related Parties) of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;
(d)    the sale or issuance of Equity Interests (other than Disqualified Stock) of Holdings or any contribution to the capital of Holdings or any Restricted Subsidiary;
(e)    the Transactions and the payment of all fees and expenses related thereto;
(f)    any agreement, instrument or arrangement as in effect as of the Closing Date, and set forth on Schedule 8.18 or any transaction contemplated thereby, or any amendment or replacement agreement, instrument or arrangement thereto (so long as any such amendment is not materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date,); provided that any such agreement, instrument, transaction or arrangement shall be required to be described on Schedule 8.18 only to the extent that such agreement, instrument, transaction or arrangement exceeds $25,000,000;
(g)    transactions between Holdings or any Restricted Subsidiary and any Person that is an Affiliate of Holdings or any Restricted Subsidiary solely because a director of such Person is also a director of Holdings or any direct or indirect parent of Holdings; provided that such director abstains from voting as a director of Holdings or any direct or indirect parent, as the case may be, on any matter involving such other Person;

(h)    payments by Holdings or any of its Restricted Subsidiaries to, and agreements with, any Investor or any of its Affiliates for any financial advisory, management or consulting services, financing, mergers and acquisitions advisory, insurance brokerage, hedging arrangements, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions, divestitures or joint ventures, and termination fees and customary indemnities related thereto, pursuant to agreements in effect on the Closing Date, or which are approved by a majority of the board of directors of Holdings or any direct or indirect parent entity in good faith;
(i)    a transaction with a Person who was not an Affiliate of Holdings before the transaction but becomes an Affiliate solely as a result of such transaction;
(j)    the sale or issuance of Equity Interests (other than Disqualified Stock) of Holdings or any contribution to the capital of Holdings or any Restricted Subsidiary and the granting and performing of reasonable and customary registration rights to any direct or indirect parent company or to any Investor or to any former, present or future director, manager, officer, employee, consultant or minority investor (or any Affiliate of any of the foregoing) of Holdings or any of its Subsidiaries or any direct or indirect parent company;
(k)    the entering into of any Tax sharing agreement or arrangement or group payment arrangement or forming a group for value added tax purposes (provided that, for the avoidance of doubt, any payment under any such agreement or arrangement shall not be permitted to the extent it would not expressly be permitted under Section 9.2) or the making of and any payment permitted by Section 9.2(b)(xi)(A) or (B);
(l)    transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment bank or valuation firm stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view;
(m)    the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any shareholders or stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any direct or indirect parent company of Holdings) is a party as of the Closing Date and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Closing Date shall only be permitted by this clause (m) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Lenders when taken as a whole;
(n)    any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;
(o)    (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise permitted hereunder, which are fair to Holdings and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (ii) payments to and from, and transactions with, joint venture partners or joint ventures (including pursuant to joint venture agreements), in each case, existing on the Closing Date or entered into in the ordinary course of business (including, without limitation, any cash management activities related thereto);
(p)    payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to any future, present or former employees, officers, directors, managers, consultants or minority investors of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, and any employment agreements, share or stock option, benefit, incentive or retirement plans and other similar arrangements with such employees, officers, directors, managers or consultants which, in each case, are approved by Holdings in good faith;
(q)    transactions with Affiliates solely in their capacity as holders of, or interests in, Indebtedness or Equity Interests of Holdings or any of its Subsidiaries, so long as (i) such transaction is with all holders of such class (and there are such non-Affiliate holders) and (ii) such Affiliates are treated no more favorably than all other holders of such class generally;
(r)    any Guarantee by any parent company of Holdings of Indebtedness of Holdings or any Restricted Subsidiary;
(s)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, share or stock option and share or stock ownership plans or similar employee benefit plans approved by the board of directors of Holdings or any direct or indirect parent of Holdings or of a Restricted Subsidiary of Holdings, as appropriate, in good faith;
(t)    transactions with any syndicate, side-car structure or other multi-capacity arrangement;
(u)    transactions permitted pursuant to Section 9.5;
(v)    Investments by any Investor in equity or securities of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investor in connection therewith) so long as the Investment is being generally offered to other non-Affiliate investors in a bona fide offering on the same or more favorable terms, and (ii) payments to, and transactions with, Investors in respect of securities of Holdings or any Restricted Subsidiary contemplated in the foregoing clause (i) or securities of Holdings or any Restricted Subsidiary that were acquired from Persons other than Holdings or its Restricted Subsidiaries, in each case, in compliance with the terms of such securities;
(w)    Transactions approved by a majority of the disinterested members of the board of directors of Holdings or any direct or indirect parent of Holdings; and
(x)    Permitted Intercompany Activities.
SECTION 9.
NEGATIVE COVENANTS
Holdings and the Borrowers hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made, (ii) Cash Management Obligations as to which arrangements reasonably satisfactory to the providers thereof have been made and (iii)

obligations under Specified Swap Agreements to which arrangements reasonably satisfactory to the Qualified Counterparties have been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the Borrowers shall, and Holdings and the Borrowers shall cause each of the Restricted Subsidiaries to, comply with this Section 9.
9.1.    Financial Covenant. Without the written consent of the Required Revolving Lenders, Holdings shall not permit the Total First Lien Net Leverage Ratio, on a Pro Forma Basis, to exceed 7.10 to 1.00 (or, for any Test Period containing a fiscal quarter during which a Permitted Acquisition or other Permitted Investment that involved aggregate consideration greater than or equal to $100,000,000, 7.60 to 1.00) as at the last day of any Test Period of Holdings (commencing in respect of the Test Period ending on March 31, 2027) provided that compliance with such Financial Covenant shall only be required if the last day of the applicable Test Period constitutes a Compliance Date); provided further that, notwithstanding the foregoing, to the extent the aggregate principal amount of all outstanding Revolving Loans have been reduced to an amount less than the Testing Condition for any prior period for which a Financial Statements Certificate pursuant to Section 8.2(b) has not yet been delivered for a Test Period, the Financial Covenant shall not be required to be tested for such Test Period.
9.2.    Limitations on Restricted Payments.
(a)    Holdings and the Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly:
(i)    declare or pay any dividend or make any payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:
(A)    dividends, payments or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or
(B)    dividends, payments or distributions by a Restricted Subsidiary of Holdings so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of Holdings, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;
(ii)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings, including pursuant to a Division or in connection with any merger, amalgamation or consolidation;
(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment, mandatory payment or maturity, any Subordinated Indebtedness (“Restricted Junior Debt Payments”), other than:
(A)    Indebtedness permitted under Sections 9.4(b)(xi) and (xii);
(B)    the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;
(C)    the giving of an irrevocable notice of redemption with respect to the transactions described in Sections 9.2(b)(ii) and (iii);
(D)    Subordinated Indebtedness with an aggregate principal amount outstanding less than or equal to the greater of $228,000,000 and 50.0% of LTM EBITDA (calculated at the time of determination); or
(E)    prepayments made within one (1) year prior to the stated maturity of such Subordinated Indebtedness;
(iv)    make any Restricted Investment; or
(v)    make the foregoing Restricted Payments, provided that Restricted Payments shall be permitted if at the time of such Restricted Payment:
(A)    to the extent clause (C)(1) below is used and solely for purposes of such usage, no Significant Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(B)    [reserved]; and
(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Closing Date (including Restricted Payments pursuant to Section 9.2(b)(i), but excluding all other Restricted Payments permitted by Section 9.2(b)), is less than the sum of (without duplication):
(1)    50% of the Consolidated Net Income for the period (taken as one accounting period) beginning on the Closing Date to the end of Holdings’ most recently completed Test Period; provided, that the cumulative amount available under this Section 9.2(a)(v)(C)(1) shall not be less than zero; plus
(2)    100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by Holdings since immediately after the Closing Date from the sale of:
(i)    Qualified Equity Interests of Holdings or, to the extent contributed to Holdings, any direct or indirect parent company of Holdings, including Treasury Capital Stock (as defined below), but excluding (i) cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors or consultants of Holdings, any direct or indirect parent company of Holdings and Holdings’ Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 9.2(b)(iv) and (ii) cash proceeds received in respect of Excluded Contributions or Specified Equity Contributions; or

(ii)    Indebtedness or Disqualified Stock of a Borrower or a Restricted Subsidiary of Holdings that has been converted into or exchanged for such Equity Interests of Holdings or any other direct or indirect parent of Holdings; provided that this clause (2) shall not include the proceeds (w) from Equity Interests or convertible debt securities of Holdings or any direct or indirect parent company of Holdings, any Borrower or any Restricted Subsidiary sold to Holdings, a Borrower or a Restricted Subsidiary, as the case may be, (x) from Disqualified Stock or Indebtedness that has been converted into Disqualified Stock or (y) from Excluded Contributions or Specified Equity Contributions; plus
(3)    100% of the aggregate amount of cash and the fair market value of marketable securities or other property or assets contributed to the capital of Holdings following the Closing Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contribution or (iii) any Specified Equity Contribution); plus
(4)    to the extent not (x) included in Consolidated Net Income or (y) treated as a return increasing the capacity to make Restricted Payments other than in reliance on this Section 9.2(a)(v), 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:
(i)    the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns on Investments from, Investments (other than in Holdings or a Restricted Subsidiary) made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of such Investments from Holdings or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Investments (other than in Holdings or a Restricted Subsidiary) by Holdings or its Restricted Subsidiaries, in each case after the Closing Date (but limited to the value of the original Investment); or
(ii)    the sale (other than to Holdings or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any Person other than a Subsidiary in which Holdings or any Restricted Subsidiary owns any Equity Interest or a dividend, distribution or other returns from an Unrestricted Subsidiary or any Person other than a Subsidiary in which Holdings or any Restricted Subsidiary owns any Equity Interest after the Closing Date (but limited to the value of the original Investment); plus
(5)    to the extent not (x) included in Consolidated Net Income or (y) treated as a return increasing the capacity to make Restricted Payments other than in reliance on this Section 9.2(a)(v), in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or a merger, amalgamation or consolidation or transfer of all or substantially all of the assets of an Unrestricted Subsidiary with or into Holdings or one of its Restricted Subsidiaries after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such

Unrestricted Subsidiary as a Restricted Subsidiary, merger, amalgamation, consolidation or transfer, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment (but limited to the value of the original Investment); plus
(6)    the cumulative amount of any Retained Declined Proceeds since the Closing Date; plus
(7)    [reserved]; plus
(8)    the greater of $182,400,000 and 40.0% of LTM EBITDA (calculated at the time of determination); minus
(9)    the amount of Restricted Payments previously made using the Available Amount;
(the aggregate amount available pursuant to this clause (C), the “Available Amount”).
(b)    The foregoing provisions shall not prohibit:
(i)    the payment of any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of the redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(ii)    (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Holdings or any of its direct or indirect parent companies (“Treasury Capital Stock”) or Subordinated Indebtedness of a Loan Party in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) within sixty (60) days thereof of, Equity Interests of Holdings or any direct or indirect parent of Holdings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (2) and (3) of the preceding paragraph and shall not increase the amount available for Restricted Payments pursuant to Section 9.2(b)(xii) and (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or to an employee share or stock ownership plan or any trust established by Holdings or any direct or indirect parent of Holdings or any of their Restricted Subsidiaries) of Refunding Capital Stock;
(iii)    so long as no Significant Event of Default shall have occurred and be continuing or could otherwise result therefrom, the redemption, repurchase, retirement, defeasance or other acquisition of (A) Subordinated Indebtedness of a Loan Party made in exchange for, or out of the proceeds of, a sale within sixty (60) days thereof of, new Indebtedness of a Loan Party or Disqualified Stock of a Loan Party, or (B) Disqualified Stock of a Loan Party made in exchange for, or out of the proceeds of a sale within sixty (60) days thereof of Disqualified Stock of a Loan Party, in each case, which is incurred in compliance with Section 9.4, so long as:
(A)    the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;
(B)    such new Indebtedness is subordinated to Loans or the applicable Guarantee at least substantially to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;
(C)    such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the earlier of (i) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so redeemed, repurchased, acquired or retired or (ii) the date that is 91 days after the Latest Maturity Date of the Loans;
(D)    such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and
(E)    the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are either (i) not materially less favorable (taken as a whole) to such Loan Party than (x) the terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole) or (ii) customary for the issuance of Subordinated Indebtedness (as determined by the Administrative Borrower in good faith) (it being agreed that such Indebtedness may be in the form of notes or a credit agreement);
(iv)    a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of Holdings (or any of its direct or indirect parent companies) or any Restricted Subsidiary held by any future, present or former employee, officer, director, manager, minority investor or consultant of Holdings, any of its Restricted Subsidiaries or any of its direct or indirect parent companies (or any of their Affiliates) or their estates or the beneficiaries of their respective estates, heirs, spouses or former spouses; provided, that (1) the aggregate Restricted Payments made under this clause (iv) (excluding repurchases, retirements or other acquisitions settled on a cashless basis) during any fiscal year does not exceed (x) prior to a Qualified Public Offering, the greater of $68,400,000 and 15.0% of LTM EBITDA, and (y) from and after a Qualified Public Offering, the greater of $114,000,000 and 25.0% of LTM EBITDA, in each case calculated at the time of determination and (2) any repurchase, retirement or other acquisition of Equity Interests made by a Regulated Subsidiary pursuant to this clause (iv) is made only in respect of Equity Interests of a Regulated Subsidiary; provided, further, that such amount may be increased by an amount not to exceed the sum of the following items:
(A)    the cash proceeds from the sale of Equity Interests (other than Disqualified Stock or Specified Equity Contributions) of Holdings or, to the extent contributed to Holdings, any of its direct or indirect parent companies to any future, present or former employees, officers, directors, managers, minority investor or consultants of Holdings, any of its direct or indirect parent companies or any of its

Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 9.2(a)(v) or clause (i) of the definition of “Permitted Investments” and have not been designated as Excluded Contributions; plus
(B)    the cash proceeds of key man life insurance policies received by Holdings, any of its direct or indirect parent companies (to the extent contributed to Holdings) or its Restricted Subsidiaries after the Closing Date; less
(C)    the amount of prior Restricted Payments made pursuant to clauses (A) and (B) of this clause (iv);
provided that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employees, officers, directors, managers, monitory investor or consultants and employees of Holdings or any of its direct or indirect parent companies or any Restricted Subsidiary (or any of their Affiliates), or their estates or the beneficiaries of such estates, in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;
(v)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case, issued in accordance with Section 9.4 to the extent such dividends are included in the definition of “Consolidated Interest Expense”;
(vi)    repurchases of Equity Interests deemed to occur upon exercise or vesting of share or stock options, warrants or similar rights, settlement of restricted share or stock units or vesting of restricted Capital Stock if such Equity Interests (A) represent all or a portion of the exercise price of such options or warrants or (B) are surrendered in connection with satisfying any federal, state or local income tax obligation (including any withholding in respect thereof) incurred in connection with such exercise, vesting or settlement;
(vii)    the repurchase, redemption or other acquisition for value of Equity Interests of Holdings or any direct or indirect parent of Holdings representing fractional shares of such Equity Interests in connection with a share or stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving Holdings or any direct or indirect parent of Holdings;
(viii)    the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of Holdings or any direct or indirect parent company pursuant to any shareholders’ or stockholders’ rights plan adopted for the purpose of protecting shareholders or stockholders from unfair takeover tactics; provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this Section 9.2;
(ix)    distributions to dissenting shareholders or stockholders pursuant to applicable law in connection with a merger, amalgamation, consolidation or transfer of all or substantially all of Holdings’ property or assets that complies with this Agreement;

(x)    so long as no Significant Event of Default shall have occurred and be continuing or would otherwise result therefrom, the declaration and payment of Restricted Payments following a Qualified Public Offering (or the payment of Restricted Payments to any direct or indirect parent of Holdings to fund a payment of Restricted Payments by such parent) of up to the sum of 7.0% per annum of the Market Capitalization of Holdings or its direct or indirect parent and 7.0% per annum of the net proceeds received by or contributed to Holdings in or from a Qualified Public Offering and subsequent primary Qualified Public Offerings, in each case, other than any public sale constituting an Excluded Contribution;
(xi)    the declaration and payment of dividends or distributions by Holdings or its Subsidiaries, or the making of loans to, its direct parent company or any indirect parent of Holdings, in amounts sufficient for any direct or indirect parent company of Holdings to pay:
(A)    for any taxable period for which Holdings or any of its Subsidiaries is a member (or disregarded for Tax purposes from being a member) of a consolidated, combined, unitary or similar income or value added Tax group of which a direct or indirect parent entity of Holdings is the common parent or representative member (the “Common Parent”), payments to the Common Parent to pay federal, state, local or foreign income, value added or similar Taxes imposed on the Common Parent attributable to the income or supplies (as applicable) of Holdings or its applicable Subsidiaries; provided that (i) the amount paid or distributed pursuant to this clause (A) to enable such Common Parent to pay income or value added Taxes at any time shall not exceed the income or value added tax liability, as applicable, that would have been payable by Holdings and its Subsidiaries, as applicable, if Holdings or such Subsidiaries had been a stand-alone corporate taxpayer (or stand-alone Tax group) for all applicable periods and (ii) dividends or other distributions in respect of the value-added Tax liabilities or income of an Unrestricted Subsidiary shall be permitted only to the extent payments were made by an Unrestricted Subsidiary to Holdings or any Restricted Subsidiary for such purpose;
(B)    without duplication of clause (A) above, Holdings or its Subsidiaries may make Restricted Payments to any of its direct or indirect parents the proceeds of which shall be used to pay franchise and similar Taxes, and other fees and expenses, required to maintain the corporate existence of any direct or indirect parent of Holdings;
(C)    obligations in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant of Holdings, any direct or indirect parent company of Holdings or any Restricted Subsidiary (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) relating to their acquisition of, or exercise of options relating to, Capital Stock of Holdings;
(D)    customary salary, bonus, severance and other benefits payable to directors, employees, officers, directors, managers, consultants or minority investor of Holdings, any direct or indirect parent company of Holdings or any Restricted Subsidiary to the extent such salaries, bonuses, severances and other benefits are attributable to the direct or indirect ownership or operation of Holdings and the Restricted Subsidiaries;

(E)    general corporate operating overhead, legal, accounting, and other professional fees and expenses of any direct or indirect parent company of Holdings (including indemnification claims made by directors or officers of any direct or indirect parent company of Holdings) or any Investor and, following the first Qualified Public Offering of any direct or indirect parent company of Holdings, listing fees and other costs and expenses attributable to being a publicly traded company, to the extent such expenses (x) are attributable to the direct or indirect ownership or operation of Holdings and the Restricted Subsidiaries or (y) if not attributable to the direct or indirect ownership or operation of Holdings and the Restricted Subsidiaries, are not ordinary course holding company overhead, fees, costs and expenses or tax sharing payments and do not exceed the greater of $45,600,000 and 10.0% of LTM EBITDA;
(F)    reasonable fees and expenses incurred by such direct or indirect parent company of Holdings in connection with any debt or equity offering by such parent company, Holdings or a Restricted Subsidiary of Holdings (including, for the avoidance of doubt, fees and expenses in connection with any Qualified Public Offering whether or not consummated) or any acquisition, disposition or other non-ordinary course transaction by Holdings or a Restricted Subsidiary in each case, whether or not successful;
(G)    cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any direct or indirect parent company of Holdings;
(H)    interest or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings or any of its Restricted Subsidiaries incurred in accordance with Section 9.4; provided that any such Indebtedness shall be deemed to be Consolidated Total Debt for all purposes under this Agreement; and
(I)    amounts which are applied to finance Investments that would otherwise be permitted to be made pursuant to this Section 9.2 if made by Holdings or a Restricted Subsidiary; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into Holdings or one of its Restricted Subsidiaries (to the extent not prohibited by Section 9.8) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than a Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (D) any property received by Holdings shall not increase amounts available for Restricted Payments pursuant to Section 9.2(a)(iii)(C) and (E) such Investment shall be deemed to be made by Holdings or such Restricted Subsidiary pursuant to another provision of this Section 9.2 (other than pursuant to Section 9.2(b)(xii)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(xii)    Restricted Payments that are made in an amount equal to the amount of Excluded Contributions (other than Specified Equity Contributions);
(xiii)    (A) Holdings and its Restricted Subsidiaries may pay reasonable fees to the Investors for any management, financial, advisory financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, to the extent permitted under Section 8.18(h); (B) Holdings or any of its Restricted Subsidiaries may reimburse the Sponsor for its out-of-pocket costs and expenses incurred by the Investors and their Affiliates in connection with the Transactions; and (C) Holdings and its Restricted Subsidiaries may pay the out-of-pocket costs and expenses incurred by the Investors and their Affiliates in respect of advisory and similar services that are performed for the benefit of Holdings and its Restricted Subsidiaries by third party Persons that are not Affiliates of the Investors, Holdings or their respective Subsidiaries to such third party Persons;
(xiv)    so long as no Significant Event of Default shall have occurred and be continuing or would otherwise result therefrom, Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xiv) not to exceed the greater of $228,000,000 and 50.0% of LTM EBITDA (calculated at the time of determination) less any such amounts utilized pursuant to clause (n) of the definition of “Permitted Investments” and clause b(xviii) below;
(xv)    Restricted Payments in respect of working capital adjustments or purchase price adjustments, including earn-outs, and to satisfy indemnity and other similar obligations in connection with any Permitted Investment;
(xvi)    so long as no Significant Event of Default shall have occurred and be continuing or would otherwise result therefrom, Restricted Payments such that the Total Net Leverage Ratio at the time of determination based on the most recently completed Test Period, on a Pro Forma Basis, would be less than or equal to 0.50 to 1.00 less than the Closing Date Total Net Leverage Ratio;
(xvii)    so long as no Significant Event of Default shall have occurred and be continuing or would otherwise result therefrom, prepayments, redemptions, repurchases or otherwise acquisitions or retirements for value of any Subordinated Indebtedness such that the Total Net Leverage Ratio at the time of determination based on the most recently completed Test Period, on a Pro Forma Basis, would be less than or equal to 0.25 to 1.00 less than the Closing Date Total Net Leverage Ratio;
(xviii)    the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Subordinated Indebtedness, taken together with all other redemptions, repurchases, defeasances, retirements or other acquisitions of any Subordinated Indebtedness pursuant to this clause (xviii), in an amount not to exceed the greater of $182,400,000 and 40.0% of LTM EBITDA (calculated at the time of determination) plus (y) unused amounts then available under clause (b)(xiv) above during the term of this Agreement;
(xix)    distributions made from time to time to TFP Group Limited on and after the Closing Date, in each case made on a cashless basis, and solely for the purpose of funding TFP

Group Limited’s simultaneous repayment or other satisfaction, on a cashless basis, of Indebtedness owing to Holdings or its Subsidiaries;
(xx)    any Restricted Payment made in connection with the Transactions and the fees, payments and expenses related thereto or used to fund amounts owed to Investors in connection therewith (including dividends to any direct or indirect parent of Holdings to permit payment by such parent of such amount), in each case to the extent permitted or contemplated by Section 8.18;
(xxi)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents);
(xxii)    distribution or payments of fees in connection with a Permitted Receivables Financing;
(xxiii)    payments made or expected to be made by Holdings or any of the Restricted Subsidiaries in respect of required withholding or similar taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award with respect to any future, present or former employees, officers, directors, managers, minority investor or consultants of Holdings, any of its direct or indirect parent companies or any of its Subsidiaries and any repurchases of Equity Interests in consideration of such payments including in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar stock based awards; and
(xxiv)    cashless distributions to any Loan Party consisting solely of intercompany receivables made for the purpose of repaying the Loans or any other Obligations.
Notwithstanding the foregoing, this Section 9.2 shall not permit a Loan Party to transfer Material Intellectual Property to any Affiliate of such Loan Party that is not a Loan Party, in each case, (i) if the primary purpose of such transfer is to (x) incur new financing at such Person that is not a Loan Party or (y) cause a release of the Lien created pursuant to the Security Documents on such Material Intellectual Property (in each case as determined by the Administrative Borrower in good faith), or (ii) if there is no bona fide business purpose for such transfer (as determined by the Administrative Borrower in good faith).
9.3.    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(i)    pay dividends or make any other distributions to Holdings or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to Holdings or any of the Restricted Subsidiaries;
(ii)    make loans or advances to Holdings or any of the Restricted Subsidiaries of Holdings; or

(iii)    sell, lease or transfer any of its properties or assets (other than Excluded Assets) to Holdings or any of the Restricted Subsidiaries of Holdings;
(b)    except (in each case) for such encumbrances or restrictions existing under or by reason of:
(i)    contractual encumbrances or restrictions in effect on or prior to the Closing Date;
(ii)    [reserved];
(iii)    purchase money obligations for property acquired in the ordinary course of business and capital leases or operating leases that impose restrictions of the nature discussed in Section 9.3(a)(iii) on the property so acquired;
(iv)    applicable law or any applicable rule, regulation or order;
(v)    any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries, or of an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or assumed in connection with an acquisition of assets from such Person, in each case, that is in existence at the time of such acquisition, merger, amalgamation or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(vi)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of some or all of the Capital Stock or assets of such Subsidiary, such as restrictions on distributions by that Subsidiary pending its sale or other Disposition;
(vii)    Indebtedness secured by a Lien otherwise permitted to be incurred pursuant to Section 9.4 and Section 9.7 that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on Holdings’ or its Restricted Subsidiaries’ use of the assets securing such Indebtedness;
(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Lien;
(ix)    existing under, by reason of or with respect to customary provisions in joint venture agreements or arrangements, limited liability company agreements, partnership agreements, shareholder agreements, operating agreements, asset sale agreements, share or stock sale agreements, Sale Leaseback Transactions and other similar agreements or arrangements;
(x)    restrictions that arise in connection with a Permitted Receivables Financing or Non-Recourse Indebtedness; provided that such restrictions apply only to the receivables that are subject to the Permitted Receivables Financing or Non-Recourse Indebtedness, as applicable;
(xi)    customary provisions contained in leases, sub-leases, licenses, grants, sub-licenses or similar agreements, including with respect to Intellectual Property, or provisions that restrict the assignment of such agreements or any rights thereunder, in each case, entered into in the ordinary course of business;
(xii)    protective Liens filed in connection with a Sale Leaseback Transaction permitted under this Agreement;
(xiii)    any other agreement governing Indebtedness, Disqualified Stock or Preferred Stock entered into after the Closing Date that contains encumbrances and restrictions that are either (A) not materially more restrictive taken as a whole with respect to Holdings or any Restricted Subsidiary of Holdings than those in effect on the Closing Date or (B) ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and will not materially affect any Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents;
(xiv)    any Restricted Payment permitted under Section 9.2;
(xv)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Holdings or any Restricted Subsidiary thereof in any manner material to Holdings or any Restricted Subsidiary thereof;
(xvi)    existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Refinancing Indebtedness either (A) are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (B) are ordinary and customary in light of the type of Refinancing Indebtedness being incurred and the jurisdiction of the obligor and will not materially affect any Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents;
(xvii)    in the case of the provision described in clause (ii) of Section 9.3(a) hereof: that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;
(xviii)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and
(xix)    any encumbrances or restrictions of the type referred to in Section 9.3(a)(i), (ii) and (iii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xviii) of this Section 9.3(b); provided that either (A) such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Administrative Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (B) such encumbrance and other restrictions are customary in light of the type of amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings and the jurisdiction of the obligor and will not materially affect any Borrower’s or any Guarantor’s obligations hereunder or under the other Loan Documents.
For purposes of determining compliance with this Section 9.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common shares or stock shall not be deemed an encumbrance or restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Holdings or a Restricted Subsidiary to other Indebtedness incurred by Holdings or any such Restricted Subsidiary shall not be deemed an encumbrance or restriction on the ability to make loans or advances.
9.4.    Limitations on the Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.
(a)    Holdings and the Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “Incur” and collectively, an “Incurrence”) with respect to any Indebtedness and Holdings shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock.
(b)    The limitations set forth in Section 9.4(a) shall not apply to:
(i)    Indebtedness Incurred pursuant to this Agreement or any other Loan Document;
(ii)    Indebtedness, Disqualified Stock or Preferred Stock in an unlimited amount if, on a Pro Forma Basis after giving effect to the Incurrence thereof and the intended use of proceeds thereof, as of the last day of the most recently ended Test Period, (A) with respect to amounts secured by a Lien on the Collateral on a pari passu basis with the Initial Term Loans, the Total First Lien Net Leverage Ratio is less than or equal to the Closing Date First Lien Net Leverage Ratio, (B) with respect to amounts secured by a Lien on the Collateral on a junior basis to the Initial Term Loans, either (I) the Total Secured Net Leverage Ratio is less than or equal to either (x) 0.50 to 1.00 greater than the Closing Date Secured Net Leverage Ratio or (y) at the election of the Administrative Borrower, to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (a) 0.50 to 1.00 greater than the Closing Date Secured Net Leverage Ratio and (b) the Total Secured Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Fixed Charge Coverage Ratio is greater than or equal to either (x) 2.00 to 1.00 or (y) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (a) 2.00 to 1.00 and (b) the Fixed Charge Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder, and (C) with respect to amounts that are unsecured or secured by a Lien on assets not constituting Collateral, either (I) the Total Net Leverage Ratio is less than or equal to either (x) 1.00 to 1.00 greater than the Closing Date Total Net Leverage Ratio or (y) at the election of the Administrative Borrower, to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (a) 1.00 to 1.00 greater than the Closing Date Total Net Leverage Ratio and (b) the Total Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Fixed Charge Coverage Ratio is greater than or equal to either (x) 2.00 to 1.00 or (y) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (a) 2.00 to 1.00 and (b) the Fixed Charge Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder; provided, further, that the outstanding amount of any such Indebtedness that may be Incurred or any such Disqualified Stock or Preferred Stock that may be issued by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (ii) shall not exceed the Non-Guarantor Debt Cap; provided, further, that such Indebtedness, Disqualified Stock or Preferred Stock shall be subject to the Applicable Requirements;
(iii)    Indebtedness of Holdings and its Restricted Subsidiaries in existence as of Closing Date and set forth on Schedule 9.4 (other than Indebtedness described in clause (i) of this Section 9.4(b)); provided that any such Indebtedness shall be required to be described on Schedule 9.4 only to the extent that such Indebtedness exceeds $25,000,000;
(iv)    (A) First Priority Credit Agreement Refinancing Debt and (B) Junior Priority Credit Agreement Refinancing Debt;
(v)    Unsecured Credit Agreement Refinancing Debt;
(vi)    Indebtedness, Disqualified Stock or Preferred Stock Incurred in respect of joint ventures (together with any Refinancing Indebtedness in respect thereof); provided that the outstanding principal amount of any such Indebtedness Incurred pursuant to this clause (vi) shall not exceed the greater of $114,000,000 and 25.0% of LTM EBITDA (calculated at the time of determination) at any time outstanding plus (y) unused amounts then available under Section 9.4(b)(xxv);
(vii)    Indebtedness, Disqualified Stock or Preferred Stock; provided that the outstanding amount of any such Indebtedness that may be Incurred or any such Disqualified Stock or Preferred Stock that may be issued by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (vii) shall not exceed the Non-Guarantor Debt Cap; provided, further, that such Indebtedness, Disqualified Stock or Preferred Stock shall be subject to the Applicable Requirements; provided, further, that the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock shall not exceed, at any date of determination, the sum of:
(A)    an unlimited amount if, on a Pro Forma Basis after giving effect to the Incurrence of such Indebtedness and the intended use of proceeds thereof as of the last day of the most recently ended Test Period, (i) with respect to amounts secured by a Lien on the Collateral on a pari passu basis with the Initial Term Loans, the Total First Lien Net Leverage Ratio is less than or equal to the Closing Date First Lien Net Leverage Ratio, (ii) with respect to amounts secured by a Lien on the Collateral on a junior basis to the Initial Term Loans, either (I) the Total Secured Net Leverage Ratio is less than or equal to either (x) 0.50 to 1.00 greater than the Closing Date Secured Net Leverage Ratio or (y) at the election of the Administrative Borrower, to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (A) 0.50 to 1.00 greater than the Closing Date Secured Net Leverage Ratio and

(B) the Total Secured Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Fixed Charge Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Fixed Charge Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder, and (iii) with respect to amounts that are unsecured or secured by a Lien on assets not constituting Collateral, either (I) the Total Net Leverage Ratio is less than or equal to either (x) 1.00 to 1.00 greater than the Closing Date Total Net Leverage Ratio or (y) at the election of the Administrative Borrower, to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (A) 1.00 to 1.00 greater than the Closing Date Total Net Leverage Ratio and (B) the Total Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Fixed Charge Coverage Ratio is greater than or equal to either (A) 2.00 to 1.00 or (B) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (x) 2.00 to 1.00 and (y) the Fixed Charge Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder, plus
(B)    in the case of any such Indebtedness that serves to effectively extend the maturity or effect the repricing of any Class under any Specified Indebtedness, an amount equal to the portion of the Specified Indebtedness that will be replaced by such Indebtedness plus any related fees, costs and expenses, including original issue discount and upfront fees and prepayment penalties and premium; provided that if such Specified Indebtedness is secured by a lien on the Collateral that is junior to the lien securing the Obligations or is unsecured or secured by a Lien on assets not constituting Collateral, such Indebtedness incurred pursuant to this clause (B) shall be secured by a lien on the Collateral that is junior to the lien securing the Obligations or unsecured or secured by a Lien on assets not constituting Collateral, as applicable, plus
(C)    (i) all voluntary prepayments and debt buybacks (which shall include, for the avoidance of doubt, any redemption, open market purchase and offer to purchase including pursuant to any “yank-a-bank” provision), without duplication of any such increase in capacity pursuant paragraph (c) of the definition of “Maximum Incremental Facilities Amount” (and, for the avoidance of doubt, with no corresponding increase in capacity pursuant to clause (D) below) (A) with respect to Indebtedness, Disqualified Stock or Preferred Stock that are secured by a Lien on the Collateral that is pari passu with the Lien securing the Initial Term Loans, within any Class of Specified Indebtedness (but limited in the case of any Revolving Facility to prepayments that are accompanied by a voluntary and permanent commitment reduction in respect of the Revolving Loans so prepaid)) secured by a Lien on the Collateral that is pari passu with the Lien securing the Initial Term Loans, (B) with respect to Indebtedness, Disqualified Stock or Preferred Stock that are secured by a Lien on the Collateral on a junior basis to the Initial Term Loans, within any Class of Specified Indebtedness (but limited in the case of any Revolving Facility to prepayments that are accompanied by a voluntary and permanent commitment reduction in respect of the Revolving Loans so prepaid)) secured by a Lien on the Collateral that is pari passu with or junior to the Lien securing the Initial Term Loans, and (C) with respect to Indebtedness, Disqualified Stock or Preferred Stock that are unsecured or secured by a Lien on assets not constituting Collateral, within any Class of Specified Indebtedness (but limited in the case of any Revolving Facility to prepayments that are accompanied by a voluntary and permanent commitment reduction in respect of the Revolving Loans so prepaid)) secured by a Lien on the Collateral that is pari passu with or junior to the Lien securing the Initial Term Loans or is unsecured or is secured by a Lien on assets not constituting Collateral, in each case made prior to the date of any such incurrence, with credit given to the cash payment made in respect of such buybacks, and (ii) without duplication of any prepayment of Revolving Loans pursuant to the preceding clause (i), voluntary and permanent commitment reductions of any Revolving Facilities made prior to the date of any such incurrence, in each case of (i) and (ii), except to the extent financed with proceeds of long-term Indebtedness (other than a revolving facility); provided that to the extent such long-term indebtedness is subsequently prepaid, redeemed, repurchased or otherwise retired not with other long-term indebtedness (other than revolving indebtedness), the principal amount of any such reduction shall be added to this clause (C)), plus,
(D)    the sum of (x) the greater of $456,000,000 and 100.0% of LTM EBITDA (calculated at the time of determination) determined on a Pro Forma Basis plus (y) at the option of the Administrative Borrower, unused amounts then available under Section 9.4(b)(xvi), minus the sum of (A) the aggregate principal amount of Incremental Term Loans or Incremental Revolving Loan Commitments Incurred under clause (d) of the definition of “Maximum Incremental Facilities Amount” pursuant to Section 2.15(a) prior to such date and (B) the aggregate principal amount of Indebtedness, Disqualified Stock and Preferred Stock issued or Incurred pursuant to this Section 9.4(b)(vii)(D) prior to such date (in each case, without duplication), which shall be available at all times and not subject to any ratio test;
provided that (w) Holdings and its Restricted Subsidiaries may Incur such Indebtedness, Disqualified Stock or Preferred Stock under any of clauses (A), (B), (C) or (D) above in such order as the Administrative Borrower may elect in its sole discretion, (x) if Holdings and its Restricted Subsidiaries intend to Incur Indebtedness, Disqualified Stock or Preferred Stock under clause (A) above, on the one hand, and under clauses (B), (C) or (D) above, on the other hand, in a single transaction or series of substantially simultaneous and related transactions, (I) the Incurrence of the portion of such Indebtedness, Disqualified Stock or Preferred Stock to be incurred under clause (A) above shall first be calculated without giving effect to any portion of such Indebtedness, Disqualified Stock or Preferred Stock to be incurred under clauses (B), (C) or (D) above (but giving pro forma effect to the use of proceeds of all such Indebtedness, Disqualified Stock or Preferred Stock to be Incurred in connection with such transaction or series of substantially simultaneous and related transactions) and (II) thereafter, the Incurrence of the portion of such Indebtedness, Disqualified Stock or Preferred Stock to be Incurred under clauses (B), (C) or (D) above shall be calculated, (y) any portion of any Indebtedness, Disqualified Stock or Preferred Stock Incurred under clauses (B), (C) or (D) above shall be automatically reclassified as Incurred under the applicable ratio test set forth in clause (A) above if at such time such ratio test set forth in clause (A) above would be satisfied on a Pro Forma Basis (after giving effect to such reclassification) on the last day of the most recently ended Test Period and shall remain so reclassified even if the applicable ratio test ceases to be satisfied at any time thereafter and (z) for the purposes of calculating the applicable ratio test set forth in clause (A) above with respect to revolving loan commitments and delayed draw facilities, at the option of the Administrative Borrower, the Administrative Borrower may test any applicable ratio either (i) assuming the commitments in respect of such revolving loan facilities or delayed draw facilities, as applicable, are fully drawn at the time of establishment thereof, in which case, any subsequent utilization of such commitments in respect of such revolving loan facilities or delayed draw facilities shall not require compliance with any incurrence test or (ii) upon the actual utilization under such facility;
(viii)    Indebtedness (including Capital Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by Holdings or any of its Restricted Subsidiaries to finance or refinance the acquisition, purchase, lease, rental, construction, installation, development, design, repair, replacement or improvement of property (real or personal), plant or equipment (including software) or other assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, not to exceed at any time outstanding the greater of (x) $228,000,000 and (y) 50.0% of LTM EBITDA (calculated at the time of determination) (together with any Refinancing Indebtedness in respect thereof);
(ix)    Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit, such obligations are reimbursed within sixty (60) days following such drawing;
(x)    Indebtedness arising from agreements of Holdings or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with an acquisition or the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(xi)    Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than Indebtedness the proceeds of which are used to repay the Loans or any other Obligations) is expressly subordinated in right of payment to the Guarantee of the Obligations by Holdings and on the terms set forth in Exhibit C; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (b)(xi);
(xii)    Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party, such Indebtedness (other than Indebtedness the proceeds of which are used to repay the Loans or any other Obligations) is expressly subordinated in right of payment to the Loans or Commitments hereunder or the Guarantee of the Obligations of any Guarantor on the

terms set forth in Exhibit C; provided further that if a Restricted Subsidiary that is not a Loan Party incurs such Indebtedness to a Loan Party, such Investment by the Loan Party into such Restricted Subsidiary that is not a Loan Party is permitted pursuant to the definition of “Permitted Investments”; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (b)(xii);
(xiii)    Shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (b)(xiii);
(xiv)    Indebtedness in respect of Swap Agreements that are entered into to hedge or manage risks to which Holdings or any Restricted Subsidiary of Holdings has exposure and, at the time such Swap Agreements are entered into, are not for speculative purposes;
(xv)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, or obligations in respect of letters of credit, bank guarantees, bank acceptances, warehouse receipts or similar instruments and reinvestment obligations related thereto, in each case provided in the ordinary course of business;
(xvi)    Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (b)(xvi), together with any Refinancing Indebtedness in respect thereof, does not at any one time outstanding exceed the greater of (x) $456,000,000 and (y) 100.0% of LTM EBITDA (calculated at the time of determination) less any amounts that have been reallocated to clause (d) of the Maximum Incremental Facilities Amount prior to such time;
(xvii)    the Incurrence by Holdings or any Restricted Subsidiary of Holdings of Indebtedness, Disqualified Stock or Preferred Stock that serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Sections 9.4(b)(ii), (iii), (vi), (vii), (viii), (xvi), (xviii), (xix), (xxi), (xxiv), (xxv), (xxvii), (xxviii), (xxxv), and this clause (b)(xvii) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:
(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to

Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;
(B)    has a stated maturity that is no earlier than the earlier of (i) the stated maturity of the Indebtedness being refunded or refinanced and (ii)(x) in respect of Indebtedness secured by the Collateral on a pari passu basis with the Facilities, the Latest Maturity Date and (y) in respect of all other Indebtedness, Disqualified Stock or Preferred Stock, the date that is 91 days after the Latest Maturity Date;
(C)    to the extent such Refinancing Indebtedness refinances Indebtedness subordinated in right of payment to the Loans and Commitments hereunder, such Refinancing Indebtedness is subordinated in right of payment to the Loans and Commitments hereunder at least to the same extent as the Indebtedness being refinanced or refunded;
(D)    (1) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations pursuant to an Acceptable Intercreditor Agreement, and (2) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, the Refinancing Indebtedness in respect of such Indebtedness shall be unsecured;
(E)    is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such Refinancing;
(F)    the terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are either (i) not materially less favorable (taken as a whole) to Holdings and its Restricted Subsidiaries than (x) the terms and conditions of this Agreement (taken as a whole) or (y) the terms and conditions of the Indebtedness being refinanced (taken as a whole) or (ii) reflect market terms and conditions (as determined by the Administrative Borrower in good faith) at the time of Incurrence thereof (or obtaining of a commitment with respect thereto);
(G)    shall not include:
(1)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Borrower or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Borrower or a Guarantor; or
(2)    Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
(H)    shall continue to reduce availability under the applicable basket pursuant to which such refinanced Indebtedness was incurred; and

(I)    to the extent secured, a Senior Representative duly authorized to enter into an Acceptable Intercreditor Agreement on behalf of the providers of such Indebtedness and (other than Indebtedness issued in the form of notes) the providers of such Indebtedness shall have become party to an Acceptable Intercreditor Agreement;
(xviii)    Indebtedness or Disqualified Stock assumed in connection with Permitted Acquisitions (together with any Refinancing Indebtedness in respect thereof) so long as such Indebtedness is not Incurred and such Disqualified Stock is not issued to finance or in contemplation of any such acquisition and does not exceed an amount equal to the greater of (x) $456,000,000 and (y) 100.0% of LTM EBITDA (calculated at the time of determination);
(xix)    Indebtedness or Disqualified Stock Incurred in connection with Permitted Acquisitions and other Investments permitted hereunder in an unlimited amount if, on a Pro Forma Basis after giving effect to the Incurrence thereof and the intended use of proceeds thereof, as of the last day of the most recently ended Test Period, (A) with respect to amounts secured by a Lien on the Collateral on a pari passu basis with the Initial Term Loans, the Total First Lien Net Leverage Ratio is less than or equal to the Closing Date First Lien Net Leverage Ratio, (B) with respect to amounts secured by a Lien on the Collateral on a junior basis to the Initial Term Loans, either (I) the Total Secured Net Leverage Ratio is less than or equal to either (x) 0.50 to 1.00 greater than the Closing Date Secured Net Leverage Ratio or (y) at the election of the Administrative Borrower, to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (a) 0.50 to 1.00 greater than the Closing Date Secured Net Leverage Ratio and (b) the Total Secured Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Fixed Charge Coverage Ratio is greater than or equal to either (x) 2.00 to 1.00 or (y) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (a) 2.00 to 1.00 and (b) the Fixed Charge Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder, and (C) with respect to amounts that are unsecured or secured by a Lien on assets not constituting Collateral, either (I) the Total Net Leverage Ratio is less than or equal to either (x) 1.00 to 1.00 greater than the Closing Date Total Net Leverage Ratio or (y) at the election of the Administrative Borrower, to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the greater of (a) 1.00 to 1.00 greater than the Closing Date Total Net Leverage Ratio and (b) the Total Net Leverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder or (II) the Fixed Charge Coverage Ratio is greater than or equal to either (x) 2.00 to 1.00 or (y) to the extent the proceeds thereof are used to finance a Permitted Acquisition or other Investment permitted hereunder, the lesser of (a) 2.00 to 1.00 and (b) the Fixed Charge Coverage Ratio immediately prior to giving effect to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or other Investment permitted hereunder; provided that the outstanding amount of any such Indebtedness that may be Incurred or any such Disqualified Stock that may be issued by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (xix) shall not exceed the Non-Guarantor Debt Cap; provided, further, that such Indebtedness or Disqualified Stock shall be subject to the Applicable Requirements;
(xx)    Cash Management Obligations and Guarantee Obligations in respect thereof, and other Indebtedness in respect of employee credit card programs, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;
(xxi)    Indebtedness Incurred by Foreign Subsidiaries (together with any Refinancing Indebtedness in respect thereof); provided that the outstanding principal amount of any such Indebtedness that may be Incurred pursuant to this clause (xxi) shall not exceed the greater of (x) $182,400,000 and (y) 40.0% of LTM EBITDA (calculated at the time of determination) at any time outstanding;
(xxii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(xxiii)    (A) any Guarantee by Holdings or a Restricted Subsidiary of Holdings of Indebtedness or other obligations of any Restricted Subsidiary of Holdings so long as the Incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement (including, for the avoidance of doubt, guarantees of Non-Recourse Indebtedness pursuant to Standard Securitization Undertakings); or (B) any Guarantee by a Restricted Subsidiary of Indebtedness of Holdings; provided that such Guarantee is Incurred in accordance with Section 9.2;
(xxiv)    Indebtedness pursuant to a Permitted Receivables Financing;
(xxv)    Indebtedness Incurred or Disqualified Stock and Preferred Stock issued by Restricted Subsidiaries that are not Loan Parties (together with any Refinancing Indebtedness in respect thereof); provided that the outstanding principal amount of any such Indebtedness that may be Incurred pursuant to this clause (xxv) shall not exceed the greater of (x) $114,000,000 and (y) 25.0% of LTM EBITDA (calculated at the time of determination) at any time outstanding plus (y) unused amounts then available under Section 9.4(b)(vi);
(xxvi)    Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (w) the financing of insurance premiums, (x) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business, and any Refinancings thereof, (y) customer deposits and advance payments received in the ordinary course of business from customers for goods and services, in each case incurred in the ordinary course of business or (z) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within sixty (60) days after the Incurrence of the related obligations) in the ordinary course of business;
(xxvii)    Non-Recourse Indebtedness;
(xxviii)    Indebtedness of Holdings or any of its Restricted Subsidiaries, which, when aggregated with all other Indebtedness then outstanding that was incurred pursuant to this clause (b)(xxviii) (and together with any Refinancing Indebtedness thereof) does not exceed an amount equal to 200.00% of the Net Cash Proceeds received by Holdings since immediately after the Closing Date from the issue or sale of its Equity Interests or from contributions to the capital of Holdings (other than proceeds from Disqualified Stock or Specified Equity Contributions, from sales to any Restricted Subsidiary of Holdings, or that have been applied to make Restricted

Payments pursuant to Section 9.2 or to make Permitted Investments, pursuant to the definition hereof, or have been otherwise applied);
(xxix)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(xxx)    Indebtedness consisting of obligations under deferred compensation, purchase price, earn-outs or other similar arrangements incurred by such Person in connection with Permitted Acquisitions and other Investments permitted hereunder;
(xxxi)    Indebtedness issued by Holdings or any of its Restricted Subsidiaries (A) to any future, present or former employees, officers, directors, managers, consultants or minority equity investor thereof, their respective estates or the beneficiaries of their respective estates, heirs, or their respective spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof) or any Restricted Subsidiary permitted by Section 9.2 (and limited in the case of any Regulated Subsidiary to Indebtedness issued to any future, present or former employees, officers, directors, managers, consultants or minority equity investor of a Regulated Subsidiary) or (B) as a result of the inability of Holdings to purchase or redeem its Capital Stock as a result of the restrictions set forth in Section 9.2;
(xxxii)    guarantees (A) by Holdings and its Restricted Subsidiaries in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (B) otherwise constituting Investments permitted under this Agreement;
(xxxiii)    Indebtedness representing deferred compensation or deferred purchase price to employees, officers, directors, managers, minority investors or consultants of Holdings (or any direct or indirect parent of Holdings) and its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;
(xxxiv)    Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee in a principal amount not in excess of the Stated Amount of such letter of credit or bank guarantee;
(xxxv)    Indebtedness (including any Refinancing Indebtedness thereof) in respect of Sale Leaseback Transactions permitted hereunder; provided that the outstanding principal amount of any such Indebtedness that may be Incurred pursuant to this clause (xxxv) shall not exceed the greater of (x) $228,000,000 and (y) 50.0% of LTM EBITDA (calculated at the time of determination) at any time outstanding;
(xxxvi)    Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings and its Restricted Subsidiaries;
(xxxvii)    Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(xxxviii)    Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Lender to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;
(xxxix)    Indebtedness arising as a result of the re-characterization as a loan of any transaction permitted under Section 9.5;
(xl)    unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts are permitted to remain unfunded under applicable Law and would not otherwise cause an Event of Default under Section 11.1(g);
(xli)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 9.4;
(xlii)    Indebtedness Incurred in the ordinary course of business by entities acting as the managing agent (or in similar capacities, including as trustee) for syndicates, multi-capacity arrangements or side-car structures (and Guarantees and other contingent liabilities incurred in respect thereof); and
(xliii)    to the extent constituting Indebtedness, Permitted Intercompany Activities.
(c)    For purposes of determining compliance with this Section 9.4, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions in respect of any Indebtedness that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 9.4 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof; provided that any such repaid amounts shall continue to be considered outstanding for all purposes under this Agreement.
(d)    Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 9.4. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 9.4.
(e)    Holdings and any Restricted Subsidiary may Incur Indebtedness or issue Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, permitted by this Section 9.4 (including through use of the same basket or other exception used to originally incur the Indebtedness being satisfied and discharged), to satisfy and discharge Indebtedness evidenced by an indenture and permitted to be incurred hereunder, at the same time as such Indebtedness is outstanding, so long as the net proceeds of such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, are promptly deposited with the trustee to satisfy and discharge such Indebtedness in accordance with the indenture governing such Indebtedness.

(f)    Notwithstanding the foregoing, Holdings and the Borrowers shall not permit any Regulated Subsidiary to, directly or indirectly, create, Incur, assume or guarantee any Indebtedness under Section 9.4(b)(i), (ii), (iv), (v), (vi), (vii), (viii), (xiv), (xvi) in an amount not to exceed, together with outstanding Indebtedness incurred by Regulated Subsidiaries under Section 9.4(b)(xxxv), the greater of (I) $45,600,000 and (II) 10.0% of LTM EBITDA (calculated at the time of determination), (xviii), (xix), (xxi), (xxiii) to the extent such Indebtedness being guaranteed is not incurred by a Regulated Subsidiary, (xxv), (xxvii), (xxviii), (xxx), (xxxiv) or (xxxv) in an amount not to exceed, together with outstanding Indebtedness incurred by Regulated Subsidiaries under Section 9.4(b)(xvi), the greater of (I) $45,600,000 and (II) 10.0% of LTM EBITDA (calculated at the time of determination) or any refinancings thereof.
9.5.    Asset Sales.
(a)    Holdings and the Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale in respect of Collateral, unless:
(i)    Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Administrative Borrower in good faith) of the assets or Equity Interests issued or sold or otherwise disposed of;
(ii)    except in the case of a Permitted Non-Core Asset Sale, immediately before and after giving effect to such Asset Sale, no Significant Event of Default has occurred and is continuing or would result therefrom;
(iii)    except in the case of a Permitted Asset Swap or Permitted Non-Core Asset Sale, at least 75% of the consideration therefor (determined on a cumulative basis with all such Asset Sales) received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of (w) any securities publicly-traded on a national securities exchange, (x) cash or Cash Equivalents, (y) Replacement Assets or (z) any combination of the consideration specified in clauses (w), (x) and (y); provided that the amount of:
(A)    any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations and that are assumed by the transferee of any such assets;
(B)    any securities, notes or other obligations received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of such Asset Sale; and
(C)    any Designated Non-Cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received since the date of this Agreement pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $171,000,000 and (y) 37.5% of LTM EBITDA (calculated at the time of determination) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value)shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose; and
(iv)    after Holdings’ or a Restricted Subsidiary’s receipt of the Net Cash Proceeds of any such Asset Sale, the Borrowers shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 5.2(c);
provided, the limitations set forth in clause (a)(i), (a)(ii) and (a)(iii) above shall not apply to any Asset Sale transaction (or series of related transactions) that does not exceed the greater of $171,000,000 and 37.5% of LTM EBITDA (calculated at the time of determination).
Notwithstanding the foregoing and not including any non-exclusive license of any Material Intellectual Property, no Loan Party shall cause, make or suffer to exist an Asset Sale in respect of Material Intellectual Property to any Affiliate of such Loan Party that is not a Loan Party (including, for the avoidance of doubt, any Unrestricted Subsidiary), in each case, (i) if the primary purpose of such Asset Sale is to (x) incur new financing at such Person that is not a Loan Party or (y) cause a release of the Lien created pursuant to the Security Documents on such Material Intellectual Property (in each case as determined by the Administrative Borrower in good faith), or (ii) if there is no bona fide business purpose for such transfer, sale, assignment, disposal or grant (as determined by the Administrative Borrower in good faith).
9.6.    [Reserved].
9.7.    Liens. No Loan Party shall, or shall permit any of their Restricted Subsidiaries to, create or Incur any Lien on any asset or property of any Loan Party or Restricted Subsidiary (other than Permitted Liens). Notwithstanding the foregoing, no Loan Party shall permit any Regulated Subsidiary to, directly or indirectly, create, Incur or assume any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, securing Indebtedness of any Restricted Subsidiary incurred assumed or guaranteed using Section 9.4(b)(i), (ii), (iv), (v), (vi), (vii), (viii), (xiv), (xvi) in an amount not to exceed, together with Liens securing outstanding Indebtedness incurred by Regulated Subsidiaries under Section 9.4(b)(xxxv), the greater of (I) $45,600,000 and (II) 10.0% of LTM EBITDA (calculated at the time of determination), (xviii), (xix), (xxi), (xxiii) to the extent such Indebtedness being guaranteed is not incurred by a Regulated Subsidiary, (xxv), (xxvii), (xxviii), (xxx), (xxxiv) or (xxxv) in an amount not to exceed, together with Liens securing outstanding Indebtedness incurred by Regulated Subsidiaries under Section 9.4(b)(xvi), the greater of (I) $45,600,000 and (II) 10.0% of LTM EBITDA (calculated at the time of determination).
9.8.    Fundamental Changes.
(a)    No Borrower shall consolidate, amalgamate or merge with or into (or be consolidated, amalgamated or merged with or into) or wind up into (or be wound up into) (whether or not such Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i)    such Borrower is the surviving entity or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than such Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, Bermuda or any other jurisdiction acceptable to the Administrative Agent (such Person, as the case may be, being herein called the “Successor Borrower”);
(ii)    the Successor Borrower, if other than such Borrower, expressly assumes all the obligations of such Borrower under this Agreement pursuant to a Guarantor Joinder Agreement and the other Loan Documents pursuant to a supplement or other agreement in form and substance reasonably satisfactory to the Agents;
(iii)    immediately after such transaction, no Default or Event of Default exists;
(iv)    immediately after giving pro forma effect to such transaction and any related financing transactions, Holdings shall be in compliance with the Financial Covenant (whether or not then tested);
(v)    unless such Borrower is the surviving person, each Guarantor, unless it is the other party to the transactions described above, in which case Section 9.8(b)(ii) shall apply, shall have by a Guarantor Joinder Agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement;
(vi)    such Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such consolidation, merger, amalgamation or transfer and such Guarantor Joinder Agreements, if any, comply with this Agreement;
(vii)    unless such Borrower is the surviving person, the Administrative Agent shall have received all documentation and other information about the Successor Borrower to the extent reasonably requested in writing that any Lender, Issuing Lender or any Agent shall have reasonably determined is required by regulatory authorities under applicable “know your customer,” sanctions and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation and such Lender, Issuing Lender, or any Agent, as applicable, shall be reasonably satisfied that its review of such documentation and information delivered complies with such applicable “know your customer,” sanctions and anti-money laundering rules and regulations; and
(viii)    the Secured Parties will continue to have the same or substantially equivalent guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in such Borrower or the Successor Borrower without the restarting of hardening periods, and if the shares (or other interests) in such Borrower cease to exist, security will be granted (subject to the Security and Guarantee Principles) over the shares (or other interests) in the Successor Borrower).
(b)    The Successor Borrower shall succeed to, and be substituted for the applicable Borrower, as the case may be, under this Agreement. Notwithstanding clauses (iii) and (iv) of Section 9.8(a), any Restricted Subsidiary may consolidate with or merge into or amalgamate with (or be consolidated or merged or amalgamated with or into) or transfer all or part of its properties and assets to such Borrower.
(c)    Holdings may not consolidate or merge or amalgamate with or into or wind up into (whether or not Holdings is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i)    Holdings is the surviving entity or the Person formed by or surviving any such consolidation or merger or amalgamation (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, company, partnership, limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, Bermuda or any other jurisdiction reasonably acceptable to the Administrative Agent (such Person, as the case may be, being herein called the “Successor Holdings”);
(ii)    the Successor Holdings, if other than Holdings, expressly assumes all the obligations of Holdings under this Agreement pursuant to a Guarantor Joinder Agreement;
(iii)    immediately after such transaction, no Default or Event of Default exists;
(iv)    immediately after giving pro forma effect to such transaction and any related financing transactions, Holdings shall be in compliance with the Financial Covenant (whether or not then tested);
(v)    Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such consolidation, merger, amalgamation or transfer and such Guarantor Joinder Agreements, if any, comply with this Agreement and that such Guarantor Joinder Agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Holdings;
(vi)    the Secured Parties will continue to have the same or substantially equivalent guarantees and security over the same or substantially equivalent assets in Holdings or the Successor Holdings (including, for the avoidance of doubt, a pledge over all Equity Interests of the Borrowers) without the restarting of hardening periods;
(vii)    the Successor Holdings shall succeed to, and be substituted for Holdings, as the case may be, under this Agreement; and
(viii)    unless Holdings is the surviving person, the Administrative Agent shall have received all documentation and other information about the Successor Holdings to the extent reasonably requested in writing that any Lender, Issuing Lender or any Agent shall have reasonably determined is required by regulatory authorities under applicable “know your customer,” sanctions and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation and such Lender, Issuing Lender, or any Agent, as applicable, shall be reasonably satisfied that its review of such documentation and information delivered complies with such applicable “know your customer,” sanctions and anti-money laundering rules and regulations.
(d)    No Guarantor (other than Holdings) shall, and no Borrower shall permit any Guarantor (other than Holdings) to, consolidate or merge or amalgamate with or into (or be consolidated or merged or amalgamated with or into) or wind up into (or be wound up into) (whether or not the Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i)    such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger or amalgamation (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a European Company (Societas Europaea) or a company, corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization or incorporation of such Guarantor, as the case may be, or the laws of any member of the European Union (to the extent not limiting the Guarantee or Collateral provided by such Guarantor), the United States, any state thereof, the District of Columbia, or any territory thereof or jurisdiction of incorporation or formation of such Guarantor or any other jurisdiction reasonably acceptable to the Administrative Agent (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);
(ii)    the Successor Person, if other than a Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement pursuant to a Guarantor Joinder Agreement;
(iii)    immediately after such transaction, no Default or Event of Default exists; and
(iv)    if the Successor Person is a Person other than a Guarantor, the Administrative Borrower shall or shall cause the Successor Person to have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such consolidation, merger or amalgamation or transfer and such Guarantor Joinder Agreement, if any, complies with this Agreement; provided, however, that transactions where a Guarantor is liquidated and all or substantially all of its assets (if any) are acquired by a Loan Party shall be permitted.
(e)    In the case of Section 9.8(d)(i), the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement. Notwithstanding anything to the contrary herein, any Guarantor may consolidate, merge into or amalgamate with (or be consolidated, merged into or amalgamated with), liquidate into or transfer all or part of its properties and assets to another Guarantor or a Borrower.
(f)    Neither any Borrower nor any Subsidiary Guarantor shall consummate a Division as the Dividing Person, except that any Subsidiary Guarantor that is a LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in a disposition of assets permitted by Section 9.5(a); provided that each Division Successor shall also become a Subsidiary Guarantor to the extent required by and in accordance with Section 8.8.
(g)    Notwithstanding anything to the contrary set forth in this Section 9.8, Holdings and its Subsidiaries may consummate Permitted Intercompany Activities.
9.9.    Sanctions. Each Loan Party hereby covenants and agrees that until the Latest Maturity Date, such Loan Party and its Subsidiaries will not: (a) knowingly engage in any activities that would reasonably be expect to result in such Loan Party or its Subsidiaries becoming a Sanctioned Person; (b) directly, or knowingly indirectly, use the proceeds of the Loans or Letters of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person, to the extent prohibited by Sanctions; or (c) otherwise cause any Lender or any Agent to violate Sanctions.

9.10.    Changes in Fiscal Periods. Holdings shall not permit the fiscal year of Holdings to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters; provided, that Holdings shall be permitted to change its fiscal-year end (and make related changes to its fiscal quarters) on one occasion after the Closing Date.
9.11.    Negative Pledge Clauses. Holdings and the Borrowers shall not, and shall not permit any of their Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Restricted Subsidiary of Holdings to incur any Lien upon any of its property or revenues (other than Excluded Assets), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement of a Person in effect at the time such Person becomes a Restricted Subsidiary of Holdings; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of Holdings, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of Holdings (or the assets of a Restricted Subsidiary of Holdings) pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary of Holdings that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the Closing Date identified on Schedule 9.11 and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect (provided that any such arrangements shall be required to be described on Schedule 9.11 only to the extent that such arrangements exceed $25,000,000), (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Subsidiaries of Holdings that are not Subsidiary Guarantors to the extent such Indebtedness is permitted under Section 9.4; provided that such Indebtedness is only with respect to the assets of Subsidiaries of Holdings that are not Subsidiary Guarantors, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, shareholders or stockholders agreements and other similar agreements, (i) agreements evidencing or governing Indebtedness permitted under Sections 9.4(b)(ii), (b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(vii), (b)(xiv), (b)(xvi), (b)(xviii), (b)(xix), (b)(xx), (b)(xxi), (b)(xxiv), (b)(xxvii), (b)(xxviii), (b)(xxix), (b)(xxxv) and any Refinancing of any such Indebtedness, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of Holdings and its Restricted Subsidiaries.
SECTION 10.
GUARANTEE
10.1.    The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders, (ii) the Incremental Term Loans and the Incremental Revolving Loans made by the Incremental Term Lenders and the Incremental Revolving Lenders, (iii) the Other Term Loans and Other Revolving Loans made by the applicable Term Lenders and applicable Revolving Lenders and (iv) the Notes held by each Lender and (2) all other Obligations from time to time owing to the Secured Parties

(including reimbursement and other obligations in respect of Letters of Credit) (such obligations being herein called the “Guaranteed Obligations”); provided that subject to the limitations set forth in Section 10.7, with respect to any Borrower or any Co-Borrower in its capacity as a Guarantor hereunder, this Guarantee shall apply to all Guaranteed Obligations. Each Guarantor hereby jointly and severally agrees that, if the Guaranteed Obligations shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
10.2.    Obligations Unconditional. The obligations of the Guarantors under Section 10.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected; or
(e)    the release of any other Guarantor pursuant to Section 10.8, or otherwise.
Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, any defenses it may now or hereafter acquire in any way relating to any law, regulation, decree or order of any jurisdiction, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under this Section 10 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower, any other Loan Party or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
10.3.    Reinstatement. The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
10.4.    No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation, right of contribution or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
10.5.    Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 11 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.
10.6.    Continuing Guarantee. The Guarantee made by the Guarantors in this Section 10 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
10.7.    General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, examinership, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.9) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
10.8.    Release of Guarantors and Pledges. A Subsidiary Guarantor shall be automatically released from its obligations hereunder and all Liens granted by such Subsidiary Guarantor shall be automatically released in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party or such Subsidiary Guarantor shall be liquidated in a transaction permitted by Section 9. Upon written notice of the Administrative Borrower to the Agents, if, except pursuant to a transaction not permitted by this Agreement, a Subsidiary Guarantor becomes a Non-Guarantor Subsidiary, such Subsidiary shall be automatically released from its obligations hereunder and all Liens granted by such Subsidiary Guarantor shall be automatically released. Upon written notice by the Administrative Borrower to the Agents, if, except pursuant to a transaction not permitted by this Agreement, any Guarantor becomes a Non-Guarantor Subsidiary, then the Equity Interests of such Guarantor shall be automatically released from the security interests created by the Loan Documents to the extent such Equity Interests constitute Excluded Assets. In connection with a Qualified Public Offering, at the option of the Administrative Borrower, Holdings may be released as a Guarantor and shall no longer be subject to any of the covenants or other terms set forth in this Agreement or the other Loan Documents, in which case references therein to “Holdings” will be deemed to refer to the applicable Borrower or the Borrowers. In connection with any such release of a Guarantor or security interest, the Administrative Agent or the Collateral Agent, as applicable, shall execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.
10.9.    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.4. The provisions of this Section 10.9 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
10.10.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Section 10 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10, or otherwise under this Section 10, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10 shall remain in full force and effect until the Obligations shall have been indefeasibly paid in full and the Revolving Loan Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
10.11.    Guarantee Limitation. This guarantee does not apply to (i) any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the United Kingdom Companies Act 2006, (ii) any liability of any Guarantor incorporated in Ireland to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act, or (iii) any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.
SECTION 11.
EVENTS OF DEFAULT
11.1.    Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):
(a)    the Borrowers shall fail to pay any principal of any Loan or Unpaid Drawing when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Unpaid Drawing, or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by Holdings or its Restricted Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been inaccurate in any respect)), and, in each case, such inaccuracy (to the extent capable of remedy) shall continue unremedied for a period of thirty (30) days after notice to the Borrowers from the Administrative Agent or the Required Lenders; provided that the failure of any representation or warranty to be true and correct on the Closing Date will not constitute a Default or Event of Default except to the extent such representation or warranty constitutes a Specified Representation; or
(c)    any Loan Party shall default in the observance or performance of any covenant or other agreement contained in Section 8.4(a) (with respect to Holdings or a Borrower only), Section 8.7(a) (subject to cure pursuant to the terms thereof), Section 8.14, or Section 9; provided that an Event of Default under this clause (c) is subject to cure pursuant to Section 11.3; provided, further, that an Event of Default under this clause (c) as a result of the failure to observe the covenant contained in Section 9.1 shall not constitute an Event of Default for purposes of any Facility other than the Revolving Facility unless and until the Required Revolving Lenders have terminated the Revolving Loan Commitments and declared all outstanding obligations under the Revolving Facility to be immediately due and payable; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 11.1), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrowers from the Administrative Agent or the Required Lenders; or
(e)    Holdings or any of its Restricted Subsidiaries (excluding Immaterial Subsidiaries) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (other than a breach of any financial covenant applicable to such Indebtedness), or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, Holdings or any of its Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 11.1(e) shall not at any time constitute an Event of Default (A) unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 11.1(e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds the Threshold Amount, (B) in the case of any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares, (C) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected, (D) the applicable failure has been remedied or waived by the holders of the applicable Indebtedness; or (E) if the underlying Indebtedness constitutes securitization or other receivables financing, a capital lease, a hedging obligation or indebtedness owed to any Affiliate of Holdings; provided, further, that clause (iii) of this Section 11.1(e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or
(f)    (i) Holdings, any Borrower or any Significant Restricted Subsidiary, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, examinership, insolvency, reorganization, administration or relief of debtors or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, administrative receiver, administrator, examiner, receiver-manager, trustee, custodian, conservator, monitor, liquidator or other similar official for it or for all or any substantial part of its assets, or Holdings, any Borrower or any Significant Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, any Borrower or any Significant Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Holdings, any Borrower or any Significant Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, expropriation, sequestration, distress, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Holdings, any Borrower or any Significant Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, any Borrower or any Significant Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) an ERISA Event occurs, (ii) a Non-U.S. Plan Event occurs or (iii) a Single Employer Plan has an Unfunded Pension Liability; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, has had, or would reasonably be expected to have, a Material Adverse Effect; or
(h)    one or more judgments or decrees shall be entered against Holdings or any of its Restricted Subsidiaries involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent) in excess of the Threshold Amount, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(i)    any material Security Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party shall so assert in writing, or any Lien created by any such Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (x) any such loss of perfection or priority results solely from (A) the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under any Security Document or (B) a UCC filing having lapsed because a UCC continuation statement (or similar statements or filings in other jurisdictions) was not filed in a timely manner and (y) the Loan Parties take such action as the Administrative Agent or the Collateral Agent may reasonably request to remedy such loss of perfection or priority; or
(j)    any material Guarantee of any Guarantor contained in Section 10 shall cease, for any reason, to be in full force and effect, other than as provided for in Section 10.8, or any Loan Party or any Affiliate of any such Loan Party shall so assert; or
(k)    a Change of Control shall occur.
Notwithstanding anything to the contrary, no Default or Event of Default shall constitute a “Default” or “Event of Default” if such Default or Event of Default has not been cured or waived and is continuing for more than two (2) years following the earlier of (a) notice delivered to the Administrative Agent of such Default or Event of Default and (b) public disclosure of such Default or Event of Default or the circumstances giving rise thereto unless (i) the Administrative Agent is exercising remedies at such time, or (ii) an Authorized Officer of Holdings or a Borrower had actual knowledge that such action or transaction constituted a Default or Event of Default and Holdings failed to provide notice of such Default or Event of Default. Additionally, any Default or Event of Default (including any Default or Event of Default (or similar term) resulting from a failure to provide notice of a Default or Event of Default), other than with respect to a Default under Section 11.1(a), shall be deemed not to “exist” or be “continuing” if (i) with respect to any Default or Event of Default that occurs due to a failure by Holdings, such Borrower or any of the Restricted Subsidiaries to take any action (including taking any action by a specified time), Holdings, such Borrower or such Restricted Subsidiary takes such action or (ii) with respect to any Default or Event of Default that occurs due to the taking of any action by Holdings, any Borrower or any of the Restricted Subsidiaries that is not then permitted under the Loan Documents, on the earlier to occur of (A) the date such action would be permitted to be taken under the applicable Loan Document pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time (including after giving effect to any amendments or waivers); provided that any Default or Event of Default resulting from the failure to deliver a notice of Default or Event of Default shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured, unless any Loan Party had actual knowledge of failure to provide notice of such Default or Event of Default at the time that it failed to timely deliver such notice. Any court of competent jurisdiction may (x) extend or stay any grace period prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by any Administrative Agent upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable Law.
11.2.    Action in Event of Default.
(a)    Upon any Event of Default specified in Section 11.1(f) in respect of the commencement of any case, proceeding or other action under the laws of the United States and in respect of any U.S. Loan Party, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable and, if any other Event of Default under Section 11.1 occurs, any or all of the following actions may be taken: (i) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Revolving Loan Commitments to be terminated forthwith, whereupon the Revolving Loan Commitments shall immediately terminate; (ii) with the consent of the Required Term Lenders, the Administrative Agent may, or upon the request of the Required Term Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Term Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents in respect thereof to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) the Collateral Agent may enforce all Liens and security interests created pursuant to the Security Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Collateral Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Collateral Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 11.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
(b)    Notwithstanding anything to the contrary herein, but subject to Section 11.3, upon the occurrence of an Event of Default under Section 11.1(c) as a result of the failure to observe the covenant contained in Section 9.1 (a “Financial Covenant Event of Default”) or Section 11.1(a) with respect to a Revolving Loan (a “Revolving Loan Payment Event of Default”) that is uncured or unwaived, the Required Revolving Lenders may (i) declare that such breach constitutes a Default for purposes of Section 7.2(b) and (ii) on the date that is fifteen (15) Business Days after the date on which financial statements are required to be delivered for the applicable fiscal quarter if the Borrower has provided a Notice of Intent to Cure with respect to such breach and, otherwise, immediately upon such breach, either (x) terminate the Revolving Loan Commitment or (y) take the actions specified in Section 11.2(a) in respect of the Revolving Loan Commitments and the Revolving Loans. In respect of a Financial Covenant Event of Default or Revolving Loan Payment Event of Default that is continuing, the Required Term Lenders may take the actions specified in Section 11.2(a) on or after the date that the Required Revolving Lenders terminate the Revolving Loan Commitment or accelerate all Obligations in respect of the Revolving Loan Commitment; provided that the Required Term Lenders may not take such actions if either (i) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Loan Commitments have been terminated or (ii) the Financial Covenant Event of Default or Revolving Loan Payment Event of Default has been cured or otherwise waived by the Required Revolving Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, no less than three (3) Business Days’ prior notice shall be given by the Collateral Agent to the applicable Loan Party prior to the exercise of any remedies with respect to the Collateral after an Event of Default has occurred and is continuing.
11.3.    Right to Cure.
(a)    Solely to the extent the Borrowers are required to comply with the Financial Covenant for the most recent Test Period and solely for purposes of determining such compliance, after the end of such Test Period and on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered pursuant to Section 8.1 for such Test Period (the “Equity Cure Period”), one or more of the Investors shall have the right to make, or cause one or more other Persons to make, an equity investment (which equity shall be common equity or, to the extent issued on terms and conditions reasonably satisfactory to the Required Lenders, qualified preferred equity) in Holdings in cash, which Holdings shall subsequently contribute to the Borrowers on or prior to the expiration of the Equity Cure Period for such fiscal quarter, and such cash will, if so designated by the Administrative Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) no Lender shall be required to make any extensions of credit to the Borrowers and no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit during the fifteen (15) Business Day period referred to above unless the Borrowers have received proceeds of such Specified Equity Contributions, (b) there shall be no more than two (2) quarters in each four (4) consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrowers to be in compliance with the Financial Covenant on a Pro Forma Basis , (d) no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement, (e) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under this Agreement other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the builder basket provided for in Section 9.2(a)(v) or any other basket) and (f) there shall be no pro forma reduction in Indebtedness with any Specified Equity Contributions for determining compliance with the Financial Covenant for the fiscal quarter for which such Specified Equity Contribution was made; provided that, to the extent such proceeds are actually applied to prepay Indebtedness under the Loan Documents, such proceeds may reduce Indebtedness for determining compliance with the Financial Covenant for subsequent fiscal quarters.
(b)    Upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the last day of the Equity Cure Period, neither Agent nor any Lender shall exercise any rights or remedies under this Section 11 (or any rights and remedies under any other Loan Document that are available during the continuance of an Event of Default) on the basis of any failure to comply with the Financial Covenant until the expiration of the Equity Cure Period.
11.4.    Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Agents may apply, at such time or times as the Agents may elect, all or any part of the proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 11.2, the Agents shall, from time to time, apply the proceeds constituting Collateral, and all other amounts received on account of the Obligations), in the following order (and the Loan Parties shall turn over any such proceeds or amounts received for application by the Agents in accordance with the same):
(a)    First, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;
(b)    Second, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution); provided that such payment shall be applied (w) first, to the portion of such Obligations constituting accrued and unpaid fees, expenses and indemnities then due and payable to the Lenders and the Administrative Agent until paid in full, (x) second, to the portion of such Obligations constituting accrued and unpaid interest then due and payable in respect of the Revolving Loans, L/C Disbursements, and the Term Facility until paid in full, (y) third, ratably, to the portion of such Obligations constituting (A) unreimbursed L/C Disbursements, (B) for the account of the applicable Issuing Lender to cash collateralize the portion of the Obligations comprised of the aggregate undrawn amount of Letters of Credit, (C) unpaid principal of the Term Loans, (D) unpaid principal of the Revolving Loans and (E) obligations under Specified Swap Agreements and Cash Management Obligations, based upon amounts then certified by the applicable holders of such obligations to the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent) to be the amount of any payments then due and payable to such holders on account of such obligations under Specified Swap Agreements and Cash Management Obligations (so

long as such written certification is received by the Administrative Agent prior to the making of such distribution), and (z) fourth, ratably, to all other Obligations
(c)    Third, to any agent of any other junior secured debt, in accordance with the any Acceptable Intercreditor Agreement; and
(d)    Fourth, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
Notwithstanding the foregoing, amounts received from any Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor.
SECTION 12.
THE AGENTS
12.1.    Appointment; Nature of Duties. The Lenders and each Issuing Lender hereby irrevocably designate and appoint Morgan Stanley Senior Funding, Inc., as Administrative Agent and as Collateral Agent, in each case to act as specified herein, in the other Loan Documents. Each Lender and each Issuing Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees, affiliates or Related Persons. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and each Issuing Lender and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document or, by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 12.1 and of Section 12.6 shall apply to any of the Affiliates or Related Persons of each Agent and shall apply to the activities of the each Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 12.1 and of Section 12.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (a) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (b) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) may be modified or amended with the consent of the applicable Agent (and without the consent of such sub-agent), and (c) such sub-

agent shall only have obligations to the applicable Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any agent, sub-agent or attorney-in-fact that it selects in the absence of its own gross negligence or willful misconduct to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction. The provisions of this Section 12 are solely for the benefit of each Agent, the Lenders and each Issuing Lender, and none of any Borrower, Holdings nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding anything herein or in any other Loan Document to the contrary, any action required to be taken hereunder or under any other Loan Document by any Agent (other than the receipt or delivery of any notice and other customary ordinary course administrative functions) shall only be taken by such Agent acting at the direction of the Required Lenders, unless such action is expressly permitted to be taken solely by such Agent (or by such Agent acting at the direction of such other number or percentage of the Lenders as shall be expressly provided for herein).
Any corporation or association into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor Agent, as applicable, under this Agreement, and (in the case of the Collateral Agent) subject to applicable law and the other Loan Documents and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
12.2.    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders, the Required Revolving Lenders or the Required Term Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document, or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, Holdings or any of the Affiliates of any Borrower or of Holdings that is communicated to or obtained by the Person serving as the applicable Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, the Required Revolving Lenders or the Required Term Lenders, as

applicable (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 and 13.12) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by a Borrower, a Lender or the Issuing Lender.
(d)    No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the existence, value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
(e)    No Agent shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to any Disqualified Lender. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Without limiting the generality of the foregoing, no Agent shall be obligated to ascertain, monitor or inquire as to compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders.
(f)    (i) The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the determination, administration, recording, maintaining or monitoring of the Revolving Loans or any component of the interest rates applicable thereto (including, the determination of the Base Rate, Daily Simple SOFR, EURIBOR Rate, EURIBOR Screen Rate, SONIA Rate, Term SOFR Rate, or Term SOFR Reference Rate) and (ii) the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the determination, administration, recording, maintaining or monitoring of the Term Loans or any component of the interest rates applicable thereto (including, the determination of the Base Rate, Daily Simple SOFR, EURIBOR Rate, EURIBOR Screen Rate, SONIA Rate, Term SOFR Rate, or Term SOFR Reference Rate).
(g)    (i) No Agent warrants or accepts any responsibility for, and shall not have any liability with respect to, the determination, administration, recording, maintaining or monitoring of the Revolving Loans or any component of the interest rates applicable thereto (including, the determination of the Base Rate, Daily Simple SOFR, EURIBOR Rate, EURIBOR Screen Rate, SONIA Rate, Term SOFR Rate, or Term SOFR Reference Rate) and (ii) no Agent warrants or accepts any responsibility for, and shall not have any liability with respect to, the determination, administration, recording, maintaining or monitoring of the Term Loans or any component of the interest rates applicable thereto (including, the determination of the Base Rate, Daily Simple SOFR, EURIBOR Rate, EURIBOR Screen Rate, SONIA Rate, Term SOFR Rate, or Term SOFR Reference Rate).
(h)    In no event shall any Agent be liable for any failure or delay in the performance of its obligations under this Agreement, any other Loan Documents or the Agreement Among Lenders because of circumstances beyond such Agent’s, as applicable, control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent’s control whether or not of the same class or kind as specified above.
(i)    Nothing in this Agreement or any other Loan Document shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.
(j)    The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.
(k)    The parties hereto acknowledge that the Administrative Agent, together with its respective affiliated companies (collectively, the “MS Group”), is a member of a global financial services firm engaged in the securities, investment management, credit services businesses and individual wealth management businesses involving, without limitation, the provision of securities underwriting, hedging, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. As a result, members of the MS Group and their respective Related Persons may also at any time (i) invest on a principal basis or manage funds that invest on a principal basis, in the loans or debt or equity securities of any Borrower, the other Loan Parties or any other company that may be involved in any of the transactions contemplated herein, or in any currency, commodity or instrument that may be involved in any of the transactions contemplated herein, or in any related derivative instrument, (ii) carry out ordinary course investment and wealth management or brokerage activities for any Borrower, the other Loan Parties or any other company (or their respective Related Persons) that may be involved in any of the transactions contemplated herein, and (iii) perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to any Borrower, the other Loan Parties and their respective Related Persons. The parties hereto therefore acknowledge that (i) in the course of such activities and relationships, one or more members of the MS Group, other than the Administrative Agent performing its duties and responsibilities expressly set forth in this Agreement, may acquire information about any Borrower, the other Loan Parties, their respective Related Persons or other entities and persons which may be the subject of any transaction contemplated hereunder, and (ii) any such members of the MS Group are doing so in their respective capacities (including, without limitation, as investment manager, hedge counterparty, financial advisor, lender or arranger), which are separate from and independent of the function and duties of the Administrative Agent. The Lenders party hereto further acknowledge that no other member of the MS Group (or the Administrative Agent to the extent it receives any such information from another member of the MS Group) shall have any obligation to disclose (or any liability for failing to disclose) such information, or the fact that any of them are in possession of such information, to any Lender or to use such information on behalf of any of them.
12.3.    Lack of Reliance on Agents. Independently and without reliance upon any Agent, any other Lender, or any of their Related Persons, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default. Each Lender represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in the making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrowers and/or any Loan Party, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security. Each Lender also acknowledges and agrees that it will not assert any claim under federal or state securities law or otherwise in contravention of this Section 12.3.
12.4.    Certain Rights of Agent. If any Agent requests instructions from the Required Lenders, the Required Term Lenders or the Required Revolving Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders, the Required Term Lenders or the Required Revolving Lenders, as the case may be; and the Agents shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, each Agent shall in all cases be fully protected in acting, or in refraining from acting, and neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders, the Required Term Lenders or the Required Revolving Lenders, as the case may be.
12.5.    Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, order or decree of a court of competent jurisdiction or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan, or the issuance, extension, renewal or increase of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Lender, each Agent may presume that such condition is satisfactory to such Lender or any Issuing Lender unless such Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for a Borrower or Holdings), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
12.6.    Indemnification.
(a)    To the extent any Agent or the Issuing Lender (or any Affiliate or Related Person thereof) is required to be reimbursed or indemnified by the Borrowers and has not been reimbursed and indemnified by the Borrowers, the Lenders will severally reimburse and indemnify such Agent or Affiliate or Related Person thereof, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent or Affiliate or Related Person thereof, in performing its duties hereunder, under any other Loan Document or under the Agreement Among Lenders or in any way relating to or arising out of this Agreement, any other Loan Document or the Agreement Among Lenders; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or any such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(b)    To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 13.1 to be paid by them to any Agent or any Related Person thereof, each Lender severally agrees to pay to such Agent or such Related Person, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding)) of such unpaid amount; provided that the unreimbursed expense or indemnifiable amount, as the case may be, was incurred by or asserted against the applicable Agent, in its capacity as such, or against any Related Person of such Agent in connection with such capacity. Each Lender hereby agrees that, notwithstanding any exclusions from the Borrowers’ indemnification obligations under Section 13.1 for gross negligence or willful misconduct of the applicable indemnitee, no action taken (or not taken) by any Agent or any Related Person thereof in accordance with the directions of the Required Lenders, the Required Revolving Lenders or the Required Term Lenders (or such other number or percentage of the Lenders as shall be provided by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for the purposes of the Lenders’ payment and indemnification obligations under this paragraph. For purposes hereof, a Lender’s “pro rata share” shall mean, with respect to any Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is sum of (x) the amount of the aggregate unused Commitments of such Lender at such time and (y) the aggregate outstanding principal amount of the Loans of such Lender at such time, and the denominator of which is sum of (x) the aggregate amount of the unused Commitments of all Lenders at such time and (y) the aggregate outstanding principal amount of the Loans of all Lenders at such time. Term Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by any Agent to such Term Lender from any source against any amount due to such Agent or any Related Person thereof under this paragraph.
12.7.    Each Agent in Its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall, if applicable, have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Required Revolving Lenders,” “Required Term Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include if applicable, such Agent in its respective individual capacities. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a Similar Business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
12.8.    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
12.9.    Resignation by Agents.
(a)    (I) Any Agent may resign from the performance of all its respective functions and duties hereunder or under the other Loan Documents at any time by giving thirty (30) days’ prior written notice to the Lenders, the other Agents and the Borrowers, (II) the Required Lenders may at any time by giving thirty (30) days’ prior written notice to the Administrative Agent replace the Administrative Agent by appointing a successor Administrative Agent, and (III) the Required Lenders may at any time by giving thirty (30) days’ prior written notice to the Collateral Agent replace the Collateral Agent by appointing a successor Collateral Agent. Upon such resignation or replacement of any Agent pursuant to this Section 12.9, all duties and obligations of such Agent under this Agreement and any other Loan Document shall be discharged. Upon the giving of such notice of resignation by any Agent or replacement by the Required Lenders pursuant to this Section 12.9(a) and until a successor Agent shall have been appointed pursuant to this Section 12.9, all communications or notices to any Lender required to be given pursuant to this Agreement or any other Loan Document shall be sent to each Lender individually. Such resignation shall take effect pursuant to clauses (b), (c), (d) and (e) below or as otherwise provided below; provided that, until a successor Collateral Agent is so appointed by the Required Lenders or the Collateral Agent, any collateral security held by the Collateral Agent in its role as Collateral Agent on behalf of the Lenders or Issuing Lenders under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.
(b)    Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Administrative Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Administrative Borrower’s approval shall not be required if a Significant Event of Default then exists).
(c)    If a successor Agent shall not have been so appointed within such thirty (30) day period, such Agent, with the consent of the Administrative Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Administrative Borrower’s consent shall not be required if a Significant Event of Default then exists), may then appoint a successor Agent who shall serve as the applicable Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.
(d)    If no successor Agent has been appointed pursuant to clause (b) or (c) above by the date that is twenty (20) Business Days after the date such notice of resignation was given by the applicable Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the applicable Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above.
(e)    Upon a resignation or replacement of any Agent pursuant to this Section 12.9, the successor Agent shall become vested with all powers, rights, privileges and duties as the applicable Agent who has resigned in accordance with this Section 12.9 (other than any rights to indemnity and expense reimbursement payments owed to such retiring or replaced Agent).
(f)    Upon a resignation or replacement of any Agent pursuant to this Section 12.9, such Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) and Section 13.1 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.
(g)    [Reserved].
(h)    Resignation by an Issuing Lender.
(i)    An Issuing Lender may resign from the performance of all its respective functions and duties hereunder and under the other Loan Documents at any time by giving thirty (30) days’ prior written notice to the Administrative Agent and the Borrowers. Any resigning Issuing Lender (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect pursuant to clauses (ii) and (iii) below or as otherwise provided below.
(ii)    Upon any such notice of resignation by an Issuing Lender, the Required Revolving Lenders shall appoint a successor Issuing Lender hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Administrative Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Administrative Borrower’s approval shall not be required if a Significant Event of Default then exists). Any such successor Issuing Lender appointed pursuant to this Section 12.9(h) shall be a Lender other than a Defaulting Lender for all purposes of this Agreement.
(iii)    If a successor Issuing Lender shall not have been so appointed within such thirty (30) day period, the resigning Issuing Lender, with the consent of the Administrative Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Administrative Borrower’s consent shall not be required if a Significant Event of Default then exists), shall then appoint a successor Issuing Lender who shall serve as Issuing Lender hereunder or thereunder until such time, if any, as the Required Revolving Lenders appoint a successor Issuing Lender as provided above.
(iv)    Upon a resignation of an Issuing Lender pursuant to this Section 12.9(h), such Issuing Lender shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Issuing Lender for all of its actions and inactions while serving as an Issuing Lender.
(v)    Upon the resignation of any Issuing Lender and the appointment of a successor Issuing Lender pursuant to this Section 12.9(h), such Issuing Lender shall succeed to and become vested with all of the rights, privileges and duties of the resigning Issuing Lender.
(vi)    After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation but shall not be required to issue additional Letters of Credit.
(vii)    Upon the appointment of a successor Issuing Lender pursuant to this Section 12.9(h), such successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Lender to effectively assume the obligations of such resigning Issuing Lender with respect to such Letters of Credit.
12.10.    Collateral Matters.
(a)    Each Secured Party authorizes and directs the Collateral Agent to enter into the Security Documents and any Acceptable Intercreditor Agreement contemplated by this Agreement and other intercreditor arrangements or collateral trust arrangements contemplated by this Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties named therein and agrees to be bound by the terms of each Security Document and any Acceptable Intercreditor Agreement and other agreements or documents. Each Lender hereby agrees, and each holder of any Note and each other Secured Party by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security

Documents which may be necessary to create, perfect or maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
(b)    The Secured Parties hereby authorize the Collateral Agent, and the Collateral Agent hereby agrees, to subordinate or release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments, termination or expiration of all Letters of Credit and payment and satisfaction in full of all of the Obligations (other than (x) contingent indemnification and reimbursement obligations for which no claim has been made and (y) Obligations in respect of any Swap Agreement, Cash Management Obligations and other contingent obligations, in each case not then due and owing) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to a person that is not a Loan Party) upon the sale or other disposition thereof in compliance with Section 9.5, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (iv) constituting an Excluded Asset or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.
(c)    The Collateral Agent shall have no obligation whatsoever to the Secured Parties or to any other Person to assure that the Collateral exists or is owned by any Secured Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(d)    The Administrative Agent and the Collateral Agent shall be authorized, without the consent of any Secured Party, to enter into or execute the Security Documents on or prior to the Closing Date, and, from time to time, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, any Acceptable Intercreditor Agreement and any additional and replacement Acceptable Intercreditor Agreements in each case in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to or pari passu with the Liens securing the Obligations, that are, in each case, incurred in accordance with Section 9, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens.
(e)    Subject to Section 13.12, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or Disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other Disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented or (ii) release any Guarantor from the Guarantee pursuant to Section 10.8 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented.
(f)    [Reserved].
(g)    Each Secured Party hereby authorizes the Collateral Agent (whether or not by or through employees or agents) to (i) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Security Documents together with such powers and discretions as are reasonably incidental thereto and (ii) take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents. At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney for the purposes of executing any agreements or document or otherwise acting on their behalf.
(h)    [Reserved].
(i)    Each Secured Party hereby ratifies and approves all acts and declarations previously done by the Collateral Agent (or representative acting for and on its behalf) on such Secured Party’s behalf (including, but not limited to, for the avoidance of doubt, the declarations made by the Collateral Agent as representative without power of attorney in relation to the creation of any pledge on behalf and for the benefit of any Secured Party as future pledgee or otherwise).
(j)    Anything contained in any of the Loan Documents to the contrary notwithstanding each Secured Party hereby agrees that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee or take any other action under any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
(k)    No Swap Agreement or agreement in respect of Cash Management Obligations will create (or be deemed to create) in favor of any Qualified Counterparty or provider of Cash Management Obligation, as applicable, that is a party to such Swap Agreement or agreement in respect of Cash Management Obligations, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 13.12(a)(7). By accepting the benefits of the Collateral, each Qualified Counterparty and provider of Cash Management Obligations shall be deemed to have appointed each

Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (k).
(l)    No Qualified Counterparty and provider of Cash Management Obligations by virtue of the provisions hereof or of the Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Agents shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Agreements with a Qualified Counterparty or in respect of Cash Management Obligations. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.
(m)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) contingent indemnification and reimbursement obligations for which no claim has been made and (ii) Obligations in respect of any Swap Agreement, Cash Management Obligations and other contingent obligations, in each case not then due and owing) have been paid indefeasibly in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Administrative Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any party to any Swap Agreement or provider of Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Swap Agreements or Cash Management Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if, after such release, any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(n)    In each case as specified in this Section 12.10, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under any Security Document or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 12.10.
12.11.    Covenant to Pay the Collateral Agent. Notwithstanding any other provision of this Agreement, each Loan Party shall, by way of an independent payment obligation, pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party owing from time to time to each of the Secured Parties under each of the Loan Documents, Specified Swap Agreements and any document relating to Cash Management Obligations or otherwise in respect of the Obligations as and when that amount falls due for payment under the relevant Loan Document, Specified Swap Agreement and any document relating to Cash Management Obligations or would have fallen due but for any discharge from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount.
12.12.    Delivery of Information. No Agent shall be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by such Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of such Agent at the time of receipt of such request and then only to the extent permitted hereunder and in accordance with such specific request.
12.13.    Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days of demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all related losses, claims, liabilities and expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred by or asserted against the Administrative Agent. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 12.13, include any Issuing Lender.
12.14.    Intercreditor Agreement. The Agents are authorized to enter into each Acceptable Intercreditor Agreement contemplated by this Agreement or any other intercreditor agreement contemplated hereunder (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 9.3(b) and 9.4 of this Agreement (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Acceptable Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (if entered into) will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent to enter into each Acceptable Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 9.3(b) and 9.4 of this Agreement (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.
12.15.    Administrative Agent May File Proofs of Claim; Credit Bidding.
(a)    In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agents (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 4.1(a) and (d), 12.6 and 13.1) allowed in such judicial proceeding;;
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(iii)    and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 11.4.
(b)    Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize any Agent to vote in respect of the claim of any Lender or the Issuing Lender or in any such proceeding; and
(c)    The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in any applicable Security Document) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 13.12 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
12.16.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, the Issuing Lender, the Collateral Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
12.17.    Erroneous Payments.
(a)    If any Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) in writing that such Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph) that any funds received by such Payment Recipient from such Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) in writing such Erroneous Payment shall at all times remain the property of such Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of such Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than ten (10) Business Days after receipt of such written demand, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of such Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding paragraph, each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, such Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from an Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case then: (i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from such Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify such Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying such Agent pursuant to this paragraph. Each Lender, Issuing Lender or Secured Party hereby authorizes any Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by such Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to such Agent under the immediately preceding paragraph or under the indemnification provisions of this Agreement.
(c)    The parties hereto agree that (x) irrespective of whether any Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, such Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Lender or Secured Party, to the rights and interests of such Lender, Issuing Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party; provided that the provisions of this Section 12.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the applicable Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the applicable Agent from the Borrowers for the purpose of making such Erroneous Payment.
(d)    In addition, each party hereto agrees that, except to the extent that an Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether such Agent may be equitably subrogated, such Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous

Payment Subrogation Rights”). Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.
(e)     To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by an Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(f)     Each party’s obligations, agreements and waivers under the provisions set forth under this Section 12.17 shall survive the resignation or replacement of an Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
12.18.    Reliance on Administrative Agent’s Customer Identification Program. To the extent the Loans or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 1010.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of any Borrower or their agents, the other Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Law.
12.19.    English and Irish Security Documents. For the purposes of any Lien or guarantees created under, or Collateral secured under, any Security Document governed by English law or Irish law, the following provisions shall apply, in addition to the provisions set out in this Section 12 or otherwise hereunder, each Lender (and, if applicable, each other Secured Party) hereby appoints the Collateral Agent to hold the security interests and guarantee constituted by such Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Collateral Agent accepts such appointment and declares that it holds the Collateral charged and guarantee granted under such Security Documents on trust for the Secured Parties on the terms of the Loan Documents. For the avoidance of doubt: (i) any reference to the “Collateral Agent” in this Section 12.19 shall refer to the Collateral Agent in its capacity as security trustee, which shall hold the Collateral and guarantee on trust for each of the Secured Parties, and (ii) in respect of any Security Document governed by English law, Section 1 of the United Kingdom Trustee Act 2000 shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.
SECTION 13.
MISCELLANEOUS
13.1.    Payment of Expenses; Limitation on Liability, etc. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Issuing Lenders and the

Collateral Agent (limited (i) in respect of legal costs and expenses to the reasonable fees and disbursements of a single counsel selected by the Administrative Agent and of a single local and special counsel to the Administrative Agent, the Lenders, the Issuing Lenders and the Collateral Agent in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of an actual or perceived conflict of interest for which the affected Person has provided notice to the Borrowers, a single additional counsel in each relevant jurisdiction to the affected parties, taken as a whole), and (ii) in the case of any other advisors or professionals, solely to the extent consented to by the Administrative Borrower in its sole discretion) in connection with the preparation, execution, delivery and administration of this Agreement, any Letters of Credit issued hereunder, and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver, modification, maintenance or protection of any security interest or consent relating hereto or thereto and enforcement or protection of rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.1, and, after the occurrence and during the continuance of an Event of Default, of the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the other Lenders in connection with the enforcement of this Agreement, any Loans or Letters of Credit issued hereunder, and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited in respect of legal costs and expenses to, in each case, the reasonable out-of-pocket fees and disbursements of a single primary counsel selected by the Administrative Agent, one special counsel and one local counsel in each relevant jurisdiction and each relevant specialty for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, the Collateral Agent, the Issuing Lenders and the Lenders (and, solely in the case of any actual or potential conflict of interest as determined by the affected Issuing Lender or Lender, one additional counsel for the affected parties, taken as a whole)). The Borrowers hereby agree to indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender, each Lender and each of their respective Related Persons (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims (including any claims brought against any Indemnified Person by a third party, a Loan Party, any Affiliate or equity holder of a Loan Party or any director or officer or creditor thereof), actions, judgments, suits, investigations, costs, expenses and disbursements (including any prospective claim, suit, action or investigation) (limited in respect of legal costs and expenses to reasonable and documented out-of-pocket fees for a single firm of counsel for all Indemnified Persons, taken as a whole, and if necessary, one single local and special counsel in each appropriate jurisdiction and one special counsel in each relevant specialty and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for the affected parties, taken as a whole) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) this Agreement or any other Loan Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions or any investigation, litigation or other proceeding related to the foregoing or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, (b) any imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Subsidiary of any Borrowers, or any Guarantor, or (c) the actual or alleged presence of Materials of Environmental Concern at any Property; the generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Holdings, any Borrower or any of their respective Subsidiaries at any location, the non-compliance with or liability under any Environmental Law (including applicable permits thereunder) relating to Holdings, its Subsidiaries or any Property; or any related claim asserted against Holdings, the Borrower any of its Subsidiaries or any Property; provided that no Indemnified Person will be indemnified under this Section 13.1 for (i) any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its controlled Affiliates or controlling Persons and their respective officers, directors, employees, managers or members and in the case of an agent, representative or advisor, such Person was acting at the instruction of such Indemnified Person, a material breach under this Agreement or any other Loan Document by any such Persons or disputes between and among Indemnified Persons (other than disputes against the Administrative Agent, the Collateral Agent or any Issuing Lender in such capacity or involving any act or omission by Holdings or any of its Affiliates), (ii) any settlement entered into by such Person without the Administrative Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with the Administrative Borrower’s consent, or if there is a judgment against an Indemnified Person in any such claim, investigation, litigation or proceeding, the Borrowers agree to indemnify and hold harmless each Indemnified Person in the manner set forth above, (iii) without limiting any other provision of this Agreement (including Section 5.5), any Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim and (iv) any increased costs, compensation or net payments incurred by or owed to any Indemnified Person that are provided for in Section 2.11. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 13.1 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents.
To the full extent permitted by applicable law, each Loan Party, Subsidiary and Lender-Related Person shall not assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Each Loan Party, Subsidiary and Lender-Related Person shall not be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such party results from such party’s gross negligence, bad faith (other than in the case of the Administrative Agent and its respective Related Persons) or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations to the extent such damages are included in any third-party claim in connection with which any Indemnified Person is entitled to indemnification hereunder. As used herein, “Lender-Related Person” means the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender and their respective Related Persons.
This Section 13.1 shall not apply in respect of the matters addressed in Sections 2.11, 2.12, 3.6 and 5.5, which shall be the sole remedy in respect of matters addressed in such sections.
13.2.    Right of Setoff.
(a)    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an

Event of Default, the Administrative Agent, each Issuing Lender and each Lender (or any Affiliate of such Lender) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (or any Affiliate of such Lender) (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender (or any Affiliate of such Lender) wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.4, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.17(d) and (e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 13.2 shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Holdings, any Borrower or any Subsidiary thereof (as to which the provisions of this Section 13.2 shall apply).
(b)    Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
13.3.    Notices.
(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or overnight courier) and mailed, telefaxed or delivered: if to any Loan Party, at the address specified on Schedule 13.3 hereto or such other address specified by such Loan Party in a written notice to the other parties hereto; if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in an Administrative Questionnaire provided by the Administrative Agent (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Borrower or Holdings) or such other address as shall be designated by such Lender in its Administrative Questionnaire or a written notice to the other parties hereto; if to the Administrative Agent, at the address specified on Schedule 13.3 hereto or such other address specified by the Administrative Agent in a written notice to the other parties hereto; if to the Collateral Agent, at the address specified on Schedule 13.3 hereto or such other address specified by the Collateral Agent in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telefaxed or sent by overnight courier, be effective when deposited in the mails or overnight courier, as the case may be, or sent by telefax, except that notices and communications to any Agent and the Borrowers (or Holdings, as applicable) shall not be effective until received by such Agent or the Borrowers (or Holdings, as applicable), as the case may be.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(d)    The Platform and any electronic communications are provided “as is” and “as available.” Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the electronic communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the electronic communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the electronic communications. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to Holdings, any Borrower, any

Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Loan Documents or other documentation, information or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent caused by the willful misconduct or gross negligence of the Agent Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction
(e)    Each Loan Party, each Lender and each Issuing Lender and each other party thereto agrees that each Agent may, but shall not be obligated to, store any notice, demand, communication, information, document or other material that any Loan Party provides to such Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents, Lenders or Issuing Lenders by means of electronic communications pursuant to this Section 13 on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(f)    [Reserved].
(g)    Each of Holdings, any Borrower, any Agent and the Issuing Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Agents and each Issuing Lender. In addition, each Lender agrees to notify each Agent from time to time to ensure that each Agent, as applicable, has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each “public-side” Lender agrees to cause at least one individual at or on behalf of such “public-side” Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public-side” Lender or its delegate, in accordance with such “public-side” Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to documentation and information that are not made available through the “public-lender information” portion of the Platform and that may contain material non-public information with respect to any Borrower, Holdings or its securities for purposes of United States federal or state securities laws. In the event that any “public-side” Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Borrower nor any Agent has any responsibility for such “public-side” Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
(h)    The Agents, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Letter of Credit Requests and Notices of Borrowing) purportedly given by or on behalf of Holdings or any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify each Agent, each Issuing Lender, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or any Borrower.

(i)    The Administrative Borrower agrees to notify the Administrative Agent of any update to the list of Disqualified Lenders in writing.
13.4.    Benefit of Agreement; Assignments; Participations.
(a)    (i)     Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (subject to Section 13.27(b)) neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (b) of this Section and, to the extent expressly contemplated hereby, the Related Persons of each Agent, each Issuing Lender and the other Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)    with respect to an assignment of any Term Loan or any Term Loan Commitment, the Administrative Borrower; provided that such consent shall be deemed to have been given if the Administrative Borrower has not responded within ten (10) Business Days after notice by the Administrative Agent or the respective assigning Lender; provided, further, that no such consent of the Administrative Borrower shall be required (x) for assignments to a Lender, an Affiliate of a Lender, or an Approved Fund or its Affiliates or (y) if a Significant Event of Default has occurred and is continuing;
(B)    the Administrative Agent; provided, that no such consent of the Administrative Agent shall be required for assignments to a Lender, an Affiliate of a Lender, or an Approved Fund or its Affiliates;
(C)    with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Loan Commitment, (i) the Administrative Borrower (provided that no such consent of the Administrative Borrower shall be required (x) for assignments to a Lender, an Affiliate of a Lender, or an Approved Fund or its Affiliates or (y) if a Significant Event of Default has occurred and is continuing), (ii) each Issuing Lender and (iii) the Administrative Agent; provided, that no such consent of the Administrative Agent shall be required for assignments to a Revolving Lender, an Affiliate of a Revolving Lender, or an Approved Fund or its Affiliates.
Regardless of whether or not the consent of the Administrative Borrower is required for any such assignment, the assignor of any Loans or Commitments shall provide prior written notice to the Borrowers of any proposed assignment.

(ii)    Assignment Conditions. Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) with respect to Term Loans, $1,000,000 and (ii) with respect to Revolving Loans and Revolving Loan Commitments, the Dollar Equivalent of $2,500,000 (provided, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the Administrative Borrower otherwise consent; provided that the conditions in this clause (A) shall not be applicable to transfers by the Administrative Agent pursuant to Section 12.15(c)(iii);
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that the conditions in this clause (B) shall not be applicable to transfers by the Administrative Agent pursuant to Section 12.15(c)(iii); and
(C)    the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable IRS forms described in Section 5.5(b) and any documentation or confirmations described in Section 5.5(d) (if applicable), and all other documents requested by any Agent pursuant to “know your customer” laws and anti-money laundering rules and regulations.
This Section 13.4(a) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Assignments to Permitted Eligible Assignees. Each Lender acknowledges that each Permitted Eligible Assignee is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time pursuant to (x) Dutch Auctions open to all Lenders of one or more Classes on a pro rata basis, subject to the limitations set forth in the definition of “Dutch Auction” or (y) open market purchases or other privately negotiated purchases (including an exchange) on a pro rata or non-pro rata basis, in each case, in accordance with the terms of this Agreement (including this Section 13.4), subject to the restrictions set forth in the definitions of “Eligible Assignee” and the following further limitations:
(A)    each Permitted Eligible Assignee agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Term Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Eligible Assignee be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Eligible Assignee shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Eligible Assignee shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Eligible Assignee shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including this Section 13.4);
(B)    at the time any Permitted Eligible Assignee is making purchases of Loans pursuant to a Dutch Auction or open market or other privately negotiated purchases (including an exchange) it shall enter into an Assignment and Assumption;
(C)    immediately upon the effectiveness of each Auction Purchase or other acquisition of Term Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase or other acquisition, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrowers and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrowers and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven;
(D)    at the time of such Purchase Notice and Auction Purchase or open market or other privately negotiated purchases, no Significant Event of Default shall have occurred and be continuing or would result therefrom; and
(E)    in connection with each Auction Purchase or open market or other privately negotiated purchases (including an exchange), such Auction Purchase or open market purchase is not funded with the proceeds of Revolving Loans.
Notwithstanding anything to the contrary herein, this Section 13.4(a)(iii) shall supersede any provisions in Sections 2.8 and 13.6 to the contrary.
(iv)    Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans to an Affiliated Lender through (1) Dutch Auctions open to all Lenders of one or more Classes on a pro rata basis, subject to the limitations set forth in the definition of “Dutch Auction” or (2) open market purchases, in each case in accordance with the terms of this Agreement (including this Section 13.4), subject to the restrictions set forth in the definitions of “Eligible Assignee” and the following further limitations:
(A)    notwithstanding anything in Section 13.12 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 13.12), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.14, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that does not adversely affect such Affiliated Lender disproportionately in its capacity as a Lender in any material respect as compared to other Lenders, Term Loans held by Affiliated Lenders will be disregarded (or in the case of clause (4) will be voted in the same manner as the Required Lenders);
(B)    Affiliated Lenders shall not receive (x) information provided solely to Lenders by any Agent or any Lender and shall not be permitted to attend or participate in meetings or conference calls attended solely by Lenders and the Agents and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2 and (y) advice of counsel to the Lenders or the Agents or challenge the attorney-client privilege afforded to such Persons;
(C)    no Lender shall make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any Agent;
(D)    any Term Loans acquired by an Affiliated Lender may, with the consent of the Administrative Borrower, be contributed to Holdings (whether through any of its direct or indirect parent entities or otherwise) and exchanged for Indebtedness or Capital Stock of Holdings (or any of its direct or indirect parent entities); provided that any such Term Loans so contributed to Holdings shall be immediately Cancelled;
(E)    the aggregate principal amount of all Term Loans which may be purchased by Affiliated Lenders through Dutch Auctions or assigned to the Affiliated Lenders through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 30.0% of the aggregate principal amount of the Term Loans then outstanding; and
(F)    no Significant Event of Default shall have occurred and be continuing or would otherwise result therefrom.
In connection with any assignment to or by an Affiliated Lender, such Affiliated Lender shall identify itself in the applicable Assignment and Assumption as an Affiliated Lender.
Notwithstanding anything to the contrary herein, this Section 13.4(a)(iv) shall supersede any provisions in Sections 2.8 and 13.6 to the contrary.
(b)    Novation. Subject to Section 13.4(c) and the acceptance and recording thereof pursuant to Section 13.4(d) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 5.5 and 13.1). Any assignment or transfer by a Lender of rights or obligations under this

Agreement that does not comply with this Section 13.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of this Section 13.4.
(c)    Each Lender hereby expressly reserves and agrees to the preservation of (or any action to preserve) the Guarantee in case of assignment, novation, amendment or any other transfer of any Lender’s rights and obligations under this Agreement in accordance with any applicable law.
(d)    Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by this Section 13.4, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)    Participations.
(i)    Any Lender may, without the consent of any Borrower or any Agent, sell participations in respect of Term Loan Commitments, Revolving Loan Commitments, Term Loans or Revolving Loans to one or more banks or other entities (other than a natural person, a Defaulting Lender, Holdings, the Borrowers and their respective Subsidiaries or a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) each Borrower, each Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall provide prior notice with respect to any Revolving Loan Commitments or Revolving Loans (but notwithstanding the foregoing, failure to provide notice shall not affect the validity of such participation). For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.6 without regard to the existence of any participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender pursuant to Section 13.12(a) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations or, in the

case of a Borrower or a Guarantor that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, to establish any withholding tax or other obligations of such Borrower or Guarantor. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii)    The Borrowers agrees that (x) each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 3.6 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.4(a) and (y) each Participant shall be entitled to the benefits of Section 5.5 and subject to the requirements and limitations of Section 5.5 to the same extent as if it were a Lender that had acquired its interest by assignment pursuant to Section 13.4(a) (and for the purposes of the definitions of Excluded Taxes, Indemnified Taxes and Taxes, such Participant shall be treated as if it were a Lender), it being understood that any forms required to be delivered pursuant to Section 5.5(d) shall be delivered to the participating Lender; provided that such Participant agrees to be subject to the provisions of Sections 2.13, 2.14 and 5.5 as if it had acquired its interest by assignment pursuant to Section 13.4(a). Each Lender that sells a participation agrees, at the Administrative Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.14 with respect to any Participant. Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.11, 3.6 or 5.5 than the applicable participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.2.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(g)    The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 13.4.
(h)    Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.
Notwithstanding the foregoing provisions of this Section 13.4 or any other provision of this Agreement, if the Administrative Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Administrative Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Administrative Borrower and shall be consistent with the other provisions of this Section 13.4. Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans, and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Administrative Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans, and Commitments shall be effected by the provisions otherwise set forth herein.
For the avoidance of doubt, none of Holdings, any Borrower or any of their respective affiliates shall be required under this Section 13.4 to make any representation as to such entity’s possession of “material non-public information” or similar information in connection with any purchase or sale of Term Loans.
13.5.    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between any Borrower or any other Loan Party and any Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.
13.6.    Payments Pro Rata.
(a)    Except as otherwise provided in this Agreement, each Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, such Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with Section 11.4, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Fees or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the

Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.6(a) and (b) shall be subject to Section 13.12(j) and the express provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, expressly provided herein.
(d)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to each Agent, each Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
13.7.    Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions in this Section 13.7 applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States), in the event a QFC Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
13.8.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY SCHEDULE HERETO OR ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO (EXCEPT, AS TO ANY SCHEDULE HERETO OR ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS (EXCEPT, AS TO ANY SCHEDULE HERETO OR ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER, HOLDINGS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY SCHEDULE HERETO OR ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) IN ANY COURT REFERRED TO IN CLAUSE (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW (EXCEPT, AS TO ANY SCHEDULE HERETO OR ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH

THEREIN), THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY BUT EXCEPT, AS TO ANY SCHEDULE HERETO OR ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(d)    IN ADDITION TO THE FOREGOING, EACH NON-U.S. LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE ADMINISTRATIVE BORROWER (THE “PROCESS AGENT”) WITH AN OFFICE ON THE CLOSING DATE AT 4 WORLD TRADE CENTER, SUITE 2955, LEVEL 29, NEW YORK, NY 10006, AS ITS AGENT TO RECEIVE ON BEHALF OF SUCH NON-U.S. LOAN PARTY AND ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH NON-U.S. LOAN PARTY IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND SUCH NON-U.S. LOAN PARTY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH NON-U.S. LOAN PARTY COVENANTS AND AGREES THAT IT SHALL TAKE ANY AND ALL REASONABLE ACTION, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL DOCUMENTS, THAT MAY BE NECESSARY TO CONTINUE THE DESIGNATION OF THE PROCESS AGENT ABOVE IN FULL FORCE AND EFFECT, AND TO CAUSE THE PROCESS AGENT TO CONTINUE TO ACT AS SUCH.
13.9.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Administrative Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include any electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures

and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require any Agent to accept electronic signatures in any form or format without its prior written consent.
13.10.    Effectiveness. This Agreement became effective on the Closing Date.
13.11.    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
13.12.    Amendment or Waiver; etc.
(a)    Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Holdings may be released from, the Guarantee and the Security Documents without the consent of the Required Lenders or all of the Lenders, as set forth below, in accordance with the provisions hereof and thereof that otherwise permit such release) (with a copy of all amendments provided to the Agents) (other than with respect to any amendment, change, waiver, discharge or termination contemplated in clauses (i) through (vi) in the first proviso below and clauses (1) through (8) in the second proviso which shall only require the consent of the Lenders, Administrative Agent or Collateral Agent, as applicable, specified therein); provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender adversely affected thereby (other than, except with respect to following clause (i), a Defaulting Lender) (i)(x) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date or (y) reduce the rate or extend the time of payment of interest, premium or Fees thereon or of any scheduled repayment of the Term Loans (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.5(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)) or of any scheduled repayment of the Term Loans, (ii) release all or substantially all of the Collateral or value of the Guarantees under all the Security Documents or this Agreement, respectively, (iii) amend, modify or waive the pro rata requirement provisions of Section 13.6 and any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Closing Date), (iv) [reserved], (v) amend or modify the currency in which any Commitment, Loan or Note is denominated or (vi) permit the subordination of (x) any of the Liens securing any of the obligations of the Borrowers and the other Loan Parties in respect of the Facilities (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations or (y) any of the obligations of the Borrowers and the other Loan Parties in respect of the Facilities in right of payment, contractual, structural or otherwise, to any other Indebtedness or other obligations (except, in each case of clause (x) and (y), (1) debtor-in-possession facilities, (2) Indebtedness that as of the Closing Date is expressly permitted to be senior to the Existing Liens or in right of payment to the obligations and (3) to the extent such Lender is offered the opportunity to participate in such indebtedness on a pro rata basis on the same terms and economics as the other lenders participating in such transaction (other than any customary commitment or customary backstop fees paid or payable to any lender providing a financing commitment in respect of such transaction prior to offering other lenders an opportunity to ratably participate in such transaction)); provided further that no such amendment, change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that (x) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, (y) an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender and (z) no such amendment, change, waiver, discharge or termination shall permit the Incurrence of Indebtedness not otherwise permitted under this Agreement without the consent of the Required Lenders), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) [reserved], (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) reduce the percentage contained in the definition of the term “Required Revolving Lenders” without the prior written consent of each Lender under the applicable Revolving Facility, (7) amend, modify or waive this Agreement or the Security Documents so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Swap Agreements or the definition of “Specified Swap Agreement,” “Qualified Counterparty,” “Swap Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty, or (8) reduce the voting thresholds (including without limitation reducing the voting thresholds specified in the definitions of “Required Lenders”, it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Closing Date) without the consent of 100% of the Lenders.
(b)    Notwithstanding the provisions of Section 13.12(a), only the consent of the (x) Required Revolving Lenders shall be necessary to (i) amend, waive or modify the terms and provisions of Section 9.1 and the first sentence of Section 11.2(b) (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders , (ii) amend, modify or waive any condition precedent set forth in Section 7.2 with respect to the making of Revolving Loans or the issuance of Letters of Credit, (iii) except for any amendment, waiver or modification that would require the consent of each Revolving Lender adversely affected thereby pursuant to the first proviso of Section 13.12(a), amend, modify or waive any provision of this Agreement that solely affects the Revolving Lenders in respect of any Revolving Facility, including the final scheduled maturity, interest, Fees, prepayment penalties and voting in respect of the Revolving Facility or (iv) any other provision hereof governing the payment priority of the Revolving Facility relative to the other Facilities to the extent such waiver, amendment or modification is adverse to the Revolving Facility, and (y) Required Term Lenders shall be necessary to, except for any amendment, waiver or modification that would require the consent of each Term Lender adversely affected thereby pursuant to the first proviso of Section 13.12(a), amend, modify or waive any provision of this Agreement that solely affects the Term Lenders in respect of any Term Facility, including the final scheduled maturity, interest, Fees, prepayment penalties and voting in respect of the Term Facility.

(c)    Notwithstanding the provisions of Section 13.12(a) (other than clause (1) of the second proviso in Section 13.12(a)), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents and the Borrowers (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (ii) to permit any such additional credit facility that is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans, (iii) to permit any such additional credit facility that is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (iv) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(d)    Notwithstanding the provisions of Section 13.12(a), this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.16 (and the Agents and the Borrowers may effect such amendments to this Agreement, any intercreditor agreement that is an Acceptable Intercreditor Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agents and the Administrative Borrower, to effect the terms of such Permitted Amendment).
(e)    Notwithstanding the provisions of Section 13.12(a) (other than clause (1) of the second proviso in Section 13.12(a)), this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.15 in connection with any Incremental Amendment and any related increase in or new Commitments or Loans, with the consent of the Borrowers, the Agents and the Incremental Term Lenders or Incremental Revolving Lenders (as applicable) providing such increased or new Commitments or Loans (in each case, such consent not to be unreasonably withheld or delayed). If any Incremental Term Loans or Incremental Revolving Lenders are intended to have rights to share in the Collateral (either on a pari passu basis or on a second lien, subordinated basis to the Obligations), then the Administrative Agent may enter into an Acceptable Intercreditor Agreement (or amend, supplement or modify any existing Acceptable Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans or Incremental Revolving Loan Commitments.
(f)    Notwithstanding the provisions of Section 13.12(a), this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.18 in connection with any Refinancing Amendment and the Lenders providing the Other Term Loans and Other Revolving Loans. In addition, the Agents may enter into an Acceptable Intercreditor Agreement (or amend, supplement or modify and existing Acceptable Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Agents, to effect the terms of any Other Term Loans and Other Revolving Loan.
(g)    [Reserved].
(h)    Notwithstanding anything to the contrary contained in this Section 13.12, (x) Guarantor Joinder Agreements, Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and the Collateral Agent and such documents and this Agreement may be amended, supplemented and waived with the consent of the Administrative Agent, the Collateral Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if (A), the Administrative Agent, the Collateral Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security Documents) then the Administrative Agent, the Collateral Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents or (B) the Borrowers, the Administrative Agent and the Collateral Agent have agreed to add any terms or conditions for the benefit of all the Lenders, then the Administrative Agent, the Collateral Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents.
(i)    Notwithstanding the provisions of Section 13.12(a), the Agents shall amend any Acceptable Intercreditor Agreement (or enter into a replacement thereof), Additional Security Documents or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (i) any Indebtedness permitted under Section 2.15 or 9.2 to provide that a Senior Representative duly authorized to enter into an Acceptable Intercreditor Agreement on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis with the Obligations and (ii) any Indebtedness permitted under Section 2.15 or 9.2 to provide that a Senior Representative duly authorized to enter into an Acceptable Intercreditor Agreement on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above; provided that no such Additional Security Document or replacement Security Document (including any collateral trust agreement) shall adversely affect the priority of the security interests securing the Obligations or otherwise materially and adversely affect the interests of the Secured Parties.
13.13.    Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 2.12, 3.6, 5.5, 12.6 and 13.1 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
13.14.    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.11, 2.12, 3.6 or 5.5 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated, to the extent otherwise required by Section 2.11, 2.12, 3.6 or 5.5, to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer, except as otherwise set forth in Section 2.11, 2.12, 3.6 or 5.5).
13.15.    Register. The Borrowers hereby designate the Administrative Agent to serve as its non-fiduciary agent (and such agency being solely to the extent required for tax purposes), solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender and each Issuing Lender, the Commitments, the principal amounts (and related interest amounts) of the Loans, L/C Obligations and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Lender and each Issuing Lender pursuant the terms hereof and any Note. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans, L/C Obligations or other obligations under the Loan Documents. With respect to any Lender or Issuing Lender, the transfer of the Commitments of such Lender or Issuing Lender and the rights to the principal of, and interest on, any Loans, L/C Obligations and any other obligations under the Loan Documents owing to such Lender or Issuing Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans, L/C Obligations and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments, Loans, L/C Obligations or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 13.4. The entries in the Register shall be conclusive (absent manifest error) and upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender or Issuing Lender for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrowers, as to entries pertaining to it, and any Lender or Issuing Lender, at any reasonable time and from time to time upon reasonable prior written notice. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. The Borrowers agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 13.1 or Section 12.6.
13.16.    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section 13.16, each Lender, each Issuing Lender and each Agent (each, a “Lender Party”) agrees that it will not disclose without the prior consent of Holdings (other than to its officers, directors, employees, current or prospective investors, auditors, investment committee members, trustees, advisors, professionals and other experts, agents, representatives or counsel or to another Lender Party or such Lender Party’s holding or parent company or other affiliate (other than affiliates that are engaged primarily as private equity investors) in its sole discretion determines that any such party should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document; provided that any Lender Party may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender Party, (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender Party or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (iv) to any Agent or any other party to this Agreement, (v) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 or substantially similar terms, (vi) to any prospective or actual transferee, prospective or existing limited partners, funding sources, or Participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16 or substantially similar terms (it being understood that the list of Disqualified Lenders may be disclosed to any prospective or actual transferee or Participant, in reliance on this clause (vi)), (vii) to any rating agency; provided that, any such disclosure shall be made in consultation with the Administrative Borrower; (viii) in connection with the exercise of any remedies hereunder or under any other Loan Document, (ix) to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents, (x) to current and potential providers of leverage to or investors in a Lender Party on a confidential basis, (xi) to the CUSIP Service Bureau, Clearpar or Loanserv or any similar agency in connection with the issuance and monitoring of CUSIP numbers, Private Placement Numbers or any other similar numbers with respect to the Facilities, and (xii) to the extent such information becomes available to any Lender Party, or any Affiliates or any Related Persons of such Lender Parties, on a non-confidential basis from a source other than a Borrower or its Affiliates, other than by virtue of a breach of any confidentiality obligation owed by such Person to a Borrower or its Affiliates.
(b)    Each of Holdings and the Borrowers hereby acknowledges and agrees that each Lender Party may share with any of its affiliates, and such affiliates may share with such Lender Party, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender Party.
(c)    Each Lender Party acknowledges that (i) the information with respect to Holdings or any of its Subsidiaries furnished pursuant to this Agreement or any other Loan Document may include material non-public information concerning Holdings or any of its Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.
(d)    For the avoidance of doubt, nothing herein prohibits or impedes any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.
13.17.    Patriot Act
(a)    Each Lender and Agent subject to the Patriot Act hereby notifies Holdings and the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrowers and the other Loan Parties and other information that will allow such Lender to identify Holdings, the Borrowers and the other Loan Parties in accordance with the Patriot Act and any other Anti-Terrorism Law.

(b)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the Patriot Act.
13.18.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
13.19.    Judgment Currency.
(a)    The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by any Agent or Lender of the full amount of the Obligation Currency expressed to be payable to such Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the applicable Alternate Currency Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c)    For purposes of determining the Dollar Equivalent or the applicable Alternate Currency Equivalent or any other rate of exchange for this Section 13.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
13.20.    Publicity. Each Loan Party and each Lender hereby authorizes each Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, the Agents and the Lenders, including announcements which are commonly known as tombstones, in such advertising, print media and promotional materials (including, without limitation, on any of any Agent’s websites) and to such selected parties as any Agent shall in its sole discretion deem appropriate; provided that no such announcements shall be made without the prior consent of the Administrative Borrower (not to be unreasonably withheld, conditioned, denied or delayed).
13.21.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
13.22.    Electronic Execution. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
13.23.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the

Administrative Agent and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
13.24.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.25.    Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any such parties relative to subject matter hereof and thereof not expressly set forth or referred to herein, therein or in the other Loan Documents.
13.26.    Financing Statement Authorization. The Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Guarantor, without the signature of any Guarantor, and naming any Guarantor or the Guarantors as debtors and the Collateral Agent as secured party. Each Guarantor authorizes the Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting any security interest granted by such Guarantor under any Loan Document.
13.27.    Co-Borrowers.
(a)    Without limiting their obligations as Guarantors, Holdings may, in its sole discretion, in accordance with the provisions of this Section 13.27, designate one or more of its indirect Wholly Owned Restricted Subsidiaries organized in a Covered Jurisdiction other than Ireland (or another jurisdiction reasonably acceptable to each Agent and the Revolving Lenders) to join this Agreement as co-borrowers under any Facility (each such Wholly Owned Restricted Subsidiary, a “Co-Borrower”)

hereunder and under all other Loan Documents, jointly and severally liable with respect to all Obligations as primary obligors and not merely as sureties.
(b)    In order to so designate a Co-Borrower, Holdings shall, upon not less than ten (10) Business Days’ notice from Holdings to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request that any such Wholly Owned Restricted Subsidiary (an “Applicant Borrower”) become a Co-Borrower to receive, or become obligated with respect to, Loans under the applicable Facility by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender) a duly executed notice and agreement in substantially the form of Exhibit P (a “Co-Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming a Co-Borrower hereunder, (i) the obligations with respect to such Applicant Borrower becoming a Co-Borrower set forth in Section 8.8 and this Section 13.27 shall have been satisfied and (ii) for any Applicant Borrower, the Administrative Agent and the applicable Lenders shall have received (x) not more than five (5) Business Days after Holdings’ initial notice required above, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (y) such supporting resolutions, incumbency certificates, opinions of counsel, Security Documents and other documents or information, in form and substance reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Revolving Lenders (in the case of a Revolving Facility) or the Required Term Lenders (in the case of a Term Facility) in their reasonable discretion, and Notes signed by such new Co-Borrower to the extent any Lenders so require (the requirements set forth in the foregoing clauses (i) and (ii), the “Co-Borrower Requirements”). If the Co-Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit Q (a “Co-Borrower Notice”) to Holdings and the applicable Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Co-Borrower for purposes hereof, whereupon each of the applicable Lenders agrees to permit such Co-Borrower to receive, or become obligated with respect to, Loans under the applicable Facility, on the terms and conditions set forth herein, and each of the parties agrees that such Co-Borrower otherwise shall be a Borrower for all purposes of this Agreement (and the term “Borrower” shall be deemed to include such Co-Borrower unless the context otherwise requires); provided that no Notice of Borrowing or Letter of Credit Request may be submitted by or on behalf of such Co-Borrower until the date five (5) Business Days after such effective date unless the Administrative Agent otherwise consents.
(c)    The Obligations of the Borrowers and each Co-Borrower shall be joint and several in nature. Each Subsidiary that becomes a Co-Borrower pursuant to this Section 13.27 hereby irrevocably appoints the Administrative Borrower as its agent for all purposes relevant to this Agreement, each of the other Loan Documents and all other documents and electronic platforms entered into in connection herewith, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by the Borrowers and all Co-Borrowers, or by a Borrower or each Co-Borrower acting singly, shall be valid and effective if given or taken only by the Borrower, whether or not any such other Co-Borrower joins therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Borrowers in accordance with the terms of this Agreement shall be deemed to have been delivered to each Co-Borrower.
(d)    A Co-Borrower may elect to terminate its eligibility to request Borrowings and to cease to be a Co-Borrower hereunder upon the occurrence of, and such resignation shall effective upon, such resigning Co-Borrower having delivered to the Administrative Agent a notice of resignation in form and substance reasonably satisfactory to the Administrative Agent upon not less than fifteen (15) Business Days’ notice (or such shorter period as may be agreed by the Administrative Agent in its sole discretion); provided, however, that (i) there are no outstanding Loans payable by such Co-Borrower, or other amounts payable by such Co-Borrower on account of any Loans made to it, as of the effective date of such termination and (ii) unless such Person is also released as a Guarantor in accordance with the terms of this Agreement, such resignation shall not, to the extent applicable, have any impact on such Person’s obligations as a Subsidiary Guarantor and such obligations, to the extent applicable, shall continue to be effective in accordance with this Agreement and the other provisions and undertakings hereunder related thereto. The Administrative Agent will promptly notify the Lenders of any such termination of a Co-Borrower’s status.
(e)    Any Lender may, with notice to the Agents and Holdings, fulfill its Commitment hereunder in respect of any Loans requested to be made by such Lender to a Co-Borrower not organized under the laws of Bermuda, by causing an Affiliate or branch of such Lender to act for such Lender to make such Loans to such Co-Borrower in the place and stead of such Lender; provided that in no event shall the Lender’s exercise of such option increase the costs or expenses or otherwise increase or change the obligations of the Borrowers or the Co-Borrowers under this Agreement.
(f)    To the extent any Co-Borrower is designated hereunder, notwithstanding anything to the contrary in this Agreement, Holdings and the Agents shall be permitted to make such amendments to this Agreement and the other Loan Documents (without the consent of any Lender or any other party) as they reasonably deem necessary in order to effectuate the inclusion of such Co-Borrower.
(g)    Notwithstanding anything to the contrary herein, in the event that any proposed Co-Borrower is not incorporated in Bermuda, Holdings and the Agents (acting at the written direction of the Required Lenders under the relevant Loans under which the relevant entity is to become a Co-Borrower) shall amend this Agreement without the consent of any other party to incorporate customary withholding tax compliance and gross-up provisions (subject to customary limitations, exceptions and mitigation provisions) applicable to the jurisdiction where such Co-Borrower is incorporated, organized or tax resident, provided that, to the extent that such provisions are not incorporated in a manner satisfactory to such Lenders (acting reasonably), such proposed Co-Borrower shall not be permitted to become a Co-Borrower of such Loans.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TFP FINANCING BERMUDA LIMITED,
as Bermuda Borrower

By:	/s/ Gareth Walters
Name: Gareth Walters
Title: Director

TFP US FINANCING LLC,
as U.S. Borrower

By:	/ s/ Gareth Walters
Name: Gareth Walters
Title: Group Treasurer

TFP INTERMEDIATE HOLDINGS I LIMITED,
as Holdings

By:	/s/ Conor O’Riordan
Name: Conor O’Riordan
Title: Director

TFP FINANCING LIMITED,
as Guarantor

By:	s/ Conor O’Riordan
Name: Conor O’Riordan
Title: Director

TFP INTERMEDIATE HOLDINGS II LIMITED,
as Guarantor

By:	s/ Conor O’Riordan
Name: Conor O’Riordan
Title: Director
[Signature Page to Credit and Guaranty Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as Collateral
Administrative Agent

By:	/s/ Jennifer De Fazio
Name: Jennifer De Fazio
Title: Authorized Signatory
[Signature Page to Credit and Guaranty Agreement]

MORGAN STANLEY BANK, N.A., as a Term Lender

By:	/s/ Ethan Plater
Name: Ethan Plater
Title: Authorized Signatory
[Signature Page to Credit and Guaranty Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as
a Revolving Lender and an Issuing Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President
[Signature Page to Credit and Guaranty Agreement]

Barclays Bank PLC, as a Revolving Lender and an
Issuing Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director
[Signature Page to Credit and Guaranty Agreement]

The Bank of Nova Scotia, London Branch, as a
Revolving Lender and an Issuing Lender

By:	/s/ Rory McCarthy
Name: Rory McCarthy
Title: Director

By:	/s/ Richard Enskat
Name: Richard Enskat
Title: Director
[Signature Page to Credit and Guaranty Agreement]

Deutsche Bank AG New York Branch, as a Revolving
Lender and an Issuing Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Director
[Signature Page to Credit and Guaranty Agreement]

LLOYDS BANK, as a Revolving Lender

By:	/s/ Sundeep Rajani
Name: Rory McCarthy
Title: Director
[Signature Page to Credit and Guaranty Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a
Revolving Lender and an Issuing Lender

By:	/s/ Michele Linder
Name: Michele Linder
Title: Senior Vice President
[Signature Page to Credit and Guaranty Agreement]